AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1996

                                                       REGISTRATION NO. 333-

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                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                           ------------------

                                FORM SB-2
                         REGISTRATION STATEMENT

                                  UNDER

                       THE SECURITIES ACT OF 1933

                          --------------------

                       PHONETEL TECHNOLOGIES, INC.
             (Name of Small Business Issuer in Its Charter)

       OHIO                      4813                         34-1462198
  (State or Other     (Primary Standard Industrial          (I.R.S.Employer
  Jurisdiction of      Classification Code Number          Identification No.)
 Incorporation or
   Organization)

                       --------------------------


                     1127 Euclid Avenue, Suite 650
                      Cleveland, Ohio  44115-1601

                            (216) 241-2555

                   (Address and Telephone Number of
                    Principal Executive Offices and

                     Principal Place of Business)

                     --------------------------


                         TAMMY L. MARTIN, ESQ.
                       EXECUTIVE VICE PRESIDENT,

                     CHIEF ADMINISTRATIVE OFFICER,
                     GENERAL COUNSEL AND SECRETARY

                      PHONETEL TECHNOLOGIES, INC.
                     1127 EUCLID AVENUE, SUITE 650

                      CLEVELAND, OHIO  44115-1601

                           (216) 241-2555

                    (Name, Address and Telephone
                    Number of Agent For Service)

                     --------------------------

                           Copies to:

                                                  Norman R. Miller, Esq.
         Stephen M. Banker, Esq.           Wolin, Fuller, Ridley & Miller LLP
 Skadden, Arps, Slate, Meagher & Flom             3100 Bank One Center
             919 Third Avenue                       1717 Main Street
         New York, New York 10022                  Dallas, Texas 75201
             (212) 735-3000                          (214) 939-4906

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                              CALCULATION OF REGISTRATION FEE
==============================================================================
     TITLE OF EACH CLASS         PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
OF SECURITIES TO BE REGISTERED      OFFERING PRICE(1)(2)      REGISTRATION FEE

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Common Stock, $.01 par value....           $27,000,000             $8,182
==============================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2) Includes shares issuable by the Company which are subject to an over-allotment option granted to the Underwriters.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED OCTOBER 9, 1996

PROSPECTUS

                              ___________ SHARES

                          PHONETEL TECHNOLOGIES, INC.
                      [PHONETEL TECHNOLOGIES, INC. LOGO]

                                 COMMON STOCK

                               ----------------

         Of the _________ shares of Common Stock offered hereby (the "Offering"), ________ shares are being sold by PhoneTel Technologies, Inc. (the "Company") and 500,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.

         The Common Stock is listed on The Nasdaq SmallCap Market
("Nasdaq") under the trading symbol "PNTL." On October 4, 1996, the last reported sale price of the Common Stock on Nasdaq was $4 per share. See "Price Range of Common Stock."

         SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                        --------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.



==============================================================================
                                                                  PROCEEDS
                      PRICE TO    UNDERWRITING   PROCEEDS TO     TO SELLING
                       PUBLIC      DISCOUNT(1)   COMPANY(2)      SHAREHOLDERS
------------------------------------------------------------------------------
Per Share.........  $             $            $
------------------------------------------------------------------------------
Total(3)..........  $             $            $
==============================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2)  Before deducting certain expenses of the Offering payable by the Company
     estimated at $          , including a non-accountable expense allowance
     of $100,000 payable to the Representative for due diligence and other out-of-pocket expenses. See "Underwriting."

(3)  The Company has granted the Underwriters a 45-day option to purchase up
     to             additional shares of Common Stock, solely to cover over-
     allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will
     be $           , $           and $          , respectively.  See
     "Underwriting."

                       --------------------------

           The shares of Common Stock are offered severally by the Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates representing the shares will be ready for delivery at the offices of Southcoast Capital Corporation, New York, New York, on or about , 1996.

                      ---------------------------
                         SOUTHCOAST CAPITAL

                             CORPORATION
                     ---------------------------

              The date of this Prospectus is             , 1996.



         IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A OF THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. Additionally, such reports and other information concerning the Company are available for inspection at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form SB-2 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.


                            PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the "Company" include PhoneTel Technologies, Inc. and its subsidiaries, and the information in this Prospectus (i) gives effect to a one-for-six reverse share split of the Common Stock ("Stock Split") effected on December 26, 1995 and (ii) assumes no exercise of the Underwriters' over-allotment option. Terms used in this Prospectus but not otherwise defined herein have the meanings set forth in the Glossary, which begins on page A-1 of this Prospectus.

                               THE COMPANY

         PhoneTel Technologies, Inc. is currently the eleventh largest pay telephone operator in the United States. As of September 30, 1996, the Company owned and operated more than 25,000 public pay telephones, of which approximately 96% are located in 17 states. Almost half of the Company's pay telephones, are located in Florida, Texas and California, which are three of the four most populous states. The Company's pay telephones are located where significant demand exists for pay telephone services, such as shopping malls, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals. The Company derives substantially all of its revenues from calls placed from its pay telephones through the deposit of coins ("coin calls") as well as from calling cards, credit cards, collect calls, third party billed calls and dial-around calls (collectively, "non-coin calls"). On September 30, 1995 and 1996, the Company had approximately 8,275 and 25,468 installed pay telephones, respectively, an increase of 17,193 pay telephones over such one-year period. Such increase was primarily the result of a series of acquisitions by the Company of 6 independent pay telephone companies. Such acquisitions, together with an acquisition made in September 1995, had an aggregate cost of approximately $64.6 million.

         The Company acquired 7,335 pay telephones (located primarily in California, Colorado and Washington) from Amtel Communications Services, Inc. and certain of its affiliates (collectively, "Amtel") as of September 13, 1996. The Company acquired the pay telephones in the Amtel acquisition for a purchase price of $13 million, in a combination of cash and Common Stock. The Company acquired 3,303 pay telephones (located primarily in Illinois, Florida, Missouri and Virginia) from Payphones of America, Inc. ("POA") as of August 1, 1996. The Company acquired the pay telephones in the POA acquisition, which was consummated on September 16, 1996, for a purchase price of approximately $13 million, in a combination of cash, Common Stock and the assumption of certain liabilities.

         After giving pro forma effect to the acquisitions of International Pay Phones, Inc. of Tennessee and of International Pay Phones, Inc. of South Carolina (herein collectively referred to as "IPP"), Paramount Communications Systems, Inc. ("Paramount"), POA and Amtel (collectively, the "1996 Acquisitions") and the acquisitions of World Communications, Inc. ("World") and Public Telephone Corporation ("Public Telephone") (the acquisitions of World and Public Telephone and the 1996 Acquisitions collectively referred to herein as the "Acquisitions"), the Company would have achieved revenues of $59.6 million and $30.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and EBITDA (as defined in footnote 5 on page 8) of $10.4 million and $6.5 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. On a pro forma basis, the EBITDA margin increased to 21.5% for the six months ended June 30, 1996 from 17.4% for the year ended December 31, 1995, which increase is due to the implementation of the Company's strategy of lowering costs by eliminating duplicate administrative and operational expenses. See "Pro Forma Financial Data."

         Calls made from pay telephones are estimated to generate revenues to the United States telecommunications industry of approximately $7 billion per year. Pay telephones are primarily owned or operated by Bell Operating Companies ("BOCs"), other local exchange carriers ("LECs") and independent pay telephone companies. Of the approximately 2.2 million pay telephones operated in the United States in 1996, the American Public Communications Counsel estimates that approximately 83% are operated by BOCs, LECs and other long distance services providers and approximately 17% (approximately 350,000 pay telephones) are operated by independent pay telephone companies, of which approximately 25 companies each own or operate more than 1,500 pay telephones. Management believes that the highly fragmented nature of the independent pay telephone industry presents a significant number of attractive acquisition opportunities for the Company.

         In June 1995, Peter Graf was appointed Chairman of the Board of Directors and in September 1995 was appointed Chief Executive Officer of the Company. In September 1995, Stuart Hollander, Joseph Abrams, Aron Katzman and Steven Richman were appointed to the board of directors of the Company, and the majority of the existing board resigned at that time. The new management team identified and implemented the business strategy set forth under "--Business Strategy" below.

                          RECENT REGULATORY DEVELOPMENT

         On September 20, 1996, the Federal Communications Commission ("FCC") adopted new rules which require providers of long distance services to pay to the Company (and all other owners of pay telephones) a flat fee of $45.85 per month per telephone as compensation for interstate dial-around calls. This replaces the $6.00 flat fee per month per telephone in place since May 1992. In October 1997, the flat fee will be replaced by a per-call compensation mechanism, at a rate initially set at $0.35 per call. Management believes that as a result of these changes the Company will generate significant additional revenues, net of related expenses and processing fees, commencing October 20, 1996. See "Business--Products and Services--Operator Assisted Long Distance Services" and "Business--Governmental Regulations--Federal."

                                BUSINESS STRATEGY

         The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale and cost savings. The Company has implemented the following strategy to meet its objective:

         Grow through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the pay telephone industry. Accordingly, the Company maintains an active acquisition program to acquire independent pay telephone companies that are in or contiguous to its existing markets or that can form the basis of a new cluster. The Company is actively seeking additional financing to fund its acquisition strategy and the effective integration, operation and expansion of the acquired businesses. See "Risk Factors - Need for Additional Financing." On September 30, 1995 and 1996, the Compa-ny had approximately 8,275 and 25,468 installed pay telephones, respectively, representing an increase of 17,193 pay telephones. The Company intends to acquire additional installed pay telephones by the end of 1996. Management believes that the Company's experience in completing acquisitions of companies in the pay telephone industry and its experience in managing national and regional accounts will be instrumental in identifying and negotiating acquisitions as well as integrating the acquired businesses. In addition, as the Company grows to become the dominant supplier of independent pay telephone services in an area, "fill-in" and contiguous acquisitions become less attractive to other potential acquirors as their ability to create significant clusters is reduced. Moreover, the Company believes that such growth will enhance its ability to negotiate more favorable rates with long distance and operator services providers.

         Facilitate internal growth. The Company intends to enhance its sales and marketing efforts to achieve internal growth through increases in the number of pay telephones owned. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographic factors.

         Reduce operating costs. The Company believes that in addition to facilitating additional acquisitions, the clustering of pay telephones creates an opportunity to generate savings through reduced field service and collection expenses, the closing of duplicate offices, reduction in staff and general corporate overhead expenses and reduced expenses associated with interLATA and intraLATA traffic. After giving pro forma effect to the 1996 Acquisitions, the Company would have increased EBITDA margins to 21.5% for the six months ended June 30, 1996 from 17.4% for the year ended December 31, 1995 through economies achieved by both an increase in scale and in geographic concentration.

         Achieve brand recognition. The Company seeks to promote and achieve recognition of its products and services by posting on all of its pay telephones the "PhoneTel" label. In addition, all of the Company's marketing materials display the "PhoneTel" name and logo. The Company believes that achieving brand recognition will facilitate its expansion strategy as well as enhance recognition and awareness of the Company's products and services through advertisements in trade magazines.

         Form strategic alliances. As part of its strategy to continue to reduce operating costs, the Company outsources its long distance service and operator service operations to a number of subcontractors that are operator service providers ("OSPs"), principally Intellicall, Inc. ("Intellicall"). The Company intends to continue its strategic alliances with Intellicall, together with other OSPs, and the suppliers of its pay telephone equipment as its market presence becomes more dominant. By achieving closer working relationships with its OSPs and suppliers, the Company believes that it would be in a position to negotiate agreements with such parties on pricing and other terms that are more favorable.

         Use of state-of-the-art technology. The Company's pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven functions independent of the Company's central office. Unlike "dumb" telephones used by most BOCs and other LECs, smart telephones enable the Company to determine each telephone's operability and need for service as well as its readiness for collection of coin revenues. In addition, rate changes and other software-dependent functions can also be performed internally from the central office without dispatching service technicians to individual pay telephones. As a result, the Company can increase the number of operating telephones it owns while significantly reducing the costs of checking telephones, maintenance and coin collection.

         Provide superior customer service. The Company strives to maximize the number of its telephones that are operational at any one time and thereby retain existing customers and attract new ones. Accordingly, the Company offers both advanced telecommunications technology and trained field technicians to ensure superior customer service. The Company aims to repair malfunctions within 24 hours of their occurrence.


                             THE OFFERING

Common Stock Offered by the Company.....             shares

Common Stock Offered by the Selling
Shareholders............................     500,000 shares

Common Stock to be Outstanding
after the Offering (1)..................             shares

Use of Proceeds to the Company..........     To pay a portion of the indebted-
                                             ness under the Credit Agreement
                                             (as defined herein) and for
                                             working capital and other general
                                             corporate purposes.

Nasdaq Symbol..........................      PNTL

------------------------

(1) Based on the shares outstanding at September 30, 1996. Does not include an aggregate of 12,551,876 shares of Common Stock reserved at September 30, 1996 for issuance under the following circumstances: (i) the exercise of warrants to purchase shares of Series A Preferred (as defined herein), which are immediately convertible into Common Stock, (ii) the conversion of 14% Preferred (as defined herein) into Common Stock, (iii) the exercise of the Nominal Value Warrants (as defined herein) and certain other warrants, (iv) the exercise of outstanding options and (v) the conversion of certain outstanding indebtedness under the Credit Agreement into shares of Series B Preferred (as defined herein), which are immediately convertible into Common Stock. See "Capitalization," "Management's Discussion and Analysis of Results of Operations and Financial Conditions-Liquidity and Capital Resources" and "Description of Capital Stock--Equity Securities Reserved for Issuance."

                             RISK FACTORS

         Prospective investors should consider carefully all of the information set forth in this Prospectus, particularly the matters set forth under the caption "Risk Factors."

                                                 SUMMARY FINANCIAL AND OPERATING DATA
                                             (Dollars in thousands, except per share data)

                                                                               PRO FORMA FOR       SIX MONTHS       PRO FORMA FOR
                                                   YEAR ENDED DECEMBER 31,      YEAR ENDED       ENDED JUNE 30,      SIX MONTHS
                                          ------------------------------------  DECEMBER      ---------------------  ENDED JUNE
                                             1993          1994         1995    31, 1995 (1)     1995         1996   30, 1996 (2)
                                          ----------   -----------   ---------  ------------  ---------     -------  ------------
STATEMENT OF OPERATIONS DATA:

Total revenues.........................     $11,070       $15,866     $18,718      $59,610      $7,878      $16,806     $30,240
Cost and expenses......................      11,683        17,180      24,007       68,892       9,077       24,497      38,042
Loss from operations...................        (613)       (1,314)     (5,289)      (9,282)     (1,199)      (7,691)     (7,802)
Interest expense, net..................         166           381         821       10,394         214        2,089       2,988
Loss before extraordinary items........        (779)       (1,695)     (6,110)     (19,876)     (1,413)      (9,780)    (10,854)
Net loss ..............................        (779)       (1,695)     (6,110)                  (1,413)     (10,047)
Net loss applicable to common
  shareholders ........................        (986)       (1,987)     (6,419)                  (1,568)     (12,185)
Net loss per common share (3)..........       (0.96)        (1.35)      (3.29)       (3.83)      (0.99)       (3.41)      (1.80)
Weighted average number of common
  shares...............................   1,031,384     1,470,188   1,950,561    5,365,561   1,586,142    3,576,381   6,121,427

OPERATING DATA:

EBITDA (4).............................        $283          $922       $1,264      $10,381       $233       $2,956     $6,503,
EBITDA margin (5)......................       2.56%         5.81%        6.75%       17.42%      2.96%       17.59%      21.51%
Number of pay telephones in service....         n/a         4,744        9,723       24,802      5,038       14,826      25,468

                                                                                                             PRO FORMA,
                                                                   ACTUAL          PRO FORMA (6)           AS ADJUSTED (7)
                                                                   ------          -------------          ----------------
BALANCE SHEET DATA:

Total assets............................................           $52,043            $75,494                 $89,999
Long-term debt and obligations under capital leases
 (including current installments) (8)...................            28,764             49,461                  41,461
14% Redeemable Preferred Stock..........................             6,404              6,404                   6,404
Non-mandatorily redeemable preferred stock, common
 stock and other shareholders' equity...................            10,117             15,066                  37,571
Working capital (deficit) (9)...........................            (8,984)           (15,240)                  7,265


(1) Gives effect to the Acquisitions, as if such transactions had occurred on January 1, 1995. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

(2) Gives effect to the 1996 Acquisitions, as if such transactions had occurred on January 1, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

(3) Pro forma net loss applicable to common shareholders excludes the extraordinary loss on debt restructuring and the loss on redemption of 10% Preferred (as defined herein), 8% Preferred (as defined herein) and 7% Preferred (as defined herein) realized in March 1996.

(4) EBITDA represents earnings before interest income, interest expense, income taxes, depreciation, amortization and settlements of employment contracts and other unusual charges. EBITDA is not intended to represent an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(5) EBITDA margin is calculated by dividing (a) EBITDA by (b) total revenues. EBITDA margin is a measure commonly used in the Company's industry as an indicator of the efficiency of the Company's operations.

(6) Gives effect to (i) the acquisition of POA and Amtel and (ii) funds borrowed under the Credit Agreement to fund such acquisitions, as if such transactions had occurred on June 30, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

(7) Gives effect to (i) the acquisition of POA and Amtel, (ii) funds borrowed under the Credit Agreement to fund such acquisitions and (iii) the sale of Common Stock by the Company pursuant to this Offering and the application of the estimated net proceeds therefrom, as if such transactions had occurred on June 30, 1996. Such unaudited pro forma financial data is not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on such date or which might occur in any future period.

(8) Excludes $5,850 constituting the unamortized portion of long-term debt discount, which was originally assigned to warrants issued to the Lenders in connection with the Credit Agreement.

(9) Working capital (deficit) is calculated by subtracting the Company's current liabilities from its current assets.



                                RISK FACTORS

         Investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.

SUBSTANTIAL LEVERAGE

         The Company is highly leveraged as a result of its outstanding indebtedness and the debt incurred to finance the 1996 Acquisitions. As of June 30, 1996 on a pro forma basis after giving effect to the 1996 Acquisitions, the Company's total indebtedness was $49.5 million, its total assets were $75.5 million and its mandatorily redeemable preferred stock and other equity was $21.5 million.

         The Company's high degree of leverage could have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company. See "--Need for Additional Financing."

HISTORY OF LOSSES

         The Company was incorporated in 1984 and began providing commercial public pay telephone services in 1986. Although the Company has experienced revenue growth since the beginning of its operation, the Company has operated at a loss since its inception. For the year ended December 31, 1995 and for the six months ended June 30, 1996, the Company has incurred net losses of approximately $6,109,697 and $10,047,417, respectively. There can be no assurance that revenue growth will continue or that the Company will ever achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto contained elsewhere in this Prospectus.


GROWTH RISKS

         The Company is subject to various risks associated with an acquisition growth strategy, including the risk that the Company will be unable to identify and acquire suitable companies in the future or to integrate successfully and manage the acquired companies. There can be no assurance that companies acquired in the future will be beneficial to the successful implementation of the Company's overall strategy or will ultimately produce returns that justify the Company's investment, or that the Company will be successful in integrating and managing the acquired companies or achieving meaningful economies of scale. The Company may also be required to hire additional personnel and senior management in order to continue its acquisition program. The dedication of management resources to such efforts may detract attention from the day-to-day business of the Company. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts, which could have a material adverse effect on the Company's operating results. Furthermore, there can be no assurance that competition for acquisitions will not grow, thereby increasing the costs of making acquisitions. While management believes that pursuing its growth strategy will improve its overall market position and, ultimately, its profitability, there can be no assurance that this will occur. The Company's ability to install additional pay telephones depends on numerous factors, including locating satisfactory sites for pay telephones, hiring qualified employees to service the sites and raising additional capital or otherwise financing such expansion. See "Business--Business Strategy."

NEED FOR ADDITIONAL FINANCING

         The Company's expansion strategy requires substantial capital investment. Capital is needed not only for the acquisition of the assets of companies, but also for the effective integration, operation and expansion of such businesses. The Company may issue shares of Common Stock or other equity-related securities to finance future acquisitions, which may result in the dilution of the Company's shareholders. In addition, the Company may incur additional debt to finance its expansion strategy which may cause an increase in its interest expense and divert cash flow which would otherwise be available to the Company for its operations and future business opportunities. Such additional financing may also include sufficient funds to pay all obligations under the Credit Agreement. In the event that the Company chooses to issue Common Stock as acquisition consideration and the Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses can be obtained when it is needed or that, if available, it will be on terms the Company deems acceptable. As a result, the Company might be unable to implement successfully its acquisition strategy. Management believes, but cannot assure, that the net proceeds to the Company from the Offering, cash flow from operations, the proceeds of the Credit Agreement and other financing alternatives will be sufficient to meet the Company's cash requirements for working capital and its obligations over the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

GOVERNMENT REGULATION

         The operations of the public pay telephone industry are regulated by the public service or utility commissions of the various states and, to a lesser extent, by the FCC. In particular, the Company must obtain approvals to operate public pay telephones from the public utility commissions of most states in which the Company operates. In addition, from time to time legislation is enacted by Congress or the various state legislatures that affects the telecommunications industry generally and the pay telephone industry specifically. Court decisions may also have a significant effect on the pay telephone industry. Changes in existing laws and regulations as well as the creation of new ones, applicable to the activities of the Company or other telecommunication businesses (including the extent of competition, the charges of providers of interexchange and operator services and the implementation of new technologies), may have a material adverse effect on the Company's business, results of operations or financial condition.

         The recently enacted Section 276 ("Section 276") of the Telecommunications Act of 1996 (the "Telecommunications Act") and the implementing rules adopted by the FCC pursuant to Section 276 are expected to have a significant effect on the pay telephone industry. For a discussion of the potential effects of Section 276 on the pay telephone industry and competition within this industry, including the FCC's rules to implement Section 276, see "Business--Governmental Regulations" and "--Competition." Since neither Section 276 nor the FCC rules have yet been interpreted by the courts, there can be no assurance that the rules and policies ultimately adopted thereunder will not adversely affect the Company.

RELIANCE ON KEY PERSONNEL

         The Company's success depends to a significant extent upon the contributions of its executive officers and other key personnel. The loss of services of one or more of its executive officers or key personnel could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's success also will depend in part on its ability to attract and retain other qualified and skilled employees. There can be no assurance that the Company will be able to identify, hire or retain such employees. The Company's inability to identify, hire or retain qualified personnel could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management" and "Business--Employees."

SERVICE INTERRUPTIONS; EQUIPMENT FAILURE

         The Company outsources its long distance service and operator service operations to a number of subcontractors, including Intellicall, the Company's primary provider of such services, American Telephone & Telegraph Company ("AT&T"), Bell South Telecommunications, Inc. ("Bell South"), Opticom, a division of One Call Communications, Inc. ("Opticom"), and Conquest Telecommunications Service Company ("Conquest"). Such operations require that the switching equipment and the equipment of its long distance service and operator providers be operational 24 hours per day, 365 days per year. The Company's long distance and operator service providers ("OSPs") may experience temporary service interruptions or equipment failure which may result from causes beyond the Company's control. In addition, the Company's pay telephones may experience line interruptions in their connections to the LECs due to weather conditions or other natural occurrences such as earthquakes or floods which are beyond the Company's control. Any such event could have a material adverse effect on the Company.

DEPENDENCE UPON THIRD-PARTY PROVIDERS

         The Company's ability to complete operator service and direct dial long distance calls is dependent upon contractual arrangements with carriers for the transmission of calls, with providers of live operator support, validation of credit card and calling card billing information and with billing and collection services. While the Company believes that it has access to several providers of these services at competitive rates and expects to continue to have such access in the foreseeable future, the continuing availability of these resources cannot be assured.

COMPETITION

         The public pay telephone industry is, and can be expected to remain, highly competitive. While the Company's principal competition comes from BOCs and other LECs, the Company also competes for locations with other independent public pay telephone companies, some of which have greater financial resources than the Company. Competition from these sources could prevent the Company from obtaining or maintaining desirable locations for its pay telephones, could cause the Company to pay higher commissions on the revenues generated by its pay telephones or could affect the Company's ability to complete future acquisitions thereby reducing the Company's profits. The Company also competes with long distance companies that provide operator services to owners of property on which LEC-owned pay telephones are located and to hotels, motels and similar locations. In addition, the Company competes with providers of cellular communications services and personal communications services (wireless), which provide an alternative to the use of pay telephones.

         Furthermore, pursuant to the recently enacted Section 276 of the Telecommunications Act and the FCC's implementing regulations, BOCs will in 1997 be permitted to negotiate with location providers and participate in the selection of interLATA long distance service providers for their pay telephones. This provision will enable BOCs to generate revenues from a new service as well as to compete with independent pay telephone providers for locations to install their pay telephones by offering location providers higher commissions for long distance calls than those currently offered by independent pay telephone providers. This competition for locations may have a material adverse effect on the Company's business, results of operations and financial condition.

TECHNOLOGICAL CHANGE

         The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate and respond to such changes on a timely basis. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Articles of Incorporation could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions include the authority of the Board of Directors to issue shares of preferred stock with rights and privileges which could be senior to the Common Stock, without obtaining shareholder approval. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate transactions, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a significant percentage of the outstanding voting stock of the Company. Although the Company has the ability to use such provisions as anti-takeover measures, the Company currently has no intention to issue such preferred stock in the future. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET
PRICES

         The Company can make no prediction as to the effect, if any, that sales of additional shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock. Sales in the public market of substantial amounts of the Common Stock (including shares issued upon the exercise of outstanding options or warrants), or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. See "Shares Eligible for Future Sale."

         As of September 30, 1996, options and warrants to purchase 2,464,902 shares of Common Stock were issued and outstanding, all of which were immediately exercisable. In addition, at September 30, 1996, an aggregate of 10,092,974 shares of Common Stock have been reserved for issuance pursuant to the conversion of shares of the Company's Series A Preferred (as defined herein), Series B Preferred (as defined herein) and 14% Preferred (as defined herein). Holders of the Company's options, warrants and convertible preferred stock and certain holders of the Company's Common Stock have entered into registration rights agreements with the Company and have demand and/or piggyback registration rights under certain circumstances. The Company has obtained waivers of such registration rights in connection with the Offering from the holders of approximately 92% of the underlying shares of Common Stock having piggyback registration rights as a result of the filing of the Registration Statement of which this Prospectus forms a part. However, in order to satisfy its obligations under such registration rights agreements, the Company intends to file a shelf registration statement to register under the Securities Act approximately 13,005,110 shares of Common Stock, including the shares issuable upon the exercise or conversion of such options, warrants and convertible preferred stock. Upon effectiveness of the shelf registration statement, all of such shares of Common Stock, when issued, will be eligible for sale without restriction under the Securities Act. However, the Selling Shareholders, who hold approximately 69% of the underlying shares of Common Stock having registration rights, have agreed not to transfer, sell or otherwise dispose of shares of Common Stock (except in the Offering) without the consent of Southcoast Capital Corporation for a period of 6 months commencing on the date of the consummation of the Offering, with sales permitted for the 12 months thereafter on a limited basis as agreed upon with Southcoast Capital Corporation. In addition, other holders of approximately 24% of the underlying shares of Common Stock having registration rights have agreed not to transfer, sell or otherwise dispose of such shares for a period of 180 days commencing on the date of the consummation of this Offering without the consent of Southcoast Capital Corporation.

         The Company and its executive officers and directors have agreed pursuant to lock-up agreements that they will not offer or sell any shares of Common Stock of the Company beneficially owned by them during a period of 180 days (the "Lock-up Period") following the date of this Prospectus without the prior written consent of Southcoast Capital Corporation, except that the Company may issue shares of Common Stock upon the exercise of options or in connection with acquisitions. After the Lock-up Period, all such shares may be sold in accordance with Rule 144 under the Securities Act. See "Underwriting" and "Shares Eligible For Future Sale."

POSSIBLE VOLATILITY OF STOCK PRICE

         There may be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets of the telecommunications industry or other developments affecting the Company or its competitors, could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the telecommunications industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

SEASONALITY

         The Company's revenues may fluctuate seasonally. The Company's pay telephones in the northern and western states, some of which are located outdoors, typically experience reduced revenues in the winter months due to weather conditions, which may have a material adverse effect on the Company's operating performance.

DEPENDENCE ON SIGNIFICANT CUSTOMER

         The Company's pay telephone operations are diversified on both a geographical and customer account basis. Currently, it operates pay telephones in 39 states (approximately 96% of which pay telephones are located in 17 states) through agreements with both multi-station customers such as shopping malls, convenience stores, service stations and grocery stores as well as with high volume single station customers.

         In 1992, the Company entered into a ten-year agreement with The Edward J. DeBartolo Corporation and its affiliates (which merged with Simon Property Group in 1996 and is now known as Simon DeBartolo Group ("Simon DeBartolo")), pursuant to which the Company manages the pay telephone equipment for certain properties owned and managed by Simon DeBartolo. The Company derived approximately 15% and 8% of its total revenues for the year ended December 31, 1995 and the six months ended June 30, 1996 respectively, from its management agreement with Simon DeBartolo. As the Company expands its installed pay telephone base through additional acquisitions and internal growth, it expects that the percentage of total revenues derived from Simon DeBartolo will continue to decline. There can be no assurance that the agreement will be renewed upon expiration. Other than Simon Debartolo, no single customer generated more than 5% of the Company's revenues for the year ended December 31, 1995 or the six months ended June 30, 1996.

DIVIDEND POLICY

         The Company has never declared or paid any dividend on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The Credit Agreement restricts the Company's ability to pay dividends, and the Company cannot pay dividends on the Common Stock unless dividends are also paid on the Series A Preferred and the Series B Preferred. See "Dividend Policy."

POSSIBLE CHANGE IN CONTROL

         In connection with the Company's Credit Agreement dated March 15, 1996, as amended (the "Credit Agreement"), with Internationale Nederlanden (U.S.) Capital Corporation ("ING") and Cerberus Partners, L.P. ("Cerberus" and, together with ING, the "Lenders"), ING and Cerberus received warrants to purchase a total of 204,824 shares of Series A Special Convertible Preferred Stock ("Series A Preferred") which, in turn, are convertible into 4,096,480 shares of Common Stock. In addition, $29,000,000 of the outstanding debt under the Credit Agreement is convertible into 241,667 shares of Series B Special Convertible Preferred Stock ("Series B Preferred") which, in turn, is convertible into a total of 4,833,333 shares of Common Stock. Prior to the consummation of the Offering, ING and Cerberus intend to exercise warrants in an amount sufficient to purchase shares of Series A Preferred that are convertible into an aggregate of 500,000 shares of Common Stock, which shares will be sold in this Offering. Upon consummation of the Offering, ING and Cerberus will still have the right to acquire 3,596,480 shares of Common Stock upon exercise of the remaining warrants and 4,833,333 shares of Common Stock assuming conversion of the outstanding debt under the Credit Agreement, which would result in ownership in the aggregate of ___% of the Company's Common Stock (based on the amount outstanding as of September 30, 1996).

ACTUAL RESULTS MAY DIFFER FROM FORWARD LOOKING STATEMENTS

         Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations, including those relating to the Company's services and ability to generate additional revenues, are "forward looking" statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the anticipated effects of
Section 276 of the Telecommunications Act and the FCC's implementing regulations, the achievement of cost savings from the acquisitions described herein and the availability of capital resources.

         No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the risk factors identified above, include: general economic conditions in the Company's markets, including recession, interest rates and other economic factors; disruption of operations; and other factors that generally affect businesses.


                                USE OF PROCEEDS

         The net proceeds to the Company from the Offering are estimated to be approximately $___ million ($ million if the Underwriters' overallotment option is exercised in full). Of this amount, the Company intends to use approximately $8.0 million to repay a portion of the outstanding debt under the Company's Credit Agreement (of which $41.0 million was outstanding at September 30, 1996). The Company will use the balance of the net proceeds for working capital and other general corporate purposes, including for acquisitions (subject to obtaining the Lenders' approval pursuant to the Credit Agreement.) A portion of the borrowings being repaid under the Credit Agreement matures on December 31, 1997 while the other portion matures on June 30, 1999, and all borrowings thereunder bear interest at the prime rate plus 5%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a description of the Credit Agreement. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Pro Forma Financial Data."


                              CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1996 (A) on an actual basis, (B) on a pro forma basis to give effect to (i) the acquisitions of POA and Amtel and (ii) funds borrowed under the Credit Agreement to fund such acquisitions as if such transactions had occurred on June 30, 1996 and (C) on a pro forma basis as set forth in the preceding clause (B) and as adjusted to reflect the sale by the Company of __________ shares of Common Stock pursuant to this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," as if such transactions had occurred on June 30, 1996. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data" and the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.


                                                                         JUNE 30, 1996
                                                        -------------------------------------------------
                                                                                          PRO FORMA, AS
                                                           ACTUAL        PRO FORMA          ADJUSTED
                                                        -----------    --------------    ---------------

Total long-term debt (including current installments):

   Credit Agreement, Net (1)..........................  $26,372,962     $35,149,508       $27,149,508
   Notes payable (including obligations under
     capital leases).....................                 2,391,276      14,311,544        14,311,544
                                                         ----------      ----------        ----------
     Total long-term debt (including current
       installments)......................               28,764,238      49,461,052        41,461,052

Redeemable preferred stock:
   14% Cumulative Redeemable Convertible Preferred
     Stock:
     $60 stated value; 200,000 shares authorized;
     107,918.19 shares issued and outstanding;
     4,464.48 shares reserved for issuance upon
     declaration of dividends (2).....................    6,404,228       6,404,228         6,404,228

Non-mandatorily redeemable preferred stock, common
   stock and other shareholders' equity:
   Series A Special Convertible Preferred Stock:
     $0.20 par value; 250,000 shares authorized;
     no shares issued..........................              -                -                 -
   Series B Special Convertible Preferred Stock:
     $0.20 par value; 250,000 shares authorized;
     no shares issued..........................              -                -                 -
   Common stock:  $.01 par value; 50,000,000 shares
     authorized; 5,248,230 shares is actual;
     7,577,059 shares issued and outstanding,
     pro forma; 14,327,059 shares issued and
     outstanding, pro forma, as adjusted (3).........        52,482          75,770           143,270
   Additional paid-in capital........................    35,702,864         40,629,081     63,066,581
   Accumulated deficit (4)...........................   (25,638,420)       (25,638,420)   (25,638,420)
                                                        -----------        ------------    ----------
     Total non-mandatorily redeemable preferred stock,
       common stock and other shareholders' equity...    10,116,926         15,066,431     37,571,431
                                                        -----------        -----------     ----------
Total capitalization.................................   $45,285,392        $70,931,711    $85,436,711
                                                        ===========        ===========    ===========

------------
(1) Excludes $5,850,492 constituting the unamortized portion of the debt discount, which was originally assigned to warrants issued to the Lenders in connection with the Credit Agreement. The total face amount of the Credit Agreement outstanding as of June 30, 1996 was $32,223,454.
(2) The redemption amount of $6,742,980 (plus accrued dividends) is due on June 30, 2000.
(3) Does not reflect the issuance of any Common Stock pursuant to options and warrants outstanding.
(4) Reflects a $2,002,386 reduction (of which $1,227,589 was a non-cash item) resulting from the redemption of the Company's 10% Cumulative Redeemable Preferred Stock (the "10% Preferred"), the 8% Cumulative Redeemable Preferred Stock (the "8% Preferred") and 7% Cumulative Convertible Redeemable Preferred Stock (the "7% Preferred") on March 15, 1996. See Note 15 to the audited consolidated financial statements of the Company included elsewhere in this Prospectus.


                          PRICE RANGE OF COMMON STOCK

         The Common Stock is listed on Nasdaq under the symbol "PNTL." The following table sets forth on a per share basis, for the periods indicated, the high and low sales prices of the Common Stock as reported by Nasdaq.

                                                   PRICE RANGE

                                   ------------------------------------------

                                          HIGH                     LOW
                                   ------------------      ------------------

FISCAL 1996:
   First Quarter.................         $7 7/8                  $5
   Second Quarter................          6 1/2                   2 3/4
   Third Quarter.................          5                       2
   Fourth Quarter (through
    October 8, 1996).............          4 3/8                   3 5/8

FISCAL 1995:
   First Quarter.................         $7 1/8                  $4 7/8
   Second Quarter................          8 1/4                   4 7/8
   Third Quarter.................          8 1/4                   5 7/16
   Fourth Quarter................          8 5/8                   5 1/4

FISCAL 1994:
   First Quarter.................        $20 1/4                 $14 1/4
   Second Quarter................         15 3/4                   8 5/8
   Third Quarter.................          9 3/8                   6
   Fourth Quarter................         11 1/4                   6 3/4


         On October 4, 1996, the last sale price as reported by Nasdaq was $4 per share.

         As of September 30, 1996, there were approximately 313 shareholders of record of the Company's Common Stock. The number of record holders does not take into account shares held in nominee or "street" names for the account of beneficial owners.


                              DIVIDEND POLICY

         The Company has never declared or paid any dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business and does not anticipate paying cash dividends in the foreseeable future. The payment of dividends by the Company is restricted by the Credit Agreement, and the Company cannot pay any dividends on its Common Stock unless dividends are paid to the holders of the Series A Preferred and Series B Preferred in an amount equal to that which such holders would have been entitled to receive if such holders had converted their shares of Series A Preferred or Series B Preferred, as applicable, into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividends. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company. The timing, amount and form of dividends (other than with respect to the holders of 14% Preferred which are only entitled to receive dividends payable in additional shares of 14% Preferred), if any, will depend, among other things, on the Company's financial condition, capital requirements, cash flow, profitability, plans for expansion, business outlook and other factors deemed relevant by the Board of Directors of the Company.


                          SELECTED FINANCIAL DATA

         The historical financial data for the fiscal years ended December 31, 1993, 1994 and 1995 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The historical financial data for the six months ended June 30, 1995 and 1996 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the interim period financial data. The results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.


                                                                      Year Ended December 31,         Six Months Ended June 30,
                                        ------------------------------------------------------------  ------------------------
                                           1991         1992         1993       1994         1995        1995         1996
                                        ---------    ---------    ---------   ---------   ----------  ----------    ----------
                                                           (Dollars in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:

Revenues.............................     $5,988       $7,067      $11,070      $15,866     $18,718      $7,878       $16,806
Cost and expenses....................      6,515        7,647       11,683       17,180      24,007       9,077        24,497
Loss from operation..................      (527)         (580)        (613)      (1,314)     (5,289)     (1,199)       (7,691)
Interest expense, net................       190           203          166          381         821         214         2,089
Loss before extraordinary items......      (717)         (783)        (779)      (1,695)     (6,110)     (1,413)       (9,780)
Net loss.............................      (717)         (783)        (779)      (1,695)     (6,110)     (1,413)      (10,047)
Net loss applicable to common
  shareholders.......................      (717)         (980)        (986)      (1,987)     (6,419)     (1,568)      (12,185)
Net loss per common share
  before extraordinary items.........     (1.09)        (1.41)        (.96)       (1.35)      (3.29)       (.99)        (3.33)
Net loss per common share............     (1.09)        (1.41)        (.96)       (1.35)      (3.29)       (.99)        (3.41)
Weighted average number of shares....   660,500       695,543    1,031,384    1,470,188   1,950,561   1,586,142     3,576,381


BALANCE SHEET DATA:

Total assets.........................     $2,795       $3,664       $4,697      $10,158     $28,917      $9,707       $52,043
Long-term debt and obligations
  under capital leases (including
  current installments)..............      1,317        2,564        1,022        4,180      13,862       3,824        28,764(1)
Shareholders' equity.................       (546)        (519)       2,190        2,648       9,711       2,030           ---
14% Redeemable Preferred Stock.......        ---          ---          ---          ---         ---         ---         6,404
Non-mandatorily redeemable preferred
   stock, common stock and other
   shareholders' equity..............      (---)        (---)          ---          ---         ---         ---        10,117
Working capital (deficit) (2)........    (1,040)      (1,687)      (1,239)      (4,033)     (4,844)     (4,398)       (8,984)


(1) Excludes $5,850 constituting the unamortized portion of long-term debt discount, which was originally assigned to warrants issued to the Lenders in connection with the Credit Agreement.

(2) Working capital (deficit) is calculated by subtracting the Company's current liabilities from its current assets in accordance with generally accepted accounting principles.


                      PRO FORMA FINANCIAL DATA


The following unaudited pro forma combined, condensed financial statements adjust the historical statements of operations data for the year ended December 31, 1995 and the six months ended June 30, 1996 and adjusts the historical balance sheet data as of June 30, 1996 to give effect to (i) the acquisition of World on September 22, 1995, Public Telephone on October 15, 1995, IPP and Paramount on March 15, 1996, Amtel on September 13, 1996, and POA on September 16, 1996; (ii) the funds borrowed under the Credit Agreement; and (iii) the sale by the Company of $25,000,000 of Common Stock pursuant to this Offering and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." The pro forma adjustments are included in the unaudited pro forma balance sheet as if the transactions had occurred on June 30, 1996 and in the unaudited pro forma statements of operations as if the transactions had occurred at the beginning of each period presented. The unaudited pro forma combined condensed financial data should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus, and are not necessarily indicative of the results of operations that might have occurred if the transactions had taken place on the dates indicated or which might occur in any future period.

PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AT JUNE 30, 1996

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                        Pro Forma
                                                                                                       Adjustments
                                                 PhoneTel                                                  for
                                               Technologies           Amtel              POA           Acquisitions
                                              ----------------   ----------------   --------------    ---------------
Assets
Current assets:

Cash                                               $1,025,382           $422,566                          ($650,188)  (1)(2)(3)
Accounts receivable, net                            1,570,576            527,883         $372,558          (900,441)  (1)(2)
Other current assets                                  302,469            137,553           39,245          (145,084)  (1)(2)
                                                 ------------           ----------      ----------        ----------
Total current assets                                2,898,427          1,088,002          411,803        (1,695,713)

Property and equipment, net                        22,995,039         12,276,039        2,482,341        (5,674,740)  (1)(2)
Intangible assets, net                             24,286,302                           1,885,584         14,199,511  (1)(2)(3)
Other assets                                        1,863,716            294,619          793,406        (2,610,831)  (1)(2)
                                              ================   ================   ==============    ===============
                                                  $52,043,484        $13,658,660       $5,573,134         $4,218,227
                                              ================   ================   ==============    ===============
Liabilities and  Equity
Current liabilities:

Current portion of long-term debt:

Payable to related parties                         $3,548,454                                             $7,276,546  (3)
Payable to others                                   1,502,653                             $50,459            238,425  (2)
Current portion capital leases                         73,510                                                690,200  (2)
Accounts payable                                    2,039,122         $1,930,980           84,690        (3,017,670)  (1)(2)(3)
Accrued expenses                                    3,338,419            767,661          782,997        (2,744,956)  (1)(2)(3)
Pre-petition liabilities                                              80,598,956                        (80,598,956)  (1)
Deferred revenues                                     900,000
Contractual settlements and
other unusual charges                                 480,551
                                              ----------------   ----------------   --------------    ---------------
Total current liabilities                          11,882,709         83,297,597          918,146       (78,156,411)

Long-term debt:

Payable to related parties                         23,149,508                                              1,500,000  (3)
Payable to others                                     287,556                             644,190          3,203,940  (2)
Obligations under capital leases                      202,557                           5,380,965          1,712,089  (2)
14% preferred mandatorily
redeemable at $6,742,960                            6,404,228
Other  equity:

Common stock                                           52,482             50,000          348,756          (375,468)  (1)(2)
Additional paid in capital                         35,702,864                                              4,926,217  (1)(2)
Accumulated deficit                              (25,638,420)       (69,688,937)      (1,718,923)         71,407,860  (1)(2)
                                              ----------------   ----------------   --------------    ---------------
Total other equity                                 10,116,926       (69,638,937)      (1,370,167)         75,958,609
                                              ================   ================   ==============    ===============
                                                  $52,043,484        $13,658,660       $5,573,134         $4,218,227
                                              ================   ================   ==============    ===============

          The accompanying footnotes to the financial information are an integral part of these financial statements.




                                                                     Pro Forma
                                                 Pro Forma          Adjustments                   Pro Forma
                                                 Combined        for this Offering               As Adjusted
                                              ----------------   -------------------           ----------------
Assets
Current assets:

Cash                                                 $797,760           $14,505,000   (4)          $15,302,760
Accounts receivable, net                            1,570,576                                        1,570,576
Other current assets                                  334,183                                          334,183
                                              ----------------   -------------------           ----------------
Total current assets                                2,702,519            14,505,000                 17,207,519

Property and equipment, net                        32,078,679                                       32,078,679
Intangible assets, net                             40,371,397                                       40,371,397
Other assets                                          340,910                                          340,910
                                              ================   ===================           ================
                                                  $75,493,505           $14,505,000                $89,998,505
                                              ================   ===================           ================
Liabilities and  Equity
Current liabilities:

Current portion of long-term debt:

Payable to related parties                        $10,825,000          ($8,000,000)   (4)           $2,825,000
Payable to others                                   1,791,537                                        1,791,537
Current portion capital leases                        763,710                                          763,710
Accounts payable                                    1,037,122                                        1,037,122
Accrued expenses                                    2,144,121                                        2,144,121
Pre-petition liabilities
Deferred revenues                                     900,000                                          900,000
Contractual settlements and
other unusual charges                                 480,551                                          480,551
                                              ----------------   -------------------           ----------------
Total current liabilities                          17,942,041           (8,000,000)                  9,942,041

Long-term debt:

Payable to related parties                         24,649,508                                       24,649,508
Payable to others                                   4,135,686                                        4,135,686
Obligations under capital leases                    7,295,611                                        7,295,611
14% preferred mandatorily
redeemable at $6,742,960                            6,404,228                                        6,404,228
Other  equity:

Common stock                                           75,770                67,500   (4)              143,270
Additional paid in capital                         40,629,081            22,437,500   (4)           63,066,581
Accumulated deficit                              (25,638,420)                                     (25,638,420)
                                              ----------------   -------------------           ----------------
Total other equity                                 15,066,431            22,505,000                 37,571,431
                                              ================   ===================           ================
                                                  $75,493,505           $14,505,000                $89,998,505
                                              ================   ===================           ================


          The accompanying footnotes to the financial information are an integral part of these financial statements.


PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1996

-----------------------------------------------------------------------------------------------------------------------------



                                                         PhoneTel           IPP and
                                                       Technologies      Paramount (5)         Amtel              POA
                                                      ---------------   ----------------   ---------------   ---------------

Revenues                                                 $16,805,510         $2,488,680        $7,204,822        $3,768,225

Operating expenses:

Line and transmission charges                              3,866,207            585,463         2,428,704           698,365
Location commissions                                       2,536,730            376,269         1,639,127           436,681
Other operating expenses                                   5,047,451            356,816           321,947         1,060,772
Depreciation and amortization                              5,312,885            183,931           777,823           698,212
Selling, general and administrative                        2,398,724            492,244         2,231,970           883,212
Contractual settlements and
other unusual charges                                      5,334,514
                                                      ---------------   ----------------   ---------------   ---------------

                                                          24,496,511          1,994,723         7,399,571         3,777,242
                                                      ---------------   ----------------   ---------------   ---------------

Loss from operations                                     (7,691,001)            493,957         (194,749)           (9,017)

Other income (expense):

Interest expense - related parties                       (1,816,890)
Interest expense - others                                  (274,221)           (30,881)           (6,077)         (333,230)
Interest income                                                1,976                                1,606
Reorganization expenses                                                                         (789,888)
Other                                                                          (12,638)         (959,011)          (51,364)
                                                      ---------------   ----------------   ---------------   ---------------
 Total other income (expense)                            (2,089,135)           (43,519)       (1,753,370)         (384,594)
                                                      ---------------   ----------------   ---------------   ---------------

Loss before income taxes

and extraordinary item                                   (9,780,136)            450,438       (1,948,119)         (393,611)

Income taxes                                                                                        4,000

                                                      ---------------   ----------------   ---------------   ---------------
Loss before extraordinary item                          ($9,780,136)           $450,438      ($1,952,119)        ($393,611)
                                                      ===============   ================   ===============   ===============

Earnings per share calculation:

Preferred dividend requirement                             (134,741)
                                                      ---------------
Loss before extraordinary
 item applicable to
 common shareholders                                    ($9,914,877)           $450,438      ($1,952,119)        ($393,611)
                                                      ===============   ================   ===============   ===============
Loss per common share before
extraordinary item  (10)                                      ($2.77)
                                                      ===============

Weighted average number of shares                          3,576,381            216,217         2,162,163           166,666
                                                      ===============   ================   ===============   ===============


              The accompanying footnotes to the financial information are an integral part of these financial statements.




                                               Pro Forma
                                              Adjustments                                       Pro Forma
                                                  for                      Pro Forma           Adjustments            Pro Forma
                                             Acquisitions                  Combined         for this Offering        As Adjusted
                                            ----------------            ----------------    ------------------    ----------------

Revenues                                      ($27,625) (7)             $30,239,612                                $30,239,612

Operating expenses:

Line and transmission charges                                             7,578,739                                  7,578,739
Location commissions                                                      4,988,807                                  4,988,807
Other operating expenses                      (206,786) (6)(7)            6,580,200                                  6,580,200
Depreciation and amortization                 2,062,209 (6)(7)(8)         9,035,060                                  9,035,060
Selling, general and administrative         (1,481,569) (6)(7)(8)         4,524,581                                  4,524,581
Contractual settlements and
other unusual charges                                                     5,334,514                                  5,334,514
                                            ------------
                                                                    ----------------                             --------------
                                                373,854                  38,041,901                                 38,041,901
                                            ------------            ----------------                             --------------

Loss from operations                          (401,479)                 (7,802,289)                                (7,802,289)

Other income (expense):

Interest expense - related parties            (581,446) (9)             (2,398,336)              $530,000 7)       (1,868,336)
Interest expense - others                        51,414 (6)(7)            (592,995)                                  (592,995)
Interest income                                                               3,582                                      3,582
Reorganization expenses                         789,888 (6)                       -
Other                                           959,011 (6)                (64,002)                                   (64,002)
                                            ------------            ----------------    ------------------       --------------
 Total other income (expense)                 1,218,867                 (3,051,751)               530,000          (2,521,751)
                                            ------------            ----------------    ------------------       --------------

Loss before income taxes
and extraordinary item                          817,388                (10,854,040)               530,000         (10,324,040)

Income taxes                                                                  4,000                                      4,000

                                            ------------            ----------------    ------------------       --------------
Loss before extraordinary item                 $817,388               ($10,858,040)              $530,000        ($10,328,040)
                                            ============            ================    ==================       ==============

Earnings per share calculation:

Preferred dividend requirement                                            (134,741)                                  (134,741)
                                                                    ----------------                             --------------
Loss before extraordinary
 item applicable to
common shareholders                            $817,388               ($10,992,781)              $530,000        ($10,462,781)
                                            ============            ================    ==================       ==============
Loss per common share before
extraordinary item  (10)                                                    ($1.80)                       (10)         ($0.81)
                                                                    ================                             ==============

Weighted average number of shares                                         6,121,427             6,750,000 (11)      12,871,427
                                                                    ================    ==================       ==============


              The accompanying footnotes to the financial information are an integral part of these financial statements.



PhoneTel Technologies, Inc. and Subsidiaries

Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended December 31, 1995

---------------------------------------------------------------------------------------------------------------------------------



                                                                          World, Public
                                                       PhoneTel          Telephone, IPP
                                                     Technologies       & Paramount (12)           Amtel              POA
                                                    ----------------   --------------------   ----------------   --------------
Revenues                                                $18,717,983            $18,488,923        $17,059,140       $8,215,135

Operating expenses:

Line and transmission charges                             5,475,699              6,377,191          6,862,015        3,599,271
Location commissions                                      3,467,626              2,361,157          3,921,741        1,178,156
Other operating expenses                                  5,310,262              1,847,352          2,651,734          289,036
Depreciation and amortization                             4,383,049              2,059,628          1,621,029        1,218,095
Selling, general and administrative                       3,200,742              5,229,060         15,103,091        1,911,624
Other                                                                                                 67,356
Contractual settlements and
other unusual charges                                     2,169,503
                                                    ----------------   --------------------   ----------------   --------------

                                                         24,006,881             17,874,388         30,226,966        8,196,182
                                                    ----------------   --------------------   ----------------   --------------

Loss from operations                                    (5,288,898)                614,535       (13,167,826)           18,953

Other income (expense):
Interest expense - related parties

Interest expense - others                                 (836,911)            (1,109,102)        (7,429,502)        (971,141)
Interest income                                              16,112                 19,671                                 415
Reorganization expenses                                                                             (539,942)
Other                                                                            (405,505)          (429,967)         (68,517)
                                                    ----------------   --------------------   ----------------   --------------
 Total other income (expense)                             (820,799)            (1,494,936)        (8,399,411)      (1,039,243)
                                                    ----------------   --------------------   ----------------   --------------
                                                    ----------------   --------------------   ----------------   --------------

Loss before income taxes
and extraordinary item                                  (6,109,697)              (880,401)       (21,567,237)      (1,020,290)

Income taxes                                                                        38,100              4,000        (277,720)

                                                    ----------------   --------------------   ----------------   --------------

Loss before extraordinary item                         ($6,109,697)             ($918,501)      ($21,571,237)       ($742,570)
                                                    ================   ====================   ================   ==============

Earnings per share calculation:

Preferred dividend requirements                           (309,668)              (343,567)
                                                    ----------------   --------------------
Loss before extraordinary
  item applicable to
  common shareholders                                  ($6,419,365)           ($1,262,068)      ($21,571,237)       ($742,570)
                                                    ================   ====================   ================   ==============

Loss per common share before
  extraordinary item  (10)                                  ($3.29)
                                                    ================

Weighted average number of shares                         1,950,561              1,086,171          2,162,163          166,666
                                                    ================   ====================   ================   ==============

                The accompanying footnotes to the financial information are an integral part of these financial statements.



                                          Pro Forma
                                          Adjustments                                          Pro Forma
                                              for                          Pro Forma          Adjustments              Pro Forma
                                          Acquisitions                     Combined        for this Offering          As Adjusted
                                         ---------------                ----------------   -------------------      --------------

Revenues                                   ($2,871,447)  (13)(14)           $59,609,734                               $59,609,734

Operating expenses:

Line and transmission charges               (1,694,515)  (13)                20,619,661                                20,619,661
Location commissions                        (1,067,000)  (13)(15)             9,861,680                                 9,861,680
Other operating expenses                    (3,027,295)  (13)(14)(15)         7,071,089                                 7,071,089
Depreciation and amortization                 8,686,142  (13)(14)(15)        17,967,943                                17,967,943
Selling, general and administrative        (14,309,744)  (13)(14)(15)        11,134,773                                11,134,773
Other                                                                            67,356                                    67,356
Contractual settlements and
other unusual charges                                                         2,169,503                                 2,169,503
                                         ---------------                ----------------                          ----------------
                                           (11,412,412)                      68,892,005                                68,892,005
                                         ---------------                ----------------                          ----------------

Loss from operations                          8,540,965                     (9,282,271)                               (9,282,271)

Other income (expense):

Interest expense - related parties          (8,298,232)  (16)               (8,298,232)        $1,060,000 (18)        (7,238,232)
Interest expense - others                     8,215,247  (13)(14)           (2,131,409)                               (2,131,409)
Interest income                                                                  36,198                                    36,198
Reorganization expenses                         539,942  (13)
Other                                           429,967  (13)                 (474,022)                                 (474,022)
                                         ---------------                ----------------   ---------------        ----------------
 Total other income (expense)                   886,924                    (10,867,465)         1,060,000             (9,807,465)
                                         ---------------                ----------------   ---------------        ----------------
                                         ---------------                ----------------   ---------------        ----------------

Loss before income taxes
and extraordinary item                        9,427,889                    (20,149,736)         1,060,000            (19,089,736)

Income taxes                                   (38,100)  (15)                 (273,720)                                 (273,720)

                                         ---------------                ----------------   ---------------        ----------------

Loss before extraordinary item               $9,465,989                   ($19,876,016)        $1,060,000           ($18,816,016)
                                         ===============                ================   ===============        ================

Earnings per share calculation:

Preferred dividend requirements                                               (653,235)                                 (653,235)
                                                                        ----------------                          ----------------
Loss before extraordinary
  item applicable to
  common shareholders                        $9,465,989                   ($20,529,251)        $1,060,000           ($19,469,251)
                                         ===============                ================   ===============        ================

Loss per common share before
  extraordinary item  (10)                                                      ($3.83)                    (10)           ($1.61)
                                                                        ================                          ================

Weighted average number of shares                                             5,365,561         6,750,000  (11)        12,115,561
                                                                        ================   ===============        ================

                The accompanying footnotes to the financial information are an integral part of these financial statements.



        FOOTNOTES TO PRO FORMA FINANCIAL INFORMATION

(1)     ACCOUNTING ENTRY FOR ASSETS PURCHASED FROM AMTEL


                                              Debit               Credit
        Cash                                                 $  6,400,188
        Accounts receivable, net                                  527,883
        Other current assets                                      137,553
        Other assets                                            1,517,425
        Property and equipment, net                             8,566,221
        Intangible assets, net           $ 8,525,949
        Accounts payable                   1,930,980
        Pre-petition payables             80,598,956
        Accrued expenses                     370,161
        Common stock                          28,379
        Additional paid in capital                              4,616,218
        Accumulated deficit                                    69,688,937

        Represents the acquisition of selected assets of Amtel for a purchase price consisting of: (i) $7,000,000 in cash ($1,300,000 paid in June 1996); (ii) 2,162,163 unregistered shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 13, 1996, less an unregistered and block discount of 20.19% as determined by an independent valuation firm) $4,637,840, or $2.15 per share; and (iii) acquisition expenses of approximately $675,122; and the elimination of assets and liabilities not acquired.

(2)     ACCOUNTING ENTRY FOR THE POA ACQUISITION

                                               Debit                 Credit
        Cash                                                       $  200,000
        Accounts receivable, net                                      372,558
        Other current assets                                            7,531
        Property and equipment, net          $ 2,891,481
        Intangible assets, net                 5,613,562
        Other assets                                                1,093,406
        Current portion of long-term debt
          - others                                                    238,425
        Current portion of long-term
          leases                                                      690,200
        Accounts payable                          84,690
        Accrued expenses                         610,249
        Long-term debt - others                                     3,203,940
        Obligations under capital leases                            1,712,089
        Common stock                             347,089
        Additional paid in capital                                    309,999
        Accumulated deficit                                         1,718,923

(2)     ACCOUNTING ENTRY FOR THE POA ACQUISITION
        (continued)

        Represents the acquisition of POA for a purchase price consisting of: (i) $500,000 in cash ($300,000 paid in March 1996); (ii)
        166,666 unregistered shares of Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by an independent valuation firm) $311,665, or $1.87 per share; (iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to selling shareholders of POA, $3,634,114; (v) assumption of other debt $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses; and the elimination of assets and liabilities not acquired.

(3) FINANCING TO COMPLETE THE ACQUISITION OF AMTEL AND POA AND TO PROVIDE ADDITIONAL WORKING CAPITAL

                                             Debit              Credit
        Cash                             $  5,950,000
        Intangibles, net                       60,000
        Accrued expenses                    1,764,546
        Accounts payable                    1,002,000
        Current long-term debt                                 $ 7,276,546
        Long-term debt                                           1,500,000

        Represents the additional borrowings under the Credit Agreement, as amended September 13, 1996, to complete the acquisitions of POA and Amtel, pay related acquisition expenses and to pay other obligations of the Company. The portion reflected as current long-term debt is not contractually due within one year; it is reflected as current solely to reflect the Company's intent to repay a portion of the debt with proceeds of the Offering.

(4)     ADJUSTMENTS FOR THE OFFERING
                                               Debit              Credit
        Cash                             $   14,505,000
        Current long-term debt -
          related parties                     8,000,000
        Special Series A Preferred                5,000                5,000
        Common Stock                                                  67,500
        Additional paid in capital                                22,437,500

        Represents the proceeds from the sale of 6,250,000 shares of Common Stock at an offering price of $4.00 per share, net of estimated transaction fees of $2,500,000; the repayment of $8,000,000 in related party debt; and, the exercise of warrants to purchase, in the aggregate, 25,000 shares of Series A Preferred by the Selling Shareholders and the immediate conversion by the Selling Shareholders of the shares of Series A Preferred into 500,000 shares of Common Stock. The Company would receive proceeds of $5,000 from the exercise of the Series A Preferred warrants by the Selling Shareholders. The Company will receive no proceeds from the sale of the 500,000 shares of Common Stock being sold by the Selling Shareholders.

(5)     PRO FORMA ADJUSTMENTS FOR THE ACQUISITIONS COMPLETED ON MARCH 15,
        1996

        The following adjustment combines the operations of IPP and Paramount for the period from January 1, 1996 through March 14, 1996.

                                    IPP          Paramount      Combined

        Revenues                 $   856,459   $ 1,632,221    $ 2,488,680

        Operating expenses:
        Line & transmission charges  309,582       275,881        585,463
        Location commissions         144,412       231,857       376,269
        Other operating expenses      90,474       266,342       356,816
        Depreciation & amortization  102,013        81,918       183,931
        Selling, general, & admin.   296,181       196,063       492,244
                                  ----------    -----------   -----------
                                     942,662     1,052,061     1,994,723
                                  ----------    -----------    ----------
        Loss from operations         (86,203)      580,160       493,957
        Other income (expense):
        Interest expense             (19,511)      (11,370)      (30,881)
        Other                              -       (12,638)      (12,638)
                                 ------------   -----------    ----------
                                     (19,511)      (24,008)      (43,519)
        Loss before income taxes    (105,714)      556,152       450,438
        Income taxes                       -             -             -
                                ------------   -----------    ----------
        Net loss                $   (105,714)  $   556,152   $   450,438
                                =============  ============  ============

(6)     AMTEL'S COST SAVINGS FOR THE SIX MONTHS ENDED JUNE 30, 1996

        Represents the estimated reduction in: (i) selling, general, and administrative expenses of $823,408; (ii) other operating expenses of $25,000; (iii) reorganization expenses of $789,888; (iv) interest expense of $6,077; and (v) other expense of $959,011 resulting from the acquisition of certain assets of Amtel offset by the incremental increase in depreciation and amortization of $555,275 associated with the acquired tangible and intangible assets. The savings are primarily due to the elimination of costs associated with Amtel's operations which were not acquired, the closing of certain offices, the elimination of redundant executives and administrative personnel in billing and other operating areas, and the elimination of the costs associated with the bankruptcy of Amtel. The increase in property and equipment is assumed to depreciate over 60 months, other assets over 36 months, while the intangible assets, consisting primarily of existing telephone location contracts, is being amortized over 54 months, representing the average remaining life of all acquired telephone location contracts.

(7)     POA'S PRO FORMA ADJUSTMENTS FOR THE SIX MONTHS ENDED JUNE 30, 1996

        Represents the estimated reduction in revenues, from the acquisition of POA, of $27,625; and the estimated cost savings consisting of: (i) other operating expenses, $181,786; (ii) selling, general, and administrative expenses, $419,400; (iii) interest expense of $45,337; offset by the incremental depreciation and amortization of $762,025 associated with the acquired tangible and intangible assets. The savings are primarily the result of the elimination of certain offices, executives and administrative personnel in billing and other operating areas. The increase in property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of POA's existing telephone location contracts, is being amortized over 72 months, representing the average remaining life of all acquired contracts.

(8) IPP'S AND PARAMOUNT'S PRO FORMA ADJUSTMENTS FOR THE PERIOD FROM JANUARY 1 THROUGH MARCH 14, 1996

        Represents the estimated reduction in selling, general, and administrative expenses, $238,761; offset by the incremental depreciation and amortization of $744,909 associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other areas. The increase in property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of POA's existing telephone location contracts, is being amortized over 60 months, representing the average remaining life of all acquired contracts.

(9)     INTEREST ON THE ADDITIONAL DEBT FOR THE SIX MONTHS ENDED JUNE 30,
        1996

        Represents the estimated increase in interest expense of $581,446 resulting from the additional debt, under the Credit Agreement, required to complete the Amtel and POA acquisitions, pay related expenses and other obligations, at an assumed interest rate of 13.25%.

(10)    CALCULATION OF EARNINGS PER SHARE

        Loss per share excludes an increase of the loss to common shareholders of $2,002,386 realized on redemption of the 10% Preferred, 8% Preferred, and 7% Preferred and an extraordinary loss of $267,281 realized on the restructuring of the Company's debt on March 15, 1996.

(11)    SHARES OF COMMON STOCK PROJECTED TO BE OUTSTANDING

        Represents 6,250,000 shares of Common Stock (excluding the Underwriters' Over Allotment) sold pursuant to this Offering, and, the exercise of warrants to purchase, in the aggregate, 25,000 shares of Series A Preferred by the Selling Shareholders and the immediate conversion by the Selling Shareholders of the shares of Series A Preferred into 500,000 shares of Common Stock.

(12) PRO FORMA ADJUSTMENTS FOR THE ACQUISITIONS COMPLETED IN SEPTEMBER AND OCTOBER 1995 AND MARCH 1996

        Represents the operations of World, Public Telephone, IPP and Paramount for the period from January 1, 1995 through December 31, 1995 or the date of acquisition, as appropriate.


                                                             Public             IPP and
                                         World              Telephone          Paramount
                                     January 1, 1995 -   January 1, 1995 -   January 1, 1995
                                     September 21, 1995  October 14, 1995   December 31, 1995    Combined

        Revenues                     $   6,317,048        $1,941,190         $10,230,685       $18,488,923

        Operating expenses:
        Line and transmission charges    2,706,199           535,771           3,135,221         6,377,191
        Location commissions               852,944           196,243           1,311,970         2,361,157
        Other operating expenses         1,026,000           112,071             709,281         1,847,352
        Depreciation and amortization      855,059           268,262             936,307         2,059,628
        Selling, general and
          administrative                 1,276,056           594,588           3,358,416         5,229,060
                                      ------------        ----------         ------------       -----------

                                         6,716,258         1,706,935           9,451,195        17,874,388
                                     -------------        ----------         -----------        ----------
        Income (loss) from
          operations                      (399,210)          234,255             779,490           614,535
        Other income (expense):
        Interest expense                  (590,980)         (304,664)           (213,458)       (1,109,102)
        Interest income                        834             3,371              15,466            19,671
        Other                                    -          (321,923)            (83,582)         (405,505)
                                     -------------      -------------       ------------    ---------------
                                          (590,146)         (623,216)           (281,574)       (1,494,936)
                                     ---------------    -------------       ------------    ---------------

        Income (loss) before taxes        (989,356)         (388,961)            497,916          (880,401)
        Income taxes                             -                 -              38,100            38,100
                                     -------------       ------------       ------------    ---------------
        Net income (loss)            $    (989,356)     $   (388,961)        $   459,816     $    (918,501)
                                     =============      =============       ============    ===============

(13)    AMTEL'S PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1995

        Represents the estimated reduction in revenues (for assets not acquired) resulting from the acquisition of Amtel, $2,859,394;
        and the estimated reduction in of: (i) selling, general, and administrative expenses of $11,360,614; (ii) other operating expenses of $2,131,584; (iii) line and transmission charges of $1,694,515; (iv) commissions expense of $800,000; (v) interest expense, excluding the effects of debt borrowed to fund the acquisitions, of $7,429,502; (vi) reorganization expense of $539,942; (vii) other expenses of $429,967; offset by the incremental increase in depreciation and amortization of $1,045,167 associated with the acquired tangible and intangibles assets. The savings are primarily due to the elimination of employees and expenses resulting from the restructuring plan implemented by the trustee on behalf of the bankruptcy court in the later part of 1995, the elimination of costs associated with Amtel's operations which were not acquired, the closing of certain offices, the elimination of the redundant executives and administrative personnel in billing and other operating areas, and the elimination of costs associated with the bankruptcy of Amtel. The increase in property and equipment is assumed to depreciate over 60 months, other assets over 36 months, while the intangible assets, consisting primarily of existing telephone location contracts, is being amortized over 54 months, representing the average remaining life of all acquired contracts.

(14)    POA'S PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1995

        Represents the estimated reduction in revenues (for assets not acquired) resulting from the acquisition of POA, $12,053; and the estimated reductions in: (i) other operating expenses, $95,711;
        (ii) selling, general and administrative expenses, $945,079; (iii) interest expense of $722,745; offset by the incremental depreciation and amortization of $1,524,050 associated with the acquired tangible and intangible assets. The savings are primarily the result of the elimination of certain offices, executives and administrative personnel in billing and other operating areas. The increase in property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of POA's existing telephone location contracts, is being amortized over 72 months, representing the average remaining life of all acquired contracts.

(15)    EXPENSE REDUCTIONS RELATING TO THE ACQUISITIONS COMPLETED
        IN SEPTEMBER AND OCTOBER 1995 AND MARCH 1996

        Represents the estimated expense reductions relating to the acqui-sitions of World, Public Telephone, IPP and Paramount for 1995 through the date of acquisition, where appropriate, consisting of:
        (i) location commissions, $267,000; (ii) other operating expenses, $800,000; (iii) selling, general and administrative expenses, $2,004,051; (iv) income taxes, $38,100; offset by the incremental depreciation and amortization of $6,116,925 associated with the acquired tangible and intangible assets. The savings are primarily the result of the elimination of certain offices, executives and administrative personnel in billing and other operating areas. The increase in property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of existing telephone location contracts, is being amortized over the estimated average remaining terms of the acquired contracts, ranging from 36 to 72 months.

(16)    INTEREST ON THE ADDITIONAL DEBT FOR THE YEAR ENDED DECEMBER 31,
        1995

        Represents the incremental increase in interest expense of $8,298,232 resulting from the additional debt required to complete the World, Public Telephone, IPP, Paramount, POA and Amtel acquisitions and pay related expenses and other obligations, at an assumed interest rate of 13.25%.

(17)    INTEREST SAVINGS ON THE DEBT REPAID FOR THE PERIOD ENDED JUNE 30,
        1996

        Represents the interest savings of $530,000 resulting from the repayment of debt, under the Credit Agreement, with $8,000,000 of the Offering proceeds.

(18)    INTEREST SAVINGS ON THE DEBT REPAID FOR THE YEAR ENDED DECEMBER 31,
        1995

        Represents the interest savings of $1,060,000 resulting from the repayment of debt, under the Credit Agreement, with $8,000,000 of the Offering proceeds.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes thereto which appear elsewhere in this Prospectus.

OVERVIEW

         The Company derives substantially all of its revenues from coin calls and non-coin calls placed from its pay telephones. Non-coin calls include calling cards, credit cards, collect calls and third party billed calls. Typically, each public pay telephone has a presubscribed (dedicated) provider of long distance and OSPs. The Company receives revenues for non-coin calls placed from its pay telephones in the form of commissions from its presubscribed long distance and OSPs based on the volume of calls made as well as the amount generated per call. Pursuant to recently promulgated FCC regulations, the Company is able to derive additional revenues from access it provides callers to any carrier other than the presubscribed carrier. This practice is commonly referred to as "dial-around" access. The Company believes that the rules and regulations recently promulgated by the FCC under Section 276 of the Telecommunications Act will result in additional revenues for the Company by (i) providing for dial-around compensation of $45.85 per telephone per month from October 20, 1996 through October 1, 1997, and for per-call compensation thereafter, at a rate initially set at $.0.35 per cell (as compared with the flat fee of $6.00 per telephone per month in place prior to October 20, 1996) and (ii) restricting certain subsidies and discriminatory practices by BOCs and other LECs in favor of their own pay telephone services which, the Company believes, may result in an increase in the local coin drop rate thereby generating additional revenues. However, there can be no assurance as to the ultimate effect that the rules and policies adopted by the FCC on its own or after judicial review will have on the Company's business, results of operations or financial condition. See "Business -- Governmental Regulations."

         The Company's principal operating expenses consist of (i) telephone line charges, (ii) commissions paid to location providers which are typically expressed as a percentage of revenues and are fixed for the term of the agreements with the respective location providers, and (iii) field service and collection costs which are principally comprised of personnel costs of collecting coins from and maintaining the Company's pay telephones. The Company pays monthly line charges to BOCs and other LECs for interconnection to the local network for local calls, which are computed on either a flat monthly charge plus a per message or per minute usage rate based on the time and duration of the call. The Company also pays fees to BOCs and other LECs and long distance carriers based on usage for local or long distance coin calls. The Company believes that the rules and regulations recently promulgated by the FCC under Section 276 of the Telecommunications Act may result in cost reductions by restricting certain subsidies and discriminatory practices by LECs in favor of their own pay telephone services thereby reducing tariffed rates charged by BOCs and other LECs for such services. However, there can be no assurance that the rules and policies ultimately adopted by the FCC on its own or after judicial review will not have a material adverse effect on the Company's business, results of operations or financial condition.

         Notwithstanding the aforementioned anticipated benefits of Section 276 and the implementing regulations, as a result of the provisions permitting BOCs to negotiate with location owners and select interLATA long distance carriers for their pay telephones, it is anticipated that Section 276 and the implementing regulations may also result in increased competition for pay telephone locations and a concomitant increase in the commissions payable to location owners. Moreover, revenues may be diminished if the FCC prescribes lower benchmark rates for interstate operator long distance calls. See "Business -- Governmental Regulations."

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, certain information from the Company's Consolidated Statements of Operations, included elsewhere in this Prospectus, expressed as a percentage of total revenues:

                                                                                           Six Months
                                                      Year Ended December 31,            Ended June 30,
                                               ----------------------------------     --------------------
                                                 1993         1994         1995         1995         1996
                                               ------       ------        -------      ------        -----
Total revenues:
   Coin calls............................        38.3%         53.1%        64.8%       63.4%        62.0%
   Non-coin..............................        54.9          33.5         20.2        29.3         31.5
   Other revenues........................         6.8          13.4         15.0         7.3          6.5
Operating Expenses:
   Line charges..........................        25.1          28.1         29.3        26.7         23.0
   Location commissions..................        23.5          21.4         18.5        19.2         15.1
   Depreciation and amortization.........         8.1          14.1         23.4        18.2         31.7
   Selling, general and administrative
     expenses............................        21.7          17.9         17.1        17.1         14.3
   Other operating expenses..............        27.2          26.9         28.4        34.1         30.0
   Contractual settlements and other
     unusual charges.....................        -             -            11.6        -            31.8
                                                -----         -----        --------    -----        -----
Total operating expenses.................       105.6         108.4        128.3       115.2        145.8

EBITDA...................................         2.6           5.8          6.8         3.0         17.6
Interest expense, net....................         1.6           2.4          4.5         2.7         12.4
Loss before extraordinary items..........        (7.0)        (10.7)       (32.6)      (17.9)       (58.2)
Extraordinary items......................          -             -            -           -          (1.6)
Net loss.................................        (7.0)        (10.7)       (32.6)      (17.9)       (59.8)



SIX MONTHS ENDED JUNE 30, 1996 AND 1995

         Total Revenues. Total revenues from all product lines increased $8,927,448, or 113.3%, from $7,878,062 for the six months ended June 30,
1995 to $16,805,510 for the six months ended June 30, 1996. This increase is attributable primarily to an increase in the number of installed pay telephones, which increased by 9,788, or 194.3%, from June 30, 1995 to June 30, 1996, with the majority of the increase occurring in the fourth quarter of 1995 and the first quarter of 1996 due to the Company's recent acquisitions.

         Revenues from coin calls increased $5,416,015 or 108.4%, from $4,995,329 for the six months ended June 30, 1995 to $10,411,344 for the six months ended June 30, 1996. Non-coin revenues increased $2,987,035, or 129.6%, from $2,305,495 for the six months ended June 30, 1995 to $5,292,530 for the six months ended June 30, 1996. The increases were primarily due to the acquisition and installation of pay telephones producing additional revenues. However, the increase in non-coin revenues was offset in part by a reduction in operator assisted calls as a result of aggressive dial-around advertising by long distance carriers such as AT&T and MCI Communications Corporation ("MCI").

         Other revenues increased $524,398, or 90.8%, from $577,238 for the six months ended June 30, 1995 to $1,101,636 for the six months ended June 30, 1996. This increase was primarily the result of an increase in the number of pay telephones and increased revenues from dial-around calls.

         Operating Expenses. Total operating expenses increased $15,419,091, or 169.9%, from $9,077,420 for the six months ended June 30,
1995 to $24,496,511 for the six months ended June 30, 1996. Operating expenses represented 115.2% of total revenues for the six months ended June 30, 1995 and 145.8% of total revenues for the six months ended June 30, 1996.

         Line and transmission charges increased $1,765,780, or 84.1%, from $2,100,427 for the six months ended June 30, 1995 to $3,866,207 for the six months ended June 30, 1996. Line charges represented 26.7% of total revenues for the six months ended June 30, 1995 and 23.0% of total revenues for the six months ended June 30, 1996, a decrease of 3.7%. The dollar increase in line charges was, in part, due to additional telephones acquired from IPP and Paramount, the increases in coin calls resulting from the continuation of the 1994 program which offered customers a three minute long-distance call anywhere in the continental United States for $0.75 (the "$0.75 Long Distance Call Program" subsequently changed to $1.00 for the first three minutes in some locations), as well as increases in certain local telephone company line charges.

         Location commissions increased $1,020,365, or 67.3%, from $1,516,365 for the six months ended June 30, 1995 to $2,536,730 for the six months ended June 30, 1996. Location commissions represented 19.2% of total revenues for the six months ended June 30, 1995 and 15.1% of total revenues for the six months ended June 30, 1996, a decrease of 4.1%. The dollar increase is due to location agreements from pay telephones acquired in the acquisitions of World and Public Telephone, while the percentage decrease is due to such location agreements having lower commission rates than those for the Company's existing pay telephones.

         Other operating expenses (consisting of personnel costs, rent, utilities, repair and maintenance of the phones, operator services processing fees and property and sales taxes), increased $2,364,741, or 88.1%, from $2,682,710 for the six months ended June 30, 1995 to $5,047,451 for the six months ended June 30, 1996. Other operating expenses represented 34.1% of total revenues for the six months ended June 30, 1995 and 30.0% of total revenues for the six months ended June 30, 1996, a decrease of 4.1%. The dollar increase was primarily the result of higher personnel costs, rent, utilities and service related expenses attributable to the outsourcing of operator services and to the acquisitions of World and Public Telephone completed in September and October 1995, respectively, and to a lesser extent, the acquisitions of IPP and Paramount completed in March 1996, the increase in the Company's pay telephone base, and the additional field personnel to accommodate the increased business. The percentage decrease reflects the economies of scale resulting from these acquisitions that the Company has already realized. Additional economies of scale are expected to be realized from acquisitions made in September 1996, resulting in the further decrease of other operating expenses as a percentage of total revenues for the full year 1996.

         Depreciation and amortization increased $3,880,394, or 270.9%, from $1,432,491 for the six months ended June 30, 1995 to $5,312,885 for the six months ended June 30, 1996. Depreciation and amortization represented 18.2% of total revenues for the six months ended June 30, 1995 and 31.6% of total revenues for the six months ended June 30, 1996, an increase of 13.4%. The dollar and percentage increases were primarily due to the Company's acquisitions and expansion of its pay telephone base, purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

         Selling, general and administrative ("SG&A") expenses increased $1,053,297, or 78.3%, from $1,345,427 for the six months ended June 30, 1995 to $2,398,724 for the six months ended June 30, 1996. SG&A represented 17.1% of total revenues for the six months ended June 30, 1995 and 14.3% of total revenues for the six months ended June 30, 1996, a decrease of 2.8%. The dollar increase was primarily the result of the acquisitions of World, Public Telephone, IPP and Paramount, while the percentage decrease was due primarily to the additional revenues from these acquisitions and the resulting economies of scale provided by such acquisitions.

         Contractual settlements and other unusual charges consist primarily of: (i) the settlement of contractual obligations under certain employment contracts, $325,000; (ii) the settlement of other contractual obligations, $210,599; (iii) the write-off of selected assets in connection with the continued evaluation of the Company's operations and certain one-time charges for changes to the operations of the Company, $282,131;
(iv) losses recognized on the early pay-off of obligations under capital leases and other debt concurrent with the debt restructuring completed on March 15, 1996, $630,645; and (v) the estimated fair market value of the Nominal Value Warrants charged to operations on March 15, 1996, $3,886,139. In the aggregate, contractual settlements and other unusual charges were $5,334,514, or 31.7% of total revenues, for the six months ended June 30, 1996 and $0 for the six months ended June 30, 1995.

         EBITDA. EBITDA increased $2,723,265 or 1,168.1%, from $233,133 for the six months ended June 30, 1995 to $2,956,398 for the six months ended June 30, 1996. For the reasons discussed above, EBITDA represented 3.0% of total revenues for the six months ended June 30, 1995 and 17.6% for the six months ended June 30, 1996.

         Other Expense and Income. Other expense and income is comprised of interest expense incurred on debt with related parties and others and interest income. Total other expense (net of interest income) increased $1,875,493, or 877.9%, from $213,642 for the six months ended June 30, 1995 to $2,089,135 for the six months ended June 30, 1996. Other expenses represented 2.7% of total revenues for the six months ended June 30, 1995 and 12.4% of total revenues for the six months ended June 30, 1996, an increase of 9.7%. The dollar and percentage increases were due to the financing obtained for the recent acquisitions. Related party interest expense was $1,816,890 for the six months ended June 30, 1996, representing 10.8% of total revenues. Included in related party interest expense was non-cash interest expense of $561,008, or 3.3% of revenues, for the six months ended June 30, 1996, representing the accretion of the debt under the Credit Agreement to its maturity amount.

         Extraordinary Items. The Company recorded an extraordinary loss of $267,281 representing 1.6% of total revenues for the six months ended June 30, 1996. The extraordinary loss related to one-time costs that were incurred in connection with the restructuring of the Company's long-term debt. Concurrent with the restructuring of the Company's debt and the redemption of the 10% Preferred, 8% Preferred and 7% Preferred, the Company recorded the difference between the carrying value of the 10% Preferred, 8% Preferred and 7% Preferred and the redemption price as reductions in earnings available to the common stockholders of $2,002,386.

YEARS ENDED DECEMBER 31, 1995 AND 1994

         Total Revenues. Total revenues from all product lines increased $2,851,896, or 18.0%, from $15,866,087 for the year ended December 31, 1994 to $18,717,983 for the year ended December 31, 1995. This increase was attributable primarily to an increase in the number of installed pay telephones. The total installed pay telephones increased by 4,979 pay telephones, or 105.0%, with the majority of the increase occurring late in the third quarter and in the fourth quarter of fiscal 1995 and attributable to the acquisition of World and Public Telephone. In addition, revenues improved as a result of the continuation of the $0.75 Long Distance Call Program.

         Revenues from coin calls increased $3,708,952, or 44.0%, from $8,421,237 for the year ended December 31, 1994 to $12,130,189 for the year ended December 31, 1995. Non-coin revenues decreased $1,542,637, or 29.0%, from $5,319,138 for the year ended December 31, 1994 to $3,776,501 for the year ended December 31, 1995. The decrease was primarily the result of a decrease in the number of pay telephones to which the Company provided operator services through pre-subscription arrangements and aggressive dial-around advertising by AT&T, MCI and Sprint Communications Company ("Sprint"). In December 1995, the Company decided to focus on the ownership and maintenance of its pay telephone business and outsourced its operator service center to Intellicall. A substantial portion of the transfer of such service center was completed by March 31, 1996. The Company wrote off the fixed assets of its operator service center in 1995 and recorded a non-cash charge of $298,626.

         Other revenues increased $685,581, or 32.3%, from $2,125,712 for the year ended December 31, 1994 to $2,811,293 for the year ended December 31, 1995. This increase was primarily the result of the acquisitions of World and Public Telephone in September and October of 1995, respectively.

         Operating Expenses. Line charges increased $1,019,190, or 22.9%, from $4,456,509 for the year ended December 31, 1994 to $5,475,699 for the year ended December 31, 1995. Line charges represented 28.1% of total revenues for the year ended December 31, 1994 and 29.3% of total revenues for the year ended December 31, 1995. The increase resulted, in part, from increased coin calls resulting from the $0.75 Long Distance Call Program as well as increases in certain local telephone company line charges. However, this program reduces billing, collection and operator service costs.

         Location commissions increased $76,436, or 2.3%, from $3,391,190 for the year ended December 31, 1994 to $3,467,626 for the year ended December 31, 1995. Location commissions represented 21.4% of total revenues for the year ended December 31, 1994 and 18.5% of total revenues for the year ended December 31, 1995. The decrease in location commissions as a percentage of total revenues is due to lower location commissions for those pay telephones acquired from World and Public Telephone.

         Depreciation and amortization increased $2,146,780, or 96.0%, from $2,236,269 for the year ended December 31, 1994 to $4,383,049 for the year ended December 31, 1995. Depreciation and amortization represented 14.1% of total revenues for the year ended December 31, 1994 and 23.4% of total revenues for the year ended December 31, 1995. The increase was primarily due to the acquisitions of World and Public Telephone and expansion of its pay telephone base which included purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

         SG&A expenses increased $368,967, or 13.0%, from $2,831,775 for the year ended December 31, 1994 to $3,200,742 for the year ended December 31, 1995. The increase was due to increases in advertising, travel and entertainment, wages and payroll related expenses and general office expenses as a result of hiring additional personnel to conduct the Company's expanded selling and marketing program and customer services. SG&A expenses represented 17.9% of total revenues for the year ended December 31, 1994 and 17.1% of total revenues for the year ended December 31, 1995. The Company expects that SG&A expenses will increase only marginally in the near term because the Company has an established infrastructure in place, but will continue to decrease as a percentage of total revenues as total revenues increases.

         Other operating expenses increased $1,045,590, or 24.5%, from $4,264,672 for the year ended December 31, 1994 to $5,310,262 for the year ended December 31, 1995. Other operating expenses represented 26.9% of total revenues for the year ended December 31, 1994 and 28.4% of total revenues for the year ended December 31, 1995. The increase was the result of higher personnel costs, rent, utilities and service related expenses attributable to the acquisitions of World and Public Telephone, the increase in the Company's pay telephone base, and the additional personnel to accommodate the increased business.

         Contractual settlements and other unusual charges consist primarily of costs associated with the settlement of contractual obligations to certain former officers of the Company and related legal fees, the write-off of selected assets in connection with the outsourcing of the operator service center and consulting and legal fees incurred for changes to the operations of the Company. Settlements of employment contracts and other unusual charges were $2,169,503, and represented 11.6% of total revenues, for the year ended December 31, 1995. There were no contractual settlements and other unusual charges for 1994.

         EBITDA. EBITDA increased $341,713, or 37.1%, from $921,941 for the year ended December 31, 1994 to $1,263,654 for the year ended December 31, 1995. For the reasons discussed above, EBITDA represented 5.8% of total revenues for the year ended December 31, 1994 and 6.8% of total revenues for the year ended December 31, 1995.

         Interest Expense, Net. Interest expense, net of interest income, increased $448,696, or 115.6%, from $388,215 for the year ended December 31, 1994 to $836,911 for the year ended December 31, 1995. Interest expense, net of interest income, represented 2.4% of total revenues for the year ended December 31, 1994 and 4.5% of total revenues for the year ended December 31, 1995. The increase was due to financing obtained for acquisitions, additional service vehicles and switch operating equipment. In addition, the Company entered into financing agreements with certain manufacturers throughout the year for the purchase of phone equipment to accommodate the expansion of its pay telephone base.

YEARS ENDED DECEMBER 31, 1994 AND 1993

         Total Revenues. Total revenues from all product lines increased $4,796,570, or 43.3%, from $11,069,517 for the year ended December 31, 1993 to $15,866,087 for the year ended December 31, 1994. This increase was attributable primarily to an increase in the number of installed pay telephones, which increased by 2,559 from 2,185 at December 31, 1993 to 4,744 at December 31, 1994, with the majority of the increase relating to acquisitions.

         Revenues from coin calls increased $4,183,389, or 98.7%, from $4,237,848 for the year ended December 31, 1993 to $8,421,237 for the year ended December 31, 1994. Non-coin revenue decreased $755,266, or 12.4%, from $6,074,394 for the year ended December 31, 1993 to $5,319,128 for the year ended December 31, 1994. The decrease was primarily the result of a reduction in the number of telephones to which the Company provided operator services through pre-subscription arrangements and aggressive dial-around advertising by AT&T, Sprint and MCI.

         Other revenues increased $1,368,437, or 180.7%, from $757,275 for the year ended December 31, 1993 to $2,125,712 for the year ended December 31, 1994. This increase was primarily the result of an increase in the number of installed telephones and dial-around compensation.

         Operating Expenses. Line charges increased $1,680,061, or 60.5%, from $2,776,448 for the year ended December 31, 1993 to $4,456,509 for the year ended December 31, 1994. Line charges represented 25.1% of total revenues for the year ended December 31, 1993 and 28.1% of total revenues for the year ended December 31, 1994. The increase in line charges was, in part, due to increased coin calls resulting from the implementation of the $0.75 Long Distance Call Program, as well as increases in certain local telephone company line charges.

         Location commissions increased $791,860, or 30.5%, from $2,599,330 for the year ended December 31, 1993 to $3,391,190 for the year ended December 31, 1994. Location commissions represented 23.5% of total revenues for the year ended December 31, 1993 and 21.4% of total revenues for the year ended December 31, 1994. The decrease as a percentage of total revenues resulted from the renegotiation of location agreements acquired in the acquisition of Alpha Pay Phones - IV L.P. ("Alpha").

         Depreciation and amortization increased $1,340,228, or 149.6%, from $896,041 for the year ended December 31, 1993 to $2,236,269 for the year ended December 31, 1994. Depreciation and amortization represented 8.1% of total revenues for the year ended December 31, 1993 and 14.1% of total revenues for the year ended December 31, 1994. This increase was primarily due to the Company's acquisition of the Alpha assets at the end of the first quarter of 1994 and expansion of the pay telephone base, purchases of additional computer equipment, service vehicles and software to accommodate the Company's growth.

         SG&A expenses increased $429,192, or 17.9%, from $2,402,583 for the year ended December 31, 1993 to $2,831,775 for the year ended December 31, 1994. The increase was primarily the result of the increases in advertising, travel and entertainment, wages and payroll related expenses and general office expenses as a result of hiring additional personnel to conduct the Company's expanded selling and marketing program and customer services. SG&A represented 21.7% of total revenues for the year ended December 31, 1993 and 17.8% of total revenues for the year ended December 31, 1994.

         Other operating expenses increased $1,256,539, or 41.8%, from $3,008,133 for the year ended December 31, 1993 to $4,264,672 for the year ended December 31, 1994. The increase was primarily the result of higher personnel costs, rent, utilities and service related expenses attributable to the addition of the Alpha assets, new operations in Texas, the establishment of Florida and Nevada sales offices, the increase in the Company's pay telephone base and the additional field personnel to accommodate the increased business. Other operating expenses represented 27.2% of total revenues for the year ended December 31, 1993 and 26.9% of total revenues for the year ended December 31, 1994.

         EBITDA. EBITDA increased $638,918, or 225.7%, from $283,023 for the year ended December 31, 1993 to $921,941 for the year ended December 31, 1994. For the reasons discussed above, EBITDA represented 2.6% of total revenues for the year ended December 31, 1993 and 5.8% of total revenues for the year ended December 31, 1994.

         Interest Expense, Net. Interest expense, net of interest income, increased $213,221, or 121.8%, from $174,994 for the year ended December 31, 1993 to $388,215 for the year ended December 31, 1994. Interest expense, net of interest income, represented 1.6% of total revenues for the year ended December 31, 1993 and 2.4% of total revenues for the year ended December 31, 1994. The increase was due to the financing obtained for acquisitions, additional service vehicles and switch operating equipment. In addition, the Company entered into financing agreements with certain manufacturers throughout the year for the purchase of telephone equipment to accommodate the expansion of its pay telephone base.

LIQUIDITY AND CAPITAL RESOURCES

         Cash Flows. Net cash provided by (used in) operating activities during the fiscal years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996 were $11,208, $2,380,216, $(579,133) and
$(397,324), respectively. Net cash used in operating activities consisted primarily of the funding of operating losses, increases in current assets (other than cash) and repayment of significant current liabilities. Cash flows used in operating activities in the six months ended June 30, 1996 decreased by $862,598 over cash provided by operations for the six months ended June 30, 1995 of $465,274, mostly due to the larger loss in the first and second quarter of 1996, and the repayment of contractual and other obligations offset by non-cash charges related to Nominal Value Warrants, depreciation and amortization, and accretion of debt.

         Cash used in investing activities during the fiscal years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 were $1,196,761, $3,214,302, $2,354,011 and $16,542,990, respectively. Cash used in investing activities consisted primarily of capital expenditures and payments to acquire companies.

         Cash provided by financing activities during the fiscal years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 were $859,846, $1,229,282, $3,167,850 and $17,252,234, respectively, which consisted primarily of proceeds from the issuance of debt and equity offset by redemptions of preferred and common stock and repayments of debt.

         Credit Agreement. On March 15, 1996, the Company entered into the Credit Agreement with the Lenders, pursuant to which the Lenders agreed to lend the Company up to $37,250,000. On March 15, 1996, the Company borrowed $30,530,954 (out of a total Credit Agreement commitment of $37,250,000 ) from the Lenders. During the second quarter of 1996, the Company borrowed an additional $1,692,500 against the Credit Agreement. The initial borrowings under the Credit Agreement were used to complete the Paramount and IPP acquisitions, to repay $8,503,405 of outstanding debt and $3,173,931 of outstanding obligations under capital leases, to redeem the 10% Preferred, 8% Preferred, and 7% Preferred, and to pay related transaction fees. The additional borrowings of $1,692,500 were used for an acquisition deposit ($1,300,000) classified as a non-current asset and working capital.

         On September 13, 1996, concurrent with the acquisition of Amtel, the Lenders amended the Credit Agreement, increasing the maximum borrowings available under the Credit Agreement to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remainder of the proceeds, $2,826,546, for working capital and payment of certain related acquisition expenses. As of September 30, 1996, borrowings of $41,000,000 were outstanding and there was no additional borrowing availability under the Credit Agreement.

         The Credit Agreement consists of (i) the Revolving A Loans (as defined therein) in the aggregate principal amount of $7,250,000, (ii) the Revolving B Loans (as defined therein) in the aggregate principal amount of $4,750,000 and (iii) the Term Loans (as defined therein) in the aggregate principal amount of $29,000,000. The obligations under the Credit Agreement are secured by a first priority lien on all of the Company's installed telephones and other assets (other than the telephones acquired in the POA acquisition).

         The Credit Agreement requires monthly interest payments at the Alternate Base Rate (as defined therein) plus 5% (13.25% at September 30,
1996). The Credit Agreement contains certain representations and warranties, certain negative and affirmative financial covenants and certain conditions and events of default which are customarily required for similar financings. Such covenants include, among other things, restrictions on the Company's ability to pay dividends, incur or permit to exist debt, liens or lease obligations, make investments and capital expenditures, dispose of assets and also include restrictions on the activities of subsidiaries. Such financial covenants also require the Company to maintain certain financial ratios including, among other things, minimum net worth, working capital and EBITDA (as defined therein). The Credit Agreement also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can require prepayment of the debt at their discretion. The Lenders have agreed to waive their right to exercise this subjective acceleration clause through December 31, 1997.

         Principal payments under the Credit Agreement commence April 1997, and continue monthly and/or quarterly through June 1999 at which time the remaining principal balance is due. The amount of the principal payment is contingent upon numerous factors, including the borrowing base and cash flow of the Company. Based on amounts borrowed under the Credit Agreement as of September 30, 1996, the estimated principal payments due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter through December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999.

         Of the Term Loans outstanding under the Credit Agreement, $29,000,000 can be converted into Series B Preferred at the ratio of 833 shares for each $100,000 in outstanding debt and accrued interest. Additionally, in connection with the execution of the original Credit Agreement on March 15, 1996, ING and Cerberus each received 102,412 warrants (204,824 warrants in total and referred to herein as the "Lenders' Warrants"), which would collectively allow them to purchase up to 204,824 shares of Series A Preferred at an exercise price of $0.20 per share. Each share of Series A Preferred is convertible into 20 shares of the Company's Common Stock. See "Description of Capital Stock." ING and Cerberus may separately exercise their warrants without any action of the other party. The Company intends to repay all of the Revolving B Loans and a portion of the Revolving A Loans outstanding under the Credit Agreement with the net proceeds of this Offering.

         Other. The redemption price for the 10% Preferred, 8% Preferred and 7% Preferred consisted of cash payments aggregating $1,117,371 and 34,436.33 shares of 14% Preferred. In the aggregate, $6,269,487 of the Company's outstanding obligations, including portions of the purchase price for the IPP and Paramount acquisitions, was liquidated by issuing 107,918.19 shares of 14% Preferred. The $2,002,386 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value was recorded as a reduction of earnings available to common shareholders on March 15, 1996.

         At September 30, 1996, long-term debt and obligations under capital leases, consisted of: (i) related party debt (payable to the Lenders and an officer of the Company), including the current portion and excluding the portion allocated to the Lenders Warrants, of $35,807,084 compared to $1,732,500 at December 31, 1995, an increase of $34,074,384; and (ii) other long-term debt, including the current portion, of $1,820,620 as compared to $8,596,413 at December 31, 1995, a decrease of $6,775,793. After giving pro forma effect to the debt associated with the 1996 Acquisitions, total long-term debt and obligations under capital leases, including the current portion and the amount allocated to the Lenders warrants, was $55,077,888 at September 30, 1996. The overall increase is primarily attributable to debt incurred in connection with the acquisitions of IPP, Paramount, POA and Amtel. The Company is actively seeking additional financing to fund its acquisition strategy and the effective integration, operation and expansion of the acquired businesses. See "Risk Factors -- Need for Additional Financing."

         On March 15, 1996, warrants to purchase 2,018,942 shares of Common Stock ("Nominal Value Warrants") were issued in conjunction with the acquisitions of IPP and Paramount, redemption of the 10% Preferred, 8% Preferred and 7% Preferred, and conversion of certain debt of the Company to the 14% Preferred. The warrants expire on March 13, 2001. An independent appraiser has estimated the fair value market value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation model, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the preferred shares and the conversion of certain debt) was recorded in the caption, contractual settlements and other unusual charges in the Company's statement of operations for the six months ended June 30, 1996.

         In 1995, the Company sold 602,003 shares of its Common Stock to officers, directors, creditors and affiliates of the Company and to others, including a predecessor of Southcoast Capital Corporation, the Representative of the Underwriters, at prices ranging from $4.20 to $6.01 per share. See "Underwriting." Additionally, certain warrants and options to purchase 660,506 shares of the Company's Common Stock at prices ranging from $5.70 to $6.00 were granted in 1995.

         On September 12, 1995, the Company borrowed $1,200,000 (which was recorded net of the value of warrants issued of $349,000) from third party investors pursuant to a 19 month credit agreement and made interest payments at 12-1/2%. The proceeds were used for operating expenses and to make certain employee severance payments. This debt was repaid on March 15, 1996 with borrowings under the Credit Agreement.

         Management believes, but cannot assure, that the net proceeds to the Company from the Offering, cash flow from operations, the proceeds of the Credit Agreement and other financing alternatives will be sufficient to meet the Company's cash requirements for working capital and its obligations over the next twelve months.


                                BUSINESS

GENERAL

         The Company is currently the eleventh largest independent pay telephone operator in the United States. As of September 30, 1996, the Company owned and operated more than 25,000 public pay telephones, of which approximately 96% are located in 17 states. Almost half of the Company's pay telephones are located in Florida, Texas and California, which are three of the four most populous states. The Company's pay telephones are located where significant demand exists for pay telephone services, such as shopping malls, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals. The Company derives substantially all of its revenues from calls placed from its pay telephones through the deposit of coins ("coin calls") in its telephones as well as from calling cards, credit cards, collect calls, third party billed calls and dial-around calls (collectively, "non-coin calls"). On September 30, 1995 and 1996, the Company had approximately 8,275 and 25,468 installed pay telephones, respectively, an increase of 17,193 pay telephones over such one-year period. Such increase was primarily the result of a series of acquisitions by the Company of 6 independent pay telephone companies. Such acquisitions, together with the acquisition of World made in September 1995, had an aggregate cost of approximately $64.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Company acquired 7,335 pay telephones (located primarily in California, Colorado and Washington) from Amtel as of September 13, 1996. The Company acquired the pay telephones in the Amtel acquisition for a purchase price of $13 million, in a combination of cash and Common Stock. The Company acquired 3,303 pay telephones (located primarily in Illinois, Florida, Missouri and Virginia) from POA as of August 1, 1996. The Company acquired the pay telephones in the POA acquisition, which was consummated on September 16, 1996, for a purchase price of approximately $13 million, in a combination of cash, Common Stock and the assumption of certain liabilities.

         After giving pro forma effect to the Acquisitions, the Company would have achieved revenues of $59.6 million and $30.2 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and EBITDA of $10.4 million and $6.5 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively. On a pro forma basis, the EBITDA margin increased to 21.5% for the six months ended June 30, 1996 from 17.4% for the year ended December 31, 1995, which increase is due to the implementation of the Company's strategy of lowering costs in acquired companies by eliminating duplicate administrative and operational expenses of the acquired companies. See "Pro Forma Financial Data."

         In June 1995, Peter Graf was appointed Chairman of the Board of Directors and in September 1995 was appointed Chief Executive Officer of the Company. In September 1995, Stuart Hollander, Joseph Abrams, Aron Katzman and Steven Richman were appointed to the board of directors of the Company, and the majority of the existing board resigned at that time. The new management team identified and implemented the business strategy set forth under "--Business Strategy" below.

         The Company was incorporated under the laws of the State of Ohio on December 24, 1984. The Company's executive offices are located at 1127 Euclid Avenue, Suite 650, Cleveland, Ohio 44115-1601 and its telephone number is (216) 241-2555.

BUSINESS STRATEGY

         The Company's objective is to grow through additional acquisitions and internally, thereby achieving economies of scale and cost savings. The Company has implemented the following strategy to meet its objective:

         Grow through acquisitions. The Company believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the pay telephone industry. Accordingly, the Company maintains an active acquisition program to acquire independent pay telephone companies that are in or contiguous to its existing markets or that can form the basis of a new cluster. The Company is actively seeking additional financing to fund its acquisition strategy and the effective integration, operation and expansion of the acquired businesses. See "Risk Factors--Need for Additional Financing." On September 30, 1995 and 1996 , the Company had approximately 8,275 and 25,468 installed pay telephones, respectively, representing an increase of 17,193 pay telephones. The Company intends to acquire additional installed pay telephones by the end of 1996. Management believes that the Company's experience in completing acquisitions of companies in the pay telephone industry and its experience in managing national and regional accounts will be instrumental in identifying and negotiating acquisitions as well as integrating the acquired businesses. In addition, as the Company grows to become the dominant supplier of independent pay telephone services in an area, "fill-in" and contiguous acquisitions become less attractive to other potential acquirors as their ability to create significant clusters is reduced. Moreover, the Company believes that such growth will enhance its ability to negotiate more favorable rates with long distance and operator services providers.

         Facilitate internal growth. The Company intends to enhance its sales and marketing efforts to achieve internal growth through increases in the number of pay telephones owned. In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographic factors.

         Reduce operating costs. The Company believes that in addition to facilitating additional acquisitions, the clustering of pay telephones creates an opportunity to generate savings through reduced field service and collection expenses, the closing of duplicate offices, reduction in staff and general corporate overhead expenses and reduced expenses associated with interLATA and intraLATA traffic. After giving pro forma effect to the 1996 Acquisitions, the Company would have increased EBITDA margins to 21.5% for the six months ended June 30, 1996 from 17.4% for the year ended December 31, 1995 through economies achieved by both an increase in scale and in geographical concentration.

         Achieve brand recognition. The Company seeks to promote and achieve recognition of its products and services by posting on all of its pay telephones the "PhoneTel" label. In addition, all of the Company's marketing materials display the "PhoneTel" name and logo. The Company believes that achieving brand recognition will facilitate its expansion strategy as well as enhance recognition and awareness of the Company's products and services through advertisements in trade magazines.

         Form strategic alliances. As part of its strategy to continue to reduce operating costs, the Company outsources its long distance service and operator service operations to a number of subcontractors that are OSPs, principally Intellicall. The Company intends to continue its strategic alliances with Intellicall, together with other OSPs, and the suppliers of its pay telephone equipment as its market presence becomes more dominant. By achieving close working relationships with its OSPs and suppliers, the Company believes that it would be in a position to negotiate agreements with such parties on pricing and other items that are more favorable.

         Use of state-of-the-art technology. The Company's pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all of the necessary coin-driven functions independent of the Company's central office. Unlike "dumb" telephones used by most BOCs and other LECs, smart telephones enable the Company to determine each telephone's operability and need for service as well as its readiness for collection of coin revenues. In addition, rate changes and other software-dependent functions can also be performed internally from the central office without dispatching service technicians to individual pay telephones. As a result, the Company can increase the number of operating telephones it owns while significantly reducing the costs of checking telephones, maintenance and coin collection.

           Provide superior customer service. The Company strives to maximize the number of its telephones that are operational at any one time and thereby retain existing customers and attract new ones. Accordingly, the Company offers both advanced telecommunications technology and trained field technicians to ensure superior customer service. The Company aims to repair malfunctions within 24 hours of their occurrence.

INDUSTRY OVERVIEW

         Today's telecommunications marketplace was principally shaped by the 1984 court-directed divestiture of the BOCs by AT&T. The AT&T divestiture and the many regulatory changes adopted by the FCC and state regulatory authorities in response to the AT&T divestiture, including the authorization of the connection of competitive or independently-owned public pay telephones to the public switched network, have resulted in the creation of new business segments in the telecommunications industry. Prior to these developments, only BOCs or other LECs owned and operated pay telephones. Of the approximately 2.2 million pay telephones operated in the United States in 1996, the American Public Communications Counsel estimates that approximately 83% are operated by BOCs, LECs and other long distance service providers and approximately 17% are operated by independent pay telephone companies. Within the United States, there are currently approximately 350,000 pay telephones owned or operated by independent pay telephone companies, of which approximately 25 companies each own or operate more than 1,500 pay telephones. Management believes that the highly fragmented nature of the independent pay telephone industry, which is characterized by a large number of small providers typically lacking the financial resources and economies of scale of the major independent public pay telephone companies, provides a significant number of attractive acquisition opportunities for the Company.

         As part of the AT&T divestiture, the United States was divided into geographic areas known as Local Access Transport Areas or "LATAs." BOCs and the GTE Operating Companies ("GTE") provide telephone service that both originates and terminates within the same LATA ("intraLATA") pursuant to tariffs filed with and approved by state regulatory authorities. Until recently, BOCs and GTE were prohibited from offering or deriving revenues or income from services between LATAs ("interLATA"). However, as a result of the February 8, 1996 enactment of the Telecommunications Act, the BOCs and GTE may now provide interLATA telecommunications services and, may compete for the provision of interLATA toll calls, upon receipt of all necessary regulatory approvals and the satisfaction of applicable conditions. The Telecommunications Act permits the BOCs to provide virtually all "out of region" long distance telecommunications services immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable to long distance service. For the BOCs and GTE to provide interLATA toll service within the same states in which they also provide local exchange service ("in-region service"), prior FCC approval must be obtained. This FCC approval to provide "in-region" service is conditioned upon, among other things, a showing by a BOC that, with certain limited exceptions, facilities-based local telephone competition is present in its market, that it has entered into at least one interconnection agreement, and that it has satisfied the 14-point "competitive checklist" established by the Telecommunications Act. In addition, the Telecommunications Act is designed to facilitate the entry of any entity (including cable television companies and utilities) into both the competitive local exchange and long distance telecommunications markets. As a result of the Telecommunications Act, long distance companies (such as AT&T and MCI), cable television companies, utilities and other new competitors should be able to provide local exchange service in competition with the incumbent LEC. This should ultimately increase the number and variety of carriers that provide local access line service to independent public pay telephone providers such as the Company.

         Long distance companies, such as AT&T, MCI and Sprint, provide interLATA services and, in some circumstances, may also provide long distance service within LATAs. An interLATA long distance telephone call generally begins with an originating LEC transmitting the call from the originating telephone to a point of connection with a long distance carrier. The long distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long distance network to the LEC servicing the local area in which the recipient of the call is located. This terminating LEC then delivers the call to the recipient.

         Prior to 1987, coin calls were the sole source of revenues for independent public pay telephone operators. Long distance calling card and collect calls from these public pay telephones were handled exclusively by AT&T. Beginning in 1987, a competitive operator service system developed which allowed OSPs, including long distance companies such as MCI and Sprint, to handle non-coin calls and to offer independent public pay telephone companies commissions for directing operator assisted or calling card calls to them.

         Generally, pay telephone revenues may be generated through: (i) coin calls; (ii) operator service calls ("0+" i.e., credit card, collect and third number billing calls, and "0-", i.e. calls transferred by the LECs to the OSPs requested by the caller); and (iii) access code calls using carrier access numbers (e.g., "10XXX" codes, "1-800" or "950"). Each of these categories can be applied among local, intraLATA toll, intrastate interLATA, interstate interLATA and international levels. Section 276 of the Telecommunication Act and the FCC implementing rules (both of which were recently enacted) will permit independent pay telephone providers to generate revenues from all intrastate, interstate and international calls, including subscriber 800 calls or equivalent (e.g., 888 calls), access card calls made to access a preferred Inter-Exchange Carrier and debit card calls.

ACQUISITION STRATEGY

         The Company believes that the existence of many small independent public pay telephone providers presents acquisition opportunities for the Company. The Company believes that acquisitions of other independent pay telephone companies and management's experience in identifying and negotiating potential acquisitions and integrating acquired companies into the Company's ongoing operations may substantially accelerate its rate of growth and profitability. The Company intends to continue this acquisition program upon consummation of this Offering.

         In reviewing potential acquisition candidates, the Company considers various factors, including:

         Historical and Pro Forma Financial Performance. The Company reviews the historical revenues and cash flows of the pay telephone providers to be acquired and analyzes their prospective profitability based on pro forma considerations, such as lower service and collection expenses, lower general and administrative expenses, and the more favorable terms and conditions which the Company may be able to obtain from OSPs and long distance carriers.

         Location and Economies of Scale. The Company considers the geographic proximity of the pay telephones to be acquired to the Company's existing markets and the extent to which the acquisition would provide the Company with economies of scale through more efficient operation and maintenance of a larger number of pay telephones within a geographic region. In addition, the Company seeks to acquire independent pay telephone companies in new markets where the Company believes it can create a new cluster and achieve internal growth through increases in the number of pay telephones as well as through additional acquisitions. The Company also assesses the resources that would be necessary to integrate effectively and efficiently the target company into the Company's existing operations, including the staff required to service the new pay telephones. To date, the Company has targeted companies that operate primarily in the southeastern, midwestern and western areas of the United States.

         Property Agreements and Condition of Equipment. The Company reviews the revenue sharing terms and commissions, expiration date and transferability of related site location agreements with location providers, the line charges required to be paid for the pay telephones and the type and condition of the proposed equipment to be acquired. The Company also conducts a physical survey of the proposed pay telephones to be acquired.

         Regulatory Matters. The Company reviews the applicable regulatory framework in each state where the Company is considering the acquisition of public pay telephones as well as any potential changes in regulatory matters that may affect the profitability of operating public pay telephones in such states.

         The Company believes that it has a competitive advantage over other potential acquirors because of management's experience in identifying and negotiating potential acquisitions and in integrating acquired companies into the Company's ongoing operations.

         The following table summarizes the recent acquisitions completed by the Company as of September 16, 1996:

                                                                       Number of
                                                                       Installed
                                                 Date of             Pay Telephones          Primary
       Acquired Company                        Acquisition             Acquired            Areas Served
       ----------------                        -----------           --------------        ------------

S>
Amtel Communications Services (1)            September 13, 1996           7,335       California; Washington;
                                                                                        Oregon; Colorado

Payphones of America, Inc. (2)               August 1, 1996               3,303       Missouri; Illinois;
                                                                                        Virginia; Florida

IPP (3)                                      March 15, 1996               2,101         North Carolina;
                                                                                     South Carolina; Tennessee

Paramount Communications Systems,
  Inc. (4)                                   March 15, 1996               2,528             Florida

Public Telephone Corporation (5)             October 16, 1995             1,200       Illinois; Michigan

World Communications, Inc. (6)               September 22, 1995           3,237       Missouri; Illinois;
                                                                                            Florida

Alpha Pay Phones - IV L.P. (7)               March 25, 1994               2,155              Texas
                                                                         ------

 Total Pay Telephones:                                                   21,959
                                                                         ======




----------------

(1) The purchase price paid by the Company for Amtel consisted of $7.0 million in cash and $6.0 million in Common Stock. Such purchase price also included 1,100 pay telephones in inventory.
(2) The purchase price paid by the Company for POA consisted of $500,000 in cash, 166,666 shares of Common Stock, assumption of $7.75 million of capital lease obligations, $3.6 million in notes payable to the sellers, the assumption of $.2 million in liabilities, two five-year non-competition and consulting agreements with two of the sellers for an aggregate of $307,264.
(3) The purchase price paid by the Company for IPP consisted of $3.5 million in cash, 555,589 shares of Common Stock, 5,453 shares of 14% Preferred, 117,785 Nominal Value Warrants and the assumption of $1.8 million in liabilities, of which $1.6 million was repaid by the Company on March 15, 1996.
(4) The purchase price paid by the Company for Paramount consisted of $9.6 million in cash, 8,333 shares of 14% Preferred, 179,996 Nominal Value Warrants and the assumption of $0.7 million in liabilities which were repaid by the Company on March 15, 1996.
(5) The purchase price paid by the Company for Public Telephone consisted of 224,879 shares of Common Stock and the assumption of $2.8 million in liabilities.
(6) The purchase price paid by the Company for World consisted of 402,500 shares of Common Stock, 530,534 shares of 10% Non-Voting Preferred and the assumption of $6.9 million in liabilities. All shares of the 10% Non-Voting Preferred were converted into 884,214 shares of the Company's Common Stock on June 28, 1996.
(7) The purchase price paid by the Company for Alpha consisted of $2.3 million in cash, a $1.1 million note payable to the sellers and the assumption of $2.2 million in liabilities.

         In addition, the Company is in preliminary discussions to acquire three other independent pay telephone companies for the purchase of approximately 16,400 pay telephones by the end of 1996. There can be no assurances, however, as to the availability of financing to complete such acquisitions or that any of such acquisitions will be completed. In addition, the Company may not complete any such acquisition without obtaining the approval of the Lenders pursuant to the Credit Agreement.

PRODUCTS AND SERVICES

           Installation of Pay Telephones

         The Company's primary business is the installation of public pay telephones on a revenue sharing basis. The Company installs public pay telephones in properties owned or controlled by others where significant demand exists for pay telephone services, such as shopping malls, convenience stores, service stations, grocery stores, restaurants and truck stops, at no cost to the property owner. The Company then services and collects money from these telephones and pays the location owner a share of the pay telephone's revenues. Typically, the Company enters into contracts for this service with the property owner or occupant for a period of up to 10 years. However, the duration of the contract and the commission arrangement depends on the location, number of telephones and revenue potential of the account. As of September 30, 1996, the Company had more than 25,000 installed pay telephones in service.

         Substantially all of the Company's public pay telephones accept coins as well as other forms of payment for local or long-distance calls. The Company's public pay telephones generate coin revenues primarily from local calls. State regulatory authorities typically set the maximum rate that may be charged by BOCs and other LECs and independent pay telephone companies although this will change over the next year as states follow the FCC's mandate and deregulate the price of a local coin call. See "--Governmental Regulations." The Company charges the same rate as the BOCs and other LECs for local calls in substantially all of the territories in which the Company's pay telephones are located. In most territories that charge is $0.25, although in some jurisdictions the charge is less than $0.25 per local call and in a limited number of other jurisdictions, which have already deregulated local calls, the charge is $0.35. Whereas local coin calls have traditionally been provided for an unlimited call duration, some jurisdictions in which the Company's pay telephones are located have begun to allow call timing, which requires the deposit of an additional amount after a specified period. The Company pays local line and usage charges to LECs for all of its installed public pay telephones. These line charges cover basic service to the telephone as well as the transport of local coin calls. These charges will change over the next year as the FCC and the states implement Section 276 of the Telecommunications Act. See "--Governmental Regulations." The Company believes these changes will have an overall favorable impact on its business.

           Operator-Assisted Long Distance Services

         The Company subcontracts its long distance and operator service operations to a number of subcontractors, including Intellicall, which is the primary provider of such services, AT&T, BellSouth, Opticom and Conquest. The Company receives commissions from these services based on the volume of calls made as well as on the amount of revenues generated per call. The Company also receives additional revenues from long distance carriers for dial-around access from non-coin calls made from its public pay telephones to gain access to a long distance company other than one designated by the Company. In May 1992, the FCC ruled that independent pay telephone providers are entitled to dial-around compensation on an interim basis at a fixed rate of $6.00 per telephone per month for interstate dial-around calls. Similarly state regulatory authorities, including Illinois, Florida, Georgia and South Carolina, have implemented intrastate dial-around compensation programs for independent public pay telephones. Other states are currently considering intrastate dial-around compensation programs for independent public pay telephones. Recently, AT&T and Sprint proposed to provide their respective share of dial-around compensation by paying $0.25 per call in lieu of their respective portion of the flat monthly rate payment amounts. The two proposals were approved by the FCC. In 1995, the FCC proposed rules to require other long distance callers to pay compensation on a per-call basis. The recently enacted Section 276 of the Telecommunications Act requires the FCC to establish a per-call compensation plan to ensure that pay telephone service providers are fairly compensated for all calls made from their telephones. In an order released on September 20, 1995, the FCC implemented new rules that replace the current $6.00 flat fee per telephone per month with an interim $45.85 flat fee per telephone per month. In October 1997, the flat fee will be replaced by a per-call compensation mechanism. See "--Governmental Regulations." Management believes that both the interim plan and the per-call compensation plan will generate significant additional revenues for the Company.


MANAGEMENT INFORMATION SYSTEMS

         The Company is committed to utilizing information technology to support the management of its pay telephone business. The Company's management information systems have enabled the Company to enhance customer service and to achieve strong operational and financial controls by enabling management to react quickly and efficiently to critical information collected from the Company's pay telephones.

         The custom operational software used to manage the Company's pay telephone business is an internally developed application named Prophecy. Prophecy is a complete and comprehensive system of data collection and analysis that supports daily operations in the field and provides the Company with management data. The Prophecy software allows the Company's management information systems to accept direct output from the polling operations of the individual pay telephones, analyze the data and produce daily operational reports for the Company's field offices. In addition, Prophecy develops summaries of management information.

         The Prophecy software is scalable and is able to support the varying proprietary protocols of the individual manufacturers of its pay telephones. The Company currently purchases its pay telephones from Protel, Inc., Intellicall and Elcotel, Inc. at comparable prices. The Company's polling operations are supported by the software provided by the manufacturers of the pay telephones owned by the Company. The Company believes that its sophisticated, technologically advanced and scalable management information systems support its expansion strategy by enabling the Company to integrate efficiently and effectively newly acquired companies.

         The Company's pay telephones are "smart" telephones and are operated by means of advanced microprocessor technology that enables the telephones to perform substantially all the necessary coin-driven functions independent of the Company's central office. Unlike the "dumb" telephones used by most BOCs and other LECs, the Company's pay telephones are equipped with an audit feature which is linked by modem to the Company's central computer. Each pay telephone is called daily by the Company's central office to determine its operability or need for service as well as its readiness for collection of coin revenues. Rate changes and other software-dependent functions can also be performed internally from the central office without dispatching service technicians to individual pay telephones. These polling processes are accomplished on a series of high performance personal computers that are dedicated to the nightly processing of pay telephone information.

SALES AND MARKETING

         The Company relies on independent sales representatives as well as its internal sales force to market its products and services. The Company believes that developing its own sales force results in lower attrition while increasing and improving the skill level of the representatives. The Company also believes that the development of its own sales force has allowed the Company to interact with and sell to key executives and decision makers, resulting in increased revenues for the Company. The Company also markets its products and services through advertising in trade publications, booths at trade shows, and referrals from existing accounts.

         The Company directs a major portion of its marketing efforts for public pay telephones to multi-station accounts, such as shopping centers, convenience stores, service stations, grocery stores, restaurants, truck stops and bus terminals (stations). These multi-station accounts have the advantages of greater efficiency in collection and maintenance. The Company also solicits high volume, single station accounts, where there is a demonstrated high demand for pay telephone service. The Company generally will not install a pay telephone unless the site will generate a minimum level of revenues, based on the Company's site evaluations.

         In evaluating locations for the installation of public pay telephones, the Company generally conducts a site survey to examine various factors, including population density, traffic patterns, historical usage information and other geographical factors.

         The Company installs its public pay telephones pursuant to agreements with property owners and occupants, which provide for a revenue sharing arrangements based on revenues generated from the pay telephone. The percentage of revenues paid by the Company to the location provider is generally fixed for the term of the agreement and typically ranges from 15% to 25% of gross revenues or approximately 20% of net revenues per pay telephone. The term of a revenue sharing agreement generally ranges from five to ten years and provides the Company with an option to renew for an additional period ranging from five to ten years. The Company can generally terminate an agreement on 30-days' prior notice to the location provider if the public pay telephone does not generate sufficient total revenues for two consecutive months. Furthermore, the failure of the Company to remedy a default under certain of its property agreements within 30 days after notice may give the location provider the right to terminate such agreement.

CUSTOMERS

         The Company's pay telephone operations are diversified on both a geographical and customer account basis. Currently, it operates pay telephones in 39 states through agreements with both multi-station customers such as shopping malls, convenience stores, service stations and grocery stores as well as with high volume single station customers.

         In 1992, the Company entered into a ten-year agreement with Simon DeBartolo, pursuant to which the Company manages the pay telephone equipment for properties owned and managed by Simon DeBartolo. The Company derived approximately 15% and 8% of its total revenues from its agreement with Simon DeBartolo for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively. As the Company expands its installed pay telephone base through additional acquisitions, it expects that the percentage of total revenues derived from Simon DeBartolo will continue to decline. Other than Simon Debartolo, no single customer generated more than 5% of the Company's revenues for the year ended December 31, 1995 and the six months ended June 30, 1996. See "Risk Factors--Dependence on Significant Customer."

GOVERNMENTAL REGULATIONS

         The operations of the public pay telephone industry are regulated primarily by the public service or utility commission of the various states and by the FCC. In particular, the Company must obtain approvals to operate public pay telephones from the public utility commissions of most states in which the Company operates. In addition, from time to time, legislation is enacted by Congress or the various state legislatures that affects the telecommunications industry generally and the pay telephone industry specifically. Court decisions may also have a significant effect on the pay telephone industry. Changes in existing laws and regulations as well as the creation of new ones, applicable to the activities of the Company or other telecommunications businesses (including the extent of competition, the charges of providers of interexchange and operator services and the implementation of new technologies), may have a material adverse effect on the Company's business, results of operations or financial condition.

         State. Since the AT&T break-up, state regulatory authorities have primarily been responsible for regulating intrastate pay telephone services. Public utility commissions in most states have established rules and regulations that govern the provision of public pay telephone services, including certification or registration, notice to end users of the identity of the service provider in the form of postings or verbal announcements, requirements for rate quotes upon request, call routing restrictions, and maximum price limitations. While not necessarily uniform, these rules and regulations generally establish minimum technical and operational characteristics to assure that public interest considerations are met. To date, each state has had the right to regulate pricing and other aspects of the operations of customer-owned pay telephones and all intrastate telephone service. In some jurisdictions, in order for the Company to operate its own pay telephones, it may be necessary to become certificated and have tariffs filed. The procedure and length of time for the process varies from state to state. Until recently, in many states only local telephone companies were permitted to process local and/or intraLATA operator assisted calls. The Company has obtained the requisite regulatory approvals to provide public pay telephone service in all states in which it provides such services and complies with applicable state regulations governing such services.

         The recently enacted Section 276 of the Telecommunications Act gives the FCC authority to adopt rules affecting intrastate telephone services and to preempt state rules and regulations inconsistent with those adopted by the FCC. As discussed in more detail under the caption "-- Federal," the FCC adopted rules on September 20, 1996 that will preempt certain existing state regulations and will limit the scope of future state regulation of pricing and other aspects of pay telephone operation. In particular, states are required to:

         (a)   deregulate the price of a local phone call;

         (b) eliminate all intrastate subsidies for BOC and LEC pay phone services;

         (c) enact rules governing the provision of "public interest pay phones;" and

         (d) conduct a thorough review of all existing state pay phone rules to ensure that those rules do not conflict with the intent of Section 276 and the FCC implementing rules.

         Federal. Until recently, the FCC has not actively regulated the provision of intrastate pay telephone services by independent pay telephone companies. However, the Company believes that the recent enactment of
Section 276 of the Telecommunications Act will have a significant impact on the FCC's role in governing and regulating the provision of intrastate pay telephone services. In addition, the FCC actively regulates the interstate and foreign telecommunications market, which affects the Company's operations in numerous ways.

         Until the enactment of Section 276, the FCC had regulated pay telephones primarily in the context of its regulation of OSPs, and in particular, through its implementation of the Telephone Operator Consumer Services Improvement Act (the "Operator Services Act"). The Operator Services Act was enacted in October 1990 and established various requirements for companies that provide operator services and call aggregators (which send calls to these OSPs). The requirements of the Operators Services Act include call branding, information posting, rate quoting and the filing of informational tariffs. The Company must comply or ensure compliance with certain billing and consumer information requirements. For example, the Company is not permitted to or to allow its OSP to bill consumers for unanswered calls, bill for calls that do not reflect the location or the origination of the call, or bill the call from any location other than from where the call is made, unless the consumer's consent is explicitly obtained. Furthermore, the Company and its OSP must identify the OSP presubscribed to the pay telephone to end users in the form of postings at or near the telephone or verbal announcements in accordance with the FCC's requirements. The Company also must allow consumers to access the interexchange carrier of their choice by entering a specific code number, i.e., a "10XXX," "800" or a "950" number. The Company believes that it complies with the provisions of the Operator Services Act as a call aggregator (i.e. one who makes telephones available to the public for long distance calls using an OSP). The Operator Services Act also requires the FCC to take action to limit the exposure of pay telephone companies to undue risk of fraud.

         The Operator Services Act also directed the FCC to consider the need to prescribe compensation to owners of independent pay telephones for dial-around access to a long distance company other than the one selected by the independent pay telephone company. In May 1992, the FCC ruled that independent pay telephone companies are entitled to compensation for these calls. Due to the complexity of establishing an accounting system for determining compensation for these calls, the FCC has temporarily set compensation at $6.00 per pay telephone per month, to be allocated among long distance companies earning annual toll revenues for interstate calls in excess of $100 million per year in accordance with their market share. Similarly, state regulatory authorities, including, for example, Illinois, Florida, Georgia and South Carolina, have implemented intrastate dial-around compensation programs for independent pay telephone providers and other states are considering such programs. In 1995, Section 276 of the Telecommunications Act was enacted, which requires the FCC to establish a per-call compensation plan to ensure that all pay telephone service providers are fairly compensated for all calls, both intrastate and interstate. See "--Compensation."

         In 1992, the FCC initiated a rulemaking in which it proposed to implement the "billed party preference" system ("BPP") for 0+ interLATA traffic from pay telephones and other aggregator locations such as hotels and motels. Under BPP, operator-assisted long distance traffic would be carried automatically by the OSP preselected by the party being billed for the call. Under the current presubscription system, unless an access code is dialed, 0 + calls from pay telephones are routed to the OSP presubscribed to the pay telephones. Under BPP as proposed, 0 + calls would be completed by an OSP with no relationship to the pay telephone provider, and thus would eliminate commissions paid by the presubscribed OSP to the pay telephone provider on 0 + calls.

         In June 1996, the FCC issued a Second Further Notice of Proposed Rulemaking in CC Docket No. 92-77 in which it tentatively concluded that the costs of BPP outweigh the benefits, and proposed to not implement BPP. Instead, the FCC proposed to (i) establish benchmarks for OSP rates based upon a composite of the rates charged by the three largest interexchange carriers (AT&T, MCI, and Sprint), which composite is intended to reflect rates in line with what consumers expect to pay, and (ii) require OSP's that charge rates and/or fees imposed by location owners whose total is greater than a given percentage above the benchmarks, to disclose the applicable charges for the call to consumers orally before connecting a call. Alternatively, the FCC proposed to require all OSP's to disclose their rates on all 0+ calls.

         In September 1996, the FCC adopted rules which implement the pay telephone provisions of Section 276 of the Telecommunications Act. Key elements of the rulemaking include:

(a) Compensation. Currently independent pay telephone providers are not compensated on a per-call basis for toll-free calls, such as "800" calls and debit card calls, both domestic and international. The new FCC rules establish a three-phase compensation plan to ensure that pay telephone providers are fairly compensated for all calls originating from pay telephones, with the exception of emergency calls and telecommunications relay service calls for hearing-disabled individuals. For one year, the current $6.00 flat fee per telephone per month will be replaced by an interim $45.85 flat fee per telephone per month. After one year, the flat fee will be replaced by a per-call compensation mechanism. For the first year thereafter, the per-call payment shall be $.35; thereafter, the per-call rate shall be equal to the local coin call rate for each location. Obtaining fair compensation for these dial-around calls is particularly important since the use of access codes to reach a preferred long distance carrier has recently gained significant exposure and customer acceptance, as evidenced by marketing campaigns of the larger interexchange carriers, such as AT&T's "1-800-CALLATT" and MCI's "1-800-COLLECT." BOCs are not permitted to receive compensation for dial-around calls until they have complied with the Computer III non-structural safeguards and have ceased subsidizing their pay telephone operations (see below).

     The Section 276 requirement that pay telephone operators receive fair compensation for all pay telephone calls also applies to local coin drop calls. To implement the requirement, the new FCC rules mandate a two phase transition to market-based rates for local coin drop calls. During the first year-long phase, states may continue to set the local coin rate in the same manner as they currently do, but they are also free to adopt market-based rates at any time during this one-year period. In addition, states are required during this period to review and remove, if necessary, those state regulations, such as entry and exit restrictions, that affect pay telephone competition and are inconsistent with the Telecommunications Act and the new FCC rules.
     In the second phase, which will begin in October 1997, the market will be allowed to set the rate for local coin calls in each state, unless the state can demonstrate to the satisfaction of the FCC that there are market failures within the state that would not allow market-based rates.

(b) BOC Subsidization. BOCs and other LECs have traditionally included a pay telephone cost element in determining the access charges imposed upon carriers to terminate long distance calls. Section 276 and the new FCC rules require LECs to eliminate these and other subsidies, to reduce their interstate access charges, to operate their pay telephones as detariffed customer premises equipment and to provide independent pay telephone providers all functionalities used by the LEC in its own delivery of pay telephone service. In contrast to the past, when the LEC imposed a subscriber line charge on pay telephone providers but not on their own pay telephones, the FCC now requires that any subscriber line charge and tariffed network services charges apply equally to both LEC and independent pay telephones.

(c) Non-Structural Safeguards. The FCC adopted certain non-structural safeguards in its Computer III inquiry which were designed to prevent BOCs from using their incumbent market power in an anti-competitive manner. These safeguards generally allow the BOCs to provide certain services on an integrated basis (i.e. directly rather than through a separate subsidiary) provided that BOCs (1) allow nondiscriminatory access to their network features and functionalities; (2) restrict use of customer proprietary network information; (3) subscribe to certain network information disclosure rules; (4) do not discriminate in the provision, installation, and maintenance of services and reporting and
     (5) adopt certain cost accounting safeguards. In its rulemaking, the FCC applied these safeguards to the provision of pay telephone services by the BOCs, and found that further non-structural safeguards were unnecessary. The FCC also decided to reclassify BOC pay telephone service as a "nonregulated activity" so that costs from pay telephone activities would be separated from regulated non-pay telephone accounts. Consistent with this approach, in a rulemaking initiated in July 1996 to implement certain accounting safeguards under the Telecommunications Act, the FCC proposed to apply accounting safeguards identical to those adopted in Computer III to prevent the subsidization of BOC pay telephone services by non-pay telephone revenues.

(d) InterLATA Presubscription. In the past BOCs were not permitted to compete in the interLATA marketplace. Section 276 permits BOCs to negotiate with location providers and select interLATA long distance service providers for their pay telephones, unless the FCC determines that it is not in the public's interest. In its rulemaking, the FCC concluded that a BOC should be permitted to negotiate for the right to select the interLATA carrier serving its pay telephones, but not until its plan to comply with the Computer III non-structural safeguards has been approved by the FCC.

(e) IntraLATA Presubscription. Until recently, in almost every state only the LEC has been able to be "presubscribed" to a telephone for local and intraLATA toll calls, including at a pay telephone. "Presubscription" refers to an arrangement whereby a call is automatically connected to a pre-selected carrier, unless another carrier's access code is dialed. According to the FCC, intraLATA presubscription (the ability to presubscribe a carrier other than the BOC or LEC) has been ordered to become available in eighteen states.
     Section 276 provides that all pay telephone service providers have the right to "negotiate with the location provider on the location provider's selecting and contracting with, and subject to the terms of any agreement with the location provider, to select and contract with, the carriers that carry intraLATA calls from their payphones." The FCC's new rules give all pay telephone service providers (including BOCs and independent providers such as the Company) the right to negotiate with location providers concerning the intraLATA carrier.

(f) Public Interest Pay Telephones. Section 276 requires the FCC to ensure that pay telephones provided in the interest of public health, safety, and welfare are maintained and supported equitably. The new FCC rules adopt a narrow definition of "public interest payphone," and leave to the discretion of the states how to fund their respective public interest pay telephone programs, so long as the funding mechanism (1) "fairly and equitably" distributes the costs of such program, and (2) does not involve the use of subsidies prohibited by Section 276(b)(1)(B) of the Telecommunications Act. Each state's funding review must be completed by October 1998.

         The Company believes that Section 276 and the implementing regulations adopted by the FCC will likely have an overall positive effect on the pay telephone industry in general and the Company in particular. However, the final rules adopted by the FCC and Section 276 have not yet been interpreted by the courts, and there can be no assurance regarding the effect that the rules and policies ultimately adopted thereunder will have on the Company.


SERVICEMARK

         The Company uses the Servicemark "PhoneTel" on its telephones, letterhead and in various other manners. On November 22, 1988, the United States Patent and Trademark Office granted the Company a Certificate of Registration for the Servicemark "PhoneTel" for providing telecommunications services for a period of twenty years.

COMPETITION

         The public pay telephone industry is, and can be expected to remain, highly competitive. While the Company's principal competition comes from BOCs and other LECs, the Company also competes with other independent providers of public pay telephone services, major OSPs and interexchange carriers. In addition, the Company competes with providers of cellular communications services and personal communications services (wireless), which provide an alternative to the use of public pay telephones. Furthermore, pursuant to the recently enacted Section 276 of the Telecommunications Act and the FCC's implementing regulations, BOCs and GTE are permitted to negotiate with location providers and select interLATA long distance service providers for their pay telephones See "--Governmental Regulations." This will enable BOCs and GTE to generate revenues from a new service, as well as to compete with independent pay telephone providers for locations to install their pay telephones by offering location providers higher commissions for long distance calls than those currently offered by independent pay telephone providers. This competition for locations may have a material adverse effect on the Company's business, results of operations and financial condition.

         Some of the other public pay telephone companies have pursued an acquisition strategy similar to the Company's and frequently compete with the Company for the most favorable pay telephone contracts and sites. Although the Company is one of the largest independent public pay telephone service providers, most LECs and interexchange carriers and some independent public pay telephone companies with which the Company competes have substantially greater financial, marketing and other resources than the Company. In addition, in response to competition from public pay telephone companies, many LECs have increased their compensation arrangement with location providers by offering higher commissions. However, due to the long-term nature of the Company's contracts with property owners and occupants, the Company believes such competition will have minimal impact on existing pay telephone services.

         The Company believes the principal competitive factors in the public pay telephone industry are (i) commission payments to location providers, (ii) the ability to serve accounts with locations in several LATAs or states and (iii) the quality of service provided to location owners and pay telephone users. The Company believes that it is well-positioned to compete effectively in the pay telephone industry.


EMPLOYEES

         The Company had 168 employees at September 16, 1996, of whom 124 were employed to support field operations. The Company considers its relations with its employees to be satisfactory. None of the employees of the Company or the acquired companies are a party to agreements with any unions.

PROPERTIES

         The Company's principal office is located at 1127 Euclid Avenue, Suite 650, Cleveland, Ohio, where the Company leases approximately 15,200 square feet of space at a monthly rental of $12,728. The lease is scheduled to terminate in December 1997. The monthly rent will increase to $15,200 in 1997. The lease also contains five, one year renewal options. As of September 30, 1996, the Company also maintains service and sales offices in leased premises in Fort Lauderdale, Orlando, Ocala, and Tampa, Florida; Las Vegas, Nevada; Farmers Branch, Texas; Springfield, St. Louis, and Kansas City, Missouri; Chicago, Illinois; Livonia, Michigan; Hilton Head, South Carolina; Knoxville, Tennessee; San Diego, Hayward and Santa Fe Springs, California; Kent, Washington; Denver, Colorado; Cicero, Indiana; Lincolnton, North Carolina; Portland, Oregon; and Newport News, Virginia, at an aggregate monthly rental of $39,958.

LEGAL PROCEEDINGS

         The Company is not a party to any pending legal proceedings as to which the outcome would have a material adverse effect on the Company's business, results of operations or financial condition.

                                  MANAGEMENT

         The following table sets forth the names and ages (as of September 30, 1996) of the members of the Company's Board of Directors and its executive officers, and the positions with the Company held by each.

Name                           Age            Position
----                           ---            --------

Peter G. Graf                  59             Chairman,
                                                Chief Executive Officer
                                                and Director

Tammy L. Martin                32             Executive Vice President,
                                                Chief Administrative
                                                Officer, General Counsel
                                                and Secretary

Nickey B. Maxey                40             Chief Operating Officer and
                                                Director

Gary Pace                      45             Senior Vice President,
                                                Acquisitions and
                                                Regulatory Matters

Richard Kebert                 50             Chief Financial Officer

Stuart Hollander               66             Director

Joseph Abrams                  60             Director

George H. Henry                43             Director

Aron Katzman                   58             Director

Steven Richman                 53             Director

         PETER G. GRAF has been Chairman and a Director of the Company since July 1, 1995 and was elected Chief Executive Officer of the Company in September 1995 and spends a substantial portion of his time fulfilling such duties. Mr. Graf is licensed as an attorney and as a certified public accountant and serves as an officer and/or director of various privately-held companies and the managing partner of an accounting firm. From 1991 to September 1995, Mr. Graf served as Vice Chairman of USA Mobile Communications Holdings, Inc.

         TAMMY L. MARTIN was elected Executive Vice President and Chief Administrative Officer of the Company in April 1996. Prior to that, Ms. Martin has been General Counsel and Secretary of the Company since September 1995 and served as associate legal counsel for the Company during 1993 and 1994. Prior to joining the Company, Ms. Martin was in private legal practice from 1992 to 1993 and was self-employed as an accountant from 1990 to 1992.

         NICKEY B. MAXEY has served as Chief Operating Officer and a Director of the Company since April 1996. Mr. Maxey was founder and President of International Pay Phones, Inc., a Tennessee company and International Pay Phones, Inc., a South Carolina company, both of which were merged into the Company in March 1996. Mr. Maxey has also owned and operated Resort Hospitality Services, Inc., a telecommunications company since 1990.

         GARY PACE has been Senior Vice President of the Company since its merger with World in September 1995. Prior to such merger, Mr. Pace was President of World since 1989.

         RICHARD KEBERT has served as Chief Financial Officer of the Company since September 1996. Prior to joining the Company in 1996, Mr. Kebert was an independent consultant. From 1994 to 1996, he was Vice President - Finance and Administration of Accordia of Cleveland, Inc. For 12 years prior thereto, Mr. Kebert held several senior management positions with Mr. Coffee, inc., including Vice President - Administration and Secretary. Mr. Kebert is licensed as a certified public accountant.

         STUART HOLLANDER has been a Director since September 1995. Mr. Hollander was founder, principal owner and Chairman of the Board of World from 1986 until it was merged into the Company in 1995. Prior to that he was Executive Vice President of Hollander & Company, Inc., one of the largest distributors of consumer electronics in the U.S., representing Zenith Radio Corporation; the founder and an officer of Lesley Acceptance Corporation; Chairman and a Member of the Board of Jaeger of Canada, Inc.; and a member of the Board of Pioneer Bank and Trust Company.

         JOSEPH ABRAMS has been a Director since September 1995. Mr. Abrams is also a director of Merisel, Inc. a public company that distributes micro computer hardware and software, and Spectrum Signal Processing, Inc., a public company that specializes in digital signal solutions. Mr. Abrams was a co-founder of and served as the President of AGS Computers from 1967 to 1991 . From 1991 to 1996, Mr. Abrams has been a private Investor.

         GEORGE H. HENRY has been a Director since April 1993. Mr. Henry has been the managing director of G. Howard Associates, Inc., a private investment firm, since 1986. Mr. Henry is also on the Board of Directors of Biovail International Corporation and a trustee of Mitchell College.

         ARON KATZMAN has been a Director since September 1995. Mr. Katzman is President of New Legends, Inc., a country club/residential community in the St. Louis, Missouri area, and Chairman and Chief Executive Officer of Decorating Den of Missouri, a company engaged in the selling of decorating franchises in Missouri. Previously, Mr. Katzman was founder and a former Director of Medicine Shoppe, Inc., a franchisor of pharmacies, and Chairman and Chief Executive Officer of Roman Company, a manufacturer and distributor of fashion costume jewelry, from 1984 until it was sold in 1994. Mr. Katzman was formerly a director and officer of World, which was merged into the Company in September 1995.

         STEVEN RICHMAN has been a Director since September 1995. Mr. Richman is the principal owner of, and has served as the Chairman and President of, Fabric Resources International for more than the past five years. Mr. Richman was the co-founder and an officer of Cable Systems USA; and an officer at Cellular Systems USA and a director of USA Mobile Communications Holdings, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company has a Compensation Committee and an Audit Committee. Although neither committee had held any meetings in 1995, both committees are scheduled to meet in the fourth quarter of 1996. The Audit Committee is expected to meet on a quarterly basis in 1997.

         The Compensation Committee has the authority to make decisions with respect to executive compensation matters. Joseph Abrams (Chairman of the Compensation Committee), George Henry and Steven Richman are the members of the Compensation Committee.

         The Audit Committee has the authority to recommend to the Board of Directors the independent accountants to audit the Company's financial statements, to meet with the independent accountants and to review the Company's financial statements, results of audits and fees charged. Aron Katzman (Chairman of the Audit Committee) and Peter Graf are the members of the Audit Committee.

COMPENSATION OF DIRECTORS

         The Company compensates directors for serving on the Board and reimburses them for any expenses incurred as a result of Board of Directors meetings. The Board of Directors had approved an annual fee of $5,000 for non-employee directors. During 1995, Mr. Henry received a fee $5,000 which was paid in Common Stock of the Company valued at the market price at the close of date of issuance.

EXECUTIVE COMPENSATION

         On September 22, 1995, the Company entered into a consulting agreement with Stuart Hollander, World's former Chairman, pursuant to the terms of the acquisition of World. The agreement with Mr. Hollander entitles him to annual salaries of $125,000 and $135,000 during the two year term of the agreement.

         On September 22, 1995 the Company also entered into an employment agreement with the Company's Senior Vice President, Gary Pace, pursuant to the terms of the acquisition of World. The agreement with Mr. Pace entitles him to annual salaries of $110,000 and $120,000, as well as certain bonuses, during the two year term of the agreement.

         On September 1, 1996, the Company also entered into an employment agreement with the Company's Chief Financial Officer, Richard Kebert. The agreement with Mr. Kebert entitles him to an annual salary of $120,000, as well as a guaranteed minimum bonus of $15,000 during the eighteen-month term of the agreement.

         The following table sets forth a summary of all compensation of the Company's Chief Executive Officer and all other executive officers whose total compensation exceeded $100,000 per year for any year in the three year period ended December 31, 1995 (the "named executive officers").



                                           SUMMARY COMPENSATION TABLE

        Name and
       Principal
        Position          Year           Annual Compensation                         Long-Term Compensation
------------------      ------   ---------------------------------    --------------------------------------------------
                                                                             Awards                     Payouts
                                                                      ---------------------   --------------------------

                                                            Other                               Long-
                                                           Annual     Restricted                Term           All Other
                                                           Compen-      Stock      Options/   Incentive        Compensa-
                                  Salary        Bonus      sation      Award(s)      SARs      Payouts           tion
                                    ($)          ($)         ($)         ($)          (#)        ($)              ($)
                                   -----        -----       -----       -----         ---       -----            ----
Peter G. Graf            1995        --           --          --         --         47,583        --              --
   Chief Executive
   Officer, Chairman
   and Director          1994        --           --          --         --         24,705        --              --

Jerry H. Burger          1995   $ 74,293      $13,600    $13,600(1)      --         62,500        --         $212,000(2)
   Former Chief          1994   $ 40,000          --          --         --           --          --              --
   Executive Officer     1993   $ 42,000      $75,000    $ 5,917(3)                 43,333(4)

Bernard Mandel           1995   $147,544      $ 9,760    $ 9,760(5)      --         41,666        --         $146,500(6)
   Former President,     1994   $ 88,894           --    $ 4,154(3)      --           __          --              --
   Chief Operating       1993   $ 83,269      $25,000    $ 3,698(3)      --         10,000(7)     --              --
   Officer and
   Secretary

Daniel J. Moos           1995   $ 95,000      $ 1,442    $12,800(8)      --         54,999(9)       --            --(10)
   Former Executive
   Vice President,
   Chief Financial
   Officer, and
   Treasurer


--------------------

1     Represents the value of 2,833 shares paid to Mr. Burger for services provided.
2 On September 15, 1995, the Company and Mr. Burger entered into a separation agreement which provided for the termination of the employment agreement and the resignation of Mr. Burger as a director, officer and employee of the Company. Pursuant to the separation agreement, the Company agreed to pay Mr. Burger $650,000 in installments, with the final amount paid March 15, 1996. All other compensation represents payment under the separation agreement with Mr. Burger and related expenses excluding payment of $445,000, plus accrued interest of $4,291, paid on March 15, 1996.
3     Value of non-business use of Company automobile.
4     26,000 options expired in 1995.
5     Represents the value of 2,033 shares paid to Mr. Mandel for services provided.
6 On September 15, 1995, the Company and Mr. Mandel entered into a separation agreement which provided for the termination of the employment agreement and the resignation of Mr. Mandel as a director, officer and employee of the Company. Pursuant to the separation agreement, the Company agreed to pay Mr. Mandel the amount of $450,000 in installments, with the final amount paid March 15, 1996. All other compensation represents payment under the separation agreement with Mr. Mandel, excluding payment of $308,500, plus accrued interest of $2,976, paid on March 15, 1996.
7     Expired in 1995.
8     Represents the value of 2,666 shares paid to Mr. Moos for services provided.
9     33,000 options not vested at December 31, 1995.
10 On July 29, 1996, the Company and Mr. Moos entered into a separation agreement which provided for the termination of his employment agreement and the resignation of Mr. Moos as an executive vice president, chief financial officer and treasurer of the Company, effective August 2, 1996. Pursuant to the separation agreement, the Company agreed to pay Mr. Moos the amount of $325,000 in installments, of which $25,000 has been paid, with the final amount to be paid on the earlier to occur of
      (i) December 31, 1996 and (ii) the consummation of a debt or equity offering by the Company in an amount equal to or greater than $10 million.



                                                OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                                                          (INDIVIDUAL GRANTS)

                                                                 Percent of Total
                                            Number of                Options/
                                            Securities             Warrants/SARs             Exercise
                                            Underlying              Granted to               or Base
             Name and                      Options/SARs            Employees in               Price
        Principal Position                 Granted (#)              Fiscal Year               ($/SH)           Expiration Date
--------------------------------       ------------------      -------------------      ---------------      -------------------
Peter G. Graf                                41,833                    6.3%                 $5.70            December 31, 1997
   Chief Executive Offi-
   cer, Chairman and Director                 5,750                    0.9%                 $6.00            August 15, 2000

Jerry H. Burger                              62,500(1)                 9.5%                 $6.00(2)         August 31, 1997
   Former Chief
   Executive Officer

Bernard Mandel                               41,666(3)                 6.3%                 $6.00(2)         August 31, 1997
   Former President,
   Chief Operating Officer
   and Secretary

Daniel J. Moos                               54,999(4)                 8.3%                 $6.00(2)         August 2, 1998
   Former Executive
   Vice President, Chief
   Financial Officer
   and Treasurer


------------------------------------------


(1) Excludes 38,306 additional options issued pursuant to anti-dilution provisions.
(2) Does not reflect anti-dilutive repricing of options on June 4, 1996, which lowered the exercise price to $3.72 per share.
(3) Excludes 25,537 additional options issued pursuant to anti-dilution provisions.
(4) Excludes 33,709 additional options issued pursuant to anti-dilution provisions.



                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                   AND FY-END OPTION/SAR VALUES

                                                                      NUMBER OF          VALUE OF
                                                                       SECURITIES        UNEXERCISED
                                                                       UNDERLYING          IN-THE-
                                                                      UNEXERCISED           MONEY
                                                                      OPTIONS/SARS      OPTIONS/SARS
                                                                      AT FY-END          AT FY-END
                                    SHARES                                 (#)                ($)
        NAME AND                   ACQUIRED            VALUE         EXERCISABLE/       EXERCISABLE/
   PRINCIPAL POSITION            ON EXERCISE         REALIZED        UNEXERCISABLE      UNEXERCISABLE
-------------------------        -------------    -------------      -------------      -------------
Peter G. Graf                         -0-              -0-              75,064            $31,316
   Chief Executive Offi-
   cer, Chairman and
   Director

Jerry H. Burger                       -0-              -0-             127,361            $31,840
   Former Chief Execu-
   tive Officer

Bernard Mandel                        -0-              -0-              66,666            $91,667
   Former President,
   Chief Operating Offi-
   cer and Secretary

Daniel J. Moos                        -0-              -0-              54,999            $13,750
   Former Executive
   Vice President,
   Chief Financial
   Officer and Treasurer




                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock owned by each Director of the Company, each person known by the Company to own, beneficially more than 5% of the outstanding Common Stock, the named executive officers, all directors and officers as a group and the Selling Shareholders as of September 30, 1996 and as adjusted to reflect the sale of the shares in the Offering. Unless otherwise indicated, the number of shares of Common Stock owned by the named shareholders assumes the exercise of the warrants or options that are exercisable within 60 days, the number of which is separately referred to in a footnote, and the percentage shown assumes the exercise of such warrants or options and assumes that no warrants or options held by others are exercised. This information is based upon information furnished by such persons and statements filed with the Securities and Exchange Commission and other information known by the Company.


                                                 BENEFICIAL                                     BENEFICIAL
                                                 OWNERSHIP                                      OWNERSHIP
        NAME AND ADDRESS                       PRIOR TO THE                                     AFTER THE
      OF BENEFICIAL OWNER                        OFFERING                                       OFFERING
-------------------------------      ------------------------------                    --------------------------
                                                                          Shares
                                        Share                               to          Share
Directors                               Number           Percentage       be Sold       Number         Percentage
---------                               ------           ----------       -------       ------         ----------
Peter G. Graf(1)(16)............      1,029,376            12.89%           --         1,029,376            %
Director, Chairman &
Chief Executive Officer
1127 Euclid Avenue, Suite 650
Cleveland, OH 44115-1601

Nickey B. Maxey(2)(16)..........        406,184             5.30%           --           406,184            %
Chief Operating Officer and
Director
1127 Euclid Avenue, Suite 650
Cleveland, OH 44115-1601

Steven Richman(3)(16)...........        258,535             3.31%           --           258,535            %
Director
9 Beech Lane
Kings Point, NY 11024

Joseph Abrams(4)(16)............        195,536             2.50%           --           195,536            %
Director
85 Old Farm Road
Bedminister, NJ 07921

Aron Katzman(5)(16).............        244,664             3.14%           --           244,664            %
Director
10 Layton Terrace
St. Louis, MO 63124

Stuart Hollander(6).............        323,559             4.24%           --           323,559            %
Director
32 Lake Forest
St. Louis, MO 63117

George H. Henry(7).............         360,376             4.70%           --           360,376             %
Director
6860 Sunrise Court
Coral Gables, FL 33133

Named Executive Officers

Jerry Burger(8)................         239,930             3.06%           --           239,930             %
Former Chief Executive Officer
27040 Cedar Road
Beachwood, OH 44122

Bernard Mandel(9)...............        100,824             1.31%           --           100,824             %
Former President, Chief
  Operating
Officer & Secretary
8233 Whispering Pines Drive
Russell, OH 44072

Daniel J. Moos(10)..............        100,707             1.30%           --           100,707             %
Former Executive Vice
  President, Chief Financial
 Officer & Treasurer
7399 Stow Road
Hudson, OH 44236

   Executive Officers and
     Directors..................      2,961,473            34.62%           --         2,961,473             %
     as a group (10 persons)(11)(17)

Selling Shareholders

Internationale Nederlanden

(U.S.) Capital
Corporation (12)(18)............      4,464,907            36.89%        250,000       4,214,907             %
Capital Corporation
135 East 57th Street
New York, NY  10022

Cerberus Partners, L.P.(13)(18).      4,464,907             36.89%        250,000       4,214,907             %
950 Third Avenue, 20th floor
New York, NY 10022

Other 5% Beneficial Owners

ACI-HDT Supply Company, et al.,
as Debtors-In-Possession (14).....    2,162,163            28.3%            --         2,162,163             %
5452 Oberlin Drive, Suite B
San Diego, CA 92121

Southcoast Capital Corp-
  oration(15)(17)...............        475,108             5.90%           --           475,108             %
277 Park Avenuek, NY 10172

J&C Resources(16)(17)............       486,860             6.25%           --           486,860             %
216 Daniel Webster Highway
S. Nashua, NH 03060


-------------------------
(1)   Includes warrants to purchase 75,064 shares of Common Stock through
      March 13, 2001, and 14% Preferred which is convertible
      through June 30, 2000 into 269,454 shares of Common Stock.
(2) Includes 14% Preferred which is convertible through June 30, 2000 into 31,262 shares of Common Stock.
(3) Includes warrants to purchase 126,830 shares of Common Stock through March 13, 2001, 4,444 shares of Common Stock held by his spouse, and 14% Preferred which is convertible through June 30, 2000 into 44,909 shares of Common Stock.
(4)   Includes warrants to purchase 125,997 shares of Common Stock through
      March 13, 2001, and 14% Preferred which is convertible through June 30, 2000 into 62,873 shares of Common Stock.
(5) Includes warrants to purchase 95,128 shares of Common Stock through March 13, 2001, and 14% Preferred which is convertible through June 30, 2000 into 47,469 shares of Common Stock.
(6) Includes 148,864 shares of Common Stock held by his spouse and 6,266 shares of Common Stock held by other family members.
(7)   Includes options to purchase 35,000 shares of Common Stock through
      October 9, 1998.
(8)   Includes options to purchase 210,430 shares of Common Stock through
      August 31, 1997.   Beneficial owner has anti-dilution rights pursuant
      to stock option agreements or other rights which will require adjust-ments to the number of shares beneficially owned as a result of certain transactions which occurred during the period from July 1, 1996 to September 30, 1996.
(9) Includes options to purchase 97,541 shares of Common Stock through August 31, 1997 and 1,250 shares of Common Stock held by his spouse. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transactions which occurred during the period from July 1, 1996 to September 30, 1996.
(10) Includes options to purchase 88,708 shares of Common Stock which expire August 2, 2000. Beneficial owner has anti-dilution rights pursuant to stock option agreements or other rights which will require adjustments to the number of shares beneficially owned as a result of certain transactions which occurred during the period from July 1, 1996 to September 30, 1996.
(11) Includes beneficial ownership of Common Stock described above with respect to Messrs. Graf, Maxey, Richman, Abrams, Katzman, Hollander, Henry, and beneficial ownership of Common Stock of Mr. Pace and Ms. Martin.
(12) Includes Lenders' Warrants to purchase the Series A Preferred, which is immediately convertible into 2,048,240 shares of Common
      Stock and certain debt under the Credit Agreement which is convertible into Series B Preferred, which is immediately convertible into 2,416,667 shares of Common Stock. ING may exercise a portion of its Lender Warrants in order to sell Shares of Common
      Stock in the Offering.
(13) Includes Lenders' Warrants to purchase the Series A Preferred, which is immediately convertible into 2,048,240 shares of Common
      Stock and certain debt under the Credit Agreement which is convertible into Series B Preferred, which is immediately convertible into 2,416,667 shares of Common Stock. Cerberus may exercise a portion of its Lender Warrants in order to sell Shares of Common Stock in the Offering.
(14) Represents the shares of Common Stock given by the Company to ACI-HDT Supply Company and its affiliates (collectively referred to herein as Amtel) as consideration in the Amtel acquisition. Each of the Amtel entities is a Debtor-In-Possession in separate Chapter 11 reorganization proceedings pending before the Untied States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court") identified as Case Nos. 95-08253-All. Pursuant to the Asset Purchase Agreement dated as of June 26, 1996, as amended, between the Company and Amtel, Amtel has agreed to distribute the shares of Common Stock to its creditors after a final plan of reorganization is confirmed by order of the Bankruptcy Court.
(15) Includes warrants to purchase 310,660 shares of Common Stock through March 13, 2001, and 14% Preferred which is convertible through June 30, 2000 into 107,782 shares of Common Stock.
(16) Represents 14% Preferred which is convertible through June 30, 2000 into 148,200 shares of Common Stock.
(17) See "Certain Transactions" for information with respect to the 14% Preferred and the Nominal Value Warrants.
(18) Cerberus may sell fewer shares of Common Stock. In such event, ING will sell additional shares of Common Stock such that the aggregate number of shares of Common Stock sold by the Selling Shareholders equals 500,000.


                            CERTAIN TRANSACTIONS

         On March 15, 1996, Nominal Value Warrants to purchase 2,018,942 shares of Common Stock expiring March 13, 2001 were issued in conjunction with the acquisitions of IPP and Paramount, redemption of the 10% Preferred, 8% Preferred, and 7% Preferred, and conversion of certain debt of the Company into the 14% Preferred. See "Description of Capital Stock--Preferred Stock--14% Preferred" for a description of the terms of the 14% Preferred. Concurrently with their exchange of debt and preferred stock for the 14% Preferred, the following directors, executive officers and security holders of 5% or more of the Common Stock received the amount of 14% Preferred and Nominal Value Warrants shown below.


                                                         VALUE OF
                                                      DEBT/PREFERRED
                                                      SURRENDERED AND
                                                    STATED VALUE OF 14%       NUMBER OF WARRANTS
                                                     PREFERRED ISSUED               ISSUED
                                                    -------------------       ------------------
Peter G. Graf...................................         $1,500,000                539,989
   Chief Executive Officer
   Chairman and Director

Southcoast Capital Corporation..................            600,000                143,994

Joseph Abrams...................................            350,000                125,997
   Director

Aron Katzman....................................            264,250                 95,128
   Director

Steven Richman..................................            250,000                 89,998
   Director

Nickey Maxey....................................            174,032                 62,650
   Chief Operating Officer and Director

J&C Resources...................................            825,000                296,994
   5% Owner


         A predecessor of Southcoast Capital Corporation, the Representative of the Underwriters, was paid fees consisting of (i) $600,000 in cash, (ii) $600,000 of 14% Preferred and (iii) Nominal Value Warrants to purchase 143,944 shares of Common Stock of the Company for the provision of financial services in connection with the Credit Agreement. In addition, a predecessor of Southcoast Capital Corporation received 56,666 shares of Common Stock and warrants to purchase 166,666 shares of the Company's Common Stock at an exercise price of $6.00 per share for services rendered in connection with the acquisition of World and certain bridge financing.

                           DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, without par value, except as further designated by the Board of Directors (the "Preferred Stock"). Upon completion of the Offering there will be outstanding (i) _________ shares of Common Stock, (ii) 116,316.05 shares of 14% Cumulative Redeemable Convertible Preferred Stock, $60 stated value per share (the "14% Preferred"), (iii) Lenders' Warrants to purchase 204,824 shares of Series A Preferred, which are then immediately convertible into 4,096,480 shares of Common Stock, (iv) 983,805 Nominal Value Warrants, which are exercisable into the same number of shares of Common Stock, (v) 830,351 additional warrants which are exercisable into the same number of shares of Common Stock and, (vi) 650,746 stock options for Common Stock, all of which are immediately exercisable. In addition, approximately $29,000,000 of indebtedness outstanding under the Credit Agreement may be converted at Lenders' option into approximately 241,667 shares of Series B Preferred, which are then immediately convertible into 4,833,333 shares of Common Stock.

         The following summary is qualified in its entirety by the provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), a copy of which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and they do not have any cumulative voting rights except as permitted by Ohio law. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to preferential dividend rights of any outstanding series of Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and liabilities of the Company and the liquidation preferences which may be granted to holders of the Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the 14% Preferred, the Series A Preferred, the Series B Preferred and any other series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

         The Board of Directors is authorized to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock, in one or more series, without any further shareholder approval. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

         The authority of the Board to create and issue at its discretion any series of Preferred Stock without shareholder approval, could adversely affect the voting power and other rights of the holders of Common Stock. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with financings, acquisitions and other corporate purposes, could have the effect of discouraging an attempt by another person or entity to acquire control of the Company through a merger, sale of the Company's assets or similar transaction, since the issuance of Preferred Stock could be used to dilute the share ownership of a person or entity seeking to obtain control of the Company. Additionally, future issuances of any series of Preferred Stock could result in additional classes of shares with conversion features and preferences over the Common Stock with respect to dividends and distributions in liquidation and could also result in the dilution of net income and book value per share of the Company.

         The Board of Directors has designated the following outstanding series of Preferred Stock pursuant to its authority under the Articles of
Incorporation:

           Series A Preferred

         The Company has 250,000 shares of Series A Preferred authorized, none of which have been issued. Lenders' Warrants for the purchase of 204,824 shares of Series A Preferred at an exercise price of $0.20 per share were issued by the Company in connection with the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         The Series A Preferred shares are pari passu with the Common Stock with respect to the payment of dividends. If a dividend or other distribution is declared by the Board of Directors to be paid to holders of the Common Stock, then simultaneously with the payment of such dividend or making of such distribution, and as a condition precedent to its right to do so, the Board of Directors will pay or distribute to the holders of the Series A Preferred the same dividends or distributions as such holders would have been entitled to receive if such holders had converted their shares of Series A Preferred into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividend or distribution.

         With respect to liquidation preferences, the Series A Preferred is pari passu with the Series B Preferred and senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series B Preferred, out of the assets of the Company legally available for distribution to its stockholders before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $0.20 per share plus accrued and unpaid dividends to the date of payment.

         Holders of the Series A Preferred have the right, at any time, to convert each share of Series A Preferred into 20 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments and regulatory restrictions applicable to bank holding companies.

         Except as provided by law, the holders of Series A Preferred have no voting rights.

           Series B Preferred

         The Company has 250,000 shares of Series B Preferred authorized, none of which have been issued. Term Loans of $29,000,000 outstanding under the Credit Agreement may be converted into Series B Preferred at the ratio of 833 shares of Series B Preferred for each $100,000 of outstanding debt and accrued interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         The Series B Preferred shares are pari passu with the Common Stock with respect to the payment of dividends. If a dividend or other distribution is declared by the Board of Directors to be paid to holders of the Common Stock, then simultaneously with the payment of such dividend or making of such distribution, and as a condition precedent to its right to do so, the Board of Directors will pay or distribute to the holders of the Series B Preferred the same dividends or distributions as such holders would have been entitled to receive if such holders had converted their shares of Series B Preferred into Common Stock prior to the record date used by the Board of Directors for determining the holders of Common Stock entitled to receive such dividend or distribution.

         With respect to liquidation preferences, the Series B Preferred is pari passu with the Series A Preferred and senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the Series B Preferred will be entitled to receive, on a ratable and pari passu basis with the holders of the Series A Preferred, out of the assets of the Company legally available for distribution to its stockholders before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $120 per share plus accrued and unpaid dividends to the date of payment.

         Holders of the Series B Preferred have the right, at any time, to convert each share of Series B Preferred into 20 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments and regulatory restrictions applicable to bank holding companies.

         Except as provided by law, the holders of Series B Preferred have no voting rights.

           14% Preferred

         The Company has 200,000 shares of 14% Preferred authorized of which 116,316.05 shares were issued at September 30, 1996. Holders of the 14% Preferred are entitled to receive dividends payable in additional shares of 14% Preferred at a quarterly rate of 0.035 shares per share of 14% Preferred outstanding, on the first business day of each April, July, October and January, commencing April 1, 1996. Dividends on the outstanding shares of 14% Preferred accrue, whether or not declared. Unless full cumulative dividends on all shares of 14% Preferred outstanding have been paid, no redemption or fund for such redemption may be authorized, no dividend (other than a dividend payable in Common Stock or any other class of stock ranking junior to the 14% Preferred as to dividends and upon liquidation) or other distribution may be declared or paid on any class of the Company's stock ranking junior to the 14% Preferred as to dividends or as to liquidation preferences. However, the holders of at least 50% of the outstanding shares of 14% Preferred may vote to approve a redemption.

         With respect to liquidation preferences, the 14% Preferred is junior to the Series A Preferred and the Series B Preferred and is senior to the Common Stock and any other series of Preferred Stock. Accordingly, upon the liquidation, dissolution or winding up of the Company, holders of the 14% Preferred will be entitled to receive out of the assets of the Company legally available for distribution to its stockholders after making payment to the holders of the Series A Preferred and the Series B Preferred and before making any payment to holders of Common Stock or any other series of Preferred Stock, a liquidation preference of $60.00 per share.

         Holders of the 14% Preferred have the right, at any time, to convert each share of 14% Preferred, including any accrued and unpaid dividend shares, into 10 shares of fully paid and nonassessable Common Stock, subject to certain antidilution adjustments.

         The 14% Preferred is mandatorily redeemable by the Company on June 30, 2000, and is redeemable at any time prior thereto at the Company's option, in each case, at a redemption price of $60 per share. Holders of the 14% Preferred have 20 days from receipt of notice of a redemption by the Company to convert their 14% Preferred shares into Common Stock.

         Except as provided by law, the holders of the 14% Preferred have no voting rights.

           From time to time, the Board of Directors has designated other series of Preferred Stock, none of which are currently outstanding.

EQUITY SECURITIES RESERVED FOR ISSUANCE

         As of September 30, 1996, the Company has reserved 12,551,876 shares of Common Stock for issuance under the following circumstances: (i) exercise of warrants to purchase 204,824 shares of Series A Preferred at $0.20 per share, immediately convertible into 4,096,480 shares of Common Stock; (ii) conversion of 116,316.05 shares of 14% Preferred into 1,163,161 shares of Common Stock; (iii) exercise of 983,805 Nominal Value Warrants;
(iv) exercise of 830,351 warrants at prices ranging from $5.70 to $15.75 per share; (v) exercise of 650,746 stock options at prices ranging from $2.63 to $19.50 per share; and (vi) conversion of $29,000,000 of outstanding debt under the Credit Agreement and accrued interest into 241,667 shares of Series B Preferred that are immediately convertible into 4,833,333 shares of Common Stock.

REGISTRATION RIGHTS

         Holders of the 14% Preferred, the Lenders' Warrants, the Nominal Value Warrants and other warrants and options exercisable for shares of Common Stock and certain existing holders of Common Stock who in the aggregate own or have the right to acquire an aggregate of approximately 13,005,110 shares of Common Stock (the "Registrable Securities"), have entered into registration rights agreements with the Company. These registration rights agreements provide that when the Company proposes to register the sale of shares of Common Stock under the Securities Act for its own account or otherwise, holders of Registrable Securities are entitled to include their shares in such registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the Registrable Securities from such registration and to certain other conditions. In addition to such incidental registration rights, certain holders of Registrable Securities have the right to demand registration under the Securities Act of their Registrable Securities. The Company has agreed that in the event of any registration of Registrable Securities that it will bear all registration expenses, other than those which certain registration rights agreements had assigned to the shareholders, and will indemnify the holder thereof against certain liabilities incurred in connection with such registration, including liabilities arising under the Securities Act.

         The Company has obtained waivers of the foregoing registration rights in connection with the Offering from the holders of approximately 92% of the Registrable Securities having such piggyback registration rights as a result of the filing of the Registration Statement of which this Prospectus forms a part (including the Selling Shareholders). However, in order to satisfy its obligations under the registration rights agreements, the Company intends to file a shelf registration statement to register under the Securities Act the sale of all of the Registrable Securities. Notwithstanding the filing of such shelf registration statement, the Selling Shareholders and certain other holders of Registrable Securities have agreed not to transfer, sell or otherwise dispose of such shares, without the consent of Southcoast Capital Corporation, for the periods described under the caption "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is
Huntington Trust.

                       SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have outstanding ________ shares of Common Stock, of which the ________ shares sold in this Offering and _____ shares which were "restricted securities" (as discussed below) and sold pursuant to the exemption from registration provided by Rule 144 under the Securities Act, will be freely tradeable without restrictions or further registration under the Securities Act, except for shares held by "affiliates" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such issuer, and generally includes members of the Board of Directors and senior management.

         As of September 26, 1996, 6,417,483 shares (the "Restricted Shares") were deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act. The Restricted Shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

         In general, Rule 144 as currently in effect allows a shareholder who has beneficially owned Restricted Shares for at least two years (including persons who may be deemed "affiliates" of the Company under Rule
144) to sell a number of shares within any three-month period that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately ______ shares after giving effect to this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the Company. A shareholder (or shareholder whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least three years (as computed under Rule 144), is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above.

         The Company and its directors and executive officers have agreed not to offer, sell, contract to sell, grant any option or other right for the sale of, or otherwise dispose of any shares of Common Stock in any manner prior to the expiration of 180 days after the date of this Prospectus without the prior written consent of Southcoast Capital Corporation.

         As of September 30, 1996, options and warrants to purchase 2,464,902 shares of Common Stock were issued and outstanding, all of which were immediately exercisable on such date. In addition, at September 30, 1996, an aggregate of 10,092,974 shares of Common Stock have been reserved for issuance pursuant to the conversion of shares of the Company's Series A Preferred, Series B Preferred and 14% Preferred. Holders of the Company's options, warrants and convertible preferred stock and certain holders of the Company's Common Stock have entered into registration rights agreements with the Company and have demand and piggyback registration rights necessary under certain circumstances. The Company has obtained waivers of such registration rights in connection with the Offering from the holders of approximately 92% of the Registrable Securities that had piggyback registration rights as a result of the filing of the Registration Statement of which this Prospectus forms a part. However, in order to satisfy its obligations under such registration rights agreements, the Company intends to file a shelf registration statement to register under the Securities Act approximately 13,005,110 shares of Common Stock including the shares issuable upon the exercise or conversion of such options, warrants and convertible preferred stock. Upon effectiveness of the shelf registration statement, all of such shares of Common Stock, when issued, will be eligible for sale without restriction under the Securities Act. However, the Selling Shareholders (who hold approximately 69% of the Registrable Securities) have agreed not to transfer, sell or otherwise dispose of shares of Common Stock (except in the Offering) without the consent of Southcoast Capital Corporation for a period of 6 months commencing on the date of the consummation of the Offering, with sales permitted for the 12 months thereafter on a limited basis as agreed upon by with Southcoast Capital Corporation. In addition, holders of approximately 24% of the Registrable Securities have agreed not to transfer, sell or otherwise dispose of such shares for a period of 180 days commencing on the date of the consummation of this Offering without the consent of Southcoast Capital Corporation.

         No prediction can be made of the effect, if any, that sales of shares under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the Offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. See "Underwrit-ing."

                              UNDERWRITING

         The Underwriters named below, for whom Southcoast Capital Corporation is acting as the representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase ____ shares of Common Stock from the Company and 500,000 shares of Common Stock from the Selling Shareholders. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite their names below. The nature of the obligations of the Underwriters is such that, if any of such shares are purchased, all must be purchased.

                                                             NUMBER OF
           UNDERWRITERS                                       SHARES

Southcoast Capital Corporation............................  ------------
                                                            ------------
           Total.........................................   ============


         The Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") not in excess of $___ per share, and the Underwriters may allow, and such dealers may reallow, to members of the NASD a concession not in excess of $___ per share. After this Offering, the price to public, the concession and the reallowance may be changed by the Underwriters.

         The Company has granted an option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase up to an aggregate of _______ additional shares of Common Stock at the price to public, less underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only for the purpose of covering any over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of Common Stock which is proportionate to such Underwriter's initial commitment.

         The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

         The Underwriting Agreement provides for payment by the Company to the Representative of a non-accountable expense allowance of $100,000 for due diligence and other out-of pocket expenses.

         The Company and its executive officers and directors have agreed that for a period of 180 days after the date of this Prospectus, they will not offer, sell or otherwise dispose any Shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Southcoast Capital Corporation, except that the Company may issue shares of Common Stock upon the exercise of options or in connection with acquisitions.

         The Underwriters and certain selling group members that currently act as market makers for the Common Stock may engage in "passive market making" activities in the Common Stock in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A, any Underwriter or selling group member engaged in passive market making in the Common Stock (i) may not affect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock displayed on Nasdaq by a market maker that is not participating in the distribution of the Common Stock, (ii) may not have net daily purchases of the Common Stock that exceed 30% of its average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the Registration Statement of which this Prospectus is a part, and (iii) must identify its bids as bids made by a passive market maker.

         Southcoast Capital Corporation from time to time performs investment banking and other financial services for the Company and owns 56,666 shares of Common Stock, representing 1.08% of the Common Stock outstanding prior to the Offering. In addition, a predecessor of Southcoast Capital Corporation received (i) $600,000 in cash, (ii) 10,000 shares of 14% Preferred and (iii) certain Nominal Value Warrants to purchase 143,944 shares of Common Stock of the Company for the provision of financial services in connection with the Credit Agreement. A predecessor of Southcoast Capital Corporation also received warrants to purchase 166,666 shares of the Company's Common Stock at an exercise price of $6.00 per share in connection with the acquisition of World and certain bridge financing. See "Certain Transactions." Certain of the other Underwriters, from time to time, perform investment banking and other financial services for the Company.

                               LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Tammy L. Martin, Esq., General Counsel of the Company, and certain other legal matters relating to the Offering will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Certain legal matters will be passed upon for the Underwriters by Wolin, Fuller, Ridley & Miller LLP, Dallas, Texas.

                                   EXPERTS

         The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for the three years ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Paramount Communications Systems, Inc. as of December 31, 1995 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Paramount Communications Systems, Inc. as of December 31, 1994 and for the year then ended included in this Prospectus have been so included in reliance on the report of KPMG Peat Marwick LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

         The financial statements of International Pay Phones, Inc. (South Carolina) as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Miller Sherrill Blake, CPA, PA, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of International Pay Phones, Inc. (Tennessee) as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Ernest M. Sewell, CPA, independent accountant, given on the authority of said person as an expert in auditing and accounting.

         The financial statements of Payphones of America, Inc. as of December 31, 1994 and 1995 and for each of the two years ended December 31, 1994 and 1995 included in this Prospectus have been so included in reliance on the report of Kerber, Eck & Braeckel LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Amtel Communications, Inc. and combined companies as of December 31, 1995 and for the six months ended June 30, 1996 and the combined statement of revenue and direct operating expenses for three months ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Harlan & Boettger, CPAs, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 GLOSSARY

The following is a description of certain terms used in this Prospectus.

ACCESS CHARGES -- The fees paid by long distance companies to LECs for originating and terminating long distance calls on LECs' networks.

BPP (Billed-Party Preference) -- Billing system whereby the party being billed preselects the service provider of his or her choice to carry long distance traffic (as opposed to the provider presubscribed by the pay telephone provider).

BOCS (Bell Operating Companies) -- The seven regional holding companies and their respective local telephone operating companies established by the MFJ. Under the MFJ, the BOCs were prohibited from providing interLATA telecommunications services and from manufacturing telecommunications equipment.

CALL AGGREGATOR -- Person that, in the ordinary course of its operations, makes telephones available to the public or to transient users for interstate telephone calls using an OSP.

COMPUTER III -- FCC rulemaking proceeding that established certain non-structural safeguards designed to prevent BOCs from using their incumbent market power in an anti-competitive manner.

CUSTOMER PROPRIETARY NETWORK INFORMATION -- Information that relates to the quantity, technical configuration, type, destination, and amount of use of a telecommunications service subscribed to by any customer of a telecommunications carrier, and that is made available to the carrier by the customer solely by virtue of the carrier-customer relationship.

DIAL-AROUND CALLS -- Telephone calls placed from pay telephones using a long distance service provider other than the one selected by the independent pay telephone company.

FCC -- Federal Communications Commission

IN-REGION SERVICE -- InterLATA toll service provided by the BOCs within the same states in which they also provide local exchange service.

INTEREXCHANGE CARRIER -- See Long Distance Company.

INTERLATA PRESUBSCRIPTION -- Ability of a customer to presubscribe to a carrier of its choice for interLATA calls.

INTRALATA PRESUBSCRIPTION -- Ability of a customer to presubscribe to a carrier of its choice for local and intraLATA calls.

LOCATION PROVIDER -- The property owner or occupant that supplies the site on which pay telephones are placed in operation by the telephone provider.

LATA (Local Access and Transport Area) -- The geographically defined areas in which BOCs were authorized by the MFJ to provide local exchange service.

LONG DISTANCE COMPANY OR INTEREXCHANGE CARRIER -- Company providing services between local exchanges on either an intrastate or interstate basis. A long distance company may offer services by using its own or by reselling another carrier's facilities.

LECS (Local Exchange Carrier) -- Companies providing local exchange telephone service (including, but not limited to, BOCs).

MFJ (Modification of Final Judgment) -- Court order that divested the seven BOCs from AT&T and imposed various line of business restrictions on the BOCs and AT&T.

OPERATOR SERVICES ACT -- The Telephone Operator Consumer Services Improvement Act of 1990, which imposed various requirements for OSPs and call aggregators.

OSP (Operator Services Provider) -- Provider of operator assistance in the billing or completion (or both) of an interstate telephone call.

TELECOMMUNICATIONS ACT -- The Telecommunications Act of 1996, which amended the Communications Act of 1934.

                          PHONETEL TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
PHONETEL TECHNOLOGIES, INC.
Audited Financial Statements:
Report of Independent Accountants....................................................   F-3
Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995............   F-4
Consolidated Statements of Operations for the years ended December 31, 1993, 1994
  and 1995...........................................................................   F-5
Consolidated Statements of Shareholders' Equity for the years ended December 31,
  1993, 1994 and 1995................................................................   F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
  and 1995...........................................................................   F-8
Notes to Consolidated Financial Statements...........................................   F-10
Unaudited Financial Statements:
Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996................   F-26
Consolidated Statements of Operations for the six and three months ended June 30,
  1995 and 1996......................................................................   F-27
Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and
  1996...............................................................................   F-28
Consolidated Statements of Changes in Mandatorily Redeemable Preferred Stock and
  Non-Mandatorily Redeemable Preferred Stock, Common Stock and Other Shareholders'
  Equity.............................................................................   F-29
Notes to Consolidated Financial Statements...........................................   F-31

PARAMOUNT COMMUNICATIONS SYSTEMS, INC.
Audited Financial Statements -- 1995
Report of Independent Accountants....................................................   F-37
Balance Sheet as of December 31, 1995................................................   F-38
Statement of Income for the year ended December 31, 1995.............................   F-39
Statement of Cash Flows for the year ended December 31, 1995.........................   F-40
Statement of Changes in Shareholders' Equity for the year ended December 31, 1995....   F-41
Notes to Financial Statements........................................................   F-42
Audited Financial Statements -- 1994
Report of Independent Certified Public Accountants...................................   F-45
Balance Sheet as of December 31, 1994................................................   F-46
Statement of Income for the year ended December 31, 1994.............................   F-47
Statement of Shareholders' Equity for the year ended December 31, 1994...............   F-48
Statement of Cash Flows for the year ended December 31, 1994.........................   F-49
Notes to Financial Statements........................................................   F-50

INTERNATIONAL PAY PHONES, INC. (SOUTH CAROLINA)
Audited Financial Statements -- 1995
Independent Auditors' Report.........................................................   F-53
Balance Sheet as of December 31, 1995................................................   F-54
Statement of Income and Retained Earnings for the year ended December 31, 1995.......   F-55
Statement of Cash Flows for the year ended December 31, 1995.........................   F-56
Notes to Financial Statements........................................................   F-57
Independent Auditors' Report on Supplemental Information.............................   F-62
Schedule of Cost of Goods Sold for the year ended December 31, 1995..................   F-63
Schedule of General and Administrative Expenses for the year ended December 31,
  1995...............................................................................   F-64
Audited Financial Statements -- 1994
Independent Auditors' Report.........................................................   F-65
Balance Sheet as of December 31, 1994................................................   F-66

                                                                                       PAGE
                                                                                       ----
Statement of Income and Retained Earnings for the year ended December 31, 1994.......  F-67
Statement of Cash Flows for the year ended December 31, 1994.........................  F-68
Notes to Financial Statements........................................................  F-69

INTERNATIONAL PAY PHONES, INC. (TENNESSEE)
Audited Financial Statements
Independent Auditors' Report.........................................................  F-73
Balance Sheets as of December 31, 1995 and 1994......................................  F-74
Statements of Earnings and Retained Earnings for the years ended December 31, 1995 and 1994...........................................................................  F-75
Statements of Cash Flows for the years ended December 31, 1995 and 1994..............  F-76
Notes to Financial Statements........................................................  F-77

PAYPHONES OF AMERICA, INC.
Audited Financial Statements
Independent Auditors' Report.........................................................  F-80
Consolidated Balance Sheets as of December 31, 1995 and 1994.........................  F-81
Consolidated Statements of Operations for the years ended December 31, 1995 and
  1994...............................................................................  F-82
Consolidated Statement of Stockholders' Equity (Deficit) for the years ended
  December 31, 1995 and 1994.........................................................  F-83
Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
  1994...............................................................................  F-84
Notes to Financial Statements........................................................  F-85
Unaudited Financial Statements
Consolidated Balance Sheets as of June 30, 1995 and 1996.............................  F-92
Consolidated Statements of Operations for the six months ended June 30, 1995 and
  1996...............................................................................  F-93
Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and
  1995...............................................................................  F-94

AMTEL COMMUNICATIONS INC. AND COMBINED COMPANIES (DEBTOR-IN POSSESSION)
Audited Financial Statements
Independent Auditors' Report.........................................................  F-95
Combined Balance Sheets as of June 30, 1996 and December 31, 1995....................  F-96
Combined Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995.......................................................  F-97
Combined Statements of Changes in Stockholder's Deficit for the six months ended
  June 30, 1996 and the year ended December 31, 1995.................................  F-98
Combined Statements of Cash Flows for the six months ended June 30, 1996 and the year ended December 31, 1995.......................................................  F-99
Notes to Financial Statements........................................................  F-100
Audited Statement of Revenues and Direct Operating Expenses
Independent Auditors' Report.........................................................  F-104
Combined Statement of Revenues and Direct Operating Expenses for the three months ended December 31, 1994............................................................  F-105
Notes to Combined Statement of Revenues and Direct Operating Expenses................  F-106

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 29, 1996

To the Board of Directors
and Shareholders of
PhoneTel Technologies, Inc.

     In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PhoneTel Technologies, Inc. and its subsidiaries at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Cleveland, Ohio

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1994           1995
                                                                     -----------    -----------
ASSETS
Current assets:
  Cash.............................................................  $   478,756    $   713,462
  Accounts receivable, net of allowance for doubtful
     accounts of $44,000 and $40,000, respectively.................      562,147        901,508
  Other current assets.............................................      164,331        185,634
                                                                     -----------    -----------
     Total current assets..........................................    1,205,234      1,800,604
Property and equipment, net........................................    5,294,839     14,099,111
Intangible assets, net.............................................    3,429,121     11,592,157
Other assets.......................................................      228,707      1,425,384
                                                                     -----------    -----------
                                                                     $10,157,901    $28,917,256
                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................................  $ 1,814,760    $ 1,010,412
  Current portion of obligation under capital leases...............       94,343        288,972
  Accounts payable.................................................    2,514,110      2,772,306
  Accrued expenses.................................................      814,656      1,610,100
  Obligations relating to contractual settlements and restructuring
     charges.......................................................           --        962,338
                                                                     -----------    -----------
     Total current liabilities.....................................    5,237,869      6,644,128
Long-term debt.....................................................    2,063,896      9,318,501
Obligations under capital leases...................................      208,269      3,243,965
Commitments and contingencies......................................           --             --
Total shareholders' equity.........................................    2,647,867      9,710,662
                                                                     -----------    -----------
                                                                     $10,157,901    $28,917,256
                                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    -----------
REVENUES:
  Coin calls.........................................  $ 4,237,848    $ 8,421,237    $12,130,189
  Operator services..................................    6,074,394      5,319,138      3,776,501
  Commissions........................................      667,976      1,856,482      2,681,172
  Other..............................................       89,299        269,230        130,121
                                                       -----------    -----------    -----------
                                                        11,069,517     15,866,087     18,717,983
                                                       -----------    -----------    -----------
COSTS AND EXPENSES:
  Line and transmission charges......................    2,776,448      4,456,509      5,475,699
  Location commissions...............................    2,599,330      3,391,190      3,467,626
  Other operating expenses...........................    1,891,984      3,238,252      4,452,032
  Depreciation and amortization......................      896,041      2,236,269      4,383,049
  Selling, general and administrative................    2,402,583      2,831,775      3,200,742
  Billing and collection.............................    1,116,149      1,026,420        858,230
  Contractual settlements and restructuring
     charges.........................................           --             --      2,169,503
                                                       -----------    -----------    -----------
                                                        11,682,535     17,180,415     24,006,881
                                                       -----------    -----------    -----------
     Loss from operations............................     (613,018)    (1,314,328)    (5,288,898)
Interest expense.....................................     (174,994)      (388,215)      (836,911)
Interest income......................................        9,137          7,421         16,112
                                                       -----------    -----------    -----------
NET LOSS.............................................  $  (778,875)   $(1,695,122)   $(6,109,697)
                                                       ===========    ===========    ===========
Less: Preferred stock dividend requirement...........     (207,623)      (291,980)      (309,668)
                                                       -----------    -----------    -----------
Net loss applicable to common shareholders...........  $  (986,498)   $(1,987,102)   $(6,419,365)
                                                       ===========    ===========    ===========
Net loss per common share............................  $     (0.96)   $     (1.35)   $     (3.29)
                                                       ===========    ===========    ===========
Weighted average number of shares....................    1,031,384      1,470,188      1,950,561
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                         1993                        1994                         1995
                               ------------------------    -------------------------    -------------------------
                                SHARES        AMOUNT        SHARES         AMOUNT        SHARES         AMOUNT
                               ---------    -----------    ---------    ------------    ---------    ------------
7% CUMULATIVE CONVERTIBLE
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --        2,500    $    200,000        2,500    $    200,000
  Issuance of 7% preferred...      2,500    $   200,000           --              --           --              --
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....      2,500    $   200,000        2,500    $    200,000        2,500    $    200,000
                               =========    -----------    =========    ------------    =========    ------------
8% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --       12,200    $    981,084       12,200    $    981,084
  Issuance of 8% preferred...     12,200    $   981,084           --              --           --              --
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....     12,200    $   981,084       12,200    $    981,084       12,200    $    981,084
                               =========    -----------    =========    ------------    =========    ------------
10% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of
    year.....................      1,496    $         1        1,496    $          1        1,496    $          1
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....      1,496    $         1        1,496    $          1        1,496    $          1
                               =========    -----------    =========    ------------    =========    ------------
10% CUMULATIVE NON-VOTING
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of
    year.....................         --             --           --              --           --              --
  Acquisition of World
    Communications, Inc......         --             --           --              --      530,534    $  5,305,340
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....         --             --           --              --      530,534    $  5,305,340
                               =========    -----------    =========    ------------    =========    ------------
12% CONVERTIBLE PREFERRED
  STOCK
  Balance at beginning of
    year.....................      6,500    $   650,000           --              --           --              --
  Conversion to Common
    Stock....................     (6,500)      (650,000)          --              --           --              --
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....         --             --           --              --           --              --
                               =========    -----------    =========    ------------    =========    ------------
COMMON STOCK
  Balance at beginning of
    year.....................    724,092    $     7,241    1,284,449    $     12,845    1,522,158    $     15,222
  Employee stock grants......      1,533             15           --              --           --              --
  Issuance of stock..........     25,270            253        8,389              84       91,383             914
  Private sales of stock.....         --             --      136,111           1,361      472,056           4,720
  Exercise of warrants and
    options..................    331,796          3,318       87,931             879        8,333              83
  Zandec interest and
    commitment fee
    conversion...............     76,164            762           --              --           --              --
  Conversion of 12% Preferred
    to Common Stock..........    123,764          1,238           --              --           --              --
  Financing costs............      1,830             18        5,278              53           --              --
  Acquisition of World
    Communications, Inc......         --             --           --              --      402,500           4,025
  Conversion of debt to
    equity...................         --             --           --              --       30,231             303
  Acquisition of Public
    Telephone Corporation....         --             --           --              --      304,879           3,049
  Acquisition escrow
    deposits.................         --             --           --              --       23,810             238
                               ---------    -----------    ---------    ------------    ---------    ------------
  Balance at end of year.....  1,284,449    $    12,845    1,522,158    $     15,222    2,855,350    $     28,554
                               =========    -----------    =========    ------------    =========    ------------

                   PHONTEL TECHNOLOGIES INC. AND SUBSIDIARIES

                                                            YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------------
                                         1993                        1994                         1995
                               ------------------------    -------------------------    -------------------------
                                SHARES        AMOUNT        SHARES         AMOUNT        SHARES         AMOUNT
                               ---------      -------      ---------      -------       ---------      -------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of
    year.....................               $ 3,482,110                 $  6,552,473                 $  8,755,364
  Employee stock grants......                    10,335                           --                           --
  Issuance of stock..........                   222,917                      276,414                      528,532
  Private sales of stock.....                        --                    1,473,638                    2,010,067
  Exercise of warrants and
    options..................                 1,335,876                      552,581                       34,917
  JTMFC settlement...........                   537,500                           --                           --
  Zandec interest and
    commitment fee
    conversion...............                   220,195                           --                           --
  Options issued below fair
    value....................                    24,785                           --                           --
  Conversion of 12% Preferred
    to Common Stock..........                   741,346                           --                           --
  Financing costs............                   (22,591)                     (99,742)                     (83,212)
  Acquisition of World
    Communications, Inc......                        --                           --                    2,712,852
  Conversion of debt to
    equity...................                        --                           --                      137,375
  Acquisition of Public
    Telephone Corporation....                        --                           --                    2,054,902
  Acquisition escrow
    deposits.................                        --                           --                      149,762
  Warrants issued with
    debt.....................                        --                           --                      349,000
                                            -----------                 ------------                 ------------
  Balance at end of year.....               $ 6,552,473                 $  8,755,364                 $ 16,649,559
                                            -----------                 ------------                 ------------
ACCUMULATED DEFICIT
  Balance at beginning of
    year.....................               $(4,658,009)                $ (5,556,807)                $ (7,303,804)
  Net loss for the year......                  (778,875)                  (1,695,122)                  (6,109,697)
  Conversion of 12% Preferred
    to Common Stock..........                   (92,584)                          --                           --
  Dividends paid on 12% and
    8% Preferred Stock.......                   (27,339)                          --                           --
  Dividends paid on 7% and 8%
    Preferred Stock..........                        --                      (51,875)                     (40,375)
                                            -----------                 ------------                 ------------
  Balance at end of year.....               $(5,556,807)                $ (7,303,804)                $(13,453,876)
                                            -----------                 ------------                 ------------
TOTAL SHAREHOLDERS' EQUITY...               $ 2,189,596                 $  2,647,867                 $  9,710,662
                                            ===========                 ============                 ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    -----------
CASH FLOWS PROVIDED BY (USED IN) OPERATING
  ACTIVITIES:
  Net loss...........................................  $  (778,875)   $(1,695,122)   $(6,109,697)
  Adjustments to reconcile net loss to net cash flow
     from operating activities:
     Depreciation and amortization...................      896,041      2,236,269      4,383,049
     Stock and stock awards issued...................       10,350         76,498        529,449
     Accretion of debt...............................           --             --         55,103
     Loss on disposal of assets......................           --             --        298,626
     Changes in assets and liabilities:
       Accounts receivable...........................     (132,885)        32,355        (64,873)
       Other current assets..........................      (71,841)      (116,591)       (47,121)
       Accounts payable..............................     (174,731)     1,975,628       (151,008)
       Accrued expenses..............................      263,149       (128,821)      (434,999)
       Obligations relating to contractual
          settlements and restructuring..............           --             --        962,338
                                                       -----------    -----------    -----------
                                                            11,208      2,380,216       (579,133)
                                                       -----------    -----------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of Alpha Pay Phones-IV.................           --     (2,334,215)            --
  Acquisition of World Communications................           --             --       (696,006)
  Acquisition of Public Telephone....................           --             --         24,191
  Cash acquisition deposits..........................           --             --       (950,000)
  Purchases of intangible assets.....................           --       (363,853)      (427,409)
  Purchases of other assets..........................     (288,924)      (215,382)       (67,559)
  Purchases of property and equipment................     (907,837)      (300,852)      (237,228)
                                                       -----------    -----------    -----------
                                                        (1,196,761)    (3,214,302)    (2,354,011)
                                                       -----------    -----------    -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from debt issuances.......................           --      1,400,000      3,132,500
  Principal payments on borrowings...................   (1,637,957)    (2,202,608)    (1,890,850)
  Proceeds from issuance of preferred and common
     stock and other.................................    1,245,000      1,674,999      2,014,787
  Dividends paid.....................................      (27,339)       (21,875)       (40,375)
  Debt financing costs...............................           --        (75,000)            --
  Equity financing costs.............................      (26,552)       (99,689)       (83,212)
  Proceeds from warrant/option exercises.............    1,339,194        553,460         35,000
  Proceeds from JTMFC settlement.....................       87,500             --             --
  Repayment of advance from shareholder..............     (120,000)            --             --
                                                       -----------    -----------    -----------
                                                           859,846      1,229,287      3,167,850
                                                       -----------    -----------    -----------
(Decrease) increase in cash..........................     (325,707)       395,201        234,706
Cash at beginning of period..........................      409,262         83,555        478,756
                                                       -----------      ---------    -----------
Cash at end of period................................  $    83,555    $   478,756    $   713,462
                                                       ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE:
  Interest paid during the year......................  $   174,995    $   385,311    $   673,906
                                                       ===========    ===========    ===========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1993           1994           1995
                                                       -----------    -----------    ----------
NON-CASH TRANSACTIONS:
  Common stock (402,500 shares) and preferred stock
     (530,534 shares) issued for acquisition of World
     Communications, Inc.............................           --             --    $ 8,022,217
                                                       ===========    ===========    ===========
  Common stock (304,879 shares) issued for
     acquisition of Public Telephone Corporation.....           --             --    $ 2,057,951
                                                       ===========    ===========    ===========
  Common stock issued for services (1,830 shares in
     1993, 8,389 shares in 1994, and 91,383 shares in
     1995)...........................................  $    22,573    $    76,498    $   529,446
                                                       ===========    ===========    ===========
  Common stock issued in payment of debt and interest
     (30,231 shares in 1995).........................           --             --    $   137,678
                                                       -----------    -----------    -----------
  Common stock issued for acquisition deposit (23,809
     shares in 1995).................................           --             --    $   150,000
                                                       ===========    ===========    ===========
  Common stock (5,278 shares) issued for financing
     costs in 1994...................................           --    $    99,689             --
                                                       ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS

     PhoneTel Technologies, Inc. and subsidiaries (the "Company") operates in the telecommunications industry specializing in the business segment that encompasses the installation of private pay telephones on a revenue sharing basis, offering operator assisted long distance services, and national and regional account management. The Company was incorporated on December 24, 1984, and began its private pay telephone operations in August 1985. In April 1988, the Company commenced reselling operator assisted long distance services.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. The Company capitalizes all labor and overhead costs related to installing telephones and depreciates those costs over the life of the telephone or the length of the location contract, whichever is shorter. Depreciation for financial reporting and tax purposes is computed using the straight-line method and accelerated methods, respectively, over the estimated useful lives of the assets commencing when the equipment is installed or placed in service.

  INTANGIBLE ASSETS

     Intangible assets include location contracts, non-compete agreements, costs associated with obtaining operating certification in various states and capitalized sales commissions. Intangible assets are amortized over the life of the respective location contract, non-compete and sales commission agreements, and five years for state operating certifications.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates potential impairment of long-lived assets. A loss relating to an impairment of assets occurs when the aggregate of the estimated undiscounted future cash inflows, (including any salvage values, less estimated cash outflows) to be generated by an asset is less than the asset's carrying value. Impairment is measured based on the difference between the present value of the discounted expected future cash flows and the asset's carrying value. No impairment was recorded in 1995 or 1994.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, " Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which establishes criterion for when impairment should be evaluated, how an asset is determined to be impaired and the method of calculating the impairment loss. The methods required by SFAS No. 121 are consistent with the methods currently being used by the Company to review

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

assets for impairment. Accordingly, the adoption of the Statement, which is required for the Company in 1996, is not expected to have a significant impact on the Company.

  REVENUE RECOGNITION

     Revenues from coin calls, reselling operator assisted long distance services, and national and regional account management are recognized in the period in which the customer places the related call.

  EARNINGS PER SHARE

     Earnings per share amounts are computed based on the weighted average number of shares actually outstanding plus shares that would be outstanding assuming exercise of dilutive stock options and warrants. The number of shares that would be issued from the exercise of stock options and warrants would be reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company's stock.

     Fully diluted earnings per share amounts would be determined in the same manner as primary earnings per share except that the period-end stock price was used and the number of shares was increased assuming conversion of the 7% Cumulative Convertible Redeemable Preferred. (The 7% Cumulative Convertible Redeemable Preferred was redeemed on March 15, 1996.) Due to the Company's net loss, the impact of the assumed exercise of the stock options and warrants and the assumed conversion of the 7% Cumulative Convertible Redeemable Preferred was anti-dilutive and therefore were not included in the determination of the weighted average shares outstanding.

     The weighted average number of common shares outstanding has been adjusted to reflect the one for six (1:6) reverse stock split which was effective December 26, 1995.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the statement of cash flows.

  INCOME TAXES

     The Company utilizes the asset and liability method to account for income taxes whereby deferred tax assets and liabilities are recognized to reflect the future tax consequences attributable to temporary differences between the financial reporting basis of the existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered and settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the change is enacted.

  CONTRACTUAL SETTLEMENTS AND RESTRUCTURING CHARGES

     Contractual settlements and restructuring charges consist primarily of costs associated with the settlement of contractual obligations to certain former officers of the Company and related legal fees, and the write-off of selected assets in connection with the outsourcing of the operator service center, and consulting and legal fees incurred for changes to the operations of the Company.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  RECLASSIFICATIONS

     Certain amounts relating to 1993 and 1994 have been reclassified to conform to the current year presentation. The reclassifications have had no impact on total assets, shareholders' equity or net loss as previously reported.

2.  FINANCIAL CONDITION

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively know as "ING") to meet its anticipated working capital obligations, consolidate debt, redeem preferred stock, and complete the acquisitions of two pay phone companies, IPP and Paramount. The Company has available under the credit facility $6,700,000 to fund future acquisitions and for general working capital purposes. (See Note 3 and Note 15.)

     Management believes, but cannot assure, that cash flow from operations, the proceeds from the financing discussed above and other financial alternatives will be sufficient to allow the Company to sustain its operations, meet its current obligations and maintain some modest sales growth.

3.  ACQUISITIONS AND MERGERS

     On October 16, 1995, the Company consummated its acquisition of the outstanding common stock of Public Telephone Corporation (an Indiana corporation) ("Public") in a transaction accounted for as a purchase. The Company acquired current assets of $54,742, approximately 1,200 installed telephones, assumed approximately $2,800,000 in debt and outstanding liabilities of Public and issued 224,879 unregistered shares of the Company's Common Stock to the shareholders of Public. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public's former owners which require both cash payments and the issuance, in the aggregate, of 80,000 shares of the Company's Common Stock.

     On September 22, 1995, the Company consummated its merger with World Communications, Inc. (a Missouri corporation) ("World") in a transaction accounted for as a purchase. The Company acquired current assets of $256,571, 3,237 installed telephones, assumed approximately $6,900,000 in debt and outstanding liabilities of World and issued 402,500 unregistered shares of the Company's Common Stock and 530,534 shares of the Company's 10% Non-Voting Redeemable Preferred Stock. In connection with the acquisition, the Company entered into two year non-compete and employment agreements with three of World's former officers. These non-compete and employment agreements require, in the aggregate, payment of $625,000 over a two year period.

     On March 25, 1994, the Company acquired substantially all of the assets of Alpha Pay Phones-IV L.P. ("Alpha"). The acquired assets included 2,155 installed telephones for a cash purchase price of $2,334,215, a note payable to sellers of $1,100,620 and assumption by the Company of outstanding Alpha liabilities of $2,164,038.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

3.  ACQUISITIONS AND MERGERS (CONTINUED)

     Set forth below is the Company's unaudited pro forma condensed statement of operations data as though the Public and World acquisitions had occurred at the beginning of 1994 and 1995 and as though the Alpha acquisition had occurred at the beginning of 1994.

                                                                     1994              1995
                                                                  -----------      ------------
    Total revenues..............................................  $27,138,550      $ 26,976,221
    Net loss....................................................   (4,771,759)      (10,516,464)
    Net loss applicable to common shareholders..................   (5,594,273)      (11,356,666)
    Net loss per common share...................................  $     (2.57)     $      (5.82)

     The unaudited pro forma results above are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of 1994 or 1995, or of future results. The pro forma statement of operations data includes adjustments related to amortization of intangible assets, interest expense on borrowings used to finance the acquisition and the weighted average number of common shares outstanding after giving effect to the acquisitions.

  ACQUISITIONS PENDING AT DECEMBER 31, 1995 AND COMPLETED ON MARCH 15, 1996

     On March 15, 1996, the Company completed the acquisition of the outstanding common stock of International Pay Phones, Inc. (a South Carolina company) and International Pay Phones, Inc. (a Tennessee company) (collectively "IPP"), companies affiliated through common ownership and management. The Company acquired 2,101 installed phones for a purchase price of $3,496,487 in cash, 555,589 unregistered shares of the Company's Common Stock, 5,453 shares of 14% Preferred Stock (immediately convertible into 54,530 shares of Common Stock), and warrants to purchase 117,785 shares of the Company's Common Stock at a nominal exercise price per share. Additionally, the Company assumed approximately $1,757,000 in liabilities, of which $1,551,796 was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers. The acquisition will be recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price will be recorded as an increase to intangibles and amortized over the life of the acquired location contracts which is estimated to be 36 to 60 months.

     On March 15, 1996, the Company completed a Share Purchase Agreement with Paramount Communications Systems, Inc. (a Florida corporation) ("Paramount"). Under the terms of the Agreement, the Company acquired 2,528 installed phones for a cash purchase price of $9,618,553, 8,333 shares of 14% Preferred Stock (immediately convertible into 83,330 shares of Common Stock), warrants to purchase 179,996 shares of the Company's Common Stock at a nominal exercise price per share, and the Company assumed outstanding liabilities of approximately $733,000, of which $693,446 was repaid on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers. The acquisition will be recorded as a purchase and the difference between the fair value of the tangible assets acquired and the total purchase price will be recorded as an increase to intangibles and amortized over the life of the acquired location contracts which is estimated to be 36 to 60 months.

4.  ACCOUNTS RECEIVABLE

     The Company has billing, collection and advance payment agreements with Zero Plus Dialing, Inc. ("ZPDI") which provide for, among other things, the sale of certain eligible accounts to ZPDI. These receivables result from the Company reselling operator assisted long distance services. Included in accounts receivable at December 31, 1994 and 1995 is approximately $160,496 and $78,007, respectively, due from ZPDI. Approximately $5,300,000 and $3,800,000 of receivables were sold pursuant to these agreements

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE (CONTINUED)

during 1994 and 1995, respectively, of which approximately $676,755 and $594,076 have not been collected by ZPDI at December 31, 1994 and 1995, respectively.

5.  PROPERTY AND EQUIPMENT

     As of December 31, property and equipment consisted of the following:

                                                    ESTIMATED                DECEMBER 31,
                                                   USEFUL LIVES      ----------------------------
                                                    (IN YEARS)          1994             1995
                                                   ------------      -----------      -----------
    Telephone boards, enclosures and cases.......       3-7          $ 6,155,690      $16,386,987
    Operator service equipment...................         5            1,065,389               --
    Furniture, fixtures and other equipment......       3-5            1,329,155          989,300
    Leasehold improvements.......................       2-5              413,177          231,466
                                                                     -----------      -----------
                                                                       8,963,411       17,607,753
      Less -- accumulated depreciation...........                     (3,668,572)      (3,508,642)
                                                                     -----------      -----------
                                                                     $ 5,294,839      $14,099,111
                                                                     ===========      ===========

     Depreciation expense, including amortization of assets under capital leases, was $668,415, $1,179,137 and $1,846,453 for the years ended December 31, 1993, 1994 and 1995, respectively.

6.  INTANGIBLE ASSETS

     As of December 31, intangible assets consisted of the following:

                                                 AMORTIZATION
                                                    PERIOD           1994           1995
                                                 -------------    -----------    -----------
    Costs incurred in the acquisition of
      installed phones (See Note 3)............   36-60 months    $ 3,026,387    $12,362,884
    Non-compete agreements.....................   24-60 months        400,000      1,513,765
    State operating certifications.............      60 months        260,113        466,796
    Capitalized sales commissions..............  96-120 months        997,574      1,040,242
                                                                  -----------    -----------
                                                                    4,684,074     15,383,687
    Less: accumulated amortization.............                    (1,254,953)    (3,791,530)
                                                                  -----------    -----------
                                                                  $ 3,429,121    $11,592,157
                                                                  ===========    ===========

     Amortization of intangible assets amounted to $227,629, $1,057,132 and $2,536,596 for the years ended December 31, 1993, 1994 and 1995, respectively.

7.  LONG-TERM DEBT

     As of December 31, long-term debt consisted of the following:

                                                                    1994           1995
                                                                 -----------    -----------
    Note payable to two third party investors repaid on March
      15, 1996. The principal due at the contractual maturity
      of April 1997 was $1,200,000.............................           --    $   906,105
    Notes payable to bank repaid on March 15, 1996.............           --      2,340,000

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                    1994           1995
                                                                 -----------    -----------
7.  LONG-TERM DEBT (CONTINUED)
    Notes payable due on demand to five former World
      stockholders repaid on March 15, 1996....................           --        625,000
    Notes payable to former stockholders of Public due on April
      16, 1996 with interest at 9%. On March 15, 1996 $211,285
      was repaid...............................................           --        293,226
    Non-compete notes payable to two former officers of Public
      repaid on March 15, 1996.................................           --        203,480
    Two notes payable to a service provider repaid on March 15,
      1996.....................................................  $ 1,852,628      1,401,872
    Term notes payable to a vendor in monthly installments
      ranging from $31,107 to $47,330 including interest at
      rates varying from 10% to 13.75%. The vendor has a
      security interest in the underlying phones. On March 15,
      1996, the Company repaid $225,000, refinanced the
      remaining balance owed at 15% interest and the vendor
      released its security interest in the goods sold.........      694,611      1,066,428
    Promissory notes payable to Alpha repaid on March 15,
      1996.....................................................      751,848        500,756
    Promissory notes payable to a group of five investors
      repaid in 1995...........................................      300,000             --
    Promissory note payable to a vendor in monthly installments
      of $318 through $535 at an interest rate of 8.75%........           --        120,617
    Promissory note payable in monthly installments of $12,500
      through January 1996 at an interest rate of 8%...........      147,721        124,614
    Notes payable to directors and shareholders at an imputed
      interest rate of prime plus 5%, repaid on March 15,
      1996.....................................................           --      1,732,500
    Notes payable to two investors repaid on March 15, 1996....           --        200,000
    Note payable to a vendor repaid on March 15, 1996..........           --        201,101
    Note payable to a consultant. On March 15, 1996, the
      consultant accepted 12,500 shares of the Company's Common
      Stock and $50,000 in full settlement of the debt.........           --        125,000
    Non-compete obligation to a former owner of World payable
      in bi-weekly installments of $6,000 at an imputed
      interest at 9%...........................................           --        288,844
    Various notes payable to vendors in monthly installments
      ranging from $283 to $3,538 with interest rates ranging
      from 6.9% to 10.4%.......................................      131,848        199,370
                                                                 -----------    -----------
                                                                   3,878,656     10,328,913
    Less current maturities....................................   (1,814,760)    (1,010,412)
                                                                 -----------    -----------
                                                                 $ 2,063,896    $ 9,318,501
                                                                 ===========    ===========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

7.  LONG-TERM DEBT (CONTINUED)

     Following are maturities of long-term debt for each of the next five years based on the terms of the ING credit facility (See Note 15):

                                                                        AMOUNT
                                                                      -----------
            1996....................................................  $ 1,010,412
            1997....................................................      640,913
            1998....................................................    1,001,576
            1999....................................................    7,674,596
            2000....................................................        1,416
                                                                      -----------
                                                                      $10,328,913
                                                                      ===========

     On March 15, 1996, $9,214,468 of outstanding debt was repaid.

8.  LEASES

  OPERATING LEASES

     The Company leases its corporate offices and other locations, office equipment and vehicles under noncancellable operating leases expiring at various times through 1999.

     Future minimum noncancellable payments under operating leases are as follows:

            1996......................................................  $329,352
            1997......................................................   303,658
            1998......................................................    96,721
            1999......................................................    54,473
            2000......................................................        --

     Rent expense under all operating leases was $264,369, $334,984 and $363,929 for the years ended December 31, 1993, 1994 and 1995, respectively.

  CAPITAL LEASES

     During 1995, as part of the acquisition of World and Public, the Company assumed capital leases between various lessors and World and Public. World and Public leased their installed phones. The allocation of the purchase price increased the historical book value of the phones to their current fair value. On March 15, 1996, the Company paid off these leases with the proceeds received in the refinancing of its debt.

     During 1994, the Company entered into lease financing agreements for the acquisition of computer equipment. Each agreement has a term of 36 months with interest ranging from 8.6% to 9.7% per year.

     Assets recorded under capital leases at December 31 were as follows:

                                                                     1994           1995
                                                                  ----------     ----------
    Telephone boards, enclosures and cases......................  $  111,349     $9,429,049
    Operator service equipment..................................     405,570             --
    Office equipment............................................     110,442        170,058
                                                                  ----------     ----------
                                                                     627,361      9,599,107
    Less accumulated amortization...............................    (246,198)      (616,778)
                                                                  ----------     ----------
                                                                  $  381,163)    $8,982,329
                                                                  ==========     ==========

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

8.  LEASES (CONTINUED)

     On March 15, 1996, the Company repaid $3,243,965 of the outstanding obligations under capital leases. The following are maturities of long-term debt (which replaced obligations under capital leases) based on the terms of the ING credit facility (See Note 15):

            1996................................................  $  288,972
            1997................................................     112,545
            1998................................................     357,371
            1999................................................   2,774,049
            2000................................................          --
                                                                  ----------
                                                                  $3,532,937
                                                                  ==========

9.  INCOME TAXES

No provisions for income tax were required and no income taxes were paid for the years ended December 31, 1993, 1994 or 1995 because of operating losses generated by the Company. Deferred tax assets and (liabilities) at December 31 were as follows:

                                                                   1994            1995
                                                                -----------     -----------
    Federal net operating loss carryforward...................  $ 1,863,867     $ 5,342,374
    Depreciation and amortization.............................      273,287       1,017,406
    Bad debts.................................................       17,160          13,600
    Other.....................................................        5,538              --
                                                                -----------     -----------
    Gross deferred tax assets.................................    2,159,852       6,373,380
    Accruals..................................................     (117,000)             --
    Deferred sales commissions................................     (130,217)       (125,066)
    Valuation allowance on deferred tax assets................   (1,912,635)     (6,248,314)
                                                                -----------     -----------
    Net deferred tax assets...................................  $        --     $        --
                                                                ===========     ===========

     A valuation allowance has been provided against the net deferred tax assets since management cannot predict, based on the weight of available evidence, that it is more likely than not that such assets will be ultimately realized. The net operating loss carryforwards, if not utilized, will expire between the years 2002-2010. Internal Revenue Code Section 382 provides for the limitation on the use of net operating loss carryforwards in years subsequent to significant changes in ownership. As a result of the Company's Initial Public Offering in 1988 and certain other transactions, including acquisitions, changes in ownership have occurred resulting in significant limitations on the use of net operating loss carryforwards. The extent of limitations as a result of significant changes in ownership has not been determined by the Company.

10.  SHAREHOLDERS' EQUITY

As of December 31, shareholders' equity consisted of the following:

                                                                  1994             1995
                                                              ------------     ------------
    10% Cumulative Nonvoting Redeemable Preferred Stock
      ($10 stated value -- 550,000 shares authorized;
      530,534 shares issued and outstanding at December 31,
      1995).................................................            --     $  5,305,340

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                  1994             1995
                                                              ------------     ------------
10.  SHAREHOLDERS' EQUITY (CONTINUED)
    10% Cumulative Redeemable Preferred Stock ($1,000 stated
      value -- 3,880 shares authorized; 1,496 shares issued
      and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................  $          1                1
    8% Cumulative Redeemable Preferred Stock ($100 stated
      value -- 16,000 shares authorized; 12,200 shares
      issued and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................       981,084          981,084
    7% Cumulative Convertible Redeemable Preferred Stock
      ($100 stated value -- 2,500 shares authorized, issued
      and outstanding at December 31, 1994 and 1995,
      redeemed on March 15, 1996)...........................       200,000          200,000
    Common Stock ($0.01 par value -- 22,500,000 shares
      authorized; 1,522,158 and 2,855,350 shares issued and
      outstanding at December 31, 1994 and 1995)............        15,222           28,554
    Additional paid-in capital..............................     8,755,364       16,649,559
    Accumulated deficit.....................................    (7,303,804)     (13,453,876)
                                                              ------------     ------------
                                                              $  2,647,867     $  9,710,662
                                                              ============     ============

  PREFERRED STOCK

     The Company's 10% Cumulative Non-Voting Redeemable Preferred Stock ("10% Non-Voting Preferred") has a liquidation preference of $10 per share. Under the terms of the 10% Non-Voting Preferred, which was issued in connection with the acquisition of World Communications, Inc. by the Company, from December 1996 through November 1997 the Company can be required by each holder of the 10% Non-Voting Preferred to repurchase their shares for $30 per share. At the time of the World acquisition, the Company entered into a Voting and Proxy Agreement ("the Agreement") with certain common stockholders of the Company ("Holders") representing, in the aggregate, over 50% of the then outstanding Common Stock of the Company. The Agreement has also been signed by the holders of the Nominal Value Warrants and Series A Preferred such that common shareholders representing over 50% of the Common Stock have signed the Agreement. Under the terms of the Agreement, the Holders agreed to call a special meeting of the shareholders by June 1996 at which time the Holders will propose that each share of the 10% Non-Voting Preferred be made convertible into 1.67 shares of the Company's Common Stock (a total of 885,992 shares). Such number of shares had a fair value at the date of acquisition approximately equal to the stated value of the 10% Non-Voting Preferred. Under the terms of the Agreement, the Holders have agreed to vote in favor of the proposal. Once the 10% Non-Voting Preferred is convertible, the Company cannot be required to redeem the 10% Non-Voting Preferred. No dividends were paid on the 10% Non-Voting Preferred in 1995 and no dividends are payable or accrue for nine months from date of issuance or if the stock is converted to Common Stock. In addition, certain holders of the 10% Non-Voting Preferred and the Company entered into a separate Voting and Proxy Agreement which provides that such holders shall vote the shares of 10% Non-Voting Preferred held by them to approve the foregoing grant of conversion rights.

     The Company's 10% Cumulative Redeemable Preferred Stock ("10% Cumulative Preferred") was issued to a significant customer in 1992 (see Note 12). No dividends were paid on the 10% Cumulative Preferred in 1993, 1994 or 1995 and all outstanding shares of the 10% Cumulative Preferred were redeemed on March 15, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     All outstanding shares of the Company's 8% Cumulative Redeemable Preferred Stock ("8% Preferred") were redeemed on March 15, 1996. Dividends paid on the 8% Preferred were $24,400, $30,000 and $36,000 in 1993, 1994 and 1995, respectively, and are reflected in the accumulated deficit.

     All outstanding shares of the Company's 7% Cumulative Convertible Redeemable Preferred Stock ("7% Preferred") were redeemed on March 15, 1996. Dividends paid on the 7% Preferred were $21,875 and $4,375 in 1994 and 1995, respectively, and are reflected in the accumulated deficit.

  PREFERRED DIVIDENDS

     On December 31, 1993, 1994 and 1995, the Company had dividends in arrears payable to preferred shareholders in the aggregate amount of $305,950, $546,055 and $826,548, respectively. On March 15, 1996, the 10% Cumulative Preferred, 8% Preferred and the 7% Preferred Stock and dividends in arrears were either paid or converted to a new class of preferred stock (See Note 15).

  SALES AND ISSUANCE OF UNREGISTERED COMMON STOCK

     Sales and issuances of the Company's unregistered Common Stock during 1995 were as follows:

                                                                   NUMBER OF       AVERAGE PRICE
                                                                 SHARES ISSUED       PER SHARE
                                                                 -------------     -------------
    Private sales to officers and directors....................      286,643           $4.77
    Private sales to creditors of the Company..................      133,332            4.50
    Private sales to affiliates of the Company.................       38,888            4.63
    Issued in connection with acquisitions.....................      731,189            6.74
    Issued to third parties for services.......................       69,895            6.01
    Issued to directors for services...........................       21,488            5.09
    Issued to directors upon conversion of debt and accrued
      interest.................................................       26,065            4.51
    Issued to third party creditors upon conversion of debt and
      accrued interest.........................................        4,166            4.80
    Issued for exercising stock options........................        8,333            4.20
    Other issuances............................................       13,193            5.20
                                                                   ---------
                                                                   1,333,192
                                                                   =========

     Sales to directors, creditors and affiliates of the Company were made at prices per share below the quoted market values (based on prices calculated by the Company's investment advisor) of the Company's Common Stock on the dates of the transactions. No expense was recognized by the Company as the Company believes that the discount associated with these sales reflects the impact on quoted market value of issuing unregistered shares.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

  STOCK WARRANT ACTIVITY

     Stock warrant activity during 1993, 1994 and 1995 was as follows:

                                                                  NUMBER         EXERCISE
                                                                 OF SHARES         PRICE
                                                                 ---------     -------------
    Balance, December 31, 1992.................................    350,887     $3.00- $ 6.00
    Granted....................................................     28,519      6.00-   8.70
    Exercised..................................................   (310,962)     3.00-   6.00
    Cancelled..................................................     (9,411)     4.50-   9.90
                                                                 ---------
    Balance, December 31, 1993.................................     59,033      6.00-   9.90
    Granted....................................................     88,236      7.50-  15.75
    Exercised..................................................    (35,000)     6.00-   8.70
    Cancelled..................................................         --
                                                                 ---------
    Balance, December 31, 1994.................................    112,269      7.50-  15.75
    Granted:
      To the Company's investment advisor......................    166,666              6.00
      To officers of the Company...............................     47,583      5.70-   6.00
      To lenders...............................................    277,884      5.70-   6.00
                                                                 ---------
    Total Granted..............................................    492,133      5.70-   6.00
    Exercised..................................................         --
    Cancelled..................................................    (24,051)             9.90
                                                                 ---------
    Balance, December 31, 1995.................................    580,351     $5.70- $15.75
                                                                 =========

     The estimated fair value of the warrants on the date of the grant for the warrants issued to the investment advisor has been included in the determination of World's purchase price. The fair value of warrants issued to lenders has been recorded as an adjustment to interest expense. The difference between the intrinsic value and the exercise price of the warrants issued to officers of the Company was not material. All warrants outstanding at each period end are exercisable.

  STOCK OPTION ACTIVITY

     Options are granted by the Company at the discretion of the Board of Directors to key employees, officers and directors, and generally are exercisable immediately upon issuance, have terms of three to five years and are issued with exercise prices at or sightly below quoted market value of the Company's Common Stock on the date of grant. The amount of compensation expense recorded by the Company during 1994 and 1995 relating to stock option activity was not material.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." The Statement, which is effective for the Company beginning in 1996, encourages companies to record stock options issued to both employees and nonemployees at the fair value on the date of grant. As an alternative to fair value recording, the Statement permits companies to continue to use the methods outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" but requires that options issued to non-employees be recorded at the fair value on the date of grant and requires pro forma disclosure of the impact on the company as if the suggested method had been used. The Company has not yet determined how it will adopt the Statement.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

10.  SHAREHOLDERS' EQUITY (CONTINUED)

     Information relating to stock option activity during 1993, 1994 and 1995 was as follows:

                                                                  NUMBER
                                                                 OF SHARES     OPTION PRICE
                                                                 ---------     -------------
    Balance, December 31, 1992.................................    249,637     $3.00- $12.60
    Granted....................................................    187,500      3.00-  15.78
    Exercised..................................................    (20,833)     3.18-   3.18
    Cancelled..................................................         --
                                                                 ---------
    Balance, December 31, 1993.................................    416,304      3.00-  15.78
    Granted....................................................     97,758      4.50-  19.50
    Exercised..................................................    (52,930)     4.50-   6.00
    Cancelled..................................................    (25,000)     5.22-   9.00
                                                                 ---------
    Balance, December 31, 1994.................................    436,132      3.00-  19.50
    Granted....................................................    168,373      6.00-   6.00
    Exercised..................................................     (8,333)     3.00-   6.00
    Cancelled..................................................   (124,427)     6.00-  18.78
                                                                 ---------
    Balance, December 31, 1995.................................    471,745     $3.00- $19.50
                                                                 =========
    Exercisable, December 31, 1995.............................    435,243     $3.00- $19.50
                                                                 =========

11.  COMMITMENTS AND CONTINGENCIES

  EMPLOYMENT AND SEVERANCE AGREEMENTS

     On March 15, 1996, the Company settled the amounts owed under the September 15, 1995 Separation Agreements with two of its former officers. Under the terms of the Separation Agreements, the Company was obligated to pay the former officers the remainder of their employment agreements and the Company agreed to accelerate the vesting of options for 194,027 shares of the Company's Common Stock at $6.00 per share.

     As part of the merger with World, the Company executed employment agreements with three former employees of World. The former Chairman of World will remain as an advisor to the Company for 24 months and receive $125,000 in year one and $135,000 in year two plus certain benefits. The former President of World has become an officer of the Company and will receive $110,000 for the first year of his contract and $120,000 in the second year, plus other customary benefits. The former Vice President and Secretary of World has become an officer of the Company and will receive a base salary of $65,000 for the first year of her contract and $70,000 for the second year, plus other customary benefits.

     On May 1, 1995, the Company entered into a three year employment agreement with two one year renewal options, with an officer of the Company, whereby he will receive compensation of $95,000, $105,000 and $120,000 during the terms of the agreement and $130,000 and $140,000 during the option periods of employment, plus other customary benefits. This agreement provides for early contract termination and a "change in control" provision which requires severance pay equal to 150% of the normal salary which would have been payable over the next three years.

  CONTINGENCIES

     The Company, in the course of its normal operations, is subject to regulatory matters, disputes, claims and lawsuits. In management's opinion, any such outstanding matters, of which the Company has knowledge,

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

have been reflected in the financial statements and are covered by insurance or would have no material adverse effect on the Company's financial position, results of operations or cash flows.

12.  MAJOR CUSTOMER

     The Edward J. DeBartolo Corporation and its affiliates (collectively "DeBartolo"), accounted for 25%, 18% and 15% of the Company's total revenues for the years ended December 31, 1993, 1994 and 1995, respectively. The 10% Cumulative Preferred, which was issued in connection with the DeBartolo management agreements, was recorded at $1 based on the Company's determination that the benefits associated with the agreements should be recorded in the statement of operations as earned. On March 15, 1996, all of the outstanding shares of the 10% Cumulative Preferred were redeemed by the Company.

13.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" (collectively "the Statements"). The Statements establish accounting standards for employers who offer postretirement or postemployment benefits and require that the estimated cost of these benefits be accrued over the service lives of the covered employers. The Company does not offer postretirement or postemployment benefits to its employees and, therefore, the adoption of the Statements did not have a material impact on the Company's financial statements.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     Cash and cash equivalents. The carrying amount reported in the balance sheet approximates fair value.

     Long-term debt. The estimated fair value of long-term debt is determined using interest rates that could be available to the Company for similar instruments with similar terms.

     Estimated fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                         CARRYING
                                                          AMOUNT        FAIR VALUE
                                                        -----------     -----------
            Cash and cash equivalents.................  $   713,462     $   713,462
            Long-term debt............................   10,328,913      10,803,472
            Obligations under capital leases..........    3,532,937       3,741,869

15.  SUBSEQUENT EVENTS

  CHANGES IN STOCKHOLDER'S EQUITY, DEBT REFINANCING AND COMPLETION OF
ACQUISITIONS

     On February 23, 1996, the Company created three new classes of preferred stock: (i) Series A Special Convertible Preferred Stock, $0.20 par value, $0.20 Stated Value, 250,000 authorized shares, with each share immediately convertible into 20 shares of Common Stock, and non-voting, ("Series A Preferred"); (ii) Series B Special Convertible Preferred Stock, $0.20 par value, $120 Stated Value, 250,000 authorized shares, with each share immediately convertible into 20 shares of Common Stock, and non-voting ("Series B Preferred"); and (iii) 14% Convertible Cumulative Redeemable Preferred Stock, without par value, $60 Stated Value, non-voting, 200,000 authorized shares, and with each share immediately convertible into

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS (CONTINUED)
10 shares of Common Stock ("14% Preferred"). Each share of the 14% Preferred is entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred.

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility ("Credit Facility") commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively known as the "Lenders"). The Company has available under the Credit Facility $6,700,000 to fund future acquisitions and for general working capital purposes. The Company used the funds to complete the Paramount and IPP acquisitions, to repay all outstanding long-term debt and capital lease obligations which had a secured interest in the Company's installed phones, to redeem the 10% Cumulative Preferred, 7% Preferred and 8% Preferred and to pay related transaction fees. The Credit Facility requires monthly interest payments at prime plus 5% and contains various covenants restricting the Company's ability to pay dividends or incur additional debt, among other conditions, and also contains financial covenants requiring minimum net worth, working capital and earnings before interest, depreciation and amortization among other covenants. The Credit Facility also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can call the debt at its discretion. The Lenders have waived their right to exercise this subjective acceleration clause through April 1, 1997, (subsequently amended -- see note 16).

     Principal payments related to the original facility were to commence September 1997 and continue quarterly through June 1999 at which time the remaining principal balance is due. The amount of principal payments is contingent upon numerous factors, including the borrowing base and cash flow of the Company. Based on amounts borrowed at March 15, 1996, the estimated principal payment in September 1997 would be $534,000, increasing to $884,000 quarterly for 1998. All of the Company's installed phones are pledged as collateral to the Credit Facility.

     The majority of the Credit Facility (currently $29,000,000) can be converted into Series B Preferred at the ratio of 833 shares for each $100,000 in outstanding debt and interest. Additionally, the Lenders received warrants to purchase 204,824 shares of Series A Preferred at an exercise price of $0.20 per share. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of Common Stock. The estimated fair value of the warrants on the date of grant will be recorded as interest expense over the term of the Credit Facility. The Company has estimated the annual non-cash interest expense to be in excess of $1,900,000.

     On March 15, 1996, concurrent with the consummation of the Credit Facility, the Company redeemed the 10% Cumulative Preferred, the 8% Preferred, and the 7% Preferred. The redemption price was $1,117,371 and 34,434 shares of 14% Preferred. In the aggregate, $6,475,011 of the Company's outstanding obligations, including portions of the purchase price for the pending acquisitions, was liquidated by issuing 107,918 shares of 14% Preferred. The approximately $2,000,000 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value will be recorded as a reduction of earnings available to common shareholders during the first quarter of 1996.

     On March 15, 1996, warrants to purchase 2,018,946 shares of Common Stock at a nominal exercise price per share ("Nominal Value Warrants") were issued in conjunction with the IPP and Paramount acquisitions, redemption of the 10% Cumulative Preferred, 8% Preferred, and the 7% Preferred, and conversion of certain debt of the Company to the 14% Preferred. The warrants expire on March 13, 2001. The Company has utilized an independent appraiser who has estimated the fair value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation method, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the 10% Cumulative Preferred, 8% Preferred, and 7% Preferred shares and conversion of certain debt) was recorded as an unusual charge in the Company's statement of operations for the three months ended March 31, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

15.  SUBSEQUENT EVENTS (CONTINUED)

     As of March 15, 1996, the Company has reserved 14,366,022 shares of Common Stock for issuance under the following scenarios: (1) conversion of $29,000,000 of the debt under the Credit Facility into 241,667 shares of Series B Preferred Stock which is then immediately convertible into 4,833,333 shares of Common Stock; (2) exercise of warrants to purchase 204,824 shares of Series A Preferred Stock at $0.20 per share, immediately convertible into 4,096,480 shares of Common Stock; (3) conversion of 107,918 shares of 14% Preferred into 1,079,179 shares of Common Stock; (4) conversion, upon Shareholder approval, of 530,534 shares of 10% Non-Voting Preferred into 885,992 shares of Common Stock; (5) exercise of 2,018,942 Nominal Value Warrants; (6) exercise of 980,351 warrants at prices ranging from $5.70 to $15.75 per share; and (7) exercise of 471,745 stock options at prices ranging from $3.00 to $19.50 per share.

16.  SUBSEQUENT EVENTS -- UNAUDITED

  PENDING ACQUISITIONS AND CHANGES TO SHAREHOLDERS' EQUITY

     During the April and May 1996, warrants representing 972,487 shares of Common Stock were exercised, and total proceeds to the Company were $9,725. Of the total warrants exercised, 539,989 shares of Common Stock were issued to an officer of the Company. On July 22, 1996, Nominal Value Warrants representing 62,650 shares of Common Stock were exercised by an officer of the Company, and total proceeds to the Company were $627.

     On June 27, 1996, the shareholders of the Company approved an amendment to the Articles of Incorporation which authorizes the Company to have outstanding 60,000,000 shares; of which 50,000,000 shares are to be classified as Common Stock and 10,000,000 shares as Preferred Stock. The shareholders also approved conversion rights to the 10% Preferred. Each share of 10% Preferred is convertible into 1.6667 shares of Common Stock at any time by the shareholder or the Company. On June 28, 1996, the Company converted the outstanding 10% Preferred into 884,214 shares of Common Stock.

  PENDING ACQUISITIONS (COMPLETED IN SEPTEMBER 1996)

     On June 26, 1996, the Company entered into an Asset Purchase Agreement with ACI-HDT Supply Company, Amtel Communications Services, Amtel Communications Correctional Facilities, Amtel Communications, Inc. and Amtel Communications Payphones, Inc. (all California corporations and Debtors-in-Possession) collectively referred to as "Amtel" for the purchase of approximately 8,435 telephones, of which 7,335 are considered revenue producing telephones, for a purchase price consisting of: (i) $7,000,000 in cash; (ii) 2,162,163 shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by The NASDAQ Stock Market ("NASDAQ") on September 13, 1996, less an unregistered and block discount of 20.19% as determined by Key Trust Company of Ohio, N.A. ("Key Trust")) $4,637,840, or $2.15 per share; and (iii) approximately $675,122 in related acquisition expenses. The Amtel acquisition closed on September 13, 1996.

     On September 16, 1996, the Company completed the acquisition of Payphones of America, Inc. ("POA"), pursuant to which the Company acquire approximately 3,115 installed pay telephones for a purchase price, consisting of: (i) $500,000 in cash; (ii) 166,666 unregistered shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by Key Trust) $311,665, or $1.87 per share; (iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to the selling shareholders of POA, $3,634,114;
(v) assumption of other debt, $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

16.  SUBSEQUENT EVENTS -- UNAUDITED (CONTINUED)
     The Amtel and POA acquisitions will be recorded as purchases and the differences between the fair values of the tangibles assets acquired and the total purchase price, $15,865,835, will be recorded as intangibles and will be amortized over the life of the acquired location contracts (54 months for Amtel's contracts and 72 months for POA contracts).

     On September 13, 1996, concurrent with the acquisitions of Amtel and POA, the Lenders amended the Credit Facility, increasing the maximum borrowings available under the Credit Facility to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remaining portion of the proceeds, $2,826,546 was used for working capital and payment of certain related acquisition expenses.

     Based on amounts borrowings under the Credit Facility as of September 13, 1996, the estimated principal payment due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter till December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999. All of the Company's installed telephones are pledged as collateral to the Credit Facility. On June 30, 1996, and September 30, 1996 the Company did not meet certain financial loan covenants. The Lenders have amended the credit agreement to enable compliance with these loan covenants.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER      (UNAUDITED)
                                                                         31,         JUNE 30,
                                                                        1995           1996
                                                                     -----------    -----------
ASSETS
Current assets:
  Cash.............................................................  $   713,462    $ 1,025,382
  Accounts receivable, net of allowance for doubtful
     of $40,000 and $100,961, respectively.........................      901,508      1,570,576
  Other current assets.............................................      185,634        302,469
                                                                     -----------    -----------
     Total current assets..........................................    1,800,604      2,898,427
Property and equipment, net........................................   14,099,111     22,995,039
Intangible assets, net.............................................   11,592,157     24,286,302
Other assets.......................................................    1,425,384      1,863,716
                                                                     -----------    -----------
                                                                     $28,917,256    $52,043,484
                                                                     ===========    ===========
LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt -- related parties.............           --    $ 3,548,454
  Current portion of long-term debt -- others......................  $ 1,010,412      1,502,653
  Current portion of obligation under capital leases...............      288,972         73,510
  Accounts payable.................................................    2,772,306      2,039,122
  Accrued expenses.................................................    1,610,100      3,338,419
  Deferred revenues................................................           --        900,000
  Obligations relating to contractual settlements
     and other unusual charges.....................................      962,338        480,551
                                                                     -----------    -----------
     Total current liabilities.....................................    6,644,128     11,882,709
Long-term debt -- related parties (amounts due at
  maturity $1,732,500 and $29,000,000, respectively)...............    1,732,500     23,149,508
Long-term debt -- others...........................................    7,586,001        287,556
Obligations under capital leases...................................    3,243,965        202,557
14% cumulative preferred stock mandatorily redeemable
  (redemption amount $6,742,960, due June 30, 2000)................           --      6,404,228
Non-mandatorily redeemable preferred stock,
  common stock and other shareholders' equity......................    9,710,662     10,116,926
                                                                     -----------    -----------
                                                                     $28,917,256    $52,043,484
                                                                     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                                                                 (UNAUDITED)
                                                   (UNAUDITED)             THREE MONTHS ENDED JUNE
                                            SIX MONTHS ENDED JUNE 30,                30,
                                            --------------------------     ------------------------
                                               1995           1996            1995         1996
                                            -----------   ------------     ----------   -----------
REVENUES:
  Coin calls..............................  $ 4,995,329   $ 10,411,344     $2,664,224   $ 5,959,549
  Non-coin................................    2,305,495      5,292,530      1,004,207     3,383,648
  Other...................................      577,238      1,101,636        436,316       855,709
                                            -----------   ------------      ---------   -----------
                                              7,878,062     16,805,510      4,104,747    10,198,906
                                            -----------   ------------      ---------   -----------
OPERATING EXPENSES:
  Line and transmission charges...........    2,100,427      3,866,207      1,287,084     2,260,838
  Location commissions....................    1,516,365      2,536,730        886,665     1,377,263
  Other operating expenses................    2,682,710      5,047,451      1,132,493     2,906,855
  Depreciation and amortization...........    1,432,491      5,312,885        731,591     3,227,617
  Selling, general & administrative.......    1,345,427      2,398,724        767,934     1,295,041
  Other unusual charges and contractual
     settlements..........................           --      5,334,514             --       531,149
                                            -----------   ------------      ---------   -----------
                                              9,077,420     24,496,511      4,805,767    11,598,763
                                            -----------   ------------      ---------   -----------
Loss from operations......................   (1,199,358)    (7,691,001)      (701,020)   (1,399,857)
OTHER INCOME (EXPENSE):
  Interest expense -- related parties.....           --     (1,816,890)            --    (1,537,174)
  Interest expense -- others..............     (220,230)      (274,221)      (116,939)      (50,266)
  Interest income.........................        6,588          1,976          6,038         2,142
                                            -----------   ------------      ---------   -----------
                                               (213,642)    (2,089,135)      (110,901)   (1,585,298)
                                            -----------   ------------      ---------   -----------
Loss before extraordinary item............   (1,413,000)    (9,780,136)      (811,921)   (2,985,155)
Extraordinary item:
  Loss on debt restructuring..............           --       (267,281)            --       (90,571)
                                            -----------   ------------      ---------   -----------
NET LOSS..................................  $(1,413,000)  $(10,047,417)    $ (811,921)  $(3,075,726)
                                            ===========   ============      =========   ===========
Earnings per share calculation:
  Preferred dividend payable in cash......     (154,834)            --        (77,417)           --
  Preferred dividend payable in kind......           --       (110,622)            --       (83,372)
  Accretion of 14% Preferred to its
     redemption value.....................           --        (24,119)            --       (24,119)
  Premium on redemption of 10%
     Preferred, 8% Preferred and
     7% Preferred.........................           --     (2,002,386)            --            --
                                            -----------   ------------      ---------   -----------
Net loss applicable to
  common shareholders.....................  $(1,567,834)  $(12,184,544)    $ (889,338)  $(3,183,217)
                                            ===========   ============      =========   ===========
Net loss per common share before
  extraordinary item......................  $     (0.99)  $      (3.33)    $    (0.54)  $     (0.74)
                                            ===========   ============      =========   ===========
Net loss per common share.................  $     (0.99)  $      (3.41)    $    (0.54)  $     (0.76)
                                            ===========   ============      =========   ===========
Weighted average number of shares.........    1,586,142      3,576,381      1,648,058     4,196,868
                                            ===========   ============      =========   ===========

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                           (UNAUDITED)
                                                                    SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------
                                                                      1995             1996
                                                                   -----------     ------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net loss.......................................................  $(1,413,000)    $(10,047,417)
  Adjustments to reconcile net loss to net cash flow from
     operating activities:
     Depreciation and amortization...............................    1,432,491        5,312,885
     Issuance of Nominal Value Warrants..........................           --        3,886,140
     Stock issued in lieu of cash payments.......................       61,160           20,620
     Accretion of related parties debt...........................           --          561,008
     Accretion of other debt.....................................                        45,921
     Loss on debt restructuring..................................           --          338,546
     Increase in allowance for doubtful accounts.................           --           60,961
     Amortization of deferred revenues...........................           --         (300,000)
     Changes in assets and liabilities:
       Accounts receivable.......................................     (233,352)        (584,429)
       Other current assets......................................       94,429         (116,835)
       Accounts payable..........................................      575,257         (703,756)
       Accrued expenses..........................................      (51,711)       1,610,819
       Obligations relating to contractual settlements and other
          unusual charges........................................           --         (481,787)
                                                                   -----------     ------------
                                                                       465,274         (397,324)
                                                                   -----------     ------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Acquisition of International Pay Phones, Inc...................           --       (4,826,335)
  Acquisition of Paramount Communications Systems................           --       (9,780,644)
  Deferred charges on pending acquisitions.......................           --          (44,747)
  Deferred revenues..............................................           --        1,200,000
  Purchases of intangible assets.................................     (185,087)        (662,436)
  Change in other assets.........................................      (79,209)         236,668
  Acquisition deposits...........................................           --       (1,600,000)
  Purchases of property and equipment............................     (220,626)      (1,065,496)
                                                                   -----------     ------------
                                                                      (484,922)     (16,542,990)
                                                                   -----------     ------------
CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from debt issuances...................................      200,000               --
  Proceeds from related party debt...............................           --       32,223,454
  Proceeds from shareholder debt.................................           --          575,000
  Principal payments on borrowings...............................     (918,141)     (10,272,477)
  Proceeds from issuance of preferred and common stock and
     other.......................................................      690,000               --
  Dividends paid.................................................      (40,375)              --
  Debt financing costs...........................................           --       (4,166,097)
  Redemption of 10% Preferred and 8% Preferred...................           --       (1,117,371)
  Equity financing costs.........................................      (52,935)              --
  Proceeds from warrant and option exercises.....................       20,000            9,725
                                                                   -----------     ------------
                                                                      (101,451)      17,252,234
                                                                   -----------     ------------
(Decrease) increase in cash......................................     (121,099)         311,920
Cash at beginning of period......................................      478,756          713,462
                                                                   -----------     ------------
Cash at end of period............................................  $   357,657     $  1,025,382
                                                                   ===========     ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

      STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK AND
          NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND
                           OTHER SHAREHOLDERS' EQUITY

                                                                               (UNAUDITED)
                                                     YEAR ENDED              SIX MONTHS ENDED
                                                     DECEMBER 31,                JUNE 30,
                                                        1995                       1996
                                                 --------------------     ------------------------
                                                 SHARES      AMOUNT         SHARES       AMOUNT
                                                 -------   ----------     ----------   -----------
MANDATORILY REDEEMABLE PREFERRED STOCK
14% CUMULATIVE REDEEMABLE
  CONVERTIBLE PREFERRED STOCK
  Balance at beginning of year.................       --           --             --            --
  Redemption of 7% Preferred...................       --           --       3,625.00   $   217,500
  Redemption of 8% Preferred...................       --           --      14,143.33       848,600
  Redemption of 10% Preferred..................       --           --      16,668.00     1,000,000
  Conversion of debt...........................       --           --      59,695.39     3,581,723
  Acquisition of Paramount Communications......       --           --       8,333.33       375,768
  Acquisition of International Payphones.......       --           --       5,453.14       245,896
  Dividends payable-in-kind....................       --           --       4,464.48       110,622
  Accretion of carrying value to amount
     payable at redemption [June 30, 2000].....       --           --             --        24,119
                                                 -------   ----------     ----------   -----------
TOTAL MANDATORILY REDEEMABLE
  PREFERRED STOCK..............................       --           --     112,382.67   $ 6,404,228
                                                 =======   ==========     ==========   ===========
NON-MANDATORILY REDEEMABLE PREFERRED STOCK,
  COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY
7% CUMULATIVE CONVERTIBLE
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of year.................    2,500   $  200,000          2,500   $   200,000
  Redemption of 7% Preferred...................       --           --         (2,500)     (200,000)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................    2,500   $  200,000             --
                                                 =======   ----------     ==========   -----------
8% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of year.................   12,200   $  981,084         12,200   $   981,084
  Redemption of 8% Preferred...................       --           --        (12,200)     (981,084)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................   12,200   $  981,084             --            --
                                                 =======   ----------     ==========   -----------
10% CUMULATIVE REDEEMABLE
  PREFERRED STOCK
  Balance at beginning of year.................    1,496   $        1          1,496   $         1
  Redemption of 10% Preferred..................       --           --         (1,496)           (1)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................    1,496   $        1             --            --
                                                 =======   ----------     ==========   -----------
10% CUMULATIVE NON-VOTING
  REDEEMABLE PREFERRED STOCK
  Balance at beginning of year.................       --           --        530,534   $ 5,305,340
  Acquisition of World Communications, Inc.....  530,534   $5,305,340             --            --
  Redemption of 10% Preferred..................       --           --       (530,534)   (5,305,340)
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................  530,534   $5,305,340             --            --
                                                 =======   ==========     ==========   ===========
SERIES A SPECIAL CONVERTIBLE
  PREFERRED STOCK
  Balance at beginning of year.................       --           --             --            --
                                                 -------   ----------     ----------   -----------
  Balance at end of period.....................       --           --             --            --
                                                 =======   ----------     ==========   -----------

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

      STATEMENTS OF CHANGES IN MANDATORILY REDEEMABLE PREFERRED STOCK AND
          NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND
                    OTHER SHAREHOLDERS' EQUITY -- CONTINUED

                                                                                 (UNAUDITED)
                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED                    JUNE 30,
                                                  DECEMBER 31, 1995                 1996
                                              ------------------------     ------------------------
                                               SHARES        AMOUNT         SHARES        AMOUNT
                                              ---------   ------------     ---------   ------------
SERIES B SPECIAL CONVERTIBLE
  PREFERRED STOCK
  Balance at beginning of year..............         --             --            --             --
                                              ---------   ------------     ---------   ------------
  Balance at end of period..................         --             --            --             --
                                              =========   ------------     =========   ------------
COMMON STOCK
  Balance at beginning of year..............  1,522,158   $     15,222     2,855,350   $     28,554
  Issuance of stock for services............     91,383            914         4,400             44
  Private sales of stock....................    472,056          4,720            --             --
  Exercise of warrants and options..........      8,333             83       972,487          9,725
  Acquisition of World Communications,
     Inc....................................    402,500          4,025            --             --
  Conversion of debt to equity..............     30,231            303            --             --
  Acquisition of Public Telephone
     Corporation............................    304,879          3,049            --             --
  Acquisition escrow deposits...............     23,810            238       (23,810)          (238)
  Acquisition of International Payphones....         --             --       555,589          5,555
  Redemption of 10% Non-Voting Preferred....         --             --       884,214          8,842
                                              ---------   ------------     ---------   ------------
  Balance at end of period..................  2,855,350   $     28,554     5,248,230   $     52,482
                                              =========   ------------     =========   ------------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year..............              $  8,755,364                 $ 16,649,559
  Issuance of stock for services............                   528,532                       20,576
  Private sales of stock....................                 2,010,067                           --
  Exercise of warrants and options..........                    34,917                           --
  Acquisition of World Communications,
     Inc....................................                 2,712,852                           --
  Conversion of debt to equity..............                   137,375                           --
  Acquisition of Public Telephone
     Corporation............................                 2,054,902                           --
  Acquisition escrow deposits...............                   149,762                     (149,762)
  Financing costs...........................                   (83,212)                          --
  Acquisition of International Payphones....                        --                    2,790,042
  Acquisition of Paramount Communications...                        --                      443,510
  Warrants issued with debt.................                   349,000                    6,411,500
  Issuance of Nominal Value Warrants........                        --                    4,240,941
  Redemption of 10% Non-voting Preferred....                        --                    5,296,498
                                                          ------------                 ------------
  Balance at end of period..................              $ 16,649,559                 $ 35,702,864
                                                          ------------                 ------------
ACCUMULATED DEFICIT
  Balance at beginning of year..............              $ (7,303,804)                $(13,453,876)
  Net loss for the period...................                (6,109,697)                 (10,047,417)
  Dividends paid on 7% and 8% Preferred.....                   (40,375)                          --
  14% Preferred dividend payable-in-kind....                        --                     (110,622)
  Accretion of 14% Preferred carrying
     value..................................                        --                      (24,119)
  Redemption of 7% Preferred................                        --                      (17,500)
  Redemption of 8% Preferred................                        --                     (293,516)
  Redemption of 10% Preferred...............                        --                   (1,691,370)
                                                          ------------                 ------------
  Balance at end of period..................              $(13,453,876)                $(25,638,420)
                                                          ------------                 ------------
TOTAL NON-MANDATORILY REDEEMABLE
  PREFERRED STOCK, COMMON STOCK AND
  OTHER SHAREHOLDERS' EQUITY................              $  9,710,662                 $ 10,116,926
                                                          ============                 ============

   The accompanying notes are an integral part of these financial statements.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
               FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1996

1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB and subsequently amended on Form 10-KSB(A)-1 for the year ended December 31, 1995.

     Certain amounts relating to the three and six months ended June 30, 1995 have been reclassified to conform to the current quarter presentation. The reclassifications have no impact on total assets, shareholders' equity or net loss as previously reported.

2.  ACQUISITIONS AND MERGERS

     On March 15, 1996, the Company completed the acquisition of the outstanding common stock of International Pay Phones, Inc. (a South Carolina company) and International Pay Phones, Inc. (a Tennessee company) (collectively "IPP"), companies affiliated through common ownership and management. In connection with the acquisition of IPP, the Company acquired 2,101 installed telephones for a purchase price consisting of: (i) $3,496,487 in cash; (ii) 555,589 unregistered shares of the Company's Common Stock, par value $.01, ("Common Stock"); (iii) 5,453.14 unregistered shares of 14% Convertible Cumulative Redeemable Preferred Stock ("14% Preferred"); and (iv) warrants to purchase 117,785 shares of the Company's Common Stock at a nominal exercise price per share ("Nominal Value Warrants"). Additionally, the Company assumed approximately $1,757,000 in liabilities, of which $1,551,796 was repaid by the Company on March 15, 1996. The cash purchase price included three five year non-compete agreements, with an aggregate value of $60,000, with three of IPP's former officers.

     On March 15, 1996, the Company completed a Share Purchase Agreement with Paramount Communications Systems, Inc. (a Florida corporation) ("Paramount"). Under the terms of the Agreement, the Company acquired 2,528 installed telephones for a purchase price consisting of: (i) $9,618,553 in cash; (ii) 8,333.33 shares of 14% Preferred; and (iii) Nominal Value Warrants to purchase 179,996 shares of the Company's Common Stock.

     In addition, the Company assumed outstanding liabilities of approximately $733,000, of which $697,947 was repaid on March 15, 1996. The purchase price included a five year consulting and non-compete agreement, valued at $50,000, with one of Paramount's former officers.

     The IPP and Paramount acquisitions were recorded as purchases and the differences between the fair values of the tangible assets acquired and the total purchase price, aggregating $9,531,404, were recorded as intangibles and are being amortized over the average life of the acquired location contracts which have been estimated to be 60 months.

     On October 16, 1995, the Company consummated its acquisition of the outstanding common stock of Public Telephone Corporation (an Indiana corporation) ("Public Telephone") in a transaction accounted for as a purchase. The Company acquired current assets of $54,742, approximately 1,200 installed telephones, assumed approximately $2,800,000 in debt and outstanding liabilities of Public Telephone and issued 224,879 unregistered shares of the Company's Common Stock to the shareholders of Public Telephone. In connection with the acquisition, the Company entered into five year non-compete agreements with two of Public

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  ACQUISITIONS AND MERGERS (CONTINUED)

Telephone's former owners which require both cash payments and the issuance, in the aggregate, of 80,000 unregistered shares of the Company's Common Stock.

     On September 22, 1995, the Company consummated its merger with World Communications, Inc. (a Missouri corporation) ("World") in a transaction accounted for as a purchase. The Company acquired current assets of $256,571, and 3,237 installed telephones, assumed approximately $6,900,000 in debt and outstanding liabilities of World and issued 402,500 unregistered shares of the Company's Common Stock and 530,534 shares of the Company's 10% Non-Voting Redeemable Preferred Stock, which was subsequently converted to 884,214 unregistered shares of Common Stock on June 28, 1996.

     The Public Telephone and World acquisitions were recorded as purchases and the differences between the fair values of the tangible assets acquired and the total purchase price, aggregating $9,305,168, were recorded as intangibles and are being amortized over the average life of the acquired location contracts which have been estimated to be 36 months.

     Set forth below is the Company's unaudited pro forma condensed statement of operations data as though the World, Public, IPP and Paramount acquisitions had occurred at the beginning of 1995 and as though the IPP and Paramount acquisitions had occurred at the beginning of 1996.

                                              PRO FORMA SELECTED RESULTS OF OPERATIONS DATA
                                       ------------------------------------------------------------
                                         SIX MONTHS ENDED JUNE 30       THREE MONTHS ENDED JUNE 30
                                       ----------------------------    ----------------------------
                                           1995            1996            1995            1996
                                       ------------    ------------    ------------    ------------
Total revenues.......................  $ 18,386,972    $ 19,294,190    $  9,602,762    $ 10,198,906
Net loss before extraordinary item...    (7,072,374)     (9,835,846)     (3,468,918)     (2,985,155)
Net loss applicable to common
  shareholders.......................    (7,492,475)    (10,210,618)     (3,678,969)     (3,183,217)
Net loss per common share............        $(2.63)         $(2.69)         $(1.26)         $(0.76)

     The unaudited pro forma results above are not necessarily indicative of either actual results of operations that would have occurred had the acquisitions been made at the beginning of 1995 or 1996, or of future results. The pro forma statement of operations data includes adjustments related to the amortization of intangible assets, reductions in certain selling, general, and administrative expenses, interest expense on borrowings used to finance the acquisitions and the weighted average number of common shares outstanding after giving effect to the acquisitions.

  PENDING ACQUISITIONS (COMPLETED IN SEPTEMBER 1996)

     On June 26, 1996, the Company entered into an Asset Purchase Agreement with ACI-HDT Supply Company, Amtel Communications Services, Amtel Communications Correctional Facilities, Amtel Communications, Inc. and Amtel Communications Payphones, Inc. (all California corporations and Debtors-in-Possession) collectively referred to as "Amtel" for the purchase of approximately 8,435 telephones, of which 7,335 are installed telephones, for a purchase price consisting of: (i) $7,000,000 in cash; (ii) 2,162,163 shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by The NASDAQ Stock Market ("NASDAQ") on September 13, 1996, less an unregistered and block discount of 20.19% as determined by Key Trust Company of Ohio, N.A. ("Key Trust")) $4,637,840, or $2.15 per share; and (iii) approximately $675,122 in related acquisition expenses. The Amtel acquisition closed on September 13, 1996.

     On September 16, 1996, the Company completed the acquisition of Payphones of America, Inc. ("POA"), pursuant to which the Company acquired approximately 3,115 installed pay telephones for a

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

2.  ACQUISITIONS AND MERGERS (CONTINUED)

purchase price, consisting of: (i) $500,000 in cash; (ii) 166,666 unregistered shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by Key Trust) $311,665, or $1.87 per share;
(iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to the selling shareholders of POA, $3,634,114; (v) assumption of other debt, $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses.

     The Amtel and POA acquisitions will be recorded as purchases and the differences between the fair values of the tangibles assets acquired and the total purchase price, $15,865,835, will be recorded as intangibles and will be amortized over the life of the acquired location contracts (54 months for Amtel's contracts and 72 months for POA's contracts).

3.  PROPERTY AND EQUIPMENT

     As of December 31, 1995 and June 30, 1996, property and equipment consisted of the following:

                                                      ESTIMATED
                                                    USEFUL LIVES     DECEMBER 31,     JUNE 30,
                                                     (IN YEARS)          1995           1996
                                                    -------------    ------------    -----------
    Telephones, boards, enclosures and cases......       3-7         $ 16,386,987    $27,228,267
    Furniture, fixtures and other equipment.......       3-5              989,300      1,312,548
    Leasehold improvements........................       2-5              231,466        235,422
                                                                     ------------    -----------
                                                                       17,607,753     28,776,237
      Less -- accumulated depreciation............                     (3,508,642)    (5,781,198)
                                                                     ------------    -----------
                                                                     $ 14,099,111    $22,995,039
                                                                     ============    ===========

4.  INTANGIBLE ASSETS

As of December 31, 1995 and June 30, 1996, intangible assets consisted of the following:

                                                     AMORTIZATION
                                                        PERIOD       DECEMBER 31,     JUNE 30,
                                                     (IN MONTHS)         1995           1996
                                                     ------------    ------------    -----------
    Costs incurred in the acquisition and
      installation
      of telephones................................     36-120       $ 13,403,126    $23,459,098
    Debt restructuring costs.......................         40                 --      5,495,898
    Non-compete agreements.........................      24-60          1,513,765      1,623,765
    State operating certifications.................         60            466,796        466,796
                                                                     ------------    -----------
                                                                       15,383,687     31,045,557
    Less: Accumulated amortization.................                    (3,791,530)    (6,759,255)
                                                                     ------------    -----------
                                                                     $ 11,592,157    $24,286,302
                                                                     ============    ===========

5.  LONG-TERM DEBT -- RELATED PARTIES

     In a transaction consummated on March 15, 1996, the Company borrowed $30,530,954 (out of a total credit facility ("Credit Facility") commitment of $37,250,000) from Internationale Nederlanden (U.S.) Capital Corporation and one other lender (collectively known as "Lenders"). Subsequent to March 15, 1996,

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT -- RELATED PARTIES (CONTINUED) the Company borrowed an additional $1,692,500 against the Credit Facility. As of June 30, 1996, $5,026,546 was available to the Company under the Credit Facility to fund acquisitions and for general working capital purposes, subject to certain conditions (including availability of additional collateral). However, at June 30, 1996, due to the unavailability of additional collateral, no additional funds could be borrowed by the Company. The initial borrowings under the Credit Facility were used to complete the Paramount and IPP acquisitions, to repay $8,503,405 of outstanding debt and $3,173,931 of outstanding obligations under capital leases, to redeem the 10% Cumulative Redeemable Preferred Stock ("10% Preferred"), 8% Cumulative Redeemable Preferred Stock ("8% Preferred"), and 7% Cumulative Convertible Redeemable Preferred Stock ("7% Preferred"), and to pay related transactions fees. The additional borrowings of $1,692,500 were used for an acquisition deposit ($1,300,000) classified as a non-current asset and working capital.

     On September 13, 1996, concurrent with the acquisitions of Amtel and POA, the Lenders amended the Credit Facility, increasing the maximum borrowings available under the Credit Facility to $41,000,000. The Company then borrowed an additional $8,776,546 and used $5,950,000 of the proceeds to complete the Amtel and POA acquisitions and the remaining portion of the proceeds, $2,826,546 was used for working capital and payment of certain related acquisition expenses. There were no available amounts under the credit facility at September 13, 1996.

     The Credit Facility requires monthly interest payments at the Alternate Base Rate (as defined therein) plus 5% and contains various covenants restricting the Company's ability to pay dividends or incur additional debt, among other conditions, and also contains financial covenants requiring minimum net worth, working capital and earnings before interest, depreciation and amortization among other covenants. The Credit Facility also contains a subjective acceleration clause which states that in the event of a material adverse change in the business, as determined by the Lenders, the Lenders can call the debt at their discretion. The Lenders have waived their right to exercise this subjective acceleration clause through December 15, 1997. Pursuant to the Credit Facility amendments dated September 13, 1996, principal payments commence in April 1997, and continue monthly and/or quarterly through June 1999 at which time the remaining principal balance is due. The amount of the principal payment is contingent upon numerous factors, including the borrowing base and cash flow of the Company.

     Based on amounts borrowings under the Credit Facility as of September 13, 1996, the estimated principal payment due April 30, 1997 would be $2,972,222, with monthly principal payments of $222,222 thereafter till December 31, 1997, and quarterly principal payments of $634,375 commencing September 30, 1997, increasing to $1,087,500 quarterly for 1998 and $1,268,750 at March 31, 1999. All of the Company's installed telephones are pledged as collateral to the Credit Facility. On June 30, 1996, and September 30, 1996 the Company did not meet certain financial loan covenants. The Lenders have amended the credit agreement to enable compliance with these loan covenants.

     The majority of the Credit Facility (currently $29,000,000) can be converted into Series B Special Convertible Preferred Stock ("Series B Preferred"), at the ratio of 833 shares for each $100,000 in outstanding debt and accrued interest. Additionally, the Lenders received warrants to purchase 204,824 shares of Series A Special Convertible Preferred Stock ("Series A Preferred"), at an exercise price of $0.20 per share for the initial borrowings under the Credit Facility. Pursuant to the loan agreement, the Lenders will receive additional warrants to purchase Series A Preferred for providing the $1,300,000 acquisition deposit. Each share of Series A Preferred and Series B Preferred is convertible into 20 shares of Common Stock. The debt under the Credit Facility was initially recorded net of an allocation of the fair value of the warrants, such fair value was determined using the Black-Scholes valuation model. The Company recorded non-cash interest expense (accretion of debt) of $480,864 for the three months ended June 30, 1996 and $561,008 for the six months ended June 30, 1996.

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

6.  PREFERRED STOCK MANDATORILY REDEEMABLE

     As of December 31, 1995 and June 30, 1996, preferred stock mandatorily redeemable consisted of the following:

                                                                 DECEMBER 31,     JUNE 30,
                                                                     1995           1996
                                                                 ------------    ----------
    14% Cumulative Redeemable Convertible Preferred Stock
      ($60 stated value -- 200,000 shares authorized;
      107,918.19 shares issued and outstanding at June 30,
      1996; cumulative dividends issuable of 4,464.48 shares,
      valued at $110,622; mandatory redemption amount of
      $6,742,960 due June 30, 2000)............................            --    $6,404,228

     The Company records dividends, declared and undeclared, at their fair market value and recognizes the difference between the carrying value of the 14% Preferred and the mandatory redemption amount, through monthly accretions, using the interest method. For the six and three months ended June 30, 1996, the carrying value of the 14% Preferred was increased by $24,119 through accretions. Each share of 14% Preferred is entitled to receive a quarterly dividend of 0.035 shares of 14% Preferred. Each share of 14% Preferred is convertible into 10 shares of Common Stock.

7. NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY

     As of December 31, 1995 and June 30, 1996, non-mandatorily redeemable preferred stock, common stock, and other shareholders' equity consisted of the following:

                                                               DECEMBER 31,      JUNE 30,
                                                                   1995            1996
                                                               ------------    ------------
    10% Cumulative Nonvoting Redeemable Preferred Stock
      ($10 stated value -- 550,000 shares authorized; 530,534
      shares issued and outstanding at December 31, 1995,
      converted to Common Stock pursuant to its terms on June
      28, 1996)..............................................  $  5,305,340              --
    Series A Special Convertible Preferred Stock ($0.20 par
      value, $0.20 stated value -- 250,000 shares authorized;
      no shares issued)......................................            --              --
    Series B Special Convertible Preferred Stock ($0.20 par
      value, $120 stated value -- 250,000 shares authorized;
      no shares issued)......................................            --              --
    10% Cumulative Redeemable Preferred Stock ($1,000 stated
      value -- 3,880 shares authorized; 1,496 shares issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)..............................................             1              --
    8% Cumulative Redeemable Preferred Stock ($100 stated
      value -- 16,000 shares authorized; 12,200 shares issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)..............................................       981,084              --
    7% Cumulative Convertible Redeemable Preferred Stock
      ($100 stated value -- 2,500 shares authorized, issued
      and outstanding at December 31, 1995, redeemed on March
      15, 1996)..............................................       200,000              --

                  PHONETEL TECHNOLOGIES, INC. AND SUBSIDIARIES

7. NON-MANDATORILY REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OTHER SHAREHOLDERS' EQUITY (CONTINUED)

                                                               DECEMBER 31,      JUNE 30,
                                                                   1995            1996
                                                               ------------    ------------
    Common Stock
      ($0.01 par value -- 50,000,000 shares authorized;
      2,855,350 and 5,248,230 shares issued and outstanding
      at December 31, 1995 and June 30, 1996)................        28,554          52,482
    Additional paid-in capital...............................    16,649,559      35,702,864
    Accumulated deficit......................................   (13,453,876)    (25,638,420)
                                                               ------------    ------------
                                                               $  9,710,662    $ 10,116,926
                                                               ============    ============

     On February 23, 1996, the Company created three new classes of preferred stock: (i) Series A Preferred; (ii) Series B Preferred; and (iii) 14% Preferred.

     On March 15, 1996, concurrent with the Lenders Credit Facility, the Company redeemed the 10% Preferred, 8% Preferred, and 7% Preferred. The redemption price was cash payments aggregating $1,117,371 and 34,436.33 shares of 14% Preferred. In the aggregate, $6,269,487 of the Company's outstanding obligations, including portions of the purchase price for the IPP and Paramount acquisitions, was liquidated by issuing 107,918.19 shares of 14% Preferred.

     The $2,002,386 excess of the redemption price of the preferred issues redeemed over their aggregate carrying value was recorded as a reduction of earnings available to common shareholders as of March 31, 1996.

     On March 15, 1996, Nominal Value Warrants to purchase 2,018,942 shares of Common Stock were issued in conjunction with the IPP and Paramount acquisitions, redemption of the 10% Preferred, 8% Preferred and 7% Preferred, and conversion of certain related party debt of the Company to the 14% Preferred. Certain holders of the 14% Preferred are deemed related parties pursuant to the rules and regulations of the Securities and Exchange Commission. The warrants expire on March 13, 2001. The Company has utilized an independent appraiser who has estimated the fair market value of the Nominal Value Warrants to be $4,974,673, using the Black-Scholes valuation method, of which $3,886,139 (the amount attributable to the warrants provided to related parties in connection with the redemption of the 10% Preferred, 8% Preferred, and 7% Preferred shares and conversion of certain debt) was recorded as an unusual charge in the Company's statement of operations for the three months ended March 31, 1996.

     During April and May 1996, warrants representing 972,487 shares of Common Stock were exercised, and total proceeds to the Company were $9,725. Of the total warrants exercised, 539,989 shares of Common Stock were issued to an officer of the Company. On July 22, 1996, Nominal Value Warrants representing 62,650 shares of Common Stock were exercised by an officer of the Company, and total proceeds to the Company were $627.

     On June 27, 1996, the shareholders of the Company approved an amendment to the Articles of Incorporation which authorizes the Company to have outstanding 60,000,000 shares; of which 50,000,000 shares are to be classified as Common Stock and 10,000,000 shares as Preferred Stock. The shareholders also approved conversion rights to the 10% Preferred. Each share of 10% Preferred is convertible into 1.6667 shares of Common Stock at any time by the shareholder or the Company. On June 28, 1996, the Company converted the outstanding 10% Preferred into 884,214 shares of Common Stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

May 17, 1996

The Board of Directors of
Paramount Communications Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1995 and the results of its operations, its changes in shareholders' equity and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 6, on March 15, 1996, the Company's net assets were sold to an unrelated party.

/s/ Price Waterhouse LLP
Cleveland, Ohio

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  479,984
  Receivables:
     Trade.......................................................................     237,455
     Shareholder.................................................................      38,168
                                                                                   ----------
          Total current assets...................................................     755,607
Property and equipment, net......................................................     788,582
Intangible assets, net...........................................................     146,029
Other assets.....................................................................      15,098
                                                                                   ----------
                                                                                   $1,705,316
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................     373,866
  Location commissions payable...................................................      65,958
  Shareholder distributions payable..............................................     155,532
  Notes payable to affiliates....................................................     483,246
                                                                                   ----------
          Total current liabilities..............................................   1,078,602
                                                                                   ----------
Commitments and contingencies....................................................          --
                                                                                   ----------
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized, issued and outstanding......         100
  Additional paid-in capital.....................................................      19,900
  Retained earnings..............................................................     606,714
                                                                                   ----------
     Total shareholders' equity..................................................     626,714
                                                                                   ----------
                                                                                   $1,705,316
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Coin calls.....................................................................  $3,751,744
  Non-coin calls.................................................................   1,923,724
                                                                                   ----------
     Total revenues..............................................................   5,675,468
                                                                                   ----------
Operating costs and expenses:
  Telephone charges..............................................................   1,543,956
  Commissions....................................................................     696,443
  Selling, general and administrative............................................   2,407,479
  Depreciation and amortization..................................................     393,204
                                                                                   ----------
     Total operating costs and expenses..........................................   5,041,082
                                                                                   ----------
     Operating income............................................................     634,386
                                                                                   ----------
Other income (expenses):
  Interest and other income......................................................      14,800
  Interest expense...............................................................     (64,210)
  Other..........................................................................     (85,231)
                                                                                   ----------
     Total other expenses........................................................    (134,641)
                                                                                   ----------
     Net income..................................................................  $  499,745
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities:
  Net income.....................................................................  $  499,745
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...............................................     393,204
     Changes in assets and liabilities:
       Decrease in receivables...................................................       2,392
       Decrease in other current assets..........................................      11,190
       Decrease in other assets..................................................       9,632
       Increase in other accounts payable and accrued expenses...................     179,706
       Increase in location commissions payable..................................      10,915
                                                                                   ----------
          Net cash provided by operating activities..............................   1,106,784
                                                                                   ----------
Cash flows from investing activities:
  Purchases of equipment.........................................................    (356,791)
                                                                                   ----------
Cash flows from financing activities:
  Proceeds from issuance of notes payable to related party.......................     200,000
  Distributions to shareholders..................................................    (229,088)
  Repayments of notes payable to related parties.................................    (439,470)
                                                                                   ----------
          Net cash used in financing activities..................................    (468,558)
                                                                                   ----------
          Net increase in cash and cash equivalents..............................     281,435
Cash and cash equivalents, beginning of year.....................................     198,549
                                                                                   ----------
Cash and cash equivalents, end of year...........................................  $  479,984
                                                                                   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest...........................................  $   64,210
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1995

                                                     COMMON STOCK     ADDITIONAL
                                                    ---------------    PAID-IN     RETAINED
                                                    SHARES   AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                    ------   ------   ----------   --------   --------
Balance
  December 31, 1994...............................    100     $100     $ 19,900    $106,969   $126,969
Net income........................................     --       --           --     499,745    499,745
Distributions.....................................     --       --           --          --         --
                                                     ----     ----      -------    --------   --------
Balance
  December 31, 1995...............................    100     $100     $ 19,900    $606,714   $626,714
                                                     ====     ====      =======    ========   ========

   The accompanying notes are an integral part of these financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March 1987 as a result of the deregulation of the telephone industry. The Company is in the business of installing, maintaining and operating pay telephones throughout South Florida.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated on a straight-line basis over five years, the estimated useful lives of the respective assets. Maintenance, repairs and minor replacements of these items are charged to expense as incurred.

  INTANGIBLE ASSETS

     Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July 1998. Also, in connection with certain equipment acquisitions, the Company entered into location contracts for two and one-half years terms. These contracts expired in June 1995.

  REVENUE RECOGNITION

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

  INCOME TAXES

     The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

  CONCENTRATIONS OF CREDIT AND BUSINESS RISK

     Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida.

  SHAREHOLDERS DISTRIBUTIONS

     The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     During 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", which requires the disclosure of fair value of financial instruments. The Company's financial instruments consist of cash and cash equivalents, trade receivables and notes payable to affiliates. The carrying amount of these instruments at December 31, 1995 approximates their fair value.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

          Installed pay telephones and related equipment..............  $ 3,259,133
          Furniture, fixtures and office equipment....................       40,125
          Automobiles.................................................       31,943
          Leasehold improvements......................................        4,025
          Warehouse equipment.........................................        1,772
                                                                        -----------
                                                                          3,336,998
          Accumulated depreciation....................................   (2,548,416)
                                                                        -----------
          Property and equipment, net.................................  $   788,582
                                                                        ===========

     Depreciation expense amounted to $282,902 for the year ended December 31, 1995.

3.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

          Non-compete agreements......................................  $   533,135
          Location contracts..........................................      194,240
                                                                        -----------
                                                                            727,375
          Accumulated amortization....................................     (581,346)
                                                                        -----------
          Intangible assets, net......................................  $   146,029
                                                                        ===========

     Amortization expense related to intangible assets amounted to $110,302 for the year ended December 31, 1995.

4.  RELATED PARTY TRANSACTIONS

  NOTES PAYABLE

     The Company has notes payable to related parties, with principal and interest payable monthly at an annual rate of 10% and due in 1996. These notes are collateralized by installed pay telephones and related equipment. The notes were assumed and subsequently paid-off by the acquiring company (Note 6).

     Interest expense paid to related parties relating on these notes amounted to $64,210 in 1995.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

4.  RELATED PARTY TRANSACTIONS (CONTINUED)

  PAYROLL ALLOCATION

     Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

  OPERATING LEASE

     The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

     Rent expense for the year ended December 31, 1995 amounted to $22,812.

  VEHICLE LEASES

     The Company leases various vehicles from a related party. Total lease payments made in connection with these leases amounted to $46,866 during 1995.

5.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in litigation from time to time in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's financial position or results of operations.

6.  SUBSEQUENT EVENTS

  ACQUISITION

     On March 15, 1996, the Company completed an Asset Purchase Agreement with an unrelated party. Under the terms of the Agreement, the Company sold its assets, including 2,528 installed telephones and related equipment, for a cash price of approximately $9.6 million, warrants to purchase shares of stock of the acquiring company, and the assumption, by the acquiring company, of approximately $733,000 of outstanding Company liabilities. The purchase price also included a five year consulting agreement with one of the Company's former officers valued at $50,000.

  TELECOMMUNICATIONS REFORM

     On February 8, 1996, the President of the United States signed into law the Telecommunications Act of 1996 (the "Act"). The Act changes many provisions of the Communications Act of 1934 and requires the Federal Communications Commission (the "FCC") to change its existing rules and adopt new rules in several areas affecting broadcasting. This Act is one of the most significant changes to the Communications Act since its adoption in 1934. Since the Act recently was passed and became law, the FCC has only begun the proceedings that the Act requires and it remains to be seen how the FCC will interpret certain of its provisions. Congress and the FCC currently have under consideration and may in the future adopt new laws and regulations and policies regarding a wide variety of matters which could, directly or indirectly, adversely affect the operation of the Company as well as its business strategies.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Paramount Communications Systems, Inc.:

     We have audited the accompanying balance sheet of Paramount Communications Systems, Inc. as of December 31, 1994, and the related statement of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paramount Communications Systems, Inc. at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP
                                          Fort Lauderdale, Florida

March 10, 1995

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                                                                      1994
                                                                                   ----------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  198,549
  Accounts receivable............................................................     258,931
  Other current assets...........................................................      30,274
                                                                                   ----------
          Total current assets...................................................     487,754
Property and equipment, net (note 2).............................................     714,693
Intangible assets, less accumulated amortization of $471,044.....................     256,331
Other assets.....................................................................      15,188
                                                                                   ----------
                                                                                   $1,473,966
                                                                                   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..........................................     177,908
  Location commissions payable...................................................      55,043
  Accrued interest payable.......................................................          --
  Sales tax payable..............................................................      16,252
  Shareholder distributions payable..............................................     384,620
  Current maturities of notes payable -- related parties (note 3)................     436,619
                                                                                   ----------
          Total current liabilities..............................................   1,070,442
Long-term portion of notes payable -- related parties (note 3)...................     276,555
                                                                                   ----------
          Total liabilities......................................................   1,346,997
                                                                                   ----------
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized, issued and outstanding......         100
  Additional paid-in capital.....................................................      19,900
  Retained earnings..............................................................     106,969
                                                                                   ----------
          Total shareholders' equity.............................................     126,969
Commitments and contingencies (note 4)...........................................
                                                                                   ----------
                                                                                   $1,473,966
                                                                                   ==========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                                                                     1994
                                                                                  ----------
Revenues:
  Coin calls....................................................................  $3,685,295
  Non-coin calls................................................................   2,030,194
                                                                                  ----------
          Total revenues........................................................   5,715,489
                                                                                  ----------
Operating costs and expenses:
  Telephone charges.............................................................   1,748,270
  Commissions...................................................................     676,304
  Selling, general and administrative...........................................   2,099,203
  Depreciation and amortization.................................................     770,429
                                                                                  ----------
          Total operating costs and expenses....................................   5,294,206
                                                                                  ----------
          Operating income......................................................     421,283
                                                                                  ----------
Other expense:
  Interest and other expense....................................................      (4,686)
  Interest expense..............................................................     (72,902)
                                                                                  ----------
          Total other expenses..................................................     (77,588)
                                                                                  ----------
          Net income............................................................  $  343,695
                                                                                  ==========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 31, 1994

                                          COMMON STOCK      ADDITIONAL
                                        ----------------     PAID-IN      RETAINED
                                        SHARES    AMOUNT     CAPITAL      EARNINGS       TOTAL
                                        ------    ------    ----------    ---------    ---------
Balances at December 31, 1993.........    100       100      $ 19,900     $ 397,894    $ 417,894
Net income............................     --        --            --       343,695      343,695
Distributions.........................     --        --            --      (634,620)    (634,620)
                                          ---      ----      --------     ---------    ---------
Balances at December 31, 1994.........    100      $100      $ 19,900     $ 106,969    $ 126,969
                                          ===      ====      ========     =========    =========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994

                                                                                     1994
                                                                                  -----------
Cash flows from operating activities:
  Net income....................................................................  $   343,695
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of plant and equipment.......................      582,753
     Amortization of intangible assets..........................................      129,726
     Amortization of deferred asset.............................................       57,950
     Loss on write-off of property and equipment................................       14,980
     Changes in assets and liabilities:
       Decrease in accounts receivable..........................................        6,814
       Increase in other current assets.........................................       (5,841)
       Increase in other assets.................................................         (270)
       Decrease in other current liabilities....................................       (5,131)
                                                                                  -----------
          Net cash provided by operating activities.............................    1,124,676
                                                                                  -----------
Cash flows from investing activities:
  Purchases of equipment........................................................      (59,625)
  Proceeds from sale of equipment...............................................        3,578
  Purchase of investments.......................................................      (11,715)
  Purchase of intangible assets.................................................           --
                                                                                  -----------
          Net cash used in investing activities.................................      (67,762)
                                                                                  -----------
Cash flows from financing activities:
  Increase in notes payable -- related party....................................      200,000
  Distributions to shareholders.................................................     (626,989)
  Repayments of notes payable -- related parties................................     (591,366)
                                                                                  -----------
          Net cash used in financing activities.................................   (1,018,355)
                                                                                  -----------
          Net increase in cash and cash equivalents.............................       38,559
Cash and cash equivalents at beginning of year..................................      159,990
                                                                                  -----------
Cash and cash equivalents at end of year........................................  $   198,549
                                                                                  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest........................................  $    74,570
                                                                                  ===========

                See accompanying notes to financial statements.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) THE COMPANY

     Paramount Communications Systems, Inc. (the "Company"), a Florida corporation, was formed in March, 1987 as a result of the deregulation of the telephone industry. The Company is a Subchapter S corporation in the business of installing, maintaining and operating pay telephones throughout South Florida.

  (b) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (c) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization on property and equipment are calculated on a straight-line basis over five years, the estimated useful lives of the assets.

  (d) INTANGIBLE ASSETS

     Intangible assets consist of non-compete agreements and location contracts. The non-compete agreements are being amortized on a straight-line basis over their duration (five years) and expire through July, 1998. The location contracts are amortized over two and one-half years and expire through June, 1995.

  (e) RECOGNITION OF REVENUE

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call. Revenue from the telephone service agreement is recognized in the month of service.

  (f) INCOME TAXES

     The Company is a Subchapter S corporation. As such, no provision is made for income taxes as income or loss is included in the tax returns of the shareholders.

  (g) CONCENTRATIONS OF CREDIT AND BUSINESS RISK

     Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, receivables are generated by the Company's pay telephones located in the state of Florida. No single customer accounted for more than 5% of the Company's sales.

  (h) DISTRIBUTIONS

     The Company generally distributes 100 percent of tax-basis profits to its shareholders annually.

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

(2)  PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following:

                                                                            1994
                                                                         ----------
          Installed pay telephones and related equipment...............  $2,845,325
          Furniture, fixtures and office equipment.....................      35,525
          Automobiles..................................................      26,328
          Leasehold improvements.......................................       4,025
          Warehouse equipment..........................................       1,772
                                                                         ----------
                                                                          2,912,975
          Less accumulated depreciation and amortization...............   2,198,282
                                                                         ----------
                                                                         $  714,693
                                                                         ==========

     Depreciation and amortization of property and equipment was $582,753.

(3)  RELATED PARTY TRANSACTIONS

  (a) NOTES PAYABLE -- RELATED PARTIES

                                                                            1994
                                                                         ----------
          Notes payable to various related parties, principal and
            interest payable monthly at rates ranging from 8% to 10%,
            due from March, 1993 to April, 1997, collateralized by
            installed pay telephones and related equipment.............  $  713,174
          Less current maturities of notes payable -- related
            parties....................................................     436,619
                                                                         ----------
                    Long-term portion of notes payable -- related
                      parties..........................................  $  276,555
                                                                         ==========

     Interest expense paid to related parties relating to the above amounted to $72,902.

     Aggregate maturities of notes payable -- related parties subsequent to December 31, 1994 are as follows:

1995..   $436,619
1996..    276,555
         --------
         $713,174
         ========

  (b) PAYROLL ALLOCATION -- RELATED PARTY

     Included in selling, general and administrative expenses is an allocation of payroll for certain service personnel working for various related party companies under common ownership. The allocation is based on management's estimate of the amount of time each employee provides each related company.

  (c) COMMISSION REVENUE -- RELATED PARTY

     Operator assisted service commissions received from a company under common ownership which are included in non-coin call revenue amounted to $-0- in 1994.

(4)  OPERATING LEASE -- RELATED PARTY

     The Company occupies a facility under a lease with a related party which expired on May 31, 1993. Under the terms of the lease, the Company has the right to renew the lease for a five-year period which began immediately after the end of the initial term. The Company has not renewed the lease and currently leases the

                     PARAMOUNT COMMUNICATIONS SYSTEMS, INC.

(4)  OPERATING LEASE -- RELATED PARTY (CONTINUED)

facility on a month-to-month basis. The lease provides that the Company pay its proportional share of the building's taxes, maintenance, insurance and other related occupancy expenses.

     Rent expense for the year ended December 31, 1994 was $23,373.

May 21, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
International Pay Phones, Inc.
107 Dave Warlick Dr.
Lincolnton, North Carolina 28092

We have audited the accompanying balance sheet of International Pay Phones, Inc. (a South Carolina corporation) as of December 31, 1995, and the related statement of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Pay Phones, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

MILLER SHERRILL BLAKE CPA PA

/s/ Miller Sherrill Blake CPA

Lincolnton, North Carolina

                         INTERNATIONAL PAY PHONES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

ASSETS
Current Assets
  Cash and Cash Equivalents.....................................................  $    11,336
  Accounts Receivable...........................................................      142,801
                                                                                  -----------
     Total Current Assets.......................................................      154,137
                                                                                  -----------
Property and Equipment
  Leasehold Improvements........................................................       16,000
  Office Furniture and Equipment................................................       28,441
  Vehicles......................................................................      236,393
  Telephone Equipment...........................................................    2,304,632
  Accumulated Depreciation......................................................   (1,563,039)
                                                                                  -----------
     Total Property and Equipment...............................................    1,022,427
                                                                                  -----------
Other Assets
  Covenants Not to Compete -- Net of Amortization...............................      105,528
  Goodwill -- Net of Amortization...............................................       21,282
                                                                                  -----------
     Total Other Assets.........................................................      126,810
                                                                                  -----------
Total Assets....................................................................  $ 1,303,374
                                                                                  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable and Accrued Expenses.........................................  $   151,539
  Notes Payable.................................................................      107,125
  Notes Payable -- Related Party................................................       25,000
  Current Portion of Long-Term Debt.............................................      343,763
                                                                                  -----------
     Total Current Liabilities..................................................      627,427
                                                                                  -----------
Long-Term Liabilities
  Notes Payable -- Less Current Portion.........................................      643,935
  Obligations under Capital Leases -- Less Current Portion......................       95,895
                                                                                  -----------
     Total Long-Term Liabilities................................................      739,830
                                                                                  -----------
          Total Liabilities.....................................................    1,367,257
                                                                                  -----------
Stockholders' Equity
  Common Stock..................................................................       10,000
  Additional Paid-In-Capital....................................................       57,224
  Retained Earnings.............................................................     (131,107)
                                                                                  -----------
     Total Stockholders' Equity.................................................      (63,883)
                                                                                  -----------
Total Liabilities And Stockholders' Equity......................................  $ 1,303,374
                                                                                  ===========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Sales............................................................................  $3,360,596
Cost of Goods Sold...............................................................   2,308,012
                                                                                   ----------
          Gross Profit...........................................................   1,052,584
OPERATING EXPENSES
  General And Administrative Expenses............................................     517,868
  Depreciation Expense...........................................................     413,144
  Interest Expense...............................................................     149,248
                                                                                   ----------
          Total Operating Expenses...............................................   1,080,260
                                                                                   ----------
Income From Operations...........................................................     (27,676)
OTHER (INCOME) EXPENSE
  (Gain) Loss on Sale of Assets..................................................        (733)
                                                                                   ----------
          Total Other (Income) Expense...........................................        (733)
          Income Before Corporate Taxes..........................................     (26,943)
Deferred Tax Expense.............................................................      35,800
                                                                                   ----------
          Net Income.............................................................     (62,743)
Beginning Retained Earnings......................................................     (68,364)
                                                                                   ----------
Ending Retained Earnings.........................................................  $ (131,107)
                                                                                   ==========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

NET CASH FLOW FROM OPERATING ACTIVITIES:
  Net Income.....................................................................  $ (62,743)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation and Amortization...............................................    451,929
     Net (increase) decrease in receivables......................................    (61,817)
     Net increase (decrease) in accounts payable and accrued expenses............     40,406
     Net change in deferred tax asset/liability..................................     35,800
     Gain on sale of property and equipment......................................       (733)
                                                                                   ---------
Net Cash Provided (Used) by Operating Activities.................................    402,842
                                                                                   ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of equipment..........................................................    (66,943)
                                                                                   ---------
Net Cash Provided (Used) by Investing Activities.................................    (66,943)
                                                                                   ---------
CASH FLOW FROM FINANCING ACTIVITIES:
  Payments to settle short-term debt.............................................   (148,738)
  Payments to settle long-term debt..............................................   (187,055)
  Proceeds from short-term debt..................................................     52,315
  Proceeds from long-term debt...................................................     50,000
  Payments under capital lease obligations.......................................   (105,024)
                                                                                   ---------
Net Cash Provided (Used) by Financing Activities.................................   (338,502)
                                                                                   ---------
Net Increase (Decrease) In Cash and Cash Equivalents.............................     (2,603)
  Cash and Cash Equivalents at beginning of year.................................     13,939
                                                                                   ---------
Cash and Cash Equivalents at end of year.........................................  $  11,336
                                                                                   =========
SUPPLEMENTAL DISCLOSURES
  Interest Paid..................................................................  $ 149,248
                                                                                   =========
  Income Taxes Paid..............................................................  $       0
                                                                                   =========

       See Independent Auditors' Report and Notes to Financial Statement.

                         INTERNATIONAL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS ACTIVITY

     International Pay Phones, Inc. was incorporated under the laws of the State of South Carolina on May 29, 1990. The Company purchases or leases pay phones from suppliers and installs them in various locations throughout the southeastern United States. Revenue is generated through contracts established with the property owners regarding the use of the phones.

  CASH

     Cash includes cash in bank and instruments with maturities of 30 days or less.

  DEPRECIATION

     Depreciation is computed using the straight-line and the accelerated cost recovery methods.

NOTE B -- RELATED PARTY TRANSACTIONS

     The Company has the following notes payable due to related parties as of December 31, 1995:

     Amounts payable to shareholders due on demand.............................  $25,000
     Amounts payable to corporations related through common ownership due on
       demand..................................................................   14,800
                                                                                 -------
                                                                                 $39,800
                                                                                 =======

     The Company rents its operating facility from a partnership related through common ownership. The rent expense totaled $19,508 for the year ended December 31, 1995.

NOTE C -- RETIREMENT PLAN

     The Company sponsors a 401(k) plan covering all of the eligible employees who elect to participate. The Company matches 50% of each employees deferred salary up to a maximum to 2% of compensation. The contribution was $3,115 for the year ended December 31, 1995.

NOTE D -- NOTES PAYABLE

     Short-term notes payable consist of the following at December 31, 1995:

                   Lincoln Bank.......  $ 50,000  10.25%     Personal Guarantees
                   Olen Beal..........    50,000  12.00%     Personal Guarantees
                   Conquest...........     7,125  10.00%     Personal Guarantees
                                        --------
                                        $107,125
                                        ========

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE E -- LONG-TERM DEBT

     Long-term debt consists of the following notes:

                                                                                     1995
                                                                                   ---------
Note Payable -- NationsBank......................................................  $  10,261
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle.
Note Payable -- NationsBank......................................................     10,264
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      8,827
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      8,827
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle.
Note Payable -- First Union National Bank........................................      9,616
  Due in monthly installments of $327.49 which includes interest calculated at
  7.5%. Matures in October of 1998. Secured by vehicle.
Note Payable -- Ford Motor Credit................................................     13,576
  Due in monthly installments of $395.81 which includes interest calculated at
  11.75%. Matures in June of 1999. Secured by vehicle.
Note Payable -- First Union National Bank........................................     12,285
  Due in monthly installments of $357.26 which includes interest calculated at
  7.75%. Matures in March of 1999. Secured by vehicle.
Note Payable -- GMAC.............................................................     16,105
  Due in monthly installments of $362.68 which includes interest calculated at
  10.0%. Matures in August of 2000. Secured by vehicle.
Note Payable -- NationsBank......................................................     21,478
  Due in monthly installments of $485.00 which includes interest calculated at
  8.99%. Matures in June of 2000. Secured by vehicle.
Note Payable -- NationsBank......................................................     29,398
  Due in monthly installments of $550.46 which includes interest calculated at
  9.99%. Matures in December of 2001. Secured by vehicle.
Note Payable -- First Union National.............................................     32,958
  Due in monthly installments of $694.24 which includes interest calculated at
  9.06%. Matures in December of 2000. Secured by vehicle.
Note Payable -- Olen Beal........................................................     41,627
  Due in monthly installments of $1,660.72 which includes interest calculated at
  12.0%. Matures in April of 1998. Guaranteed by officers.
Note Payable -- First National Bank..............................................    437,098
  Due in monthly installments of $11,686.55 which includes interest calculated at prime plus 2%. Matures in September of 1999. Secured by phone equipment, guarantees by officers, and assignment of life insurance.

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

                                                                                     1995
                                                                                   ---------
NOTE E -- LONG-TERM DEBT (CONTINUED)
Note Payable -- Karl Baker.......................................................    191,741
  Due in monthly installments of $5,219.19 which includes interest calculated at
  8.0%. Matures in April of 1999. Secured by phone equipment.
Note Payable -- First Union National Bank........................................      2,000
  Due in monthly installments of $666.67 principle plus interest calculated at
  10.0%. Matures in April of 1996. Secured by assets of the company.
Note Payable -- Elcotel..........................................................     11,300
  Due in monthly installments of $1,341 which includes interest calculated at
  16.049%. Matures in September of 1996. Secured by phone equipment and guaranteed by officers.
                                                                                   ---------
                                                                                     857,361
  Less: Current Maturities.......................................................   (213,426)
                                                                                   ---------
          Total Long-Term Debt...................................................  $ 643,935
                                                                                   =========

     Maturities of long-term debt in each of the next five years are as follows:

1996......................  $213,426
1997......................   221,139
1998......................   228,947
1999......................   169,611
2000......................    24,238
                            --------
                            $857,361
                            ========

NOTE F -- INCOME TAXES

     Under Financial Accounting Standards Board Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

     Net deferred tax assets in the accompanying balance sheet include the following components:

     Deferred tax asset arising from:
       Net operating loss carryforward........................................  $ 38,350
       Valuation Allowance....................................................   (38,350)
                                                                                --------
     Net deferred tax asset...................................................  $      0
                                                                                ========

     The Company has unused net operating losses available for carryforward to offset future taxable income. The net operating loss carryforward was approximately $250,000 at December 31, 1995 and will expire in the year 2010.

NOTE G -- LEASES

     The company is the lessee of telephone equipment under capital leases expiring in various years through 1998. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE G -- LEASES (CONTINUED)

in depreciation expense for the year ended December 31, 1995. The following is a summary of property held under capital leases:

                           Telephone Equipment........  $ 416,160
                           Accumulated Depreciation...   (113,159)
                                                        ---------
                                                        $ 303,001
                                                        =========

     Minimum future lease payments under capital leases as of December 31, 1995 for each of the next five years are as follows:

1996.............  $130,337
1997.............    84,811
1998.............    11,084
1999.............         0
2000.............         0
                   --------
                   $226,232
                   ========

NOTE H -- RENTALS UNDER OPERATING LEASES

     The Company leased various vehicles under operating leases. Several of those leases were terminated during the year ended December 31, 1995. The remaining operating leases will expire in 1998.

     Future minimum rental payments required under operating leases that have remaining terms in excess of one year as of December 31, 1995 are as follows:

1996.............. $ 5,016
1997..............   5,016
1998..............   2,508
                   -------
                   $12,540
                   =======

     Rental expense was approximately $19,577.

NOTE I -- CONTINGENCIES

     The Company is a party to a contingent payment contract with Karl Baker for $25,000. The agreement states that if contracts purchased from Mr. Baker remain in effect for a specified time period, the payment will be made. However, if contracts are lost, the $25,000 is reduced by $1,000 per occurrence.

NOTE J -- SUBSEQUENT EVENTS

     The shareholders of International Pay Phones, Inc. have negotiated to sell all outstanding shares of stock to PhoneTel Technologies, Inc. The transaction was finalized on March 15, 1996. Also, an additional loan was secured from NationsBank on January 3, 1996 in the amount of $50,000. Interest is calculated at 10%, and the note matures March 3, 1996.

                       See Independent Auditor's Report.

                         INTERNATIONAL PAY PHONES, INC.

NOTE K -- USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE L -- STOCKHOLDERS' EQUITY

     The company has 100,000 shares of $1 par common stock authorized and 10,000 outstanding at December 31, 1995.

                       See Independent Auditor's Report.

                          INDEPENDENT AUDITORS' REPORT
                          ON SUPPLEMENTAL INFORMATION

To the Board of Directors and Stockholders
International Pay Phones, Inc.

Our report on our audit of the basic financial statements of International Pay Phones, Inc. for December 31, 1995 appears on page one. This audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information contained in Schedules I - II is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic financial statements, and, accordingly, we express no opinion on it.

MILLER SHERRILL BLAKE CPA PA

/s/ Miller Sherrill Blake CPA

Lincolnton, North Carolina

                         INTERNATIONAL PAY PHONES, INC.

                         SCHEDULE OF COST OF GOODS SOLD

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                   SCHEDULE I

COST OF GOODS SOLD
  Line Charges...................................................................  $  983,204
  Telephone Commissions..........................................................     615,527
  Salaries.......................................................................     327,957
  Telephone Supplies.............................................................     233,435
  Auto Expenses..................................................................      56,999
  Other Labor....................................................................       8,377
  Commissions -- Sales...........................................................      26,286
  Armored Car Service............................................................      30,517
  Auto Insurance.................................................................      25,353
  Equipment Rental...............................................................         357
                                                                                   ----------
     Total Cost Of Goods Sold....................................................  $2,308,012
                                                                                   ==========

         See Independent Auditors' Report on Supplementary Information

                         INTERNATIONAL PAY PHONES, INC.

                SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                  SCHEDULE II

GENERAL AND ADMINISTRATIVE EXPENSES
  Salary -- Officers..............................................................  $ 90,673
  Payroll Taxes...................................................................    36,850
  Management Fee..................................................................    20,800
  Advertising.....................................................................     2,873
  Amortization....................................................................    38,785
  Answering Service...............................................................     1,322
  Bank Service Charges............................................................     4,487
  Contributions...................................................................       500
  Dues and Subscriptions..........................................................    19,425
  Entertainment...................................................................     8,950
  Group Insurance.................................................................    14,497
  General Insurance...............................................................    14,702
  Officer Life Insurance..........................................................     5,792
  Lease Expense...................................................................    19,577
  Taxes and Licenses..............................................................    30,968
  Office Expense..................................................................     9,634
  Pager Expense...................................................................     5,124
  Pension Expense.................................................................     3,115
  Postage.........................................................................    13,721
  Professional Fees...............................................................    17,434
  Rent............................................................................    22,343
  Repairs and Maintenance.........................................................    10,048
  Convention Expense..............................................................     5,133
  Moving Expense..................................................................     2,100
  Storage.........................................................................     9,971
  Telephone.......................................................................    71,590
  Travel..........................................................................    27,961
  Uniforms........................................................................       661
  Utilities.......................................................................     8,227
  Miscellaneous Expense...........................................................       605
                                                                                    --------
          Total General and Administrative Expenses...............................  $517,868
                                                                                    ========

         See Independent Auditors' Report on Supplementary Information

January 17, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
International Pay Phones, Inc.
107 Dave Warlick Dr.
Lincolnton, North Carolina 28092

     We have audited the accompanying balance sheet of International Pay Phones, Inc. (a South Carolina corporation) as of December 31, 1994, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Pay Phones, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

MILLER SHERRILL BLAKE CPA PA

/s/ Terri A. Blake, CPA
------------------------------------------------------
For the Firm

                         INTERNATIONAL PAY PHONES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                     ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents.....................................................  $    13,939
  Accounts Receivable...........................................................       80,984
                                                                                  -----------
          TOTAL CURRENT ASSETS..................................................       94,923
                                                                                  -----------
PROPERTY AND EQUIPMENT
  Leasehold Improvements........................................................       16,000
  Office Furniture and Equipment................................................       27,441
  Vehicles......................................................................      146,295
  Telephone Equipment...........................................................    2,134,307
  Accumulated Depreciation......................................................   (1,155,533)
                                                                                  -----------
          TOTAL PROPERTY AND EQUIPMENT..........................................    1,168,510
                                                                                  -----------
OTHER ASSETS
  Covenants Not to Compete -- Net of Amortization...............................      143,695
  Goodwill -- Net of Amortization...............................................       21,900
  Deferred Tax Asset............................................................       35,800
                                                                                  -----------
          TOTAL OTHER ASSETS....................................................      201,395
                                                                                  -----------
TOTAL ASSETS....................................................................  $ 1,464,828
                                                                                  ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses.........................................  $    93,151
  Bank Overdraft................................................................       17,982
  Notes Payable.................................................................      166,645
  Notes Payable -- Related Party................................................       61,903
  Current Portion of Long-Term Debt.............................................      264,089
                                                                                  -----------
          TOTAL CURRENT LIABILITIES.............................................      603,770
                                                                                  -----------
LONG-TERM LIABILITIES
  Notes Payable -- Less Current Portion.........................................      724,379
  Obligations under Capital Leases -- Less Current Portion......................      137,819
                                                                                  -----------
          TOTAL LONG-TERM LIABILITIES...........................................      862,198
                                                                                  -----------
            TOTAL LIABILITIES...................................................    1,465,968
                                                                                  -----------
STOCKHOLDERS' EQUITY
  Common Stock..................................................................       10,000
  Additional Paid-In-Capital....................................................       57,224
  Retained Earnings.............................................................      (68,364)
                                                                                  -----------
          TOTAL STOCKHOLDERS' EQUITY............................................       (1,140)
                                                                                  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................  $ 1,464,828
                                                                                  ===========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Sales............................................................................  $2,631,627
Cost of Goods Sold...............................................................   1,950,062
                                                                                   ----------
  GROSS PROFIT...................................................................     681,565
OPERATING EXPENSES
  General And Administrative Expenses............................................     435,365
  Depreciation Expense...........................................................     389,201
  Interest Expense...............................................................     103,697
                                                                                   ----------
          TOTAL OPERATING EXPENSES...............................................     928,263
                                                                                   ----------
               INCOME FROM OPERATIONS............................................    (246,698)
OTHER (INCOME) EXPENSE
  Miscellaneous Income...........................................................      (2,076)
  (Gain) Loss on Sale of Assets..................................................      28,571
                                                                                   ----------
          Total Other (Income) Expense...........................................      26,495
          Income Before Corporate Taxes..........................................    (273,193)
Deferred Tax Benefit Provision...................................................     (35,800)
                                                                                   ----------
               NET INCOME........................................................    (237,393)
BEGINNING RETAINED EARNINGS......................................................     169,029
                                                                                   ----------
          ENDING RETAINED EARNINGS...............................................  $  (68,364)
                                                                                   ==========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

Net Cash Flow From Operating Activities:
  Net Income.....................................................................  $(237,393)
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
     Depreciation................................................................    389,201
     Net (increase) decrease in receivables......................................    (24,429)
     Net increase (decrease) in accounts payable and accrued expenses............     50,764
     Net increase (decrease) in accrued taxes....................................     (3,791)
     Net change in deferred tax asset/liability..................................     35,800
     Gain on sale of property and equipment......................................     28,571
                                                                                   ---------
Net Cash Provided (Used) by Operating Activities.................................    238,723
                                                                                   ---------
Cash Flow From Investing Activities:
     Purchase of equipment.......................................................   (186,716)
                                                                                   ---------
Net Cash Provided (Used) by Investing Activities.................................   (186,716)
                                                                                   ---------
Cash Flow From Financing Activities:
     Payments to settle short-term debt..........................................   (133,405)
     Payments to settle long-term debt...........................................   (352,114)
     Proceeds from short-term debt...............................................    206,903
     Proceeds from long-term debt................................................    260,736
     Payments under capital lease obligations....................................    (43,290)
                                                                                   ---------
Net Cash Provided (Used) by Financing Activities.................................    (61,170)
                                                                                   ---------
Net Increase (Decrease) In Cash and Cash Equivalents.............................     (9,163)
  Cash and Cash Equivalents at beginning of year.................................     23,102
                                                                                   ---------
Cash and Cash Equivalents at end of year.........................................  $  13,939
                                                                                   =========
Supplemental Disclosures
  Interest Paid..................................................................  $ 103,697
                                                                                   =========
  Income Taxes Paid..............................................................  $   3,587
                                                                                   =========

       See Independent Auditors' Report and Notes to Financial Statement

                         INTERNATIONAL PAY PHONES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BUSINESS ACTIVITY

     International Pay Phones, Inc. was incorporated under the laws of the State of South Carolina on May 29, 1990. The Company purchases or leases pay phones from suppliers and installs them in various locations throughout the southeastern United States. Revenue is generated through contracts established with the property owners regarding the use of the phones.

  CASH

     Cash includes cash in bank and instruments with maturities of 30 days or less.

  DEPRECIATION

     Depreciation is computed using the straight-line and the accelerated cost recovery methods.

NOTE B -- RELATED PARTY TRANSACTIONS

     The Company has the following notes payable due to related parties as of December 31, 1994:

     Amounts payable to officers due on demand.................................  $ 5,000
     Amounts payable to shareholders due on demand.............................   50,000
     Amounts payable to corporations related through common ownership due on
       demand..................................................................    6,903
                                                                                 -------
                                                                                 $61,903
                                                                                 =======

     The Company rents its operating facility from a partnership related through common ownership. The rent expense totaled $14,934 for the year ended December 31, 1994.

NOTE C -- RETIREMENT PLAN

     The Company sponsors a 401(k) plan covering all of the eligible employees who elect to participate. The Company matches 50% of each employee's deferred salary up to a maximum of 2% of compensation. The contribution was $5,847 for 1994.

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE D -- LONG-TERM DEBT

Long-term debt consists of the following notes:
Note Payable -- NationsBank.......................................................  $ 13,293
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle
Note Payable -- NationsBank.......................................................    13,295
  Due in monthly installments of $327.26 which includes interest calculated at
  7.5%. Matures in November of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    11,677
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    11,677
  Due in monthly installments of $292.10 which includes interest calculated at
  6.25%. Matures in September of 1998. Secured by vehicle
Note Payable -- First Union National Bank.........................................    12,702
  Due in monthly installments of $327.49 which includes interest calculated at
  7.5%. Matures in October of 1998. Secured by vehicle
Note Payable -- Ford Motor Credit.................................................    16,539
  Due in monthly installments of $395.81 which includes interest calculated at
  11.75%. Matures in June of 1999. Secured by vehicle
Note Payable -- First Union National Bank.........................................    15,486
  Due in monthly installments of $357.26 which includes interest calculated at
  7.75%. Matures in March of 1999. Secured by vehicle
Note Payable -- Ford Motor Credit.................................................    16,802
  Due in monthly installments of $401.09 which includes interest calculated at
  7.75%. Matures in January of 1999. Secured by vehicle
Note Payable -- First National Bank...............................................   528,493
  Due in monthly installments of $11,686.55 which includes interest calculated at prime plus 2%. Matures in September of 1999. Secured by phone equipment, guarantees by officers, and assignment of life insurance
Note Payable -- Karl Baker........................................................   231,643
  Due in monthly installments of $5,219.19 which includes interest calculated at
  8.0%. Matures in April of 1999. Secured by phone equipment
Note Payable -- First Union National Bank.........................................     9,998
  Due in monthly installments of $666.67 principal plus interest calculated at
  10.0%. Matures in April of 1996. Secured by assets of the company
Note Payable -- Elcotel...........................................................    24,411
  Due in monthly installments of $1,341 which includes interest calculated at
  16.049% Matures in September of 1996. Secured by phone equipment and guaranteed
  by officers.....................................................................   906,016
                                                                                    --------
Less: Current Maturities..........................................................  (181,637)
                                                                                    --------
          Total Long-Term Debt....................................................  $724,379
                                                                                    ========

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE D -- LONG-TERM DEBT (CONTINUED)

     Maturities of long-term debt in each of the next five years are as follows:

                    1995........................................  $181,637
                    1996........................................   193,141
                    1997........................................   194,620
                    1998........................................   209,562
                    1999........................................   127,056
                                                                  --------
                                                                  $906,016
                                                                  ========

NOTE E -- INCOME TAXES

     Under Financial Accounting Standards Board Statement No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities and are measured using enacted tax rates.

     Net deferred tax assets in the accompanying balance sheet include the following components:

     Deferred tax asset arising from:
       Net operating loss carry forward........................................  $34,300
       Temporary differences -- Principally depreciation methods...............    1,500
                                                                                 -------
     Total deferred tax asset..................................................  $35,800
                                                                                 =======

     The Company has unused net operating losses available for carryforward to offset future taxable income. The net operating loss carryforward was $228,776 at December 31, 1994 and will expire in the year 2009.

NOTE F -- LEASES

     The company is the lessee of telephone equipment under capital leases expiring in various years through 1997. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lower of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense for the year ended December 31, 1994.

     The following is a summary of property held under capital leases:

     Telephone Equipment......................................................  $292,845
     Accumulated Depreciation.................................................   (35,686)
                                                                                --------
                                                                                $257,159
                                                                                ========

                        See Independent Auditors' Report

                         INTERNATIONAL PAY PHONES, INC.

NOTE F -- LEASES (CONTINUED)

     Minimum future lease payments under capital leases as of December 31, 1994 for each of the next five years are as follows:

                    1995........................................  $ 82,452
                    1996........................................    94,760
                    1997........................................    43,059
                    1998........................................         0
                    1999........................................         0
                                                                  --------
                                                                  $220,271
                                                                  ========

NOTE G -- CONTINGENCIES

     The Company is party to a contingent payment contract with Karl Baker for $25,000. The agreement states that if contracts purchased from Mr. Baker remain in effect for a specified time period the payment will be made. However, if contracts are lost, the $25,000 is reduced by $1,000 per occurrence.

NOTE H -- SUBSEQUENT EVENTS

     The shareholders of International Pay Phones, Inc. are negotiating to sell all outstanding shares of stock to PhoneTel Technologies, Inc. The transaction has not been finalized as of the date this statement was issued.

NOTE I -- LINE OF CREDIT

     The Company has a line of credit for $150,000 that expires in March of 1995. At December 31, 1994 the company has outstanding $100,000 on the line of credit. Interest is calculated at 10.50%. Loan is guaranteed by officers and their spouses.

NOTE J -- STOCKHOLDERS' EQUITY

     The company has 100,000 shares of $1 par common stock authorized and 10,000 shares outstanding at December 31, 1994.

                        See Independent Auditors' Report

                          INDEPENDENT AUDITOR'S REPORT

To The Stockholders
International Payphones, Inc.
Hilton Head Island, South Carolina

We have audited the accompanying Balance Sheets of International Payphones, Inc. (a Tennessee corporation) as of December 31, 1995 and December 31, 1994, and the related Statements of Earnings and Retained Earnings and Cash Flows for years then ended. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Payphones, Inc. and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          /s/ ERNEST M. SEWELL, CPA

April 24, 1996

                         INTERNATIONAL PAYPHONES, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current Assets
  Cash..........................................................  $  17,321.08     $  25,530.67
  Accounts receivable - trade...................................     48,996.42        35,913.21
  Other amounts receivable (Note D).............................      5,600.00        25,574.54
  Parts and supplies inventory..................................      9,420.00        11,625.00
                                                                  ------------     ------------
  Total Current Assets..........................................     81,337.50        98,643.42
Property and Equipment
  Property and equipment (Note B and F).........................    816,148.89       720,142.61
  Accumulated depreciation......................................   (539,338.28)     (455,592.94)
                                                                  ------------     ------------
  Net Property and Equipment....................................    276,810.61       264,549.67
                                                                  ------------     ------------
          TOTAL ASSETS..........................................  $ 358,148.11     $ 363,193.09
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt (Note F)....................  $  73,978.08     $  48,761.05
  Accounts payable - trade......................................      2,717.23         7,822.66
  Accrued payroll and payroll taxes.............................            --        10,265.07
  Other accrued liabilities (Note E)............................     18,391.81        24,220.91
  Deferred income taxes (Note C)................................      6,000.00         5,100.00
                                                                  ------------     ------------
  Total Current Liabilities.....................................    101,087.12        96,169.69
Long-term debt - net of current portion (Note F)................    118,654.10        81,515.83
                                                                  ------------     ------------
          TOTAL LIABILITIES.....................................    219,741.22       177,685.52
Shareholders' Equity
  Common stock..................................................      3,321.00         3,321.00
  Additional paid-in capital....................................    106,000.00       106,000.00
  Retained earnings.............................................     29,085.89        76,186.57
                                                                  ------------     ------------
  Total Shareholders' Equity....................................    138,406.89       185,507.57
                                                                  ------------     ------------
          TOTAL LIABILITIES AND EQUITY..........................  $ 358,148.11     $ 363,193.09
                                                                  ============     ============

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                   -------------   -------------
Revenue..........................................................  $1,194,620.91   $1,135,734.73
Direct costs.....................................................     608,061.14      553,336.70
                                                                   -------------   -------------
  Gross Profit...................................................     586,559.77      582,398.03
General and Administrative Expenses..............................     563,028.15      546,365.04
                                                                   -------------   -------------
  Earnings from operations.......................................      23,531.62       36,032.99
Other income (expense):
  Interest income................................................        (665.84)             --
  Gain (loss) on asset sale......................................         916.16       (2,731.45)
                                                                   -------------   -------------
  Earnings before taxes..........................................      25,113.62       33,301.54
Provision for income tax expense (Note C)........................       2,300.00        2,535.00
                                                                   -------------   -------------
          Net earnings...........................................      22,813.62       30,766.54
          BEGINNING RETAINED EARNINGS............................      76,186.57       88,677.65
                                                                   -------------   -------------
                                                                       99,000.19      119,444.19
Less dividend distributions......................................     (69,914.30)     (43,257.62)
                                                                   -------------   -------------
          ENDING RETAINED EARNINGS...............................  $   29,085.89   $   76,186.57
                                                                   =============   =============

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                   -----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)..............................................  $ 22,813.62     $  30,766.54
  Adjustments to reconcile net income (loss) to net cash provided
     (used) by operating activities
     Depreciation................................................    91,174.16        96,689.77
     (Gain) loss on disposal of property.........................      (916.16)        2,731.45
     (Increase) decrease in accounts receivable..................   (13,083.21)       (4,610.68)
     (Increase) decrease in inventories..........................     2,205.00        32,152.00
     Increase (decrease) in accounts payable.....................    (5,105.43)      (16,981.09)
     Increase (decrease) in income taxes payable.................     3,000.00        (5,280.00)
     Increase (decrease) in other accrued expenses...............    (5,829.10)        3,112.86
     Increase (decrease) in payroll taxes........................   (10,265.07)        9,691.53
                                                                   -----------     ------------
     Total adjustments...........................................    61,180.19       117,505.84
                                                                   -----------     ------------
  Net Cash Provided (Used) by Operating Activities...............    83,993.81       148,272.38
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from disposal of property.............................    18,250.06         5,312.20
  Purchases of fixed assets......................................   (71,329.00)      (18,225.16)
  Leasehold improvements.........................................           --       (10,274.42)
                                                                   -----------     ------------
  Net Cash Provided (Used) by Investing Activities...............   (53,078.94)      (23,187.38)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt...................................    96,329.00        30,893.30
  Decrease in other accounts receivable..........................    19,974.54        29,012.38
  Repayment of long-term debt....................................   (49,068.19)      (52,552.75)
  Repayment of capital lease obligations.........................   (34,345.51)      (59,869.12)
  Repayment of stockholder loans.................................           --       (22,575.20)
  Dividends paid.................................................   (72,014.30)      (43,257.62)
                                                                   -----------     ------------
  Net Cash Provided (Used) by Financing Activities...............   (39,124.46)     (118,349.01)
                                                                   -----------     ------------
     NET INCREASE (DECREASE) IN CASH.............................    (8,209.59)        6,735.99
     CASH AT BEGINNING OF YEAR...................................    25,530.67        18,794.68
                                                                   -----------     ------------
     CASH AT END OF YEAR.........................................  $ 17,321.08     $  25,530.67
                                                                   ===========     ============
SUPPLEMENTAL DISCLOSURES
Noncash Investing and Financing Activities:
  Assets acquired through capital lease..........................  $(49,440.00)    $ (66,598.00)
  Capital lease used to acquire assets...........................    49,440.00        66,598.00
Cash Paid During the Year for:
  Interest.......................................................  $ 13,489.00     $  20,919.00
  Income taxes...................................................     2,300.00         2,535.00

         The accompanying notes are an integral part of this statement.

                         INTERNATIONAL PAYPHONES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND DECEMBER 31, 1994

NOTE A -- GENERAL

     International Payphones, Inc. is a Tennessee corporation formed in 1985 to sell, install, lease and maintain pay telephone equipment. The majority of the Company's operations are in the eastern region of the the state of Tennessee where it owns approximately 500 telephones and receives pay telephone coin income and long distance commissions. Under agreements with pay phone site location owners the Company collects the pay phone coin revenue and the long, terms run distance commission income and pays a percentage of this revenue to the site location owner each month. These agreements cover periods ranging from five to twenty years.

NOTE B -- PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and is depreciated using the straight-line method over useful lives ranging from 5 to 7 years for equipment and vehicles and 31.5 years for leasehold improvements. Repairs and maintenance are charged to expense when incurred and improvements which substantially prolong the useful lives of the assets involved are capitalized and depreciated. The cost of assets classified by major categories is as follows:

                                                                  1995            1994
                                                               -----------     -----------
     Furniture & fixtures....................................  $ 58,120.58     $ 58,120.58
     Office equipment........................................    35,998.97       35,998.97
     Telephone equipment.....................................   515,563.78      466,123.78
     Leasehold improvements..................................    74,802.66       74,802.66
     Vehicles................................................   131,662.90       85,096.62
                                                               -----------     -----------
               Total cost....................................   816,148.89      720,142.61

NOTE C -- INCOME TAXES

     The Company is an S corporation for Federal income tax purposes. As a result, no provision for Federal income taxes is made by the Company because the individual stockholder's report and pay Federal income tax on their allocated percentage of the corporation's net earnings. The Company does pay Tennessee state excise tax on its net earnings at a 6% tax rate. There are timing differences in how items of income and expense are reported on the tax return and in the financial statements. These differences involve trade receivables for long distance commission income which is reported as income when earned in the financial statements but is reported as received for tax purposes. In addition, depreciation expense is claimed under IRS Code Section 179 and using accelerated writeoff methods for tax purposes while the straight-line writeoff method is used for financial reporting. State excise tax is provided for in the financial statements as the items of income and deduction are recognized therein regardless of when they are reported on the income tax return. As a result of these timing differences, deferred tax liabilities of $ 6,000 and $ 3,000, respectively, have been accrued at December 31, 1995 and December 31, 1994.

NOTE D -- OTHER AMOUNTS RECEIVABLE:

     The Company is affiliated through common stock ownership and control with other companies involved in the telecommunications industry. Loans to these affiliates on open account totaled $19,886 at December 31, 1994. Loans to employees at December 31, 1994 totaled $7,937.

                         INTERNATIONAL PAYPHONES, INC.

NOTE E -- OTHER ACCRUED LIABILITIES:

     Other accrued liabilities include the Company's estimate of accrued site commissions due as of December 31, 1995 and December 31, 1994. Under the terms of the Company's royalty agreements with its customers, site commissions are payable after the end of the month in which the net coin and long distance revenue is received. As of December 31, 1995 and December 31, 1994, the Company has accrued approximately two months, respectively, of unpaid site commissions.

NOTE F -- LONG-TERM DEBT:

     Long-term debt at December 31, 1995 and December 31, 1994 includes the following:

                                                                         1995          1994
                                                                      -----------   -----------
  Note payable to First National Bank of Gatlinburg dated November
2, 1994 in the face amount of $17,000 payable in 18 monthly
installments of $1,000 including interest at prime plus 1.5%........  $  4,377.89   $ 15,269.36
  Note payable to Conquest Communications dated in December, 1993 in the face amount of $25,000 payable in monthly installments with
interest............................................................           --      5,117.01
  Note payable to First Union Bank of Georgia dated October 11, 1993 in the face amount of $24,763 payable in 60 monthly installments of
$487 including interest at 6.75%. This note is collateralized by a
1994 Ford Explorer..................................................           --     19,773.54
  Notes payable (two) to First Union Bank of South Carolina dated
September 17, 1993 in the face amounts of $15,022 each, both payable in 60 monthly installments of $292 including interest at 6.25%.
These notes are collateralized by two 1993 Ford cargo vans..........    18,219.80     23,457.12
  Note payable to First Tennessee Bank dated January 31, 1994 in the face amount of $13,893 payable in 60 monthly installments of $289 including interest at 9.00%. This note is collateralized by a 1994
Toyota Corolla......................................................     9,422.68     11,681.97
  Note payable to Nationsbank of South Carolina dated December 14,
1993 in the face amount of $15,596 payable in 60 monthly
installments of $309 including interest at 7.00%. This note is
collateralized by a 1994 Ford Econoline.............................    10,187.33     12,867.48
  Note payable to First National Bank of Gatlinburg dated August 28,
1995 in the face amount of $25,000 payable in 23 monthly
installments of $1,000 including interest at prime plus 2.362%. This
note is collateralized by pay phones and royalty contracts..........    21,890.59            --
  Capitalized lease purchase agreement dated January 26, 1994 in the original sum of $66,370, due in monthly installments of $2,139 through December, 1996, decreasing to $1,123 through March, 1997,
including sales tax and finance charges at 14%......................    21,412.70     42,110.40
  Capitalized lease purchase agreement dated May 5, 1995 in the original sum of $49,440, due in monthly installments of $1,842 through March, 1998, including sales tax and finance charges at
19%.................................................................    36,981.01            --
  Note payable to Nationsbank of South Carolina dated November 4,
1995 in the face amount of $71,329 payable in 60 monthly
installments of $1,484 including interest at 8.95%. This note is
collateralized by a 1995 Mercedes...................................    70,140.18            --
                                                                      -----------   -----------
                                                                       192,632.18    130,276.88
Less current portion................................................   (73,978.08)   (48,761.05)
                                                                      -----------   -----------
                                                                      $118,654.10   $ 81,515.83
                                                                      ===========   ===========

                         INTERNATIONAL PAYPHONES, INC.

NOTE G -- OPERATING LEASES

     The Company leases its office space from one of the stockholders under an oral agreement at a monthly rate of $1,000 plus utilities, taxes, repairs, maintenance and leasehold improvements. The Company also leases three vehicles under separate noncancelable operating lease agreements dated March 25, 1993, January 22, 1994 and April 21, 1995. These agreements call for monthly lease payments of $509, $1,006, and $444, respectively, including sales tax. Each agreement allows for additional charges for excess milage upon expiration of the lease. Future minimum annual lease payments under the vehicle leases are as follows:

Year ended December 31, 1995.....................................................  $22,183.00
Year ended December 31, 1996.....................................................   18,936.00
Year ended December 31, 1997.....................................................   11,371.00
Year ended December 31, 1998.....................................................    1,333.00
                                                                                   ----------
                                                                                   $53,823.00

NOTE H -- EVENTS SUBSEQUENT TO DECEMBER 31, 1995

     Effective March 15, 1996 the Company entered into a merger agreement with PhoneTel Technologies, Inc. under which 100% of the Company stock was acquired by Phonetel and the Company ceased to exist as a separate entity.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Payphones of America, Inc.

     We have audited the accompanying Consolidated balance sheets of Payphones of America, Inc. (a Tennessee corporation) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Payphones of America, Inc. and subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note B, the Company has suffered recurring losses from operations and has limited liquidity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ KERBER, ECK & BRECKELL LLP

St. Louis, Missouri
January 30, 1996 (except for Note L, as
  to which the date is February 7, 1996)

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1995           1994
                                                                      ----------     ----------

ASSETS
CURRENT ASSETS
Cash................................................................  $    3,852     $  147,910
Accounts receivable.................................................     377,325        367,973
Prepaid expenses....................................................      25,754         14,315
                                                                      ----------     ----------
       Total current assets.........................................     406,931        530,198
PROPERTY AND EQUIPMENT
Telephone equipment.................................................   3,891,230      3,831,941
Furniture and fixtures..............................................      59,497         47,396
Trucks and autos....................................................     201,555        154,956
                                                                      ----------     ----------
                                                                       4,152,282      4,034,293
     Less accumulated depreciation and amortization.................   1,422,621        820,509
                                                                      ----------     ----------
                                                                       2,729,661      3,213,784
Uninstalled pay telephone equipment.................................      89,145        104,074
Building not used in operations, net of accumulated depreciation of
  $5,375
  for 1995 and $3,763 for 1994......................................      59,125         60,738
                                                                      ----------     ----------
                                                                       2,877,931      3,378,596
OTHER ASSETS
Site location contracts, less accumulated amortization of $1,000,928
  for 1995 and $406,776 for 1994....................................   1,980,822      2,530,488
Excess of cost over net assets of businesses acquired, less
  accumulated amortization of $70,377 for 1995 and $50,889 for
  1994..............................................................     709,125        728,613
Covenants not to compete, less accumulated amortization of $545,417
  for 1995 and $380,417 for 1994....................................     279,584        444,584
Other intangibles, less accumulated amortization of $59,099 for 1995
  and $43,589 for 1994..............................................     102,558        117,767
Other...............................................................      24,332         21,510
                                                                      ----------     ----------
                                                                       3,096,421      3,842,962
                                                                      ----------     ----------
                                                                      $6,381,283     $7,751,756
                                                                       =========      =========
LIABILITIES

CURRENT LIABILITIES
Notes payable to bank...............................................  $  243,750     $  262,750
Current maturities of long-term obligations.........................   1,330,954      1,241,818
Accounts payable....................................................     882,723        699,385
Accrued expenses....................................................     146,063         18,656
                                                                      ----------     ----------
       Total current liabilities....................................   2,603,490      2,222,609
LONG-TERM OBLIGATIONS, less current maturities......................   4,753,853      5,355,740
DEFERRED INCOME TAXES...............................................          --        284,000
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT)
CONVERTIBLE preferred stock -- authorized but unissued, 10,000,000
  shares............................................................          --             --
Common stock -- authorized, 10,000,000 shares without par value;
  issued
  and outstanding, 2,567,324 shares in 1995 and 1,033,990 shares in
  1994..............................................................     348,756        339,423
Additional contributed capital......................................          --        132,230
Accumulated deficit.................................................  (1,324,816)      (582,246)
                                                                      ----------     ----------
                                                                        (976,060)      (110,593)
                                                                      ----------     ----------
                                                                      $6,381,283     $7,751,756
                                                                      ==========     ==========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEAR ENDED DECEMBER 31,

                                                                         1995           1994
                                                                      -----------    ----------
Net sales
  Coin calls........................................................  $ 3,747,247    $2,153,974
  Non-coin calls....................................................    4,418,667     3,692,117
  Other.............................................................       49,221        22,053
                                                                      -----------    ----------
     Total net Sales................................................    8,215,135     5,868,144
Cost of sales
  Telephone charges.................................................    3,599,271     2,676,604
  Commissions.......................................................    1,178,156       722,746
  Service, maintenance and network expense..........................      289,036       214,636
  Depreciation and amortization.....................................    1,218,095       723,516
                                                                      -----------    ----------
                                                                        6,284,558     4,337,502
                                                                      -----------    ----------
     Gross profit...................................................    1,930,577     1,530,642
Selling, general and administrative expenses
  Salaries, wages and benefits......................................      823,430       488,913
  Depreciation and amortization.....................................      200,095       198,398
  Dues and subscriptions............................................       53,905        50,960
  Outside services..................................................       40,521        63,736
  Phone maintenance.................................................      118,824            --
  Professional services.............................................      171,303        85,920
  Taxes
     Personal property..............................................       75,785         4,295
     Sales..........................................................       63,948        37,907
  Telephone.........................................................       69,137        24,696
  Rent..............................................................       71,511        31,389
  Other.............................................................      223,165       120,105
                                                                      -----------    ----------
                                                                        1,911,624     1,106,319
                                                                      -----------    ----------
     Earnings from operations.......................................       18,953       424,323
Other income (expense)
  Interest income...................................................          415        14,741
  Interest expense..................................................     (971,141)     (600,624)
  Gain (loss) on sale of assets.....................................      (80,652)       98,904
  Other income......................................................       12,135         9,366
                                                                      -----------    ----------
                                                                       (1,039,243)     (477,613)
                                                                      -----------    ----------
     Loss before income taxes.......................................   (1,020,290)      (53,290)
Income taxes
  Current...........................................................       (6,280)       (8,856)
  Deferred..........................................................      284,000      (128,000)
                                                                      -----------    ----------
                                                                          277,720      (136,856)
                                                                      -----------    ----------
     NET LOSS.......................................................  $  (742,570)   $ (190,146)
                                                                      ===========    ==========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (1)(DEFICIT)
                             PERIOD INDICATED BELOW

                                                            ADDITIONAL     RETAINED
                                                 COMMON     CONTRIBUTED    EARNINGS
                                                 STOCK       CAPITAL       (DEFICIT)       TOTAL
                                                --------    ----------    -----------    ---------
Balance at January 1, 1994
  As originally reported......................  $339,423     $210,219     $  (153,727)   $ 395,915
  Prior period adjustment.....................       --        55,192        (238,373)    (183,181)
                                                --------     --------     -----------    ---------
  As restated.................................   339,423      265,411        (392,100)     212,734
Net loss for the year ended
  December 31, 1994...........................        --           --        (190,146)    (190,146)
Cash dividends................................        --     (133,181)             --     (133,181)
                                                --------     --------     -----------    ---------
Balance at December 3l, 1994..................   339,423      132,230        (582,246)    (110,593)
Net loss for the year ended
  December 31, 1995...........................        --           --        (742,570)    (742,570)
Stock warrants exercised......................     9,333           --              --        9,333
Cash dividends................................        --     (132,230)             --     (132,230)
                                                --------     --------     -----------    ---------
Balance at December 31, 1995..................  $348,756     $     --     $(1,324,816)   $(976,060)
                                                ========     ========     ===========    =========

         The accompanying notes are an integral part of this statement.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                                        1995           1994
                                                                     -----------    -----------
Increase (decrease) in cash
Cash flows from operating activities
  Net loss.........................................................  $  (742,570)   $  (190,146)
  Adjustments to reconcile net loss
     to net cash provided by operating activities
       Depreciation and amortization...............................    1,418,191        921,914
       (Gain) loss on sale of assets...............................       80,652        (98,904)
       Changes in assets and liabilities
          (Increase) decrease in accounts receivable...............       (9,352)         9,040
          (Increase) decrease in prepaid expenses..................      (11,439)            72
          Increase in other asset..................................       (2,822)            --
          Increase in accounts payable.............................      183,338        244,517
          Increase in accrued expenses.............................      127,407         18,554
          Increase (decrease) in deferred income taxes.............     (284,000)       128,000
                                                                     -----------    -----------
               Total adjustments...................................    1,501,975      1,223,193
                                                                     -----------    -----------
               Net cash provided by operating activities...........      759,405      1,033,047
Cash flows from investing activities
  Capital expenditures.............................................     (203,112)      (229,613)
  Proceeds from sale of assets.....................................       54,297        195,714
                                                                     -----------    -----------
               Net cash used in investing activities...............     (148,815)       (33,899)
Cash flows from financing activities
  Proceeds from long-term obligations..............................      507,239        123,355
  Payments on notes payable to bank................................      (19,000)       (11,900)
  Payments on long-term obligations................................   (1,119,990)      (696,191)
  Stock warrants exercised.........................................        9,333             --
  Dividends paid...................................................     (132,230)      (133,181)
                                                                     -----------    -----------
               Net cash used in financing activities...............     (754,648)      (717,917)
                                                                     -----------    -----------
Net increase (decrease) in cash....................................     (144,058)       281,231
Cash (overdraft) at beginning of period............................      147,910       (133,321)
                                                                     -----------    -----------
Cash at end of period..............................................  $     3,852    $   147,910
                                                                     ===========    ===========

        The accompanying notes are an integral part of these statements.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.  THE COMPANY

     Payphones of America, Inc. operates, services and maintains a system of approximately 2,800 pay telephones in the Southeastern and Midwestern United States.

2.  PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

3.  ACCOUNTS RECEIVABLE

     The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

4.  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the service lives of the assets for those leases which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. Future income taxes resulting from depreciation temporary differences have been provided for.

5.  INTANGIBLE ASSETS

     Site location contracts are exclusive rights to operate pay telephones at various locations acquired through business combinations and are stated at cost. Amortization of site contract costs is recorded using the straight-line method over five years, the expected average lives of the contracts.

     The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized on a straight-line method over 40 years. The covenants not to compete are being amortized over their contractual lives of five years. Other intangible assets, including license agreements and deferred financing costs, are amortized over the life of the agreements.

6.  RECOGNITION OF REVENUE

     Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

7.  CONCENTRATIONS OF CREDIT RISK

     Revenues have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of 1995 revenues were generated by the Company's pay telephones located in the states of Missouri (36%) and Virginia (33%). No other area has a disproportionate credit risk.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.  USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- GOING CONCERN

     The Company has experienced recurring losses and has accumulated losses since inception of $1,324,816. As of December 31, 1995, the Company's current liabilities exceed its current assets by $2,196,559. These factors raise doubt about the Company's ability to continue as a going concern. The Company's continued existence as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its debt and lease obligations and to obtain additional financing or refinancing as may be required. Historically, the Company has generated sufficient cash flow to meet its obligations and to pay its debt and lease obligations, and, although it cannot be assured that the Company will be able to continue as a going concern in view of its present financial condition, management believes that continued strategic business acquisitions and improvements in planning and budgeting should enable the Company to meet its obligations and sustain its operations.

NOTE C -- NOTE PAYABLE TO BANK

     Note payable to bank is comprised of a $245,000 revolving line of credit agreement with Mark Twain Bank. Interest is payable monthly at 1.50% over the bank's corporate base rate (8.50% at December 31, 1995). The line of credit is secured by certain equipment of the Company and other accounts receivable and matures on February 10, 1996.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE D -- LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following at December 31:

                                                                1995
                                               --------------------------------------
                                                CURRENT      LONG-TERM                      1994
                                                PORTION       PORTION        TOTAL         TOTAL
                                               ----------    ----------    ----------    ----------
Notes payable to stockholders................  $  248,333    $  184,276    $  432,609    $  149,000
Note payable to Mark Twain Bank..............       1,594        26,988        28,582        29,683
Notes payable to Ford Motor Credit Company...      36,098        36,389        72,487        63,582
Notes payable to Ronald L. Coleman...........      14,069       299,868       313,937       426,517
Note payable to Pay-Tele Communications, Inc.
  d/b/a Midwest Telecom......................     105,454       185,273       290,727       397,818
Note payable to Communications
  Finance Corporation........................      87,466       320,034       407,500       482,853
Note payable to R. Greg Kintz and
  Paul Wm. Schindler.........................     103,350        45,750       149,100       236,550
Capital lease obligations
  Berthel, Fisher & Company Leasing, Inc.....     717,554     3,655,275     4,372,829     4,749,921
Intellicall, Inc.............................      17,036            --        17,036        59,466
Copying Concepts Office Systems..............          --            --            --         2,168
                                               ----------    ----------    ----------    ----------
                                               $1,330,954    $4,753,853    $6,084,807    $6,597,558
                                               ==========    ==========    ==========    ==========

     The notes payable to stockholders consist of eight unsecured loans maturing at various dates through April 30, 2000. Interest is payable at the rate of 10%.

     The note payable to Mark Twain Bank requires payments of $326 per month including interest at the rate of 8.75%. The final payment of the entire unpaid balance of principal and interest will be due October 15, 1998. This note is secured by a deed of trust for a condominium.

     The notes payable to Ford Motor Credit Company consist of ten loans secured by automobiles and trucks maturing at various dates through April 22, 1999. The notes require monthly payments of $4,329 including interest at rates from 8.12% to 10.54%.

     The notes payable to Ronald L. Coleman consist of two loans. The notes are unsecured and mature in April, 2007. These notes require monthly payments of $4,271 including interest at rates from 8% to 15%.

     The note payable to Pay-Tele Communications, Inc. d/b/a Midwest Telecom is secured by telephone equipment and site location contracts. The note requires annual principal payments of $100,000 with interest at the rate of 10% through maturity on June 1, 1998. The note is personally guaranteed by the stockholders of the Company.

     The note payable to Communications Finance Corporation is secured by telephone equipment and site location contracts. The note requires monthly payments of $11,895 including interest at the rate of 15% through maturity on September 15, 1999. The note is personally guaranteed by the stockholders of the Company.

     The note payable to R. Greg Kintz and Paul Wm. Schindler requires monthly principal payments of $7,950 plus interest at rates from 12% to 16% through maturity on May 1, 1997. The stockholders of the Company have personally pledged some of their common stock to the lenders as security.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE D -- LONG-TERM OBLIGATIONS (CONTINUED)
     The Company conducts a portion of its business using leased pay telephone equipment and other intangible assets. For financial and tax reporting purposes, the present values of minimum lease payments have been capitalized. Implicit interest rates for these leases range from 14% to 18%.

     The leases, which are noncancelable, expire at various dates through 2001. The following is a schedule of leased property and other assets under capital leases included on the accompanying balance sheets:

            Telephone equipment.....................................  $ 3,871,519
            Site location contracts.................................    2,980,749
                                                                      -----------
                                                                        6,852,268
              Less accumulated depreciation and amortization........   (2,256,701)
                                                                      -----------
                                                                      $ 4,595,567
                                                                      ===========

     Annual maturities of all long-term obligations are as follows for years following December 31, 1995:

            1996....................................................  $ 1,330,954
            1997....................................................    1,087,032
            1998....................................................    1,024,518
            1999....................................................      998,138
            2000....................................................      771,115
            2001 and thereafter.....................................      873,050
                                                                      -----------
                                                                      $ 6,084,807
                                                                      ===========

NOTE E -- INCOME TAXES

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting For Income Taxes" (SFAS). Under the liability method specified by SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax income and expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are accumulated depreciation and accumulated amortization.

     The provision for income taxes consists of the following for the year ended December 31:

                                                             1995          1994
                                                           ---------     ---------
            Current......................................  $  (6,280)    $  (8,856)
            Deferred.....................................    284,000      (128,000)
                                                           ---------     ---------
                                                           $ 277,720     $(136,856)
                                                           =========     =========

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE E -- INCOME TAXES (CONTINUED)
     Deferred tax assets and liabilities are attributable to the following at December 31:

                                                                     1995          1994
                                                                   ---------     ---------
    Deferred tax assets (liabilities)
      Noncurrent
         Accumulated depreciation................................  $(472,000)    $(365,000)
         Accumulated amortization................................    262,000        81,000
         Tax benefit of net operating loss carryforward..........    460,000            --
                                                                   ---------     ---------
                                                                     250,000      (284,000)
    Less valuation allowance.....................................   (250,000)           --
                                                                   ---------     ---------
           Net deferred tax asset (liability)....................  $      --     $(284,000)
                                                                   =========     =========

     A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future profitability which can be predicted with reasonable certainty.

     The Company has net operating loss carryforwards for Federal income tax purposes which are available to offset future Federal taxable income. These carryforwards expire as follows:

            2008.....................................................  $    9,194
            2009.....................................................     332,849
            2010.....................................................     836,510
                                                                       ----------
                                                                       $1,178,553
                                                                       ==========

NOTE F -- COMMITMENTS

     The Company conducts a substantial portion of its operations utilizing leased facilities and equipment. The minimum rental commitments under operating leases are as follows for the year ended December 31:

            1996......................................................  $ 95,091
            1997......................................................    93,246
            1998......................................................    60,550
            1999......................................................    59,000
            2000......................................................    64,400
            2001 and thereafter.......................................   310,500
                                                                        --------
            Total minimum lease payments..............................  $682,787
                                                                        ========

     Rent expense for all operating leases for the years ended December 31, 1995 and 1994, was $71,512 and $31,389, respectively.

NOTE G -- STOCK WARRANTS

     The Company has issued various warrants which are exercisable for common stock as follows:

WARRANT      NUMBER       EXERCISE        EXPIRATION
NUMBER      OF SHARES      PRICE             DATE
-------     ---------     --------     -----------------
   6         319,114       $ 1.00      October 24, 2004
   9         250,000       $ 2.00      July 28, 2000

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE G -- STOCK WARRANTS (CONTINUED)

     Warrant six has been issued to the Company's vice president and warrant nine has been issued to a lender.

NOTE H -- STATEMENT OF CASH FLOWS

     Cash paid for interest and income taxes was as follows during the year ended December 31:

                                                               1995         1994
                                                             --------     --------
            Interest.......................................  $852,612     $597,956
            Income taxes...................................     6,280       16,388

     During 1995 and 1994, the Company entered into capital lease obligations totalling $100,000 and $4,000,000, respectively, which represent noncash financing activities.

NOTE I -- PRIOR PERIOD ADJUSTMENT

     Retained earnings at December 31, 1994, were restated following completion of the Company's first audit to reflect the correction of the following account balances:

            Accounts receivable......................................  $ (14,061)
            Property and equipment...................................     15,307
            Other assets.............................................     20,521
            Accumulated depreciation and amortization................     21,219
            Accounts payable.........................................    (94,965)
            Income taxes payable.....................................    (20,639)
            Notes payable............................................     49,112
            Deferred income taxes....................................   (156,000)
            Additional contributed capital...........................    (55,192)
            Other....................................................     (3,675)
                                                                       ---------
                                                                       $ 238,373
                                                                       =========

NOTE J -- ACQUISITION

     On September 23, 1994, the Company purchased certain assets of Eastern Telecom Corporation, operators of pay telephones in the Southeastern region of the United States. The acquisition was accounted for using the purchase method. The purchase price of $4,000,000 was allocated as follows:

            Fair market value of assets acquired
              Inventories............................................  $    2,000
              Equipment..............................................   1,721,839
              Site contracts.........................................   2,276,161
                                                                       ----------
            Purchase price...........................................  $4,000,000
                                                                       ==========

     In connection with the asset purchase, the Company entered into a purchase commitment with the seller for services of $500,000. In 1995, the commitment decreased to approximately $192,000 based on actual revenues generated by the assets acquired. The Company's annual obligation under this agreement is $32,000 through 2001.

                   PAYPHONES OF AMERICA, INC. AND SUBSIDIARY

NOTE K -- RECLASSIFICATIONS

     Certain reclassifications have been made to the 1994 financial statements to conform to the 1995 presentation.

NOTE L -- SUBSEQUENT EVENT

     On February 7, 1996, the Telecommunications Act of 1996 was signed into law. The Act recognizes that independent public payphone providers are entitled to fair rules to compete with the Regional Bell Operating Companies and other local exchange companies. For instance, the Act prohibits Bell operating companies from subsidizing payphone service directly or indirectly with revenues generated from their exchange or access services. Bell companies are also prohibited from discriminating in favor of their payphone services. The legislation directs the Federal Communications Commission to develop fair rules in implementing the payphone provision within nine months. The potential impact of this Act on the financial position of the Company is unknown at this time.

NOTE M -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash, trade receivables, trade payables and debt instruments. The book values of cash and trade payables are representative of their fair values due to the short-term maturity of these instruments. The book value of the Company's debt instruments is considered to approximate their fair value at December 31, 1995, based on market rates and conditions.

                           PAYPHONES OF AMERICA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     JUN-95           JUN-96
                                                                  -------------    -------------
ASSETS
Current Assets:
  Cash..........................................................  $ (169,071.69)   $ (170,709.08)
  Accounts Receivable...........................................     339,498.44       372,557.99
  Prepaid Expenses..............................................     499,311.96        39,245.11
  Other Current Assets..........................................      91,139.99        40,210.91
                                                                  -------------    -------------
Total Current Assets............................................     760,878.70       281,304.93
                                                                  -------------    -------------
Operating Equipment
  Telecommunications equipment..................................   3,848,670.36     3,924,343.66
  Telephone Equipment held for installation.....................      20,684.45        20,684.45
                                                                  -------------    -------------
                                                                   3,869,354.81     3,945,028.11
                                                                                   -------------
  Less accumulated depreciation and amortization................    (991,873.18)    1,533,605.18)
                                                                  -------------    -------------
Net Operating Equipment.........................................   2,877,481.63     2,411,422.93
                                                                  -------------    -------------
Leasehold improvements, equipment, furniture and fixtures net of accumulated depreciation and amortization of $118,347.19 and
  $180,991.76 respectively......................................     167,422.68        30,706.63
Intangible Assets
  Site contracts, net amortization..............................   2,234,952.07     1,688,500.68
  Non Compete Agreements, net amortization......................     362,083.35       197,083.33
                                                                  -------------    -------------
                                                                   2,597,035.42     1,885,584.01
Other Assets....................................................     831,335.75       793,406.35
Total Assets....................................................  $7,234,154.18    $5,402,424.85
                                                                  -------------    -------------
LIABILITIES
Current Liabilities
  Accounts Payable..............................................  $  337,245.60    $   84,690.23
  Accrued Expenses..............................................   1,255,345.44       623,809.53
  Current Maturities of long term debt and notes payable........      63,003.28        50,458.91
                                                                             --               --
                                                                  -------------    -------------
Total Current Liabilities.......................................   1,655,594.32       758,958.67
Deferred Revenue, less current maturities.......................             --       (11,522.00)
Long-term debt, less current maturities
  Notes payable and obligations under capital leases............   6,141,313.57     5,380,965.03
  Notes payable to stockholders.................................     262,894.81       644,190.19
                                                                  -------------    -------------
Total Liabilities...............................................   8,059,802.70     6,772,591.89
                                                                  -------------    -------------
Stockholders Equity:
  Common Stock..................................................     348,756.03       348,756.03
  APIC..........................................................     (46,133.09)              --
  Accumulated deficit(retained earnings)........................  (1,128,271.46)    1,718,923.07)
Total Stockholders Equity.......................................    (825,648.52)    1,370,167.04)
                                                                  -------------    -------------
                                                                  $7,234,154.18    $5,402,424.85
                                                                  =============    =============

                           PAYPHONES OF AMERICA, INC.

                    UNAUDITED CONSOLIDATED INCOME STATEMENT

                                                                     JUN-95           JUN-96
                                                                  -------------    -------------
Revenues
  Coin Calls....................................................  $1,649,738.77    $1,516,505.67
  Non Coin Calls................................................   1,937,053.41     1,539,280.30
  Other Revenue.................................................      13,786.67       712,438.98
                                                                  -------------    -------------
Total Revenues..................................................   3,600,578.85     3,768,224.95
                                                                  -------------    -------------
Cost of Revenues
  Line Access Charges...........................................     866,025.91       698,365.13
  Commissions...................................................     556,942.49       436,680.69
  Service & Collections.........................................     777,406.11     1,060,772.30
  Depreciation & Amortization...................................     679,329.58       698,211.55
                                                                  -------------    -------------
Total Cost of Revenues..........................................   2,879,704.09     2,894,029.67
                                                                  -------------    -------------
Gross Profit....................................................     720,874.76       874,195.28
SGA Expenses....................................................     846,050.26       883,212.48
                                                                  -------------    -------------
Operating Income(loss)..........................................    (125,175.50)       (9,017.20)
Other Income (expenses)
  Interest Expense..............................................    (479,226.62)     (333,229.92)
  Gain/Loss of Sale of Assets...................................       6,273.67       (55,474.76)
  Other Income..................................................       4,192.64         4,110.74
                                                                  -------------    -------------
Total Other Income (expense)....................................    (468,760.31)     (384,593.94)
                                                                  -------------    -------------
Income (loss) before taxes on Income............................    (593,935.81)     (393,611.14)
Taxes on Income.................................................             --               --
                                                                  -------------    -------------
Net Income......................................................  ($ 593,935.81)   ($ 393,611.14)
                                                                  =============    =============

                           PAYPHONES OF AMERICA, INC.

                             UNAUDITED CONSOLIDATED
                              CASH FLOW STATEMENT

                                                                     JUN-96           JUN-95
                                                                  -------------    -------------
Operating Activities
  Net Loss......................................................  $ (393,611.14)   $ (593,935.81)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
  Depreciation and Amortization.................................     698,211.55       679,329.58
  Gain on sale of property and equipment........................      55,474.76        (6,273.67)
  Deferred income...............................................             --               --
  Changes in assets & liabilities:
  Accounts Receivable...........................................     (20,761.30)     (115,274.19)
  Prepaid and other current assets..............................     (13,490.74)      (15,004.01)
  Accounts Payable & accrued expenses...........................      (8,624.64)      250,026.04
  Other.........................................................             --               --
                                                                  -------------    -------------
Cash provided by operating activities...........................     317,198.49       198,867.94
                                                                  -------------    -------------
Investing Activities
  Purchase of fixed assets......................................     (63,542.81)      (40,442.55)
  Proceeds from sale of assets..................................             --         6,273.67
  Increase (decrease) in other assets...........................       3,000.00               --
                                                                  -------------    -------------
Cash flows used in investing activities.........................     (60,542.81)      (34,168.88)
Financing Activities
  Proceeds from banks, capital leases, stockholders and related
     parties....................................................     489,928.35       165,691.72
  Principal payments on debt....................................    (784,764.68)     (653,717.84)
  Stock warrants exercised......................................             --         9,333.34
  Dividends Paid................................................             --      (114,613.68)
                                                                  -------------    -------------
Cash provided by financing activities...........................    (294,836.33)     (593,306.46)
Net Increase (decrease) in cash.................................      82,904.97      (360,269.64)
Cash (overdraft) beginning of period............................       3,852.00       147,910.09
                                                                  -------------    -------------
Cash at end of period...........................................  $   86,756.97    $ (212,359.55)
                                                                  =============    =============

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

We have audited the accompanying combined balance sheets of Amtel
Communications, Inc., and Combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the related combined statements of operations, stockholder's deficit, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amtel Communications, Inc., and combined Companies (Note B) as of June 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the periods then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Harlan & Boettger

San Diego, California
August 23, 1996

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN POSSESSION)

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,
                                                                 1996        DECEMBER 31, 1995
                                                             ------------    -----------------
CURRENT ASSETS
  Cash.....................................................  $   422,566        $   616,974
  Accounts receivable......................................      527,883            791,238
  Inventory................................................    2,001,072          1,874,290
  Other....................................................      137,553            180,280
                                                             ------------    -----------------
  TOTAL CURRENT ASSETS.....................................    3,089,074          3,462,782
                                                             ------------    -----------------
FIXED ASSETS (Note C)
  Property and equipment, net..............................      462,813          1,060,119
  Deferred site costs, net.................................    9,812,154         10,359,692
                                                             -----------        -----------
     TOTAL FIXED ASSETS....................................   10,274,967         11,419,811
                                                             -----------        -----------
OTHER ASSETS...............................................      294,619            289,216
                                                             -----------        -----------
     TOTAL ASSETS..........................................  $13,658,660        $15,171,809
                                                             ===========        ===========
POST-PETITION LIABILITIES
  Accounts payable - trade.................................  $   677,425        $ 1,010,211
  Accounts payable - bankruptcy............................    1,253,555            539,942
  Accrued expenses.........................................      767,661            709,518
                                                             -----------        -----------
  TOTAL POST-PETITION LIABILITIES..........................    2,698,641          2,259,671
PRE-PETITION LIABILITIES
  SUBJECT TO COMPROMISE (Note D)
  Accounts payable - trade.................................    6,123,480          6,123,480
  Accrued sales tax........................................    1,615,671          1,615,671
  Notes payable............................................    7,774,805          7,774,805
  Lessor liabilities.......................................   65,085,000         65,085,000
                                                             -----------        -----------
  TOTAL PRE-PETITION LIABILITIES...........................   80,598,956         80,598,956
                                                             -----------        -----------
STOCKHOLDER'S DEFICIT
  Common stock, 1,000,000 shares authorized, $0.01 par
     value, 400,000 shares authorized, no par value, 50,000
     shares issued and outstanding.........................       50,000             50,000
  Retained deficit.........................................  (69,688,937)       (67,736,818)
                                                             -----------        -----------
  TOTAL STOCKHOLDER'S DEFICIT..............................  (69,638,937)       (67,686,818)
                                                             -----------        -----------
  TOTAL LIABILITIES & DEFICIT..............................  $13,658,660        $15,171,809
                                                             ===========        ===========

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

                        COMBINED STATEMENT OF OPERATIONS

                                                             FOR THE SIX       FOR THE YEAR
                                                            MONTHS ENDED           ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                            -------------    -----------------
REVENUE
  Coin....................................................   $ 4,696,852       $   9,689,179
  LD Commissions..........................................     1,406,593           2,848,753
  Interstate..............................................       578,681             761,181
  Intralata...............................................       460,601           1,849,477
  Other...................................................        62,095           1,910,550
                                                            -------------    -----------------
  TOTAL REVENUE...........................................     7,204,822          17,059,140
                                                            -------------    -----------------
COSTS AND EXPENSES
  Line charges............................................     2,428,704           6,862,015
  Location commissions....................................     1,639,127           3,921,741
  Other operating expenses................................       321,947           2,651,734
  Selling, general and administrative.....................     2,231,970          15,103,091
  Depreciation and amortization...........................       777,823           1,621,029
  Other...................................................            --              67,356
                                                             -----------       -------------
LOSS FROM OPERATIONS BEFORE OTHER
  EXPENSES AND REORGANIZATION ITEMS.......................      (194,749)        (13,167,826)
                                                             -----------       -------------
OTHER
  Interest income.........................................        (1,606)                 --
  Interest expense........................................         6,077           7,429,502
  Loss on asset disposal..................................       453,898             429,967
  Other expenses..........................................       505,113                  --
                                                             -----------       -------------
  LOSS BEFORE REORGANIZATION ITEMS........................    (1,158,231)        (21,027,295)
REORGANIZATION ITEMS (Note E)
  Professional fees.......................................       721,277             539,942
  Other...................................................        68,611                  --
                                                             -----------       -------------
LOSS BEFORE INCOME TAXES..................................    (1,948,119)        (21,567,237)
INCOME TAXES (Note F).....................................         4,000               4,000
                                                             -----------       -------------
NET LOSS..................................................   $(1,952,119)      $ (21,571,237)
                                                             ===========       =============

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                                  COMMON STOCK                           TOTAL
                                                -----------------      RETAINED      STOCKHOLDER'S
                                                SHARES    AMOUNT       DEFICIT          DEFICIT
                                                ------    -------    ------------    -------------
DECEMBER 31, 1994.............................  50,000    $50,000    $(46,165,581)   $(46,115,581)
  Net loss....................................     --         --      (21,571,237)    (21,571,237)
                                                ------    -------    ------------    ------------
DECEMBER 31, 1995.............................  50,000    50,000      (67,736,818)    (67,686,818)
  Net loss....................................     --         --       (1,952,119)     (1,952,119)
                                                ------    -------    ------------    ------------
JUNE 30, 1996.................................  50,000    $50,000    $(69,688,937)   $(69,638,937)
                                                ======    =======    ============    ============

              See accompanying notes to the financial statements.

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)
                       COMBINED STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS
                                                                ENDED           YEAR ENDED
                                                            JUNE 30, 1996    DECEMBER 31, 1995
                                                            -------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................   $(1,952,119)      $ (21,571,237)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization........................       777,823           1,621,029
     Loss on disposal of property.........................       453,898             429,966
     Non-cash reorganization items........................       713,613             539,942
     Change in assets and liabilities:
       (Increase) decrease in:
       Accounts receivable................................       263,355              50,449
       Inventory..........................................      (126,782)            (16,077)
       Deposits...........................................        (5,401)           (140,157)
       Other assets.......................................        42,726            (175,612)
     Increase (decrease) in:
       Accounts payable...................................      (332,786)          2,426,573
       Accrued expenses...................................        58,143           2,325,189
       Notes payable......................................            --           4,556,207
                                                             -----------       -------------
NET CASH USED IN OPERATING ACTIVITIES.....................      (107,530)         (9,953,728)
                                                             -----------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.....................      (103,518)            (64,151)
  Proceeds from sale of property..........................       147,635                  --
  Expenditures for deferred site costs....................      (130,995)         (2,866,920)
                                                             -----------       -------------
NET CASH USED IN INVESTING ACTIVITIES.....................       (86,878)         (2,931,071)
                                                             -----------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital lease obligations...................            --             (76,148)
  Proceeds from lessor liabilities........................            --          13,209,000
                                                             -----------       -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.................            --          13,132,852
NET INCREASE (DECREASE) IN CASH...........................      (194,408)            248,053
CASH, BEGINNING OF PERIOD.................................       616,974             368,921
                                                             -----------       -------------
CASH, END OF PERIOD.......................................   $   422,566       $     616,974
                                                             ===========       =============

              See accompanying notes to the financial statements.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS

A.  REORGANIZATION AND LEGAL MATTERS:

     Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-All. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

     The combined financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the consolidated financial statements (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court,
(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

     The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of these actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in these combined financial statements.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF COMBINATION

     The combined financial statements include the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

     CASH

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     INVENTORY

     Inventory consists primarily of pay telephones, pedestals, and enclosures to be installed in the Company's business locations. Inventory is stated at the lower of cost or market.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated on the straight-line basis over estimated useful lives of 3-5 years.

     DEFERRED SITE COSTS

     Deferred site costs consist of pay telephones and related components and installation costs necessary to make the pay phone ready for operation. Costs are being amortized on the straight-line method over estimated useful lives of 8 years.

     REVENUE RECOGNITION

     Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

     INCOME TAXES

     The Company provides for federal and state income taxes currently payable as well as for those deferred because of timing differences between reporting income and expenses for financial statement purposes and income and expenses for tax purposes.

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes".

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.  FIXED ASSETS:

     Included in fixed assets are property and equipment (furniture, fixtures, and computers) and deferred site costs (pay phones, housing and installation costs) both of which are carried at cost.

     Property and equipment and deferred site costs are summarized as follows:

                                         JUNE 30, 1996     DECEMBER 31, 1995
                                         -------------     -----------------
Property and equipment...............     $   989,108         $ 1,898,564
Accumulated depreciation.............        (526,295)           (838,446)
                                          -----------         -----------
       Net...........................     $   462,813         $ 1,060,118
                                          ===========         ===========
Deferred site costs..................     $13,284,000         $13,153,005
Accumulated amortization.............      (3,471,849)         (2,793,313)
                                          -----------         -----------
       Net...........................     $ 9,812,151         $10,359,692
                                          ===========         ===========

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

D.  PRE-PETITION LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION

PROCEEDINGS:

     Pre-petition liabilities consist of secured and unsecured debt, all of which are subject to compromise under the proposed plan of reorganization. Certain inventory was returned to the parties claiming a secured interest in the asset at or around the petition filing date. The claimed secured claims are classified as subject to compromise as the value of the collateral is less than the corresponding obligation.

     Pre-petition liabilities at June 30, 1996 and December 31, 1995 are as follows:

                                                               1996             1995
                                                            -----------      -----------
        Accounts payable.................................   $ 6,123,480      $ 6,123,480
        Accrued state sales tax..........................     1,615,671        1,615,671
        Secured notes payable............................     7,774,805        7,774,805
        Lessor liabilities...............................    65,085,000       65,085,000
                                                            -----------      -----------
                                                            $80,598,956      $80,598,956
                                                            ===========      ===========

     A plan of reorganization may materially change the amount and terms of these pre-petition liabilities.

     Lessor liability consists of funds borrowed from independent third parties, under which the Company agreed to sell, lease-back, install and maintain, a pay telephone for an initial investment of $3,000 -- $3,600 per pay telephone. The Company agreed to pay $51 per month per phone, for a five year period and then return the initial investment to the investors. Investors had the right to have their investment returned at any time within the five year period for a nominal surrender fee. These transactions have been accounted for as financing transactions and payments made by the Company have been recorded as interest expense in the statement of operations.

     Payments to investors for the six months ended June 30, 1996 and the year ended December 31, 1995 were approximately $0 and $6,762,000, respectively.

     As of the petition date, in accordance with current accounting pronouncements, the Company discontinued accruing interest on its pre-petition debt obligations. If such interest had continued to be accrued, interest expense for the first six months of 1996 and the last five months of 1995 would have been $457,628 and $379,351, respectively. Interest expense associated with the lessor liability is not reflected in these accruals as the obligations are not represented by formal notes.

     In conjunction with the Chapter 11 case, there are differences between claims filed by potential creditors and amounts recorded by the Company. These differences will be resolved by negotiated agreement between the Company and the claimant or by the Court. Additional claims may arise in conjunction with the termination of contractual obligations related to executory contracts and leases. As a result, recorded amounts may be adjusted but the Company believes that any such adjustments will not be material.

E.  REORGANIZATION ITEMS:

     Reorganization items represent expenses resulting from the reorganization and restructuring of the business. Since these expenses do not relate to the Company's normal operations they are reported separately on the statement of operations.

F.  INCOME TAXES:

     As discussed in Note B, the Company adopted SFAS 109, "Accounting for Income Taxes". SFAS 109 requires the use of the balance sheet method of accounting for income taxes. Under this method, a deferred

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

F.  INCOME TAXES (CONTINUED):

tax asset or liability represents the tax effect of temporary differences between financial statement and tax bases of assets and liabilities and is measured using the latest enacted tax rates.

     The provision for income taxes for the six months ended June 30, 1996 and the year ended December 31, 1995 is as follows:

                                          1996       1995
                                         ------     ------
Current provision....................    $4,000     $4,000
                                         ======     ======

     The Company realized substantial net operating losses for the six months ended June 30, 1996 and the year ended December 31, 1995 as well as in prior periods. Calculation of the temporary differences between financial statement and tax bases of assets and liabilities is complicated by the fact the Company has not filed tax returns since 1993. A valuation reserve has been established equal to the potential tax benefit that could result from the use of the net operating losses for these periods since there is reasonable doubt the Company can generate income to utilize these losses.

G.  COMMITMENTS:

     The Company leases building space for its six branches, including warehouse facilities in Seattle, Washington; Denver, Colorado; Portland, Oregon; Hayward, California; Los Angeles, California; and its corporate headquarters in San Diego, California. The leases have expiration dates ranging from September, 1996 to October, 1998. The agreements call for a cumulative annual base rent of $246,336.

     Net future minimum rental payments required under this lease as of June 30, 1996 are as follows:

             YEARS ENDED
              JUNE 30,
-------------------------------------
1997.................................    $209,461
1998.................................     113,040
1999.................................      33,600
2000.................................          --
2001.................................          --
                                         --------
                                         $356,101
                                         ========

     Total rent expense charged to operations for the six months ended June 30, 1996 and the year ended December 31, 1995 was $204,227 and $544,193, respectively.

H.  PROPOSED PLAN OF REORGANIZATION:

     During the six months ended June 30, 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996
PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS
OF AMTEL COMMUNICATIONS, INC:

     We have audited the accompanying combined statement of revenues and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note
B) for the three months ended December 31, 1994. This combined statement of revenues and direct operating expenses is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement was prepared to present the revenues and direct operating expenses for the three months ended December 31, 1994, pursuant to the Securities and Exchange Commission's communication dated July 25, 1996 described in Note C, and is not intended to be a complete presentation of the Company's operations.

     In our opinion, the combined statement of revenues and direct operating expenses referred to above presents fairly, in all material respects, the revenue and direct operating expenses of Amtel Communications, Inc., and combined Companies (Note B) for the three months ended December 31, 1994 in conformity with generally accepted accounting principles.

     The accompanying combined statement of revenues and direct operating expenses has been prepared assuming that the Company will continue as a going concern. As described in Note A, on August 3, 1995, the Company filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code and was authorized to continue managing and operating the business as a debtor in possession subject to the control and supervision of the Bankruptcy Court. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The combined statement of revenues and direct operating expenses does not include any adjustment that might result from the outcome of this uncertainty.

/s/ Harlan & Boettger

San Diego, California
August 23, 1996

               AMTEL COMMUNICATIONS, INC. AND COMBINED COMPANIES
                             (DEBTOR-IN-POSSESSION)

          COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                      FOR THE THREE
                                                                      MONTHS ENDED
                                                                    DECEMBER 31, 1994
                                                                    -----------------
REVENUE
  Coin..........................................................       $ 2,603,577
  LD Commissions................................................           593,370
  Interstate....................................................            68,155
  Intralata.....................................................           593,842
  Other.........................................................         1,509,861
                                                                       -----------
  TOTAL REVENUE.................................................         5,368,805
                                                                       -----------
COSTS AND EXPENSES
  Line charges..................................................         1,342,855
  Location commissions..........................................           890,903
  Other operating expenses......................................         1,481,073
  Selling, general and administrative...........................         4,115,854
  Depreciation and amortization.................................           480,702
                                                                       -----------
  LOSS FROM OPERATIONS BEFORE OTHER INCOME AND EXPENSES.........        (2,942,582)
                                                                       -----------
OTHER
  Interest income...............................................              (105)
  Interest expense..............................................         2,295,382
                                                                       -----------
  NET LOSS......................................................       $(5,237,859)
                                                                       ===========

         The accompanying notes are an integral part of this statement.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
     NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

A.  REORGANIZATION AND LEGAL MATTERS:

     Amtel Communications, Inc. and its combined companies (the "Company") filed voluntary petitions for relief under Chapter 11 of Title II of the United States Bankruptcy Code (the "Code") on August 3, 1995 (the "petition date") administratively consolidated under Case No. 95-08253-A11. The Company is currently operating its business as a debtor-in-possession under the jurisdiction of the United States Bankruptcy Court for the Southern District of California. The Company's liabilities as of the petition date are generally subject to settlement in a plan of reorganization, which must be voted on by certain of its creditors and confirmed by the Court. Until a reorganization plan has been confirmed, the Company is prevented from making payments on pre-petition debt unless permitted by the Code or approved by the Court. Certain contracts existing at the petition date have been rejected or assumed with the approval of the Court. The Company continues to review all other unexpired pre-petition executory contracts to determine whether they should be assumed or rejected. Parties affected by the rejection of contracts and leases may file claims against the Company.

     The combined statement of revenues and direct operating expenses has been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations and the realization of assets and the satisfaction of liabilities in the normal course of business. The Chapter 11 filings, the Company's leveraged financial structure, and recurring net losses resulting in a deficit in stockholder's equity, raise substantial doubt about its ability to continue as a going concern. A plan of reorganization may materially change the amounts reported in the combined statement of revenues and direct operating expenses (which do not give effect to adjustments to the carrying values of assets and liabilities which may be necessary as a consequence of a plan of reorganization). The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to (1) formulate a plan of reorganization that will be confirmed by the Court,
(2) achieve satisfactory levels of future profitable operations, (3) maintain adequate financing, and (4) provide sufficient cash from operations to meet future obligations.

     The Company has commenced actions against various parties relating to the management of the Company. These actions seek to avoid or subordinate certain obligations incurred by the Company and to recover certain payments made by or on behalf of the Company in connection with its operations. The Company has also filed actions against several entities seeking avoidance and recovery of certain transfers of interests of the Company in property alleged to be preferences under section 547(b) of the Code. The ultimate outcome of this actions and the potential recoveries, if any, resulting from the resolution of these actions is unknown at this time and, accordingly, no provision for any amounts has been recorded in this combined statement of revenues and direct operating expenses.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF COMBINATION

     The combined statement of revenues and direct operating expenses includes the accounts of Amtel Communications, Inc., Amtel Communications Payphones, Inc., Amtel Communications Services, Inc., Amtel Communications Correctional Facilities, Inc. and ACI-HDT Supply Company. The five entities are all owned 100% by the same individual. Collectively, the five entities will be referred to as "the Company". Material intercompany transactions and balances have been eliminated.

     REVENUE RECOGNITION

     Revenue is recognized when it is earned with the exception of coin revenue, which is recognized when it is collected.

                    AMTEL COMMUNICATIONS, INC. AND COMPANIES
                             (DEBTOR-IN-POSSESSION)
     NOTES TO COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                  (CONTINUED)

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

     ESTIMATES

     The preparation of a combined statement of revenues and direct operating expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined statement of revenues and direct operating expenses and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

C.  INCOMPLETE PRESENTATION:

     By letter dated July 25, 1996 to PhoneTel Technologies, Inc., the Securities and Exchange Commission (SEC) granted a waiver of Item 310(c) of Regulation S-B which requires submission of two years of audited statements of operations. Instead, the SEC has accepted audited statements of operations for a twenty-one month period. This combined statement of revenues and direct operating expenses together with the combined statement of operations from the audited financial statements for the six months ended June 30, 1996 and for the year ended December 31, 1996 comprise the twenty-one month period.

D.  SUBSEQUENT EVENT -- PROPOSED PLAN OF REORGANIZATION:

     In 1996, the Company evaluated its long-term market strategies with the goal of reducing expenses and improving overall operating results. As a result, the Company entered into an asset purchase agreement with PhoneTel Technologies, Inc. (an Ohio Corporation) ("PhoneTel") dated June 26, 1996 wherein the Company will sell substantially all of its pay phone operating assets for cash and stock of PhoneTel totaling $13,000,000 ($7,000,000 cash and $6,000,000 PhoneTel stock). In July, 1996 PhoneTel made a non refundable deposit of $1,300,000 to open escrow for the purchase of these assets.

============================================  ================================

     NO DEALER, SALESPERSON OR ANY OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING
COVERED BY THIS PROSPECTUS. IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR THE                            SHARES
UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE COMMON
STOCK IN ANY JURISDICTION WHERE OR TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION. NEITHER THE DELIVERY       PHONETEL TECHNOLOGIES, INC.
OF THIS PROSPECTUS NOR ANY SALE MADE HERE-
UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY                [LOGO]
CHANGE IN THE FACTS SET FORTH IN THIS
PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY
SINCE THE DATE HEREOF.

             -------------                               COMMON STOCK

          TABLE OF CONTENTS

                                        Page

Available Information................... 2
Prospectus Summary.......................3
Risk Factors............................ 9
Use of Proceeds.........................17
Capitalization..........................18
Price Range of Common Stock.............19           --------------------
Dividend Policy.........................20
Selected Financial Data.................21
Pro Forma Financial Data................22                PROSPECTUS
Management's Discussion and
Analysis of Financial Condition                      --------------------
  and Results of Operations ............32
Business................................44
Management..............................61
Principal and Selling Shareholders......67
Certain Transactions....................70     SOUTHCOAST CAPITAL CORPORATION
Description of Capital Stock............71
Shares Eligible for Future Sale.........76
Underwriting............................77
Legal Matters...........................79                          , 1996
Experts.................................79

Glossary...............................A-1
Index to Financial Statements..........F-1

==========================================    ================================


                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Sixth of the Articles of Incorporation of the Company provides for indemnification, to the fullest extent permitted or required under law, of any director or officer of the Company or any person serving at the request of the Company as a director, trustee or officer of another entity, in connection with any action, suit or proceeding, criminal, civil or administrative, to which such person, is or may be a party by reason of their status as such.

         Pursuant to section 1701.13(E) of the Ohio Revised Code, a director, officer or employee is entitled to indemnification only if a determination is made (i) by the directors of the Company acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present or (ii) by the shareholders of the Company at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company on such proposal or without a meeting by the written consent of the holders of share entitling them to exercise two-thirds of the voting power on such proposal, that such director, officer or employee (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his duty to the Company, (b) acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and
(c) in any matter the subject of a criminal action, suit or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         Additionally, section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation's articles of incorporation or code of regulations, a corporation shall pay a director's expenses, including attorneys' fees, incurred in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corporation an undertaking to (a) repay such amount if it is proved in a court of competent jurisdiction that his action or failure to act was undertaken with deliberate intent to injure the corporation or with reckless disregard for the best interests of the corporation and (b) reasonably cooperate with the corporation in such action, suit or proceeding.

         Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase insurance or furnish similar protection for any director, officer or employee against any liability asserted against him in any such capacity, whether or not the corporation would have power to indemnify him under Ohio law. Such insurance may be purchased from or maintained with a person in which the corporation has a financial interest.



ITEM 25.  OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

           Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated and will be paid by the Company.

     Securities and Exchange Commission Registration Fee....     $8,182
     NASD Filing Fee........................................      3,200
     Nasdaq listing fees....................................          *
     Blue Sky Fees and Expenses (including counsel).........          *
     Printing and Engraving Expenses........................          *
     Accounting Fees and Expenses...........................          *
     Legal Fees and Expenses................................          *
     Transfer Agent's and Registrar's Fees and Expenses.....          *
     Miscellaneous..........................................          *
                                                                 ------
          Total.............................................     $    *
                                                                 ======



*  To be completed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         During 1993 the Company issued 20,833 shares of Common Stock to Zandec, Ltd. in connection with the exercise of certain options resulting in proceeds to the Company in the amount of $66,250. In addition, the Company issued 310,962 shares of Common Stock to various individuals in connection with the exercise of Series B, C, D and E Warrants resulting in proceeds to the Company totalling $1,272,945. The aforementioned shares were issued pursuant to the exemption from registration provided under
Section 4(2) of the Act.

         On February 13, 1993 the Company issued 8,333 shares of Common Stock to The Cafaro Company ("Cafaro") at a value of $56,250 in consideration for entering into a ten-year agreement with the Company to provide Cafaro with telecommunications services. On June 30, 1993 a director was issued 1,830 shares of Common Stock as reimbursement for certain fees which were valued at $22,573. Both issuances were exempt from registration pursuant to the exemption provided under Section 4(2) of the Act.

         On June 30, 1993 the Company issued 6,667 shares of Common Stock to a director and 1,686 shares to Susan Etter in a private sale resulting in proceeds to the Company in the aggregate of $63,916. On the same day, the Company issued 16,164 shares of Common Stock to Zandec, Ltd. representing the conversion of $220,957 of debt and interest into equity. In addition, shares of 12% Preferred Stock valued at $742,584 were converted into 123,764 shares of Common Stock of the Company. On June 30, 1993 the Company issued 12,000 and 200 shares of 8% Preferred, respectively, to J&C Resources, Inc. and Susan Etter with proceeds totalling $981,084. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On July 12, 1993 an employee was issued 1,533 shares of Common Stock as compensation in the amount of $10,350. On December 31, 1993 Standard Phone Company was issued 8,582 shares of Common Stock in connection with the acquisition of certain pay telephones, enclosures and the associated location contracts. The value of said shares issued was $103,004. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         During 1993, the Company issued 2,500 shares of 7% Preferred Stock to Joseph Abrams with proceeds totalling $200,000. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         During the first quarter of 1994 a total of 87,927 shares of Common Stock were issued in consideration of the exercise of certain warrants and options. Proceeds from the exercise of said warrants and options totalled $553,964. Said shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         In four private sales during March and May 1994, the Company sold 136,109 shares of its Common Stock for an aggregate of $1,478,165. Said shares were issued pursuant to the exemption from registration provided under Regulation S of the Act. In addition, 5,276 shares of Common Stock were issued to Montmelion Investments pursuant the exemption provided under
Section 4(2) of the Act to pay for a portion of the financing costs, valued at $99,690, associated with the aforementioned private placement.

         On March 1, 1994 the Company issued 1,282 shares of Common Stock valued at $11,128 to two directors as compensation for their service on the Board of Directors. On the same day the Company issued 500 shares to a consultant for services rendered in the amount of $4,340. On November 28, 1994 the Company issued 1,480 shares of Common Stock to two directors as compensation valued at $12,846 for their service on the Board of Directors. On the same day, the Company issued 2,091 shares to a director for reimbursement of certain fees and expenses valued at $18,150 and 3,033 shares to a contractor for services rendered which were valued at $26,363. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On March 8, 1995 and July 14, 1995 the Company issued 3,333 and 5,000 shares of Common Stock in consideration of the exercise of options with proceeds to the Company totalling $35,000. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         In May 1995 the Company issued 162,498 shares of Common Stock in a private placement to five individuals with proceeds totalling $640,000. On May 8, 1995 the Company issued a total of 7,532 shares of Common Stock to three former executives of the Company as compensation totalling $36,160. On July 26, 1995 the Company issued 66,666 shares of Common Stock in a private placement to three individuals with proceeds totalling $300,000. On August 18, 1995 the Company issued 65,091 shares of Common Stock two private placements with proceeds totalling $277,913 and issued 1,111 shares of Common Stock valued at $5,000 to a director as consideration for his service on the Board of Directors. On August 30, 1995 the Company issued an aggregate of 116,666 shares to Ariel Fund Limited and Gabriel Capital, L.P. in a private placement with proceeds totalling $525,000. On September 6, 1995 the Company issued an aggregate of 26,666 shares of Common Stock to two individuals in a private placement with proceeds totalling $119,999. On October 26, 1995 the Company issued 6,832 shares of Common Stock in a private placement to two employees and Sanford J. Spitzer with proceeds totalling $30,750. On November 6, 1995 the Company issued 16,666 shares of Common Stock in a private placement to Ariel Fund Limited and Gabriel Capital, L.P. with proceeds totalling $75,000. On November 15, 1995 the Company issued 5,555 shares of Common Stock to an employee in a private placement with proceeds totalling 25,000. In November and December 1995 the Company issued 3,750 and 1,666 shares, respectively, to Moira MB Neidt and John and Patricia McCadden with proceeds totalling $33,625. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On February 7, 1995 the Company issued 833 shares of Common Stock valued at $5,000 to an employee as compensation for services rendered. In May and June 1995 the Company issued 30,231 shares of Common Stock to five lenders in connection with the conversion of $137,678 of debt into equity. In July 1995 the Company issued 1,271 shares of Common Stock to a director as reimbursement of Company related expenses totalling $5,726. In August 1995 the Company issued 3,128 shares of Common Stock to two directors as reimbursement of Company related expenses totalling $14,083. In September 1995 the Company issued 1,018 shares of Common Stock to a director as reimbursement of Company related expenses totalling $4,585. In October 1995 the Company issued 971 shares of Common Stock to a director for reimbursement of Company related expenses totalling $5,127. In November 1995 the Company issued 1,719 shares of Common Stock to a director for reimbursement of Company related expenses totalling $13,084. In December 1995 the Company issued 25,682 shares of Common Stock to two directors for reimbursement of Company related expenses totalling $24,282. On December 20, 1995 the Company issued 12,500 shares of Common Stock to M&M Financial Services, Inc. in consideration of services rendered in the amount of $75,000 in connection with the World acquisition. All of the aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On December 26, 1995 the Company issued 56,666 shares of Common Stock to Brenner Securities Corporation, a predecessor of Southcoast Capital Corporation, for financial services in the amount of $340,000 rendered in connection with the World acquisition. All of the afore-mentioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On September 21, 1995 the Company issued 402,500 shares of Common Stock to the former shareholders of World in connection with the acquisition. The value of the stock issued in connection with said acquisition was $2,716,876. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On September 21, 1995 the Company also issued 530,534 shares of 10% Preferred Stock to the former shareholders of World in connection with the acquisition. Such shares were issued pursuant the exemption from registration provided under Section 4(2) of the Act.

         On October 16, 1995 the Company issued 224,881 shares of Common Stock to the former shareholders of Public Telephone in connection with the acquisition at a value of $1,517,951. In addition, the Company issued 45,833 and 34,166 shares of Common Stock to Thomas Martin and James Martin, respectively, as consideration for the execution of non-compete agreements valued at $540,000. The aforementioned shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

         On November 24, 1995 the Company issued 23,809 shares of Common Stock at a value of $150,000 in connection with the IPP acquisition. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

          During January 1996 the Company issued 528 shares of Common Stock to a director for reimbursement of Company related expenses totalling $3,168. The shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

          On March 15, 1996 the Company issued 555,589
shares of Common Stock valued at $1,106,506 and 5,453.14 shares of 14% Preferred valued at $245,897 and Nominal
Value Warrants to purchase 117,785 shares of the Company's Common Stock to the former shareholders of IPP in connection with the IPP acquisition. In addition, the Company also issued 8,333.33 shares of 14% Preferred valued at $375,769 and Nominal Value Warrants to purchase
179,996 shares of the Company's Common Stock to the former shareholders of Paramount in connection with the Paramount acquisition. On March 15, 1996 the Company also issued 204,824 shares of Series A Preferred to the Lenders under the Credit Agreement. The Company also issued 3,871 shares of Common Stock to Applied
Telecommunications Technologies, Inc. representing conversion of $30,000 of debt into equity. The aforementioned securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

          On March 15, 1996, concurrent with the Company entering into the Credit Agreement, the Company redeemed the 10% Preferred, 8% Preferred and 7% Preferred. In connection with the redemption of said classes of stock, the Company issued 34,436.33 shares of 14% Preferred and Nominal Value Warrants to purchase 503,770 shares of Common Stock. The Company also issued 59,695.39 shares of 14% Preferred and Nominal Value Warrants to purchase
1,217,391 shares of Common Stock in connection with the conversion of $3,581,723 of debt owed to related parties.
All of the securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

          During April 1996 the Company issued 432,498 shares of Common Stock, in the aggregate, to J&C
Resources, Inc., Jeffrey Huffman, Alton Huffman, Thomas
Martin and James Martin in consideration of the exercise of certain warrants resulting in proceeds totalling
$4,325. On May 2, 1996 the Company issued 539,989 shares of Common Stock to a director in consideration of the exercise of certain warrants resulting in proceeds totalling $5,400. On July 22, 1996 the Company issued
62,650 shares of Common Stock to a director in consideration of the exercise of certain warrants resulting in proceeds to the Company totalling $627. The aforementioned securities were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

          On September 13, 1996 the Company issued
2,162,163 shares of Common Stock valued at $4,637,840 to Amtel, as debtor-in-possession pursuant to a Chapter 11 bankruptcy proceeding, as partial consideration for the Amtel acquisitions. On September 16, 1996 the Company issued 166,666 shares of Common Stock valued at $311,665 to the former shareholders of POA, as partial consideration for the POA acquisition. Said shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.

          On June 27, 1996 the Company issued 884,214 shares of Common Stock valued at $5,305,284 to the former shareholders of World in connection with the conversion of the convertible 10% Preferred. Said shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Act.


ITEM 27.  EXHIBITS

EXHIBIT NO.             DESCRIPTION

   1.1       Form of Underwriting Agreement. *

   3.1       Articles of Incorporation. (1)

   3.2       Amendment to Articles of Incorporation dated August 30, 1989. (2)
*
   3.3       Amendment and Restated Code of Governmental Regulations. (7)

   3.5       Amendment to Articles of Incorporation dated January 3, 1992. (7)

   3.6       Amendment to Articles of Incorporation dated January 20, 1992. (7)

   3.7       Amendment to Articles of Incorporation dated April 9, 1992. (10)

   3.8       Amendment to Articles of Incorporation dated June 18, 1993. (10)

   3.9       Amendment to Articles of Incorporation dated June 30, 1993. (10)

   3.10      Amendment to Articles of Incorporation dated September 22, 1995.
             (15)

   3.11      Amendment to Articles of Incorporation dated December 15, 1995.
             (15)

   3.12      Amendment to Articles of Incorporation dated February 28, 1996.
             (15)

   4.1       Specimen of Common Stock Certificate. (3)

   4.2       Form of 10% Non-Voting Preferred Stock. (15)

   4.3       Form of 14% Convertible Preferred Stock. (15)

   5.1 Opinion of Tammy L. Martin, Esq. regarding validity of the shares of Common Stock registered hereby.*

   10.1 Stock Option Agreement between William Tymoszczuk and PhoneTel Technologies, Inc., dated March 1, 1987. (3)

   10.2      Stock Incentive Plan for Key Employees, dated May 5, 1987. (1)

   10.3 Stock Option Agreement between PhoneTel Technologies, Inc. and Richard E. George. (4)

   10.4 Amended and Restated Stock Option Agreement between PhoneTel Technologies, Inc. and Jerry H. Burger dated July 1, 1993.
             (10)

   10.5 Stock Option Agreement dated July 1, 1993 between PhoneTel Technologies, Inc. and Bernard Mandel. (10)

   10.6 Billing and Collection Services Agreement between Zero Plus Dialing, Inc. and PhoneTel Technologies, Inc. dated March 5, 1991. (6)

   10.7 Advanced Payment Agreement between PhoneTel Technologies, Inc. and Zero Plus Dialing, Inc. dated March 5, 1991. (6)

   10.8 Form of Stock Option Agreement between PhoneTel Technologies, Inc. and DeBartolo, Inc. (5)

   10.9      Extension of Stock Option Agreement between PhoneTel
             Technologies, Inc. and The Edward J. DeBartolo Corporation.
             (10)

   10.10 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Jerry Burger, together with amendments thereto. (15)

   10.11 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Bernard Mandel, together with amendments thereto. (15)

   10.12 Lease Agreement between PhoneTel Technologies, Inc. and Bankers Leasing Association, Inc. dated February 12, 1992. (7)

   10.13 Registration Rights Agreement dated April 10, 1992 among PhoneTel Technologies, Inc., George H. Henry, Carl Kirchhoff and Charles Stuart. (7)

   10.14 Registration Rights Agreement among PhoneTel Technologies, Inc. J & C Resources, Inc. and Allen Moskowitz. (7)

   10.15 Master Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corporation dated March 24, 1992. (7)

   10.16 Second Restated and Amended National Management Agreement between PhoneTel Technologies, Inc. and Fun-N-Games Associates dated March 24, 1992. (7)

   10.17 Form of Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc. and The Edward
             J. DeBartolo Corporation. (7)

   10.18 Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc. and William D. Moses, Jr. dated May 11, 1992. (7)

   10.19     Assignment Agreement between William D. Moses, Jr. and Edward
             A. Moulton transferring the right to receive options to acquire 5,000 shares of Common Stock of PhoneTel Technologies, Inc. (11)

   10.20 Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc. and George H. Henry dated March 24, 1992. (7)

   10.21 Letter Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corporation dated May 6, 1992. *

   10.22 Amendment No. 1 to Amended and Restated Loan Agreement and Registration Rights Agreement dated October 23, 1992 by and among PhoneTel Technologies, Inc., J & C Resources, Inc. and Allen Moskowitz. (8)

   10.23 Lease between PhoneTel Technologies, Inc. and Trembal Construction Co. dba Statler Office Tower dated April 23, 1992. (8)

   10.24 Master Agreement between The Cafaro Company and PhoneTel Technologies, Inc. dated December 23, 1992. (8)

   10.25 Stock Option and Restricted Stock Agreement between The Cafaro Company and PhoneTel Technologies, Inc. dated December 23, 1992. (8)

   10.26 Form of Registration Rights Agreement between PhoneTel Technologies, Inc. and The Cafaro Company. (8)

   10.27     Service Agreement dated July 1, 1992 between Litel
             Telecommunications Corporation dba LCI International and PhoneTel Technologies, Inc. (8)

   10.28 Amendment No. 2 to Service Agreement dated February 26, 1993 between Litel Telecommunications Corporation dba LCI
             International and PhoneTel Technologies, Inc. (8)

   10.29 Amended and Restated Purchase Agreement dated March 25, 1994 between PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., and American Telecommunications Management Corporation.
             (9)

   10.30 Post-Closing Amendment to Amended and Restated Purchase Agreement dated August 25, 1994 between PhoneTel Technologies, Inc., Alpha Payphones-IV, L.P., and American
             Telecommunications Management Corporation. (11)

   10.31 Purchase Price Promissory Note ($593,119.97) and related Purchase Price Note Security Agreement dated March 25, 1994 PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (9)

   10.32 Amendment No. 1 to Purchase Price Note Security Agreement dated August 25, 1994 between PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (11)

   10.33 Escrow Promissory Note ($300,000.00) dated August 25, 1994 between PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (11)

   10.34 Contingency Promissory Note ($7,500.00) dated August 25, 1994 between PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (11)

   10.35 Assignment and Acceptance Agreement dated August 25, 1994 between PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation and Donovan Leisure Newton & Irvine. (11)

   10.36 Consent Agreement dated October 14, 1994 between PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation, Donovan Leisure Newton & Irvine and U.S. Long Distance, Inc. (11)

   10.37 Assignment and Assumption Agreement dated March 25, 1994 between Alpha Pay Phones-IV. L.P., American Telecommunications Management Corporation, PhoneTel Technologies, Inc. and U.S. Long Distance, Inc. (9)

   10.38 Renewal Promissory Note ($325,750.00) and related Amended and Restated Security Agreement dated March 25, 1994 between Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation and U.S. Long Distance, Inc. (9)

   10.39 Renewal Promissory Note ($1,775,788.00) and related Amended and Restated Security Agreement dated March 25, 1994 between Alpha Pay Phones-IV, L.P. and U.S. Long Distance, Inc. (9)

   10.40 Letter Agreement among PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P. and U.S. Long Distance, Inc. dated September 29, 1994. (11)

   10.41 Promissory Note ($62,500.00) to U.S. Long Distance, Inc. executed on behalf of Alpha Pay Phones-IV, L.P. (9)

   10.42 Operator Subscriber Service Agreement dated March 25, 1994 between U.S. Long Distance, Inc. and Alpha Pay Phones-IV, L.P.
             (9)

   10.43 Non-competition Agreement among PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation, Stephen C. Fowler and Ronald T. Huggard dated January 5, 1994. (10)

   10.44 Offshore Security Subscription Agreements entered into during March 1994 for approximately 500,000 shares of PhoneTel Technologies, Inc. Common Stock, placed to non-U.S. persons in an offshore transaction under Regulation S. (10)

   10.45 Stock Option Agreement for WEA Investments, Inc. relative to 50,000 shares of Common Stock under option dated on or about November 30, 1993. (10)

   10.46 Stock Option Agreement with Allenstown Investments Limited dated on or about January 10, 1994 relative to grant of an option to purchase 126,000 shares of PhoneTel Technologies, Inc. Common Stock. (10)

   10.47 Stock Option Agreement with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 10, 1994. (10)

   10.48 Amendment to Stock Option Agreement dated January 10, 1994 with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc. (11)

   10.49 Stock Option Agreement with William Moses, Jr. relative to 75,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 29, 1993. (10)

   10.50 Agreement dated January 5, 1994 between PhoneTel Technologies, Inc. and the Estate of William Moses relative to loan in the amount of one million dollars and providing for warrants to purchase 100,000 shares and contingent right to acquire warrants to purchase 400,000 shares of PhoneTel Technologies, Inc. Common Stock. (10)

   10.51 Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the Estate of William Moses relative to restructuring the repayment schedule of certain monies owed by PhoneTel Technologies, Inc. and providing for warrants to purchase 45,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.52 Loan Agreement dated December 29, 1993 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to borrowing by PhoneTel Technologies, Inc. of $400,000 and the granting of warrants to purchase, in the aggregate, a total of 62,745 shares of Common Stock by PhoneTel Technologies, Inc. (10)

   10.53 Letter Agreement dated February 23, 1995 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to the extension of the maturity dates of certain promissory notes and the granting of additional warrants to purchase Common Stock of PhoneTel Technologies, Inc. (11)

   10.54 Service Agreement dated January 20, 1994 between Rochester Communications, Inc. and PhoneTel Technologies, Inc. (10)

   10.55 Offshore Security Subscription Agreements entered into during May 1994 for approximately 316,000 shares of PhoneTel Technologies, Inc. Common Stock, placed to non-U.S. persons in offshore transactions under Regulation S. (11)

   10.56 Stock Option Agreement dated March 1, 1995 between PhoneTel Technologies, Inc. and Howard Meister relative to a grant of an option to purchase 10,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.57 Stock Option Agreement dated March 3, 1994 between PhoneTel Technologies, Inc. and George H. Henry relative to a grant of an option to purchase 39,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.58 Stock Option Agreements dated in January 1994 between PhoneTel Technologies, Inc. and George H. Henry granting options to purchase, in the aggregate, a total of 106,551 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.59 Stock Option Agreement with George H. Henry dated in August 1993 relative to a grant of an option to purchase 150,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.60     Partial Assignment of Stock Option Agreement between Richard
             E. George and Gary Berk dated on or about April 23, 1994 and related Stock Option Agreement with Gary Berk a relative to 65,000 shares of Common Stock under option dated March 7, 1995. (11)

   10.61 Stock Option Agreement with Vincent Mann relative to 5,000 shares of Common Stock under option dated November 15, 1994.
             (11)

   10.62 Stock Option Agreement with Donald Vella with respect to 20,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about November 15, 1994. (11)

   10.63 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Richard Thatcher dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.64 Warrant Agreements with Richard Thatcher dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 7,500 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.65 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Gerald Waldshutz dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.66 Warrant Agreements with Gerald Waldshutz dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.67 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Steve Richman dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.68 Warrant Agreements with Steve Richman dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.69 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Janice Fuelhart dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.70 Warrant Agreements with Janice Fuelhart dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 1,250 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.71 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Peter Graf dated in March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 148,235 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.72 Warrant Agreements with Peter Graf dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 28,750 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.73 Stock Option Agreement dated May 24, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 50,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.74 Stock Option Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 45,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.75 Warrant Agreement dated March 31, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of warrants to purchase 200,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.76 Agreement and Plan of Merger dated September 22, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc. Phone Tel II, Inc., and World
             Communication, Inc. (12)

   10.77 Amendment to Agreement and Plan of Merger dated September 22, 1995 by and among PhoneTel Technologies, Inc., Phone Tel II, Inc., and World Communications, Inc. (12)

   10.78 Agreement and Plan of Merger dated October 16, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and Public Telephone Corporation. (13)

   10.79 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., South Carolina corporation, and all amendments thereto.
             (14)

   10.80 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., Tennessee corporation, and all amendments thereto. (14)

   10.81 Share Purchase Agreement dated as of November 16, 1995, between PhoneTel Technologies, Inc. and Paramount
             Communications Systems, Inc., and all amendments thereto. (14)

   10.82 Credit Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc., Various Lenders and Internationale Nederlanden (U.S.) Capital Corporation (the "Credit
             Agreement"). (14)

   10.83 Security Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc. Public Telephone Corporation, World Communications, Inc., Northern Florida Telephone Corporation and Paramount Communications Systems, Inc. and Internationale Nederlanden (U.S.) Capital Corporation as Agent for itself and certain other lenders. (14)

   10.84 Warrant Purchase Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (14)

   10.85 Registration Rights Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (14)

   10.86 Warrant Certificate dated as of March 15, 1996 granting Internationale Nederlanden (U.S.) Capital Corporation the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel Technologies, Inc.
             (15)

   10.87 Warrant Certificate dated as of March 15, 1996 granting Cerberus Partners, L.P. the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel Technologies, Inc. (15)

   10.88 Form of Warrant issued on March 15, 1996 to persons listed on Schedule A to this exhibit. (15)

   10.89 Operator Service Subscriber Agreement dated as of February 29, 1996 by and between Intellicall Operator Services, Inc. and PhoneTel Technologies, Inc. (15)

   10.90 Intellistar License Agreement dated as of February 29, 1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc.
             (15)

   10.91 Relay Services Agreement dated as of February 29, 1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc. (15)

   10.92 Voting and Proxy Agreement dated as of September 22, 1995 by and among World Communications, Inc. and certain shareholders of PhoneTel Technologies, Inc. together with an Amendment thereto. (15)

   10.93 Voting and Proxy Agreement dated as of October 16, 1995 by and among PhoneTel Technologies, Inc. and the former shareholders of Public Telephone Corporation. (15)

   10.94 Voting Agreement dated as of March 15, 1996 by and among PhoneTel Technologies, Inc. and Jeff Huffman, Alton L. Huffman, Nickey Maxey and Hugh Collins. (15)

   10.95 Voting Agreement dated as of March 15, 1996 by and among PhoneTel Technologies, Inc. and Nickey Maxey and Hugh Collins.
             (15)

   10.96 Voting Agreement dated as of March 15, 1996 by and among PhoneTel Technologies, Inc. and the former shareholders of Paramount Communications Systems, Inc. (15)

   10.97 Voting and Proxy Agreement dated as of February 21, 1996 by and among PhoneTel Technologies, Inc. and the former shareholders of World Communications, Inc. (15)

   10.98 Employment Agreement dated May 1, 1995 between PhoneTel Technologies, Inc. and Daniel J. Moos. (15)

   10.99 Stock Option Agreement dated April 1, 1995 between PhoneTel Technologies, Inc. and Daniel J. Moos. (15)

   10.100 Separation Agreement dated July 29, 1996 between PhoneTel Technologies, Inc. and Daniel J. Moos.*

   10.101 Employment Agreement dated September 1, 1996 between PhoneTel Technologies, Inc. and Richard Kebert.*

   10.102    First Amendment to Credit Agreement dated as of
             April 11, 1996.*

   10.103 Second Amendment to Credit Agreement dated as of June 1996.*

   10.104    Third Amendment to Credit Agreement dated as of
             August 1, 1996.*

   10.105 Fourth Amendment to Credit Agreement dated as of September 13, 1996.*

   10.106    Fifth Amendment to Credit Agreement dated as of
             September 13, 1996.*

   10.107    Sixth Amendment to Credit Agreement dated as of
             October 8, 1996.*

   21.1      Subsidiaries of PhoneTel Technologies, Inc. (15)

   23.1      Consent of Price Waterhouse LLP regarding PhoneTel Technologies,
             Inc.

   23.2 Consent of Price Waterhouse LLP regarding Paramount Communication Systems, Inc.

   23.3      Consent of Harlan & Boettger, CPAs

   23.4      Consent of KPMG Peat Marwick LLP

   23.5      Consent of Ernest M. Sewell, CPA

   23.6      Consent of Miller Sherrill Blake, CPA, PA

   23.7      Consent of Kerber, Eck & Braeckel, LLP

   23.8      Consent of Tammy L. Martin, Esq. (included in Exhibit 5.1).*

   24.1      Powers of Attorney (included on signature pages hereof).

             -----------------

    *        To be filed by amendment.

   (1) Incorporated by reference from the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on September 1, 1987.

   (2) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed September 27, 1989.

   (3) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on October 30, 1987.

   (4) Incorporated by reference from Amendment No. 2 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed October 27, 1989.

   (5) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1989.

   (6) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1990.

   (7) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1991.

   (8) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1992.

   (9)       Incorporated by reference from the Company's Form 8-K dated
             March 25, 1994.

   (10) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1993.

   (11) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.

   (12) Incorporated by reference from the Company's Form 8-K dated September 22, 1995.

   (13) Incorporated by reference from the Company's Form 8-K dated October 16, 1995.

   (14) Incorporated by reference from the Company's Form 8-K dated March 15, 1996.

   (15) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1995.

ITEM 28.  UNDERTAKINGS.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           The undersigned small business issuer will:

                     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of that time the Commission declared it effective.

                     (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                                 SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized,in the City of New York, State of New York, on October 9, 1996.

                                          PHONETEL TECHNOLOGIES, INC.

                                          By:  /s/ Peter G. Graf
                                             ------------------------------
                                               Peter G. Graf
                                               Chairman of the Board

         KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS PETER G. GRAF AND TAMMY L. MARTIN, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT EITHER ONE OF WHOM MAY ACT WITHOUT THE OTHER, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMEND-MENTS) TO THIS REGISTRATION STATEMENT AND TO SIGN ANY AND ALL ADDITIONAL REGISTRATION STATEMENTS RELATING TO THE SAME OFFERING OF SECURITIES AS THIS REGISTRATION STATEMENT THAT IS FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933 AND TO FILE THE SAME WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR EITHER OF THEM, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                           Title                           Date
----                           -----                           ----

/s/ Peter G. Graf              Chairman of the Board,          October 9, 1996
-----------------------        Chief Executive Officer,
Peter G. Graf                  and Director


/s/ Nickey B. Maxey            Chief Operating Officer and     October 9, 1996
-----------------------        Director
Nickey B. Maxey


/s/ Stuart Hollander           Director                        October 9, 1996
----------------------
Stuart Hollander


/s/ Richard Kebert             Chief Financial Officer         October 9, 1996
----------------------         and Treasurer
Richard Kebert                 (Principal Financial and
                               Accounting Officer)


/s/ Joseph Abrams              Director                        October 9, 1996
---------------------
Joseph Abrams


/s/ George Henry               Director                        October 9, 1996
--------------------
George Henry


/s/ Aron Katzman               Director                        October 9, 1996
--------------------
Aron Katzman


/s/ Steven Richman             Director                        October 9, 1996
--------------------
Steven Richman



                                 EXHIBIT INDEX

EXHIBIT NO.             DESCRIPTION                                     PAGE NO.

   1.1       Form of Underwriting Agreement. *

   3.1       Articles of Incorporation. (1)

   3.2       Amendment to Articles of Incorporation dated August 30, 1989. (2)

   3.3       Amendment and Restated Code of Governmental Regulations. (7)

   3.5       Amendment to Articles of Incorporation dated January 3, 1992. (7)

   3.6       Amendment to Articles of Incorporation dated January 20, 1992. (7)

   3.7       Amendment to Articles of Incorporation dated April 9, 1992. (10)

   3.8       Amendment to Articles of Incorporation dated June 18, 1993. (10)

   3.9       Amendment to Articles of Incorporation dated June 30, 1993. (10)

   3.10      Amendment to Articles of Incorporation dated September 22, 1995.
             (15)

   3.11      Amendment to Articles of Incorporation dated December 15, 1995.
             (15)

   3.12      Amendment to Articles of Incorporation dated February 28, 1996.
             (15)

   4.1       Specimen of Common Stock Certificate. (3)

   4.2       Form of 10% Non-Voting Preferred Stock. (15)

   4.3       Form of 14% Convertible Preferred Stock. (15)

   5.1 Opinion of Tammy L. Martin, Esq. regarding validity of the shares of Common Stock registered hereby.*

   10.1 Stock Option Agreement between William Tymoszczuk and PhoneTel Technologies, Inc., dated March 1, 1987. (3)

   10.2      Stock Incentive Plan for Key Employees, dated May 5, 1987. (1)

   10.3 Stock Option Agreement between PhoneTel Technologies, Inc. and Richard E. George. (4)

   10.4 Amended and Restated Stock Option Agreement between PhoneTel Technologies, Inc. and Jerry H. Burger dated July 1, 1993.
             (10)

   10.5 Stock Option Agreement dated July 1, 1993 between PhoneTel Technologies, Inc. and Bernard Mandel. (10)

   10.6 Billing and Collection Services Agreement between Zero Plus Dialing, Inc. and PhoneTel Technologies, Inc. dated March 5, 1991. (6)

   10.7 Advanced Payment Agreement between PhoneTel Technologies, Inc. and Zero Plus Dialing, Inc. dated March 5, 1991. (6)

   10.8 Form of Stock Option Agreement between PhoneTel Technologies, Inc. and DeBartolo, Inc. (5)

   10.9      Extension of Stock Option Agreement between PhoneTel
             Technologies, Inc. and The Edward J. DeBartolo Corporation.
             (10)

   10.10 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Jerry Burger, together with amendments thereto. (15)

   10.11 Separation Agreement dated September 15, 1995 between PhoneTel Technologies, Inc. and Bernard Mandel, together with amendments thereto. (15)

   10.12 Lease Agreement between PhoneTel Technologies, Inc. and Bankers Leasing Association, Inc. dated February 12, 1992. (7)

   10.13 Registration Rights Agreement dated April 10, 1992 among PhoneTel Technologies, Inc., George H. Henry, Carl Kirchhoff and Charles Stuart. (7)

   10.14 Registration Rights Agreement among PhoneTel Technologies, Inc. J & C Resources, Inc. and Allen Moskowitz. (7)

   10.15 Master Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corporation dated March 24, 1992. (7)

   10.16 Second Restated and Amended National Management Agreement between PhoneTel Technologies, Inc. and Fun-N-Games Associates dated March 24, 1992. (7)

   10.17 Form of Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc. and The Edward
             J. DeBartolo Corporation. (7)

   10.18 Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc. and William D. Moses, Jr. dated May 11, 1992. (7)

   10.19     Assignment Agreement between William D. Moses, Jr. and Edward
             A. Moulton transferring the right to receive options to acquire 5,000 shares of Common Stock of PhoneTel Technologies, Inc. (11)

   10.20 Stock Option Agreement and Registration Rights Agreement between PhoneTel Technologies, Inc. and George H. Henry dated March 24, 1992. (7)

   10.21 Letter Agreement between PhoneTel Technologies, Inc. and The Edward J. DeBartolo Corporation dated May 6, 1992. *

   10.22 Amendment No. 1 to Amended and Restated Loan Agreement and Registration Rights Agreement dated October 23, 1992 by and among PhoneTel Technologies, Inc., J & C Resources, Inc. and Allen Moskowitz. (8)

   10.23 Lease between PhoneTel Technologies, Inc. and Trembal Construction Co. dba Statler Office Tower dated April 23, 1992. (8)

   10.24 Master Agreement between The Cafaro Company and PhoneTel Technologies, Inc. dated December 23, 1992. (8)

   10.25 Stock Option and Restricted Stock Agreement between The Cafaro Company and PhoneTel Technologies, Inc. dated December 23, 1992. (8)

   10.26 Form of Registration Rights Agreement between PhoneTel Technologies, Inc. and The Cafaro Company. (8)

   10.27     Service Agreement dated July 1, 1992 between Litel
             Telecommunications Corporation dba LCI International and PhoneTel Technologies, Inc. (8)

   10.28 Amendment No. 2 to Service Agreement dated February 26, 1993 between Litel Telecommunications Corporation dba LCI
             International and PhoneTel Technologies, Inc. (8)

   10.29 Amended and Restated Purchase Agreement dated March 25, 1994 between PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., and American Telecommunications Management Corporation.
             (9)

   10.30 Post-Closing Amendment to Amended and Restated Purchase Agreement dated August 25, 1994 between PhoneTel Technologies, Inc., Alpha Payphones-IV, L.P., and American
             Telecommunications Management Corporation. (11)

   10.31 Purchase Price Promissory Note ($593,119.97) and related Purchase Price Note Security Agreement dated March 25, 1994 PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (9)

   10.32 Amendment No. 1 to Purchase Price Note Security Agreement dated August 25, 1994 between PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (11)

   10.33 Escrow Promissory Note ($300,000.00) dated August 25, 1994 between PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (11)

   10.34 Contingency Promissory Note ($7,500.00) dated August 25, 1994 between PhoneTel Technologies, Inc. and Alpha Pay Phones-IV, L.P. (11)

   10.35 Assignment and Acceptance Agreement dated August 25, 1994 between PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation and Donovan Leisure Newton & Irvine. (11)

   10.36 Consent Agreement dated October 14, 1994 between PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation, Donovan Leisure Newton & Irvine and U.S. Long Distance, Inc. (11)

   10.37 Assignment and Assumption Agreement dated March 25, 1994 between Alpha Pay Phones-IV. L.P., American Telecommunications Management Corporation, PhoneTel Technologies, Inc. and U.S. Long Distance, Inc. (9)

   10.38 Renewal Promissory Note ($325,750.00) and related Amended and Restated Security Agreement dated March 25, 1994 between Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation and U.S. Long Distance, Inc. (9)

   10.39 Renewal Promissory Note ($1,775,788.00) and related Amended and Restated Security Agreement dated March 25, 1994 between Alpha Pay Phones-IV, L.P. and U.S. Long Distance, Inc. (9)

   10.40 Letter Agreement among PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P. and U.S. Long Distance, Inc. dated September 29, 1994. (11)

   10.41 Promissory Note ($62,500.00) to U.S. Long Distance, Inc. executed on behalf of Alpha Pay Phones-IV, L.P. (9)

   10.42 Operator Subscriber Service Agreement dated March 25, 1994 between U.S. Long Distance, Inc. and Alpha Pay Phones-IV, L.P.
             (9)

   10.43 Non-competition Agreement among PhoneTel Technologies, Inc., Alpha Pay Phones-IV, L.P., American Telecommunications Management Corporation, Stephen C. Fowler and Ronald T. Huggard dated January 5, 1994. (10)

   10.44 Offshore Security Subscription Agreements entered into during March 1994 for approximately 500,000 shares of PhoneTel Technologies, Inc. Common Stock, placed to non-U.S. persons in an offshore transaction under Regulation S. (10)

   10.45 Stock Option Agreement for WEA Investments, Inc. relative to 50,000 shares of Common Stock under option dated on or about November 30, 1993. (10)

   10.46 Stock Option Agreement with Allenstown Investments Limited dated on or about January 10, 1994 relative to grant of an option to purchase 126,000 shares of PhoneTel Technologies, Inc. Common Stock. (10)

   10.47 Stock Option Agreement with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 10, 1994. (10)

   10.48 Amendment to Stock Option Agreement dated January 10, 1994 with Douglas Abrams with respect to 45,000 shares of Common Stock of PhoneTel Technologies, Inc. (11)

   10.49 Stock Option Agreement with William Moses, Jr. relative to 75,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about January 29, 1993. (10)

   10.50 Agreement dated January 5, 1994 between PhoneTel Technologies, Inc. and the Estate of William Moses relative to loan in the amount of one million dollars and providing for warrants to purchase 100,000 shares and contingent right to acquire warrants to purchase 400,000 shares of PhoneTel Technologies, Inc. Common Stock. (10)

   10.51 Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the Estate of William Moses relative to restructuring the repayment schedule of certain monies owed by PhoneTel Technologies, Inc. and providing for warrants to purchase 45,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.52 Loan Agreement dated December 29, 1993 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to borrowing by PhoneTel Technologies, Inc. of $400,000 and the granting of warrants to purchase, in the aggregate, a total of 62,745 shares of Common Stock by PhoneTel Technologies, Inc. (10)

   10.53 Letter Agreement dated February 23, 1995 between PhoneTel Technologies, Inc. and certain lenders identified therein with respect to the extension of the maturity dates of certain promissory notes and the granting of additional warrants to purchase Common Stock of PhoneTel Technologies, Inc. (11)

   10.54 Service Agreement dated January 20, 1994 between Rochester Communications, Inc. and PhoneTel Technologies, Inc. (10)

   10.55 Offshore Security Subscription Agreements entered into during May 1994 for approximately 316,000 shares of PhoneTel Technologies, Inc. Common Stock, placed to non-U.S. persons in offshore transactions under Regulation S. (11)

   10.56 Stock Option Agreement dated March 1, 1995 between PhoneTel Technologies, Inc. and Howard Meister relative to a grant of an option to purchase 10,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.57 Stock Option Agreement dated March 3, 1994 between PhoneTel Technologies, Inc. and George H. Henry relative to a grant of an option to purchase 39,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.58 Stock Option Agreements dated in January 1994 between PhoneTel Technologies, Inc. and George H. Henry granting options to purchase, in the aggregate, a total of 106,551 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.59 Stock Option Agreement with George H. Henry dated in August 1993 relative to a grant of an option to purchase 150,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.60     Partial Assignment of Stock Option Agreement between Richard
             E. George and Gary Berk dated on or about April 23, 1994 and related Stock Option Agreement with Gary Berk a relative to 65,000 shares of Common Stock under option dated March 7, 1995. (11)

   10.61 Stock Option Agreement with Vincent Mann relative to 5,000 shares of Common Stock under option dated November 15, 1994.
             (11)

   10.62 Stock Option Agreement with Donald Vella with respect to 20,000 shares of Common Stock of PhoneTel Technologies, Inc. dated on or about November 15, 1994. (11)

   10.63 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Richard Thatcher dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.64 Warrant Agreements with Richard Thatcher dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 7,500 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.65 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Gerald Waldshutz dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.66 Warrant Agreements with Gerald Waldshutz dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.67 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Steve Richman dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 41,177 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.68 Warrant Agreements with Steve Richman dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 6,250 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.69 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Janice Fuelhart dated March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 49,412 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.70 Warrant Agreements with Janice Fuelhart dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 1,250 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.71 Amendments to Warrant Agreements between PhoneTel Technologies, Inc. and Peter Graf dated in March 1995, and related Warrant Agreements thereto, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 148,235 shares of PhoneTel Technologies, Inc. Common Stock.
             (11)

   10.72 Warrant Agreements with Peter Graf dated February, March and April 1995, issued pursuant to a Letter Agreement dated February 23, 1995, relative to the grant of warrants, in the aggregate, to purchase a total of 28,750 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.73 Stock Option Agreement dated May 24, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 50,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.74 Stock Option Agreement dated September 13, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of an option to purchase 45,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.75 Warrant Agreement dated March 31, 1994 between PhoneTel Technologies, Inc. and the Estate of William D. Moses, and subsequent assignment thereof dated February 2, 1995, relative to the grant of warrants to purchase 200,000 shares of PhoneTel Technologies, Inc. Common Stock. (11)

   10.76 Agreement and Plan of Merger dated September 22, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc. Phone Tel II, Inc., and World
             Communication, Inc. (12)

   10.77 Amendment to Agreement and Plan of Merger dated September 22, 1995 by and among PhoneTel Technologies, Inc., Phone Tel II, Inc., and World Communications, Inc. (12)

   10.78 Agreement and Plan of Merger dated October 16, 1995, together with Exhibits attached thereto, by and among PhoneTel Technologies, Inc., PhoneTel II, Inc., and Public Telephone Corporation. (13)

   10.79 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., South Carolina corporation, and all amendments thereto.
             (14)

   10.80 Agreement and Plan of Merger dated November 22, 1995, between PhoneTel Technologies, Inc. and International Pay Phones, Inc., Tennessee corporation, and all amendments thereto. (14)

   10.81 Share Purchase Agreement dated as of November 16, 1995, between PhoneTel Technologies, Inc. and Paramount
             Communications Systems, Inc., and all amendments thereto. (14)

   10.82 Credit Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc., Various Lenders and Internationale Nederlanden (U.S.) Capital Corporation. (14)

   10.83 Security Agreement dated as of March 15, 1996 among PhoneTel Technologies, Inc. Public Telephone Corporation, World Communications, Inc., Northern Florida Telephone Corporation and Paramount Communications Systems, Inc. and Internationale Nederlanden (U.S.) Capital Corporation as Agent for itself and certain other lenders. (14)

   10.84 Warrant Purchase Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (14)

   10.85 Registration Rights Agreement dated as of March 15, 1996 between PhoneTel Technologies, Inc. and Internationale Nederlanden (U.S.) Capital Corporation and Cerberus Partners, L.P. (14)

   10.86 Warrant Certificate dated as of March 15, 1996 granting Internationale Nederlanden (U.S.) Capital Corporation the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel Technologies, Inc.
             (15)

   10.87 Warrant Certificate dated as of March 15, 1996 granting Cerberus Partners, L.P. the right to purchase 102,412 shares of Series A Special Convertible Preferred Stock of PhoneTel Technologies, Inc. (15)

   10.88 Form of Warrant issued on March 15, 1996 to persons listed on Schedule A to this exhibit. (15)

   10.89 Operator Service Subscriber Agreement dated as of February 29, 1996 by and between Intellicall Operator Services, Inc. and PhoneTel Technologies, Inc. (15)

   10.90 Intellistar License Agreement dated as of February 29, 1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc.
             (15)

   10.91 Relay Services Agreement dated as of February 29, 1996 by and between Intellicall, Inc. and PhoneTel Technologies, Inc. (15)

   10.92 Voting and Proxy Agreement dated as of September 22, 1995 by and among World Communications, Inc. and certain shareholders of PhoneTel Technologies, Inc. together with an Amendment thereto. (15)

   10.93 Voting and Proxy Agreement dated as of October 16, 1995 by and among PhoneTel Technologies, Inc. and the former shareholders of Public Telephone Corporation. (15)

   10.94 Voting Agreement dated as of March 15, 1996 by and among PhoneTel Technologies, Inc. and Jeff Huffman, Alton L. Huffman, Nickey Maxey and Hugh Collins. (15)

   10.95 Voting Agreement dated as of March 15, 1996 by and among PhoneTel Technologies, Inc. and Nickey Maxey and Hugh Collins.
             (15)

   10.96 Voting Agreement dated as of March 15, 1996 by and among PhoneTel Technologies, Inc. and the former shareholders of Paramount Communications Systems, Inc. (15)

   10.97 Voting and Proxy Agreement dated as of February 21, 1996 by and among PhoneTel Technologies, Inc. and the former shareholders of World Communications, Inc. (15)

   10.98 Employment Agreement dated May 1, 1995 between PhoneTel Technologies, Inc. and Daniel J. Moos. (15)

   10.99 Stock Option Agreement dated April 1, 1995 between PhoneTel Technologies, Inc. and Daniel J. Moos. (15)

   10.100 Separation Agreement dated July 29, 1996 between PhoneTel Technologies, Inc. and Daniel J. Moos.*

   10.101 Employment Agreement dated September 1, 1996 between PhoneTel Technologies, Inc. and Richard Kebert.*

   10.102    First Amendment to Credit Agreement dated as of
             April 11, 1996.*

   10.103 Second Amendment to Credit Agreement dated as of June 1996.*

   10.104    Third Amendment to Credit Agreement dated as of
             August 1, 1996.*

   10.105 Fourth Amendment to Credit Agreement dated as of September 13, 1996.*

   10.106    Fifth Amendment to Credit Agreement dated as of
             September 13, 1996.*

   10.107    Sixth Amendment to Credit Agreement dated as of
             October 8, 1996.*

   21.1      Subsidiaries of PhoneTel Technologies, Inc. (15)

   23.1      Consent of Price Waterhouse LLP regarding PhoneTel Technologies,
             Inc.

   23.2 Consent of Price Waterhouse LLP regarding Paramount Communication Systems, Inc.

   23.3      Consent of Harlan & Boettger, CPAs

   23.4      Consent of KPMG Peat Marwick LLP

   23.5      Consent of Ernest M. Sewell, CPA

   23.6      Consent of Miller Sherrill Blake, CPA, PA

   23.7      Consent of Kerber, Eck & Braeckel, LLP

   23.8      Consent of Tammy L. Martin, Esq. (included in Exhibit 5.1).*

   24.1      Powers of Attorney (included on signature pages hereof).

             -----------------

    *        To be filed by amendment.

   (1) Incorporated by reference from the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on September 1, 1987.

   (2) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed September 27, 1989.

   (3) Incorporated by reference from Amendment No. 1 to the Company's Registration Statement on Form S-18 (Registration No. 33-16962C), filed with the Securities and Exchange Commission on October 30, 1987.

   (4) Incorporated by reference from Amendment No. 2 to the Company's Registration Statement on Form S-1, Registration No. 33-30428, filed October 27, 1989.

   (5) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1989.

   (6) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1990.

   (7) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1991.

   (8) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1992.

   (9)       Incorporated by reference from the Company's Form 8-K dated
             March 25, 1994.

   (10) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1993.

   (11) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1994.

   (12) Incorporated by reference from the Company's Form 8-K dated September 22, 1995.

   (13) Incorporated by reference from the Company's Form 8-K dated October 16, 1995.

   (14) Incorporated by reference from the Company's Form 8-K dated March 15, 1996.

   (15) Incorporated by reference from the Company's Form 10-KSB for the year ended December 31, 1995.